                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     /X/ Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     / / Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                             Huntway Partners, L.P.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                             Huntway Partners, L.P.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                       Huntway Partners, L.P. Letterhead


                               September   ,1996



TO THE HOLDERS OF CERTAIN SECURITIES OF HUNTWAY PARTNERS, L.P.:



     On behalf of the general partner of Huntway Partners, L.P. ("Huntway" or the "Company"), we wish to extend our warm thanks to you in advance for reviewing the enclosed information about our debt restructuring and for signing and returning the enclosed consent and ballot at your earliest convenience. It is extremely important to Huntway's success in restructuring its debt that we
receive your completed consent and ballot before October   , 1996.



     On April 15, 1996, Huntway announced the terms of a consensual debt restructuring agreement in principle reached with the Company's senior lenders. This agreement (the "Consensual Restructuring Agreement") is attached as Appendix B to the enclosed Consent Solicitation and Disclosure Statement (the "Consent Solicitation Statement"). The Consensual Restructuring Agreement was the result of an approximately eighteen-month effort to put Huntway on a solid financial footing and was approved and signed by senior lenders holding approximately 86% of the Company's senior secured debt. If consummated, the debt restructuring contemplated by the Consensual Restructuring Agreement (1) will reduce Huntway's debt by nearly $70 million (from approximately $95.5 million to $25.6 million) as measured at December 31, 1995; (2) will increase the Company's equity by a corresponding amount; (3) will provide that existing Unitholders will retain their equity interest in the Company, subject to dilution through the issuance of new Common Units and options to acquire Common Units; (4) will not require any cash principal or interest payments in calendar year 1996; (5) will reduce annual interest expense by approximately $1.7 million, and (6) will provide other significant favorable modifications to the Company's debt obligations to, among other things, better fit the seasonality of the Company's business. In connection with the $70 million debt reduction, the Company will issue initially approximately 14.4 million new Common Units and options to acquire approximately 2.8 million Common Units while retiring approximately 1 million options and approximately 3.3 million warrants. As a result, on a fully diluted basis total units outstanding will increase initially from 16.5 million to 29.3 million and total debt will decline approximately $70 million.



     The Consensual Restructuring Agreement provides by its terms that the unanimous consent of all senior lenders to its terms is required for its consummation. The Company has been unable to secure the consent of one holder of its senior debt (representing 14% of the outstanding senior debt) and has determined that a reorganization of the Company under the federal bankruptcy laws pursuant to the "prepackaged" plan of reorganization set forth as Appendix A to the Consent Solicitation Statement (the "Prepackaged Plan") is the best alternative available to the Company to realize the benefits of the Consensual Restructuring Agreement and preserve an investment in the Company by existing Unitholders. Therefore, in order to complete the negotiated debt restructuring on the foregoing terms, Huntway Managing Partner, L.P. (the "General Partner") is seeking pursuant to the attached Consent Solicitation Statement the written consent of the holders (the "Unitholders") of the Company's Common Units and certain other classes of creditors and equity interest holders of the Company to accept, prior to the commencement of a case under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), the Prepackaged Plan. The Company is also soliciting the consent of the Unitholders (i) to approve the issuance, in accordance with the New York Stock Exchange listing rules, the issuance of Common Units in connection with the Consensual Restructuring Agreement (in the event the Consensual Restructuring Agreement is consummated) and (ii) to approve the 1996 Huntway Employee Incentive Option Plan (the "Huntway Incentive Option Plan") in the form attached as Appendix C to the Consent Solicitation Statement.

     The restructuring contemplated by the Prepackaged Plan is generally designed to achieve the goals of the Consensual Restructuring Agreement by reducing the debt service obligations of the Company and creating a capital structure that will allow it to enhance the competitive position of its business and operations. The terms of each of the Prepackaged Plan and the Consensual Restructuring Agreement provide, among other things, for the reduction in outstanding indebtedness of the Company by approximately $70 million, the issuance of approximately 13.7 million new Common Units initially, representing approximately 54.4% of the equity of the reorganized Company to outstanding upon consummation of the debt restructuring, and the issuance of options to acquire new Common Units for $0.50 per Common Unit to the Company's management, which will represent approximately 10% of the fully diluted equity of the reorganized Company (after taking into account the cancellation of existing options pursuant to the debt restructuring). Each of the Prepackage Plan and the Consensual Restructuring Agreement also provides for the potential issuance in the future of additional Common Units and options to purchase Common Units as "anti-dilution protection" to certain persons other than existing unitholders in connection with any payment of interest on new junior indebtedness through the issuance of Common Units. Under each of the Prepackaged Plan and the Consensual Restructuring Agreement, the existing Unitholders will retain their equity interests in the Company as diluted by the foregoing issuances. See "PROPOSAL
1 -- Purposes of the Prepackaged Plan," "-- Principal Elements of the Prepackaged Plan," and "-- Chapter 11 Overview."



     Upon receipt of the requisite number of votes of the beneficial owners of the Common Units and impaired claims and equity interests to accept the Prepackaged Plan, Huntway intends to commence a case under chapter 11 of the Bankruptcy Code and use such votes to obtain confirmation of the Prepackaged Plan pursuant to Section 1126 of the Bankruptcy Code. AS OF THE DATE OF THIS LETTER, HUNTWAY HAS NOT FILED A PETITION FOR RELIEF UNDER THE BANKRUPTCY CODE. Under the Bankruptcy Code, confirmation will require that the bankruptcy court determine that the pre-petition solicitation made pursuant to the enclosed materials complies with all applicable non-bankruptcy law regarding the adequacy of disclosure.



     The Company has developed a liquidation analysis of the Company and Sunbelt in the event the Prepackaged Plan is not confirmed and Huntway's creditors force the Company to discontinue its operations. That analysis is included in the Consent Solicitation Statement. The analysis demonstrates that in the most probable case scenario, if the Company were to liquidate, no cash or other property would be available after paying priority claims, liquidation expenses and secured creditors. The General Partner believes that the Company's unsecured creditors and the Unitholders would receive no distribution whatsoever in a liquidation. See "PROPOSAL 1 -- Liquidation Analysis."



     The Company believes that by proposing the Prepackaged Plan and obtaining acceptances in advance of commencing a case under the Bankruptcy Code, the pendency of the case will be shortened significantly and the administration of such case and related proceedings will be simplified and less costly. If the requisite consents and acceptances for approval and confirmation of the Prepackaged Plan are not obtained, the Company may nevertheless file a petition under chapter 11 of the Bankruptcy Code and request the Bankruptcy Court to confirm a plan of reorganization (which may or may not be similar to the Prepackaged Plan) on a nonconsensual basis. In such event, Unitholders may be treated differently than they are treated under the Prepackage Plan and may retain little, if any, interest in the reorganized Company.



     In addition to the benefits described above there are also risk factors that should be considered by Huntway securityholders prior to deciding whether to accept the Prepackage Plan and other proposals described in the Consent Solicitation Statement. See "RISK FACTORS." Security holders should also consider the significant tax considerations relating to the Prepackaged Plan that are discussed under "PROPOSAL 1 -- Certain Federal Income Tax Consequences."



     The close of business on September 16, 1996 has been fixed as the record date for determining persons entitled to notice of, and to submit consents with respect to, the proposals described in the Consent Solicitation Statement. The
consent period will remain open until at least             , 1996, and
Unitholders and other securityholders receiving these materials are urged to read the enclosed materials and complete and return the enclosed ballot and consent form as promptly as possible, but in any event no later than 5:00 p.m.,
Los Angeles time, on             , 1996. The Company will not hold a meeting to
vote on the Prepackaged

Plan. Only the Unitholders and other securityholders who return the enclosed ballot will be counted for purposes of determining whether the requisite Prepackaged Plan acceptance has been received. See "RECORD DATE; VOTING AND REVOCATION OF BALLOTS."



     IF THE PREPACKAGED PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, ALL HOLDERS OF CLAIMS AGAINST OR EQUITY INTEREST IN THE COMPANY (INCLUDING THOSE WHO ABSTAIN OR VOTE AGAINST THE PREPACKAGE PLAN) WILL BE BOUND BY THE PREPACKAGED PLAN AND THE RELATED TRANSACTIONS CONTEMPLATED THEREBY.



     The General Partner is aware of unrelated companies that have undergone debt restructurings in situations similar to the Company's that have resulted in equity holders receiving little or no interest in the reorganized entity on account of their interest prior to the restructuring. In contrast, the Prepackaged Plan and the Consensual Restructuring Agreement permit the Unitholders to retain their equity interests in the reorganized Company on a diluted basis, as described above. The General Partner has approved each of the proposals described in the Consent Solicitation Statement and recommends that the Unitholders consent to each of the proposals.



     Before reviewing the enclosed materials, Unitholders may wish to read again the Company's letter to Unitholders on pages 2-3 of the 1995 Annual Report, a copy of which is enclosed. It explains why the General Partner believes the terms of the proposed debt restructuring are very favorable for both the Company and Unitholders.



Juan Y. Forster                                Warren J. Nelson
President and Chief                            Executive Vice President
Executive Officer                              and Chief Financial Officer

     THE PREPACKAGED PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. BECAUSE NO BANKRUPTCY CASE HAS YET BEEN FILED, THIS CONSENT SOLICITATION STATEMENT HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT WITH RESPECT TO THE ADEQUACY OF INFORMATION OR ANY OTHER MATTER. HOWEVER, IF A CASE IS SUBSEQUENTLY COMMENCED, THE COMPANY WILL SEEK BANKRUPTCY COURT APPROVAL OF THIS CONSENT SOLICITATION STATEMENT AS PART OF THE ORDER CONFIRMING THE PREPACKAGED PLAN.
                            ------------------------


     ALL HOLDERS SHOULD READ AND CAREFULLY CONSIDER THE CONSENT SOLICITATION STATEMENT PRIOR TO RESPONDING TO THE SOLICITATION AND THE OTHER MATTERS ADDRESSED HEREIN, INCLUDING, WITHOUT LIMITATION, ALL OF THE FACTORS SET FORTH UNDER THE HEADING "RISK FACTORS." Holders should not construe the contents of this Consent Solicitation Statement as providing any legal, business, financial or tax advice. Each Holder should, therefore, consult with its own legal, business, financial and tax advisors on any matters concerning the contents of this Consent Solicitation Statement and the transactions contemplated hereby. The Company reserves the right to amend, modify or supplement the Prepackaged Plan, subject to the conditions in the Prepackaged Plan and any consent required from its lenders, prior to its effectiveness. The Company also reserves the right to cancel the Solicitation at any time prior to the Expiration Date and revoke the Prepackaged Plan, subject to the conditions contained in the Prepackaged Plan. The Company will give the Beneficial Interest Holders as of the Record Date notice of any amendments, modifications or supplements as may be required by applicable law.

                            ------------------------


     To the extent that the Solicitation is deemed to result in offers of new securities that are not exempted by section 1145(a) of the Bankruptcy Code, they are being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 4(2) or Section 3(a)(9) thereof. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting acceptances of the Prepackaged Plan. Regular employees of the Company, who will not receive additional compensation therefor, may solicit acceptances. The Company has made no arrangements for and has no understandings with any broker, dealer, salesman or other person regarding the Solicitation.


                            ------------------------



     This Consent Solicitation Statement, the form of Consent and the applicable Ballot and Master Ballot are first being mailed to Unitholders and to other holders of Claims or Equity Interests impaired under the Prepackaged Plan or
about September   , 1996.



                               INFORMATION AGENT



     MacKenzie Partners, Inc. will act as Information Agent in connection with the Solicitation (the "Information Agent" or the "Solicitation Agent"). Questions and requests for assistance may be directed to the Information Agent at 156 5th Avenue, New York, New York 10010, attention: Lawrence Dennedy, (telephone: 212-929-5239).


                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copies at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. In addition, such reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's Common Units are listed.

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         -----
SUMMARY................................................................................
GENERAL................................................................................
ACTION BY WRITTEN CONSENT..............................................................
  General..............................................................................
  Prepackaged Plan of Reorganization...................................................
RECORD DATE; VOTING AND REVOCATION OF BALLOTS..........................................
NUMBER OF UNITS, WARRANTS AND OPTIONS OUTSTANDING......................................
NUMBER OF HOLDERS AND AMOUNT OF DEBT IN IMPAIRED
  CLASSES OF CLAIMS....................................................................
PROPOSAL 1 -- ACCEPTANCE OF HUNTWAY'S "PREPACKAGED" PLAN OF REORGANIZATION PURSUANT TO
              CHAPTER 11 OF THE BANKRUPTCY CODE........................................
  Introduction.........................................................................
  Purposes of the Prepackaged Plan.....................................................
  Principal elements of the Prepackaged Plan...........................................
  Interests of Certain Persons in the Prepackaged Plan.................................
  Risk Factors.........................................................................
     Industrial Governmental and Cyclical Factors......................................
     Bankruptcy Considerations.........................................................
       Risk of Non-Confirmation or Non-Acceptance of the Prepackaged Plan..............
       Liquidation Under Chapter 7.....................................................
       Alternative Plans of Reorganization.............................................
     Federal Income Tax Treatment......................................................
  Summary of the Prepackaged Plan......................................................
  Chapter 11 Overview..................................................................
     General...........................................................................
     Classification and Treatment of Claims and Equity Interests.......................
     Executory Contracts, Unexpired Leases and Other Obligations.......................
     Description of Certain Current Indentures and Post-Restructuring Documents and
      Instruments......................................................................
     Description of the Old Collateralized Note Indenture and Old Collateralized
      Notes............................................................................
     Description of the New Collateralized Note Indenture and New Collateralized
      Notes............................................................................
     Comparison of Old Collateralized Note Indenture and New Collateralized Note
      Indenture........................................................................
     Description of the Old Subordinated Indenture and Old Subordinated Notes..........
     Description of the Old Junior Subordinated Debenture Indenture and Old Junior
      Subordinated Notes...............................................................
     Description of the New Junior Subordinated Debenture Indenture....................
     The Existing Guarantees and Existing Intercreditor Agreement......................
     The New Guaranties and New Intercreditor Agreement................................
     The Old Letter of Credit Agreement and New Letter of Credit Agreement.............
     The Unitholders Agreement.........................................................
     The Support Agreement.............................................................
  Liquidation Analysis.................................................................
     General...........................................................................
     The Liquidation Analysis..........................................................
  Confirmation of the Prepackaged Plan.................................................
     Requirements for the Confirmation of the Plan.....................................
     Acceptances.......................................................................
     Feasibility of the Plan...........................................................

                                                                                         PAGE
                                                                                         -----
     Best Interests Test...............................................................
  Summary of Other Provisions of the Plan and Related Matters..........................
     Waiver of Subordination...........................................................
     Amendment to Amended and Restated Partnership Agreement...........................
     Disputed Claims...................................................................
     Management........................................................................
     Surrender and Cancellation of Instruments.........................................
     Unclaimed Distributions...........................................................
     Modification of the Prepackaged Plan..............................................
     Withdrawal of the Plan............................................................
     Consummation and Effectiveness....................................................
  Effects of Confirmation..............................................................
     Discharge.........................................................................
     Huntway Incentive Option Plan.....................................................
     Exculpation.......................................................................
     Rights of Action..................................................................
     Revesting.........................................................................
     Retention of Jurisdiction.........................................................
     Term of Injunctions or Stays......................................................
  Voting Procedures....................................................................
     General...........................................................................
     Record Date.......................................................................
     Expiration Date; Extensions; Amendments...........................................
     Persons Entitled to Vote..........................................................
     Instructions for Beneficial Interest Holders......................................
     Instructions For Brokerage Firms, Banks, and Other Nominees.......................
     Securities Clearing Agencies......................................................
     Execution of Ballots by Representatives...........................................
     Disputed Claims...................................................................
     Certifications....................................................................
     Ballots...........................................................................
     Voting Multiple Claims and Equity Interests.......................................
     Incomplete Ballots................................................................
     Agreements Upon Furnishing Ballots................................................
     Method of Delivery of Ballots.....................................................
     Withdrawal of Ballots; Revocation.................................................
     Waivers of Defects, Irregularities, Etc...........................................
  First Day Motions....................................................................
     Cash Collateral...................................................................
     Prepetition Unsecured Trade Claims................................................
     Prepetition Employee Claims and Existing Benefit Programs.........................
     Cash Management System............................................................
     Investment Strategy...............................................................
     Capital Expenditures..............................................................
     Postpetition Letter of Credit Facility............................................
     Extension of Section 362..........................................................
     Disclosure Statement and Prepackaged Plan.........................................
     Claims Bar Date...................................................................
     Miscellaneous Procedural and Administrative Motions...............................
  Certain Federal Income Tax Considerations............................................
     Risk of Cancellation of Indebtedness Income.......................................

                                                                                         PAGE
                                                                                         -----
     Consequences if CODI Recognized...................................................
  Certain Other Consequences of the Exchange to Holders of Class 2 Claims, Class 5
     Claims and Class 6 Claims.........................................................
     Holders of Class 2 Claims and Class 5 Claims......................................
     Original Issue Discount Rules.....................................................
     Holders of Class 6 Equity Interests...............................................
     Allocations of Income, Gain, Expense and Loss.....................................
  Securities Law Considerations........................................................
  Huntway and Sunbelt..................................................................
     Business and Properties of Huntway and Sunbelt....................................
     Products and Markets..............................................................
     Huntway's Business Strategy.......................................................
     Employees.........................................................................
       Operating Committee.............................................................
       Executive Management............................................................
       Executive Compensation..........................................................
     Financial Projections.............................................................
     Accounting Treatment..............................................................
PROPOSAL 2 -- APPROVAL OF THE ISSUANCE OF COMMON UNITS UPON CONSUMMATION OF AN
              OUT-OF-COURT RESTRUCTURING ON TERMS SUBSTANTIALLY SIMILAR TO THE
              CONSENSUAL RESTRUCTURING AGREEMENT.......................................
  Background and Reasons For Seeking Approval to Issue Additional Common Units.........
  Effects of Issuance..................................................................
  Required Vote........................................................................
PROPOSAL 3 -- ADOPTION OF THE HUNTWAY INCENTIVE OPTION PLAN............................
  Background and Purpose of the Huntway Incentive Option Plan..........................
  Term.................................................................................
  Administration.......................................................................
  Eligibility..........................................................................
  Securities Subject to the Huntway Incentive Option Plan..............................
  Effect of Termination of Employment or Change in Control on Grants...................
  Unit Options.........................................................................
  Amendment, Termination and Adjustment................................................
  No Employment Rights.................................................................
  Federal Income Tax Consequences......................................................
  Grant of Unit Options................................................................
  Exercise of Options..................................................................
  Tax Consequences of Anti-Dilution Protection.........................................
  Tax Consequences of Ownership of Common Units........................................
  Short Swing Profit Liability Considerations..........................................
  Securities Law Restrictions..........................................................
  Required Vote........................................................................
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA........................................
CONDENSED PRO FORMA FINANCIAL STATEMENTS...............................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION............................................................................
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS...........................................
BENEFICIAL OWNERSHIP OF COMMON UNITS...................................................
CONSENT SOLICITATION...................................................................

                               LIST OF APPENDICES



Appendix A
  Prepackaged Plan of Reorganization..................................................  A-1
Appendix B
  Consensual Restructuring Agreement..................................................  B-1
Appendix C
  1996 Huntway Employee Incentive Option Plan.........................................  C-1
Appendix D
  Projected Financial Information.....................................................  D-1
Appendix E
  Amendment to Partnership Agreement..................................................  E-1

                           GLOSSARY OF DEFINED TERMS



     "1993 ACT" shall mean the Omnibus Budget Reconciliation Act of 1993.



     "ADMINISTRATIVE EXPENSE" shall mean any cost or expense of administration of the Prepackaged Chapter 11 Case under subsections 503(b) and 507(a)(1) of the Bankruptcy Code.



     "ALLOWED" shall mean with respect to any Claim, such claim, to the extent
(i) proof or application for allowance of which was timely and properly filed or, if no proof of claim or application for allowance was properly filed, which has been or hereafter is listed by Huntway on its Schedules, as liquidated in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been interposed on or before any applicable period of limitation fixed by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective Holder or as to which any such objection has been settled by the parties thereto or (ii) such Claim is allowed pursuant to the Prepackaged Plan. Notwithstanding the foregoing, except for claimants under rejected executory contracts and unexpired leases who must file proofs of claim, Holders of Class 3 Claims and Class 4 Claims will be treated as if the Prepackaged Chapter 11 Case had not been filed (except as otherwise provided for in the Prepackaged Plan), and the determination of whether any Class 3 Claim or Class 4 Claim will be paid and/or the amount of any Class 3 Claim or Class 4 Claim (which, subject to Bankruptcy Court approval, shall not be listed on the Schedules, and as to which no proof of Claim need be filed) will be determined, resolved or adjudicated as if the Prepackaged Chapter 11 Case had not been commenced. Allowed means, with respect to Equity Interests, such Equity Interests that are listed on Huntway's transfer ledgers.



     "BALLOT" shall mean any ballot for voting on Proposals 1, 2 and 3 enclosed in the Consent Solicitation Statement.



     "BANKERS TRUST" shall mean Bankers Trust Company.



     "BANKRUPTCY CODE" shall mean the United States Bankruptcy Code, 11 U.S.C. sec. 101 et. seq.



     "BANKRUPTCY COURT" shall mean the United States District Court having jurisdiction over the Prepackaged Chapter 11 Case and, to the extent of any reference made pursuant to Section 157 of Title 28 of the United States Code, the unit of such District Court constituted pursuant to Section 151 of Title 28 of the United States Code.



     "BENEFICIAL INTEREST HOLDER" shall mean a Holder of beneficial interest in a Claim or Equity Interest which entitles such Holder to rights or benefits of ownership even though such Holder might not be the Holder of record on the Record Date.



     "BPD" shall mean barrels per day.



     "CASH" shall mean cash and cash equivalents.



     "CASH COLLATERAL" shall mean all of the cash located in Huntway's various bank accounts subject to security interests held by the Senior Lenders.



     "CLAIM" shall mean (a) any right to payment from Huntway whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from Huntway whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.



     "CLASS" shall mean a category of Holders of Claims or Equity Interests as set forth in Section II of the Prepackaged Plan.



     "CLASS 1" shall mean Other Priority Claims that are entitled to a priority in right of payment under Section 507(a) of the Bankruptcy Code.

     "CLASS 2" shall mean all of the Claims of the Senior Lenders arising under the Old Collateralized Note Indenture and Old Subordinated Note Indenture, including interest, fees, costs and expenses provided thereunder, including any post-petition interest, fees, costs and expenses permitted under Section 506(b) of the Bankruptcy Code.



     "CLASS 2A" shall mean all of the Senior Lender Claims of Bankers Trust.



     "CLASS 2B" shall mean all of the Senior Lender Claims other than those of Bankers Trust, to the extent such Claims are Secured Claims.



     "CLASS 2C" shall mean all Senior Lender Claims other than those of Bankers Trust, to the extent such Claims are not Secured Claims.



     "CLASS 3" shall mean the Other Secured Claims.



     "CLASS 4" shall mean the Unsecured Claims.



     "CLASS 5" shall mean the Claims of Holders of Old Junior Subordinated
Notes.



     "CLASS 6" shall mean the Equity Interests of Holders of Warrants.



     "CLASS 7" shall mean the Equity Interests of Holders of Common Units.



     "CLASS 8" shall mean the Equity Interests of Holders of Existing Unit Options.



     "CLASS 9" shall mean the Equity Interests of Danesh Options.



     "CLASS 10" shall mean the General Partner Interests.



     "CODE" shall mean the Internal Revenue Code of 1986, as amended.



     "CODI" shall mean cancellation of indebtedness income.



     "COMMISSION" shall mean the Securities and Exchange Commission.



     "COMMON UNITS" shall mean the common units of Huntway.



     "COMPANY" shall mean Huntway Partners, L.P., a Delaware limited partnership.



     "CONFIRMATION ORDER" shall mean the order of the Bankruptcy Court confirming the Prepackaged Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.



     "CONSENSUAL RESTRUCTURING AGREEMENT" shall mean the out-of-court restructuring agreement dated July 15, 1996 by and among the Huntway Group, the Special Managing Partner, four out of five of the Senior Lenders and the Junior Lenders.



     "CONSENT SOLICITATION STATEMENT" shall mean the Consent Solicitation and
Disclosure Statement dated September   , 1996 distributed by Huntway.



     "CONSUMMATION" shall mean the occurrence of the Effective Date.



     "CREDITOR" shall mean the Holder of a Claim in a particular Class under the Prepackaged Plan.



     "DANESH OPTION" shall mean the option issued by Huntway to Andre Danesh pursuant to the Option Agreement dated March 13, 1996.



     "DEBTOR-IN-POSSESSION" shall mean Huntway, upon the automatic entry of an order for relief simultaneously with the filing of its voluntary petition.



     "EQUITY HOLDERS" shall mean the holders of Equity Interests in Huntway consisting of the Holders of the Warrants, Unit Options, the General Partner Interests and the Unitholders.



     "EQUITY INTEREST" shall mean any equity interest in Huntway represented by the General Partner Interests, Common Units, the Danesh Options, the Warrants, and the Existing Unit Options.

     "ESTATE" shall mean the estate of Huntway created by Section 541 of the Bankruptcy Code upon the commencement of the Prepackaged Chapter 11 Case.



     "EXCHANGE" shall mean the exchanges of by Holders of Class 2 Claims, Holders of Class 5 Claims and Holders of Class 6 Equity Interests.



     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.



     "EXECUTIVE OFFICER" shall mean Huntway's chairman, president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) and any other individual who performs similar policy making functions.



     "EXISTING INTERCREDITOR AGREEMENT" shall mean the Intercreditor and Collateral Trust Agreement dated as of June 22, 1993 among the Senior Lenders, Bankers Trust and United States National Trust Company, as collateral agent.



     "EXISTING UNIT OPTIONS" shall mean the options to purchase Common Units granted under Huntway's "1989 Salaried Employee Partnership Unit Option Plan" and issued and outstanding as of the Record Date.



     "EXPIRATION DATE" shall mean 5:00 p.m. Los Angeles time, on October   ,
1996, unless Huntway, in its sole discretion, extends the period during which Ballots and Master Ballots will be accepted by Huntway, in which case Expiration Date shall mean the last time and date to which the solicitation of Ballots and Master Ballots is extended.



     "FCCC" shall mean First Chicago Equity Corporation, formerly known as First Capital Corporation of Chicago.



     "FINAL DECREE" shall mean the decree contemplated under Bankruptcy Rule
3022.



     "FINAL ORDER" shall mean an order of the Bankruptcy Court:



          (i) as to which the time to appeal, petition for certiorari, or motion for reargument, rehearing or new trail has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument, rehearing or new trial shall then be pending, or



          (ii) as to which any right to appeal, petition for certiorari, reargue, rehear or retry shall have been waived in writing in form and substance satisfactory to the Company, or



          (iii) in the event that an appeal, writ of certiorari, or reargument or rehearing or new trial has been sought, as to which (x) such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, (y) certiorari has been denied as to such order, or (z) reargument or rehearing or new trial from such order shall have been denied, and in each case, the time to take any further appeal, petition for certiorari or move for reargument, rehearing or new trial shall have expired.



     "FIRST DAY MOTIONS" shall mean the motions and applications which Huntway is filing simultaneously with its voluntary petition commencing the Prepackaged Chapter 11 Case.



     "FIRST PLAZA" shall mean Mellon Bank, as trustee, for the First Plaza Group Trust.



     "GENERAL PARTNER" shall mean Huntway Managing Partner, L.P.



     "GENERAL PARTNER INTEREST" shall mean the general partner interests in Huntway held by the General Partner and the Special Managing Partner.



     "HOLDER" shall mean any entity holding an Equity Interest or Claim, and with respect to a vote on the Prepackaged Plan, means the holder of the beneficial interest in such Claim or Equity Interest as of the Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

     "HOLDING PERIOD" shall mean the six month period before or after the grant of an Unit Option during which it is impractical for an executive officer, among others, to sell any Common Units in accordance with Section 16(b) of the Exchange Act.



     "HUNTWAY" shall mean Huntway Partners, L.P., a Delaware limited partnership.



     "HUNTWAY GROUP" shall mean Sunbelt and Huntway.



     "HUNTWAY INCENTIVE OPTION PLAN" shall mean the 1996 Huntway Employee Incentive Option Plan in the form attached as Appendix C to the Consent Solicitation Statement.



     "HUNTWAY RELEASORS" shall mean Huntway, Reorganized Huntway (in each case whether as debtor, Debtor-in-Possession or on behalf of its creditors) and all persons and entities asserting claims or who may assert claims derivatively or otherwise through or on behalf of them, Huntway and their respective predecessors, successors and assigns, and the respective parents, subsidiaries, affiliates and partners of the foregoing entities.



     "IMPAIRED CLAIM" means a Claim classified in an Impaired Class.



     "IMPAIRED CLASS" means a Class that is impaired within the meaning of
Section 1124 of the Bankruptcy Code.



     "INFORMATION AGENT" shall mean MacKenzie Partners, Inc.



     "INTEREST UNITS" shall mean the Common Units issued to the Junior Lenders as accrued interest on the New Junior Notes.



     "IRS" shall mean the Internal Revenue Service.



     "JUNIOR LENDERS" shall mean collectively FCCC and MDP, each individually is a "Junior Lender."



     "MASS MUTUAL" shall mean Massachusetts Mutual Life Insurance Company.



     "MASTER BALLOT" shall mean the master ballots accompanying the Solicitation Materials upon which nominees for Holders of the beneficial interest of any Impaired Class of Claims or any Impaired Class of Equity Interests shall have indicated the acceptance or rejection of the Prepackaged Plan, in accordance with the Prepackaged Plan and the Voting Instructions.



     "MDP" shall mean Madison Dearborn Partners III, L.P.



     "NEW COLLATERALIZED NOTE INDENTURE" shall mean an Indenture among Reorganized Huntway, Sunbelt, and IBJ Schroder Bank & Trust Company, as Trustee, respecting the New Senior Notes issued by Reorganized Huntway pursuant to the Prepackaged Plan.



     "NEW INDENTURES" shall mean the New Collateralized Note Indenture and the New Junior Indenture.



     "NEW INTERCREDITOR AGREEMENT" shall mean that certain Amended and Restated Intercreditor and Collateral Trust Agreement dated as of the Effective Date by and among Reorganized Huntway, Bankers Trust, as LOC Bank, the Parties receiving New Senior Notes, and United States Trust Company of New York, as Collateral Agent.



     "NEW JUNIOR NOTES" shall mean Reorganized Huntway's Junior Subordinated Notes Due 2005, in the original aggregate principal amount of $2,070,000, to be issued in accordance with the provisions of the Prepackaged Plan and governed by the New Junior Subordinated Debenture Indenture.



     "NEW JUNIOR SUBORDINATED DEBENTURE INDENTURE" shall mean an Indenture among Reorganized Huntway, Sunbelt and IBJ Schroder Bank & Trust Company, as Trustee, respecting the New Junior Notes issued by Reorganized Huntway pursuant to the Prepackaged Plan.



     "NEW LETTER OF CREDIT AGREEMENT" shall mean the amended or restated Old Letter of Credit Agreement.



     "NEW NOTES" shall mean the New Senior Notes and the New Junior Notes.

     "NEW SENIOR NOTES (OTHER)" shall mean the Company's 12% Senior Secured Notes (Other) Due 2005 issued and outstanding pursuant to the New Collateralized
Note Indenture (including any additional New Senior Notes (Other) issued in payment of interest accrued on the already existing New Senior Notes (Other) and New Senior Notes (Sunbelt IDB) but excluding the Senior Notes (Sunbelt IDB)).



     "NEW SENIOR NOTES (SUNBELT IDB)" shall mean the Company's 12% Senior Secured Notes (Sunbelt IDB) Due 2005 issued and outstanding pursuant to the New Collateralized Note Indenture.



     "NEW SENIOR NOTES" shall mean the New Senior Notes (Other) and the New Senior Notes (Sunbelt IDB).



     "NEWCO" shall mean a newly formed corporation.



     "NORTHERN MARKET" shall mean the market area covered by the Benicia refinery including most of northern California from Monterey and Modesto north to southern Oregon and east to northern Nevada and Utah.



     "NYSE" shall mean the New York Stock Exchange.



     "NYSE RULES" shall mean the listing rules of the NYSE.



     "OFFICIAL COMMITTEE" shall mean any official committee of unsecured creditors appointed by the United States Trustee in a bankruptcy case.



     "OID" shall mean original issue discount.



     "OLD COLLATERALIZED NOTE INDENTURE" shall mean the Collateralized Note Indenture, dated as of June 23, 1993, as amended, among Huntway, Sunbelt and Fleet National Bank of Massachusetts, formerly known as Shawmut Bank, N.A., as trustee.



     "OLD COLLATERALIZED NOTES" shall mean the 8% Senior Secured Notes Due 2000, issued under the Old Collateralized Note Indenture, together with all interest earned thereon, including Secondary Securities issued with respect thereto.



     "OLD INDENTURES" shall mean, collectively, the Old Collateralized Note Indenture, the Old Subordinated Note Indenture and the Old Junior Subordinated Debenture Indenture.



     "OLD LETTER OF CREDIT AGREEMENT" shall mean the Letter of Credit and Reimbursement Agreement dated June 23, 1993 executed by Huntway, Sunbelt and Bankers Trust.



     "OLD NOTES" shall mean, collectively, the Old Collateralized Notes, Old Subordinated Notes and the Old Junior Subordinated Notes.



     "OLD JUNIOR SUBORDINATED NOTES" shall mean the Increasing Rate Junior Subordinated Debentures Due 2020 issued under the Old Junior Subordinated Note Indenture, together with all interest earned thereon, including Secondary Securities issued with respect thereto.



     "OLD SUBORDINATED NOTE INDENTURE" shall mean the Subordinated Note Indenture dated as of June 23, 1993 among Huntway, Sunbelt and Fleet Bank National Association, a national banking association, formerly known as Shawmut Bank Connecticut National Association, as trustee.



     "OLD SUBORDINATED NOTES" shall mean the Increasing Rate Subordinated Notes Due 2008 issued under the Old Subordinated Note Indenture, together with all interest earned thereon, including Secondary Securities issued with respect thereto.



     "OPERATING COMMITTEE" shall mean the Special Operating Committee of the Huntway Division of Reprise.



     "OPPENHEIMER" shall mean Oppenheimer & Company, Inc., for itself and as agent.



     "OPTION COMMITTEE" shall mean the committee administering the Huntway Incentive Option Plan.

     "OTHER PRIORITY CLAIMS" shall mean any Claims accorded a priority and right of payment under subsection 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense.



     "OTHER SECURED CLAIMS" shall mean all Secured Claims, other than Senior Lender Claims, against Huntway held by an entity.



     "PARTNERSHIP AGREEMENT" shall mean the Company's Amended and Restated Agreement of Limited Partnership.



     "PETITION DATE" shall mean the date on which the Debtor's petition for relief commencing the Prepackaged Chapter 11 Case is filed.



     "POST-RESTRUCTURING LETTER OF CREDIT AGREEMENT" shall mean either (i) a Letter of Credit Agreement to be entered into on the Effective Date between Bankers Trust and Reorganized Huntway or (ii) the Old Letter of Credit Agreement as amended by a First Amendment to Letter of Credit and Reimbursement Agreement to be entered into on the Effective Date by Bankers Trust, Reorganized Huntway, and Sunbelt.



     "PREPACKAGED CHAPTER 11 CASE" shall mean the prepackaged bankruptcy case the Company plans to commence pursuant to chapter 11 of the Bankruptcy Code if the requisite acceptances are obtained.



     "PREPACKAGED PLAN" shall mean the Company's proposed "prepackaged" plan of reorganization in the form attached as Appendix A to the Consent Solicitation Statement.



     "PREPACKAGED RESTRUCTURING" shall mean the proposed reorganization of Huntway pursuant to the Prepackaged Plan.



     "PRIORITY TAX CLAIMS" shall mean the Claims of governmental units entitled to a priority in right of payment under Section 507(a)(7) of the Bankruptcy Code.



     "PROJECTIONS" shall mean financial projections prepared, through December 31, 2000, as prepared by the Company and set forth in the Consent Solicitation Statement.



     "PROPOSAL 1" shall mean the proposed Prepackaged Plan contained in the Consent Solicitation Statement.



     "PROPOSAL 2" shall mean the proposal to issue Common Units upon consummation of an out-of-court restructuring on terms substantially similar to the Consensual Restructuring Agreement.



     "PROPOSAL 3" shall mean the proposed adoption of the Huntway Incentive Option Plan.



     "PTP" shall mean a publicly traded partnership.



     "QUALIFYING INCOME" shall mean income that meet certain requirement of the Code that enables Huntway to be treated as a partnership for Federal income tax purposes.



     "RECORD DATE" shall mean 5:00 p.m. Los Angeles time, on September 16, 1996.



     "REORGANIZED HUNTWAY" shall mean Huntway or any successor thereto, by merger, consolidation or otherwise, on and after the Effective Date.



     "REPLACEMENT LETTER OF CREDIT AGREEMENT" shall mean the Company's new letter of credit facility.



     "REPRISE" shall mean Reprise Holdings, Inc., a Texas corporation.



     "RYBACK" shall mean Ryback Management Corporation.



     "SABA" shall mean Saba Petroleum Company.



     "SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP" shall mean the Amended and Restated Agreement of Limited Partnership of Reorganized Huntway, as amended as described in Section V.F. of the Prepackaged Plan.



     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SENIOR LENDERS" means, collectively, Ryback, Bankers Trust, Mass Mutual, First Plaza and Oppen-heimer.



     "SENIOR LENDER RELEASORS" shall mean the Senior Lenders (other than any Senior Lender who elects not to provide a release in accordance with the Voting Instructions and this Consent Solicitation Statement), on behalf of itself, its creditors and all persons and entities asserting claims or who may assert claims derivately or otherwise through or on behalf of it and its respective predecessors, successors and assigns, and the respective parents, subsidiaries, affiliates and partners of the foregoing entities.



     "SOLICITATION AGENT" shall mean MacKenzie Partners, Inc.



     "SOLICITATION MATERIALS" shall mean the Consent Solicitation Statement and the Prepackaged Plan.



     "SOUTHERN MARKET" shall mean the market area which includes the southern portion of California from Bakersfield to San Diego, into Baja, California and Mexico, and east into southern Nevada and Arizona.



     "SPECIAL MANAGING PARTNER" shall mean Huntway Holdings, L.P., a Delaware limited partnership and the special general partner of Huntway.



     "STOCK-FOR-DEBT EXCEPTION" shall mean when the debtor issues stock of the debtor to creditors in exchange for a reduction in its debt.



     "SUNBELT" shall mean Sunbelt Refining Co., L.P., an affiliate of Huntway which is 99.99% owned by Huntway.



     "SUNBELT BONDS" means the $8,600,000 aggregate principal amount of Variable/Fixed Fate Demand Industrial Development Revenue Bonds, Series 1988 (Sunbelt Refining Company, L.P. project) issued pursuant to that certain Indenture of Trust, dated as of August 1, 1988 between the Industrial Development Authority of the County of Pinal and Dai-ichi Kangyo Bank of California.



     "SUPPORT AGREEMENT" shall mean the Agreement dated July 22, 1996 among the General Partner, the Special Managing Partner, the Junior Lenders, Bankers Trust, Mass Mutual, Oppenheimer and First Plaza relating to the potential conversion of Huntway to corporate form.



     "TREASURY" shall mean the United States Department of the Treasury.



     "UNITHOLDER" shall mean a Holder of the Company's Common Units.



     "UNIT OPTION" shall mean an option to purchase Common Units of Reorganized Huntway granted under the New Unit Option Plan.



     "UNSECURED CLAIMS" shall mean any Claims that are not an Other Secured Claim, a Senior Lender Claim, a Junior Lender Claim, an Administrative Expense, a Priority Tax Claim or an Other Priority Claim.



     "VOTING INSTRUCTIONS" shall mean the instructions for voting on the Prepackaged Plan contained in the section of the Consent Solicitation Statement entitled "VOTING PROCEDURES" and in the Ballots and the Master Ballots.



     "WARRANTS" shall mean warrants exercisable into Common Units and any replacement thereof.

                             HUNTWAY PARTNERS, L.P.
- -------------------------------------------------------------------------------
                 Consent Solicitation and Disclosure Statement

- -------------------------------------------------------------------------------

                                    SUMMARY



     The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Consent Solicitation and Disclosure Statement.



PURPOSES OF THE CONSENT SOLICITATION



     This Consent Solicitation Statement and the Consent and the Ballots are being furnished to holders of certain securities of Huntway in connection with the solicitation of written consents and acceptances on behalf of the General Partner, of the proposals described herein.



     The purpose of this consent solicitation, among other things, is to obtain the requisite number of acceptances of the Prepackaged Plan under the Bankruptcy Code described in Proposal 1. Assuming the requisite acceptances are obtained to Proposal 1, the Company intends to commence the Prepackaged Chapter 11 Case promptly upon receipt of such acceptances and seek confirmation of the Prepackaged Plan. Although the Company is not currently aware of any circumstances under which it would not commence the Prepackaged Chapter 11 Case if the requisite consents are obtained, the Company reserves the right not to commence the Prepackaged Chapter 11 Case for any reason, including the Company's receipt of the agreement of 100% of the Company's lenders to the terms of the Consensual Restructuring Agreement. The Prepackaged Plan and the Consensual Restructuring Agreement, as they relate to and treat the existing Unitholders, contain substantially identical terms, although the holders of Senior Notes and Warrants are treated differently under the two plans. See "PROPOSAL
1 -- Comparison of Treatment of Claims and Equity Interests under Prepackaged Plan and Consensual Restructuring Agreement."



     Proposal 2 of this Consent Solicitation Statement seeks, pursuant to the NYSE Rules, on which the Common Units are listed for trading, the approval of the Unitholders to issue additional Common Units pursuant to the Consensual Restructuring Agreement or any other out-of-court, consensual restructuring of the Company's indebtedness on terms substantially similar to the Consensual Restructuring Agreement. Proposal 3 of this Consent Solicitation Statement seeks Unitholder approval of the adoption of the Huntway Incentive Option Plan.



RECORD DATE; VOTING; REQUIRED APPROVALS



     The General Partner has established the Record Date for determining which beneficial holders of Huntway securities are eligible to vote on Proposal 1 with respect to the Prepackaged Plan and which Unitholders are eligible to vote on Proposals 2 and 3. The solicitation pursuant to this Consent Solicitation
Statement will expire at 5:00 p.m., Los Angeles time, on October   , 1996,
unless extended. Consents are required to be made, and may be revoked or changed, in accordance with the procedures described in this Consent Solicitation Statement. See "RECORD DATE; VOTING AND REVOCATION OF BALLOTS" and "PROPOSAL 1 -- Voting Procedures."



     In addition to the solicitation of written votes of the Unitholders with respect to Proposal 1, the Company is soliciting votes to accept the Prepackaged Plan from each holder that was a beneficial interest holder as of the Record Date of (i) the Old Collateralized Notes, (ii) the Old Subordinated Notes, (iii) the Old Junior Subordinated Notes, (iv) the Warrants, (v) the Existing Unit Options and (vi) the General Partnership Interests, in each case as defined herein. Only Unitholders are entitled to vote with respect to Proposal 2 and Proposal 3.



     Under the Bankruptcy Code, the holders of at least two-thirds in face amount and more than one-half in number of the claims of each class of impaired claims actually voting must timely vote the Ballot in order to accept the Prepackaged Plan. The Bankruptcy Code also provides that the holders of at least two-thirds in amount of the equity interests of each class of impaired equity interests actually voting must timely vote the Ballot in order to accept the Prepackaged Plan under Proposal 1. Under the Bankruptcy Code, there is no minimum number (or quorum) of votes that must be cast to accept the Prepackaged Plan and thus the failure to vote, or an abstention, with respect to Proposal 1 has no effect on the outcome of Proposal 1. The approval of each of Proposals 2 and Proposal 3 requires the consent of the holders of at least a majority of the outstanding Common Units and thus the failure to vote, or an abstention, with respect to Proposal 2 or Proposal 3 acts as a vote against Proposal 2 or Proposal 3, as the case may be.



     The General Partner has recommended that the Unitholders vote their Ballots to accept and consent to each of Proposal 1, Proposal 2 and Proposal 3. Both the General Partner and the Special Managing Partner intend to vote their respective Ballots to accept Proposal 1. To the best knowledge of the General Partner, all of the Company's executive officers that are Unitholders entitled to vote their Ballots currently intend to submit votes with respect to Proposal 1 to accept the Prepackaged Plan, Proposal 2 to approve the issuance of additional Common Units and Proposal 3 to adopt the Huntway Incentive Option Plan. Such officers beneficially hold in the aggregate approximately 5.4% of the outstanding Common Units and approximately 83.3% of the Existing Unit Options. The following Beneficial Owners of greater than 5% of the Company's Common Units have also indicated to the Company their intention to vote in favor of the Prepackaged
Plan:



                                                                   NUMBER OF     PERCENTAGE OF
                                                                  COMMON UNITS    OUTSTANDING
                                                                  ------------   -------------
    First Chicago Equity Corporation............................    2,986,835         29.8%
    Mr. Andre Danesh............................................      914,900          7.9
    Reprise Holdings............................................      653,286          5.7
    Officers and Operating Committee Members as a Group.........    1,054,508          9.1
                                                                    ---------         ----
              Total.............................................    5,609,529         48.5%
                                                                    =========         ====



INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON



     The terms of the Prepackaged Plan provide that upon its consummation (i) each outstanding Existing Unit Option will be exchanged for a new Unit Option with terms and conditions the same in all material respects as the Existing Unit Options, except that all new Unit Options will have an exercise price of $0.50 per Common Unit (which exceeds the market value of the Common Units at the time the Consensual Restructuring Agreement was agreed to) and (ii) 22 members of the Company's management will be issued new Unit Options to acquire an aggregate of 1,793,850 Common Units at an exercise price of $0.50 per Common Unit. The Unit Options in (i) and (ii) above collectively will represent approximately 10% of the Company's fully-diluted equity upon consummation of the Prepackaged Plan. The terms of the Prepackaged Plan also provide that the Company will issue to the holders of new Unit Options from time to time after consummation of the Prepackaged Plan additional Unit Options in amount sufficient to prevent dilution to the amount of the fully-diluted equity of the Company represented by such originally issued new Unit Options, which dilution may be caused by the issuance of Common Units after consummation of the Prepackaged Plan (i) to the holders of Class 5 Claims as payment of interest on the New Junior Notes to be issued to such holders, pursuant to the terms of such notes, and (ii) to the holders of Class 2 Claims and Class 6 Equity Interests as anti-dilution protection for the Common Units to be issued to such holders.



     The terms of the Prepackaged Plan provide that each $1,000 original principal amount of the Old Junior Subordinated Notes will be exchanged for (i) $295.71 principal amount of New Junior Notes and (ii) 159.3 Common Units. The Old Junior Subordinated Notes are held by two affiliates of the General Partner. Annual interest expense on the New Junior Notes will be $248,400 (12% of the $2,070,000 principal amount) and will be paid through the issuance of Common Units with a market value equal to the amount of interest. This payment will be made once a year and paid no later than the March 31 following the year to which it relates.



     Under the terms of the Consensual Restructuring Agreement and the Prepackaged Plan, any Common Units issued as interest on the New Junior Notes will not dilute the equity interest represented by the Common Units to be issued initially to the Senior Lenders and the Warrant holders (approximately 50% of the Common Units initially outstanding), nor will it dilute the equity interest represented by the Common Units to be issued initially to the holders of the Old Junior Subordinated Note (approximately 4.4% of the Common Units initially outstanding), nor will it dilute the equity interest represented by the Unit Options to be issued to management (initially representing approximately 10% of the Company's fully diluted equity). Any Unit Options issued to management as anti-dilution protection will have an exercise price equal to the market price of the Common Units at the time of issuance.

     The issuance of Common Units and Unit Options to such parties over time will have the effect of diluting the equity ownership interest of the existing Unitholders. For example, assuming annual New Junior Note interest expense of $248,400 and a Common Unit market price of $1.50, a total of 363,158 additional Common Units and Unit Options to acquire 40,351 Common Units would be issued in payment of interest and as anti-dilution protection at the end of the first year the New Junior Notes are outstanding. At the end of three years, assuming the market price of the Common Units remained the same, a total of 1,089,474 additional Common Units and Unit Options to acquire 121,053 additional Common Units would have been issued in payment of interest and as anti-dilution protections during such period. These issuances would have the effect of reducing the percentage of the Company's fully diluted equity represented by existing Common Units from approximately 40% at the consummation of the Prepackaged Plan to approximately 37% of the fully diluted equity after three years. So long as interest on the New Junior Notes continued to be paid in Common Units (the term of the New Junior Notes is 10 years), additional annual dilution to the equity interest represented by the existing Common Units would occur.



     The holders of existing Unit Options and the holders of Old Junior Subordinated Notes will each receive more value under the Prepackaged Plan than the Company estimates would be available to be distributed to such holders upon a liquidation of the Company. See "PROPOSAL 1 -- Liquidation Analysis."



     Members of management receiving Unit Options pursuant to the terms of the Prepackaged Plan, Reprise, the corporate general partner of the General Partner of the Company, through its ownership of Common Units, and the Junior Lenders, affiliates of the General Partner, through their ownership of Common Units and the Old Junior Subordinated Notes, have interests in the Company and the consummation of the Prepackaged Plan that are different from (or in the case members of management, Reprise and the Junior Lenders holding Common Units, in addition to) those of the holders of Common Units and, accordingly, have a potential conflict of interest with the other holders of Common Units with respect to the approval and consummation of the Prepackaged Plan. No person was retained by the Company to represent solely the interests of the Unitholders in connection with the negotiation of the Consensual Restructuring Agreement and the Prepackaged Plan. See "PROPOSAL 1 -- Interests of Certain Persons in the Prepackaged Plan." Management believes the restructuring plan is fair to existing Unitholders, considering that the Company is in default under its debt agreements and the proposed restructuring among other things, reduces debt by approximately $70 million while reducing Unitholder equity on a fully diluted basis by approximately 30.7% (from approximately 70.2% to 39.5%). See "SUMMARY
- -- Terms of the Prepackaged Plan."



HUNTWAY AND SUNBELT



     Huntway owns and operates two asphalt refineries located in Wilmington and Benicia, California, serving the California region for over 15 years. The refineries process primarily California crude oils to produce liquid asphalt for use in road construction and repair, as well as other refined petroleum light-end products such as gas oil, naphtha, kerosene distillate, and bunker fuels. The refineries supply liquid asphalt to hot mix asphalt producers, material supply companies, contractors and government agencies principally for use in road paving in California, and to a lesser extent Arizona, Nevada, Utah, Oregon and Mexico. The Wilmington and Benicia refineries have refining capacities of 6,000 bpd and 9,000 bpd, respectively.



     Huntway generates income principally through maintaining the margins between prices for its refined products and the cost of crude oil. Most competing refineries typically produce liquid asphalt as a residual by-product from the refining of higher cost and high quality, light crude oil into products such as gasoline. In contrast, Huntway's California refineries were designed specifically for the production of liquid asphalt from lower cost, lower quality, heavy crude oil produced in California.



     Sunbelt owns a refinery in Coolidge, Arizona. The refinery, which was built in 1989 but did not become operational until 1991, has a capacity of 8,500 bpd and, in addition to the products made by the Huntway refineries, produced jet and diesel fuel. The Sunbelt refinery also has the capacity to store 100,000 barrels of crude oil and 195,000 barrels of liquid asphalt and other refined products.



     The Sunbelt refinery was shut down in August 1993 due to poor margins at the facility and a limitation on working capital availability. The refinery will remain closed until such time that there is a significant improvement in market conditions, a processing arrangement is established, or the refinery is sold. Management currently intends to reopen the refinery as a terminal if and when the market conditions sufficiently improve.



     There will be no change to the Company's current operations if the Prepackaged Plan is approved. If the Prepackaged Plan is not approved, the Company believes that it is likely that either (i) an alternative plan of reorganization would be proposed, (ii) the Company's lenders would seek to foreclose upon the Company's assets, substantially all of which serve as collateral for the indebtedness owed to such lenders, or (iii) the Company's assets would be liquidated. The Company does not currently have any alternative plan of reorganization and is not aware of such a plan proposed by any of its lenders or other securityholders. In the event foreclosure proceedings against the Company's assets are initiated or the Company's assets are otherwise liquidated, it is not possible to predict with certainty the effect of such actions on the Company's operations or its securityholders.



BACKGROUND, PURPOSES AND EFFECTS OF THE PREPACKAGED PLAN



     After consideration of its alternatives to improve the financial condition and capital structure of Huntway, the General Partner has concluded that the restructuring of Huntway's indebtedness embodied in the Prepackaged Plan is necessary if Huntway is to deal with its serious financial problems and to continue to operate as a going concern. In October 1995, anticipating a payment default under the Old Collateralized Note Indenture, the Company initiated discussions with all of its lenders regarding potential out-of-court restructuring of the Company's outstanding indebtedness. As a result of such deliberations, on April 15, 1996, all of the Senior Lenders other than Ryback (representing 86% of the outstanding senior indebtedness) and all of the Junior Lenders agreed to consummate a restructuring consistent with the terms of the Consensual Restructuring Agreement.



     Specifically, the Consensual Restructuring Agreement contemplates (1) the reduction of Huntway's debt by nearly $70 million; (2) that the existing Unitholders will retain their equity interests in the Company on a diluted basis; and (3) other significant favorable modifications to the Company's debt obligations.



     Since April 15, 1996, the General Partner has carefully considered the financial condition and prospects of Huntway, the absence of feasible alternative solutions and the various aspects of the Prepackaged Plan and has determined that, so long as the Company cannot obtain the consent of 100% of the Senior Lenders to the Consensual Restructuring Agreement, seeking confirmation of the Prepackaged Plan is the most favorable solution to the Company's current inability to service its outstanding indebtedness while providing the Unitholders with the ability to retain an economic interest in the Company. The Prepackaged Plan and the Consensual Restructuring Agreement, solely as each relates to and treats the existing Unitholders, contain substantially identical terms which are delineated below in Proposal 1 with respect to the Prepackaged Plan. Under each of the Prepackaged Plan and the Consensual Restructuring Agreement, the Unitholders will retain their Equity Interests in the Company on a diluted basis and there will be no changes to the existing Common Units (other than the amendment of the Partnership Agreement to clarify the tax treatment of the transactions contemplated by the Prepackaged Plan). In contrast, in the event that neither the Consensual Restructuring Agreement nor the Prepackaged Plan is consummated, there exists a substantial likelihood that the Equity Holders will receive little, if anything, in respect of their Equity Interests in the Company as a result of a foreclosure, bankruptcy or liquidation. Therefore, the General Partner has approved and recommends that the Unitholders consent to Proposal 1 and vote the Ballot to accept the Prepackaged Plan.



     The purpose of the Prepackaged Plan is to enhance the long term viability of the Company by aligning its capital structure with its present and future operating prospects. The Prepackaged Plan will reduce the principal amount and lower the debt service requirements of the Company's indebtedness. By offering Common Units to Holders of certain of the Company's indebtedness and Holders of warrants to acquire new Common Units, such Holders will participate in any long-term appreciation of the Company's value, which the Company expects to be enhanced by the deleveraging of the Company's capital structure.



     The terms of each of the Prepackaged Plan and the Consensual Restructuring Agreement provide, among other things, for the reduction in outstanding indebtedness of the Company by approximately $70 million, the issuance of new Common Units representing approximately 55% of the equity of the reorganized Company to be outstanding upon consummation of the Prepackaged Plan, and the issuance of options to acquire new Common Units for $.50 per Common Unit (including options issued to the Company's management which will represent approximately 10% of the fully diluted equity of the reorganized Company upon consummation of the Prepackaged Plan) (after taking into account the cancellation of existing options held by management personnel pursuant to the Prepackaged Plan).



     The General Partner believes that the financial restructuring contemplated by the Prepackaged Plan is in the best interests of all Creditors and Equity Holders. If the Prepackaged Plan is not confirmed, the General Partner believes that Huntway will be forced to either file an alternate plan of reorganization under Chapter 11 of the Bankruptcy Code, liquidate under Chapter 7 of the Bankruptcy code, or be subject to a foreclosure by the Senior Lenders. In the event of either a liquidation under Chapter 7 of the Bankruptcy Code or a foreclosure by the Senior Lenders on Huntway's assets, the General Partner believes that Huntway's unsecured Creditors and Equity Holders would realize no distributions or value for their Claims or Equity Interests, as Huntway has assets worth approximately $17.5 million (liquidation value) to satisfy $95.5 million of secured debt. See PROPOSAL 1 -- "Liquidation Analysis." In contrast, if the Bankruptcy Court confirms the Prepackaged Plan, Unitholders will retain their Equity Interests on a diluted basis and Holders of other Equity Interests will receive a distribution in respect thereof.



CERTAIN COMPARATIVE HISTORICAL AND PRO FORMA FINANCIAL DATA



     Set forth below is certain comparative historical and pro forma financial data showing the effects of the consummation of the Prepackaged Plan.



                                                                                  AT JUNE 30, 1996
                                                                             --------------------------
                                                                              HISTORICAL     PRO FORMA
                                                                             ------------   -----------
Total Debt.................................................................  $ 94,345,000   $25,570,000
Accrued Interest on Debt...................................................     3,336,000     1,534,000(1)
Units Outstanding..........................................................    11,672,000    25,599,000
Book Value per Unit........................................................         (2.70)         1.56
Unitholder Equity..........................................................   (31,482,000)   39,833,000



                                                             YEAR 1995               FIRST SIX MONTHS 1996
                                                    ---------------------------      ----------------------
                                                     HISTORICAL     PRO FORMA        HISTORICAL   PRO FORMA
                                                    ------------   ------------      ----------   ---------
Income/(Loss) Before Extraordinary Item...........  $(14,461,000)  $(13,045,000)(2)  $ (968,000)  $(365,000)(3)
Income/(Loss) per Unit Before Extraordinary
  Item............................................         (1.24)         (0.51)          (0.08)      (0.01)


- ---------------


(1) Assumes interest expense accrues on $25,570,000 of debt at 12% beginning January 1, 1996.


(2) Unitholder equity excludes extraordinary gain of $57,002,000 and excludes capital contribution of $10,350,000. Income/(loss) before extraordinary item and income/(loss) per unit before extraordinary item excludes extraordinary gain.


(3) Includes lower net interest expense of $843,000 for the six months ended June 30, 1996. Also includes amortization of debt issue costs of $20,000 for the six months ended June 30, 1996.



TERMS OF THE PREPACKAGED PLAN



     Upon consummation of the Prepackaged Plan, the Old Collateralized Notes, the Old Subordinated Notes, the Old Junior Subordinated Notes, the Warrants and the Existing Unit Options will be exchanged as described herein. Pursuant to the Prepackaged Plan, the Senior Lenders will exchange the Old Collateralized Notes and the Old Subordinated Notes, which represent in excess of $87.79 million of face principal amount and accrued interest owed to the Senior Lenders by the Company, for $23.5 million in New Senior Notes, together with 6,335,663 Common Units representing approximately 25% of the Common Units issued and outstanding on the Effective Date. This exchange reflects a reduction in face principal amount of the Company's debt and accrued interest of approximately $64.29 million.

     Also pursuant to the Prepackaged Plan, the Junior Lenders will exchange the Old Junior Subordinated Notes, which represent in excess of $7.7 million in principal and accrued interest owed by the Company, for $2.07 million principal amount of New Junior Notes, together with 1,115,077 Common Units representing 4.4% of the Common Units issued and outstanding on the Effective Date. This exchange reflects a reduction in debt and accrued interest of approximately $5.67.



     In addition to the Common Units issued to the Senior Lenders and the Junior Lenders as described above, the Prepackaged Plan provides for the issuance of 6,335,663 Common Units to the holders of the Warrants and the issuance of Unit Options to the Company's management for the purchase of 1,793,850 Common Units. These New Unit Options, together with the New Unit Options to purchase 1,022,000 Common Units issued to the holders of the Company's Existing Unit Options, represent approximately 10% of the Company's equity on a fully-diluted basis (assuming exercise of such Options) on the Effective Date.



     The Company has agreed to issue to Andre Denesh, upon consumation of the Prepackaged Plan, options for the purchase of 600,000 Common Units. See PROPOSAL--"Danesh Options."



     The Prepackaged Plan provides that the existing Unitholders retain their Common Units, subject to (i) the dilution (54.4% as of the Effective Date) resulting from the above-described issuances of Common Units to the Senior Lenders, the Junior Lenders and the holders of the Warrants, (ii) the potential dilution resulting from the above-described issuance of the New Unit Options for the purchase of 1,793,850 Common Units, and the above described issuance of options to Andre Danesh (iii) the dilution resulting from further issuances of Common Units to the Junior Lenders as provided in the New Junior Notes and summarized below, and (iv) the consequent issuances of Common Units to the Senior Lenders and holders of Warrants, and New Unit Options to the holders of New Unit Options, to prevent dilution caused by the foregoing issuances to the Junior Lenders.



     The following comparative table sets forth the equity ownership of the Company on an outstanding unit basis and on a fully diluted basis, both pre- and post-restructuring:



                             HUNTWAY PARTNERS, L.P.


                             COMMON UNIT OWNERSHIP*



                                   PRE-RESTRUCTURING                          POST-RESTRUCTURING
                        ----------------------------------------   ----------------------------------------
                                                FULLY                                      FULLY
                        OUTSTANDING   % OF     DILUTED     % OF    OUTSTANDING   % OF     DILUTED     % OF
                           UNITS      TOTAL     UNITS      TOTAL      UNITS      TOTAL     UNITS      TOTAL
                        -----------   -----   ----------   -----   -----------   -----   ----------   -----
1. Senior Debt
  Holders.............           --      --           --      --     6,335,664    25.0    6,335,664    21.6
2. Warrant Holders....           --      --    3,340,757    20.3     6,335,663    25.0    6,335,663    21.6
3. Junior Debt
  Holders.............           --      --           --      --     1,115,077     4.4    1,115,077     3.8
4. Existing Common....   11,556,250   100.0   11,556,250    70.2    11,556,250    45.6   11,556,250    39.5
5. Management
   Options............           --      --    1,022,000     6.2            --      --    2,815,850     9.6
6. Danesh Options.....           --      --      546,059     3.3            --      --    1,146,059     3.9
                         ----------   -----   ----------   -----    ----------   -----   ----------   -----
     Total
       Fully-Diluted
       Units
       Outstanding....   11,556,250   100.0   16,465,066   100.0    25,342,654   100.0   29,304,563   100.0
                         ==========   =====   ==========   =====    ==========   =====   ==========   =====


- ---------------


* Fully diluted amounts include all outstanding warrants and options without regard to vesting provisions or exercise price. Amounts shown do not take into account any post-restructuring issuances of Common Units as payment of interest on the New Junior Notes and related issuance of Common Units and Unit Options as anti-dilution protection, which issuances will be dilutive to other holders. See "PROPOSAL--1 Interests of Certain Persons in Prepackage Plan."



     Pursuant to the Prepackaged Plan, the Senior Lenders will receive new debt securities in the aggregate principal amount of $23.5 million. These debt securities mature on December 31, 2005 and consist of a new secured note issued to Bankers Trust in the aggregate face principal amount of approximately $9.1 million and new secured notes issued to the Senior Lenders in the aggregate principal amount of approximately $14.4 million. The $9.1 million secured note issued to Bankers Trust accrues interest at a rate of 12% per annum, less the applicable tax exempt bond rate on the Pinal County, Arizona Industrial Development Bonds (but not less than 1.75%). The other new secured notes accrue interest at the rate of 12% per annum. The new secured notes rank senior to all other indebtedness of the Company (including indebtedness to the Junior Lenders and trade creditors), except for limited exceptions specified in the New Collateralized Note Indenture described herein. Commencing in 1998, the Company is required to make sinking fund payments on the new secured notes in the amount of $2,937,500, with 40% of such amount to be paid on or before September 30 and 60% of such amount to be paid on or before December 31 of each applicable year. For a more detailed description of the new secured notes and related indenture, see "PROPOSAL 1 -- Description of New Collateralized Note Indenture and New Collateralized Notes."



     Pursuant to the Prepackaged Plan, the Junior Lenders will receive new debt securities in the aggregate principal amount of $2.07 million. These debt securities mature in December 31, 2005 and accrue interest at the rate of 12% per annum payable in Interest Units as described above. The new junior debt securities rank junior to the new secured debt securities issued to the Senior Lenders, and the Company's indebtedness under its letter of credit facility with Bankers Trust, but are senior to trade debt and all other indebtedness of the Company, except for limited exceptions specified in the New Junior Note Indenture described herein. For a detailed description of the new junior notes and related indenture, see "PROPOSAL 1 -- Description of New Junior Note Indenture and New Junior Notes."



BEST INTERESTS TEST; LIQUIDATION ANALYSIS



     Huntway has analyzed its ability to meet its obligations under the Prepackaged Plan and believes it will be able not only to perform its obligations under the Prepackaged Plan, but also continue to operate its business without the need for further reorganizations. Huntway's analysis included the preparation of financial projections of, among other things, its financial performance for the three-year period ending December 31, 2000 (assuming the consummation of the Prepackaged Plan). Huntway has forecast a positive net worth and cash flow through the end of such period. These forecasts also support the feasibility of the Prepackaged Plan (subject to the limitations and conditions set forth therein in the narrative). For a review of the projections, the significant assumptions on which they are based, and Huntway's forecasts, see "PROPOSAL 1 -- Confirmation of the Prepackaged
Plan -- Feasibility of the Plan" and the Projected Financial Information set forth in Appendix D.



     For the Prepackaged Plan to be confirmed, the Bankruptcy Code requires, among other things, that (i) the Prepackaged Plan be feasible (that is, confirmation is not likely to be followed by liquidation or further reorganization of Huntway); and (ii) the Prepackaged Plan satisfy the so-called "best interests test." The best interests test is satisfied if each holder of a Claim or Equity Interest in an impaired class (that is, a class of creditors or equity holders whose contractual or other rights are being altered by the Prepackaged Plan) either accepts the Prepackaged Plan or receives or retains at least as much pursuant to the Prepackaged Plan as such holder would receive in a liquidation of Huntway under chapter 7 of the Bankruptcy Code.



     Huntway believes that the Prepackaged Plan satisfies the best interest tests. After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors and holders of equity interests (including the increased costs and expenses of a liquidation arising from fees payable to a trustee and such trustee's professional advisors in bankruptcy, the potential failure to realize the full going concern value of Huntway's assets and the probable erosion in asset value in a chapter 7 case due to expeditious liquidation and prevailing "forced sale" atmosphere, the potential substantial period of time elapsing prior to any distribution in a chapter 7 case, and the additional expenses and claims (some of which would be afforded priority) generated during the liquidation and from the rejection of leases and executory contracts in connection with a cessation of Huntway's operations, Huntway has determined that confirmation of the Prepackaged Plan will provide each creditor and equity holder with a recovery that is greater that such creditor or equity holder (as the case may be) would receive in a chapter 7 liquidation.



     In a chapter 7 liquidation, Huntway believes the most likely outcome would be the application of the rule of absolute priority of distributions. Under this rule, no junior creditor receives any distribution until all senior creditors are paid the full amount of their allowed claims and no Unitholder or other equity holder receives any distribution until all creditors are paid the full amount of their allowed claims.



     In analyzing the potential returns to its creditors, including for purposes of the best interests test, the Company developed a liquidation analysis of the Company in the event the Prepackaged Plan is not confirmed and Huntway's creditors force the Company to discontinue its operations. See "PROPOSAL
1 -- Liquidation Analysis." Based on the assumptions set forth therein, the liquidation analysis estimates that the liquidation of Huntway's assets would result in proceeds of $17,530,182 in the aggregate (consisting of $2,735,151 in cash, $5,471,301 on account of the liquidation of accounts receivable, $6,325,586 on account of the liquidation of inventory, $2,700,000 on account of the liquidation of property, plant and equipment, $223,164 on account of the liquidation of miscellaneous other assets of Huntway and $75,000 of interest income accrued during the liquidation process). The liquidation analysis also estimates that the costs associated with a chapter 7 liquidation of Huntway's assets would be approximately $7,423,655 (consisting of $6,000,000 incurred as operating costs in connection with the cessation of business, $523,655 in fees to a chapter 7 trustee and $900,000 in fees and expenses to such trustee's professionals). Under the absolute priority rule described above, after payment of these costs, which would be afforded administrative expense priority, only $10,106,527 in proceeds would be available to the creditors of Huntway. Huntway's senior secured lenders, the holders of claims in excess of $92.7 million with a priority senior to all other claims, would be entitled to the remaining proceeds prior to any distribution to any other creditors. Accordingly, the liquidation analysis demonstrates that in the most probable case scenario (as of June 30, 1996), if the Company were to liquidate, no cash or other property would be available after paying priority claims, liquidation expenses and secured creditors. The General Partner believes that each of the Company's unsecured noteholders and other unsecured creditors and the Unitholders would receive no distribution whatsoever.



     Underlying the Liquidation Analysis are a number of estimates and assumptions, which are subject to significant economic and competitive uncertainties and contingencies beyond the control of Huntway. These assumptions and estimates include (i) that a court-appointed trustee would liquidate the assets of Huntway in a chapter 7 liquidation; (ii) estimated proceeds that Huntway would receive if so liquidated; (iii) that the liquidation would be of nine-months duration following the discontinuance of Huntway's operations; (iv) that Huntway will dispose of asphalt and light-end inventory by refining all crude on hand to finished liquid asphalt and other light-end products; and (v) that assets are not sold as a going concern and that goodwill has no estimated liquidation value. Huntway continues to operate its businesses and, accordingly, the Liquidation Analysis is subject to change dependent on events which may occur that impact the recovery of proceeds.



CONFIRMATION OF THE PREPACKAGED PLAN



     For the Prepackaged Plan to be confirmed, in addition to the considerations described above, the Bankruptcy Court will evaluate whether Huntway and the Prepackaged Plan are otherwise in compliance with the other applicable provisions of the Bankruptcy Code. See PROPOSAL I -- "Risk Factors." Although Huntway believes that the Prepackaged Plan and Huntway comply with such provisions and otherwise meets the tests and other requirements set forth in
Section 1129 of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Classes 2, 5, 6, 7, 8 and 10 must accept the Prepackaged Plan in order for it to be confirmed without application of further requirements set forth in Section 1129(b) of the Bankruptcy Code. The requirements for acceptance of these Classes are described herein. See PROPOSAL 1 -- "Summary of Prepackaged Plan."



     Upon confirmation and consummation of the Prepackaged Plan, except as otherwise expressly provided in the Prepackaged Plan and the agreements related thereto, (i) the Prepackaged Plan binds all holders of Claims against and Equity Interests in Huntway, whether or not such holders have accepted the Prepackaged Plan, and (ii) all such Claims and Equity Interests shall be satisfied, discharged and released in full, and Huntway's liability in respect thereof shall be replaced by the liabilities and obligations set forth in the Prepackaged Plan.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



     Consummation of the Prepackaged Plan involves significant and potentially adverse tax consequences to the Company's securityholders. Such persons are urged to consult with their own tax advisors regarding the federal, state, local and foreign tax consequences of the Prepackaged Plan. Many of these consequences are unclear under existing law and, as a result, alternative tax results are possible and there is a significant risk that the Internal Revenue Service may disagree with the tax positions taken by the Company relating to the Prepackaged Plan. See "PROPOSAL 1 -- Certain Federal Income Tax Considerations" for a discussion of federal tax considerations relating to the Prepackaged Plan to be considered by Huntway securityholders and tax positions to be taken by the Company in connection therewith.



RISK FACTORS



     Investment in Huntway securities involves a high degree of risk. Prior to deciding whether to vote on the Prepackaged Plan and the other proposals set forth in this Consent Solicitation Statement, each Unitholder and each other impaired creditor or equity interest holder, as the case may be, should carefully consider all of the information contained in this Consent Solicitation Statement, including the factors outlined below and described in greater detail under "PROPOSAL 1 -- Risk Factors."



     Risk Factors Relating to the Prepackaged Plan. Such persons should consider that (a) the Prepackaged Plan may not be confirmed by the Bankruptcy Court even if accepted by all classes of impaired creditors and equity interest holders in the event that the Bankruptcy Court deems various requirements of confirmation not to have been met in the Prepackaged Chapter 11 Case, (b) the Prepackaged Plan may be confirmed by the Bankruptcy Court even if it is not accepted by each class of impaired equity interest holders, pursuant to the so-called "cram-down" provisions of the Bankruptcy Code, (c) if the Prepackaged Plan cannot be confirmed, the Prepackaged Chapter 11 Case could be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Company, (d) if the Prepackaged Plan cannot be confirmed, a party in interest may propose an alternative plan of reorganization of the Company, (e) no person was retained by the Company to represent solely the interests of the Unitholders in connection with the negotiation of the Consensual Restructuring Agreement and the Prepackaged Plan, (f) members of the Company's management and the General Partner have interests in the Consensual Restructuring Agreement and the Prepackaged Plan that are different from (or in the case members of management and the General Partner holding Common Units, in addition to) those of the Unitholders and, accordingly, have a potential conflict of interest with the other Unitholders with respect to the approval and consummation of the Prepackaged Plan and (g) consummation of the Prepackaged Plan may cause certain adverse tax consequences to Unitholders and other holders of claims against or interests in the Company that are affected by the Prepackaged Plan.



     Risk Factors Relating to the Company's Operations. Such persons should consider that (a) the margins for the Company's principal products are extremely volatile, (b) the markets in which the Company participates are highly competitive, (c) the occurrence of an earthquake, such as the January 1994 Northridge earthquake, in the California market could have a material adverse effect of the Company's business, (d) the expiration of certain crude oil tankering permits to Southern California has resulted in a reduction of certain crude oil supplies to the Company that are cheaper and better suited to the Company's production needs than alternatives, (e) demand for liquid paving asphalt products is primarily affected by government funding levels, which are beyond the control of the Company, (f) the Company's business is directly affected by the state of the California economy, which has experienced recession from time to time, (g) the Company's business is adversely affected by cold, wet weather in the Northern California market, (h) there are limited barriers to entry for potential competitors in the asphalt market, (i) the Company's financial projections are based on a number of assumptions, many of which are beyond the Company's control, (j) the Company's operations are subject to compliance with various laws and regulations respecting protection of the environment, which laws and regulations can impose significant liabilities, and
(k) the Company has been involved in certain proceedings with the Commission, and certain related litigation, regarding irregularities in its financial accounts uncovered in December 1992.

HUNTWAY INCENTIVE OPTION PLAN



     Proposal 3 seeks Unitholder approval of the Huntway Incentive Option Plan, which provides for the issuance of up to 4,000,000 Unit Options to eligible employees of the Company. Each of the Prepackaged Plan and the Consensual Restructuring Agreement provides for the issuance to the Company's management of Unit Options upon consummation of the related debt restructuring. In each case, such issuance would be pursuant to the Huntway Incentive Option Plan, if approved. The Company believes that the Huntway Incentive Option Plan is necessary to attract and retain high-quality individuals to the Company's management.

GENERAL



     The purpose of this consent solicitation, among other things, is to obtain the requisite number of acceptances of the Prepackaged Plan in the form attached as Appendix A. Assuming the requisite acceptances are obtained, the Company intends to commence the Prepackaged Chapter 11 Case promptly upon receipt of such acceptances and seek confirmation of the Prepackaged Plan. Although the Company is not currently aware of any circumstance under which it would not commence the Prepackaged Chapter 11 Case if the requisite acceptances are obtained, the Company reserves the right not to commence the Prepackaged Chapter 11 Case for any reason, including the Company's receipt of the agreement of 100% of the Company's lenders to the terms of the Consensual Restructuring Agreement attached as Appendix B to this Consent Solicitation Statement. This consent solicitation also seeks, pursuant to the NYSE Rules, under which the Common Units are listed for trading, the approval of the Unitholders to issue additional Common Units pursuant to the Consensual Restructuring Agreement or any other out-of-court restructuring on terms substantially similar to those set forth in Appendix B hereto. The terms and conditions of the Consensual Restructuring Agreement are substantially identical to those contained in the Prepackaged Plan as each relates to and treats existing unitholders. For a discussion of the material differences between the Consensual Restructuring Agreement and the Prepackaged Plan, see "PROPOSAL 1 -- Comparison of Treatment of Claims and Equity Interests under Prepackaged Plan and Consensual Restructuring Agreement". In addition, this consent solicitation seeks approval of a majority of the Unitholders to adopt the Huntway Incentive Option Plan, a copy of which is attached as Appendix C to this Consent Solicitation Statement.


ACTION BY WRITTEN CONSENT

GENERAL


     This Consent Solicitation Statement, together with the Ballot, are being furnished to the Unitholders on behalf of the General Partner in connection with the solicitation of written consents from the Unitholders in lieu of a meeting of the Unitholders pursuant to Section 15.11 of the Partnership Agreement and
Section 302(c) of the Delaware Revised Uniform Limited Partnership Act. The General Partner is soliciting the written consent of the Unitholders with respect to the following proposals: (i) Proposal 1 to accept the Prepackaged Plan, (ii) Proposal 2 to approve, in accordance with the NYSE Rules, the issuance of additional Common Units in connection with consummation of the Consensual Restructuring Agreement (or a substantially similar out-of-court restructuring), and (iii) Proposal 3 to approve the Huntway Incentive Option Plan.


PREPACKAGED PLAN OF REORGANIZATION


     This Consent Solicitation Statement, together with the Ballot, is being distributed pursuant to Section 1125 of the Bankruptcy Code to all Beneficial Interest Holders of Claims or Equity Interests impaired under the terms of the Prepackaged Plan (including the Unitholders) to solicit votes to accept or reject the Prepackaged Plan. A holder of a Claim or Equity Interest in the Company is considered "Impaired" pursuant to section 1124 of the Bankruptcy Code if such holder's legal, equitable or contractual rights with respect to such Claim or Equity Interest is altered under the Prepackaged Plan. The Claims and Equity Interests impaired under the Prepackaged Plan include, in addition to the Common Units, the Claims held by the Senior Lenders, the Claims held by the Junior Lenders and the Equity Holders. Certain of the Claims and Equity Interests impaired under the Prepackaged Plan are held by persons and entities affiliated with Huntway or the General Partner. The Junior Lenders are the shareholders of Reprise. Reprise, the Junior Lenders and certain management personnel of Huntway own or hold Common Units. Certain management personnel of Huntway also own Unit Options in impaired Class 8 Equity Interests. In addition, the General Partner and the Special Managing Partner own the General Partner Interests impaired (Class 10 Equity Interests) under the Prepackaged Plan. All other Classes of Claims are unimpaired and holders of Claims in such other Classes would be conclusively presumed to have accepted the Prepackaged Plan pursuant to Section 1126(f) of the Bankruptcy Code. See "SUMMARY OF PREPACKAGED PLAN -- Confirmation of the Prepackaged Plan."

     Assuming the requisite number of Ballots are submitted by the holders of impaired Claims and Equity Interests, if the Prepackaged Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Beneficial Interest Holders of Claims and Equity Interests (including those who do not vote to accept or reject the Prepackaged Plan and those who vote to reject the Prepackaged Plan) will be bound by the terms of the Prepackaged Plan. Securities owned beneficially would include not only securities held by such Beneficial Interest Holder for its own benefit in its own name, but would also include securities held by others for such Beneficial Interest Holder's benefit, such as securities held by banks or other custodians, brokers (whether in such Beneficial Interest Holder's name, the nominee's name or "street name"), executors, administrators or trustees, guardians, attorneys-in-fact, officers of a corporation, general partners of a partnership or other persons acting in a fiduciary or representative capacity.


RECORD DATE; VOTING AND REVOCATION OF BALLOTS


     Consistent with the Partnership Agreement and Rule 3018 of the Bankruptcy Rules, the General Partner has fixed the Record Date for determining which Beneficial Interest Holders are eligible to vote the Ballot to accept or reject the Prepackaged Plan (Proposal 1) and which Unitholders are eligible to vote the Ballot with respect to Proposals 2 and 3 described in this Consent Solicitation Statement. Only Beneficial Interest Holders of record as of the Record Date will be entitled to vote in accordance with this Consent Solicitation Statement. The solicitation pursuant to this Consent Solicitation Statement will expire on
              , 1996, unless extended. Ballots which are properly executed in accordance with the voting instructions contained herein and returned in a timely manner will be counted in accordance with the directions noted thereon. To be counted, all Ballots (including Master Ballots), as appropriate, must be received on or prior to the Expiration Date unless the Company in its sole discretion extends the period during which Ballots will be accepted by the Company.



     In addition to the foregoing, all Unitholders of record as of the Record Date (including, but not limited to, all such Unitholders who are Beneficial Interest Holders) are urged to vote the Ballot with respect to each of Proposal 2 and Proposal 3 described in this Consent Solicitation Statement. All Beneficial Interest Holders are urged to vote the Ballot to accept or reject the Prepackaged Plan. Such persons should follow the specific procedures set forth in Proposal 1 contained in this Consent Solicitation Statement. See "PROPOSAL 1
- -- Voting Procedures."



     A Unitholder's consent to the Proposals contained in this Consent Solicitation Statement will not be effective unless such Unitholder signs and dates the enclosed Ballot and promptly returns such Ballot in the enclosed self-addressed envelope. Unitholders are urged to specify their choice with respect to each matter being submitted for Unitholder consent or approval by checking the appropriate boxes on the Ballot. A Unitholder giving written consent to any Proposal may revoke it at any time prior to the Expiration Date by giving written notice of such revocation to the Secretary of the Company at the address set forth in the heading above. If an incomplete Ballot is returned to the Company, the Company shall be deemed to have failed to have received such Ballot with respect to those Proposals for which such Ballot is not complete. Under the NYSE Rules, brokers who hold Common Units in street names may not execute and submit the enclosed Ballot on behalf of customers with respect to non-routine proposals such as Proposal 1, Proposal 2 and Proposal 3. Thus, "broker non-votes" will have the same effect as the failure of any Unitholder to execute and return the Ballot with respect to any Proposal. With respect to voting rights that are attributable to Common Units that have been transferred (by assignment of a depository receipt or otherwise, in a manner permitted under the Partnership Agreement) to an assignee who has not yet become a limited partner of the Company, the General Partner shall be deemed to be the Holder with respect thereto and shall, in exercising the voting rights in respect of such Common Units on any matter, vote such Common Units at the direction of such assignee.


     This Consent Solicitation Statement, together with the Ballot and a pre-addressed postage-paid envelope, is being furnished to record Unitholders (i.e., Holders whose respective names (or the names of whose nominees) appear as of the Record Date on Huntway's Common Unit lists or, if applicable, who are listed as participants in the clearing agency's security position listing). The Common Units represented by each Ballot submitted with respect to, together with a Ballot voted by the Beneficial Interest Holder of such Common

Unit in acceptance of, Proposal 1 will be deemed to have accepted the Prepackaged Plan. The Common Units represented by each Ballot submitted with respect to Proposal 2 will be deemed to have authorized the issuance of Common Units in connection with either the Plan or the Consensual Restructuring Agreement. The Common Units represented by each Ballot submitted with respect to Proposal 3 will be deemed to have consented to the adoption of the Huntway Incentive Option Plan. Unitholders have no appraisal or dissenter's rights under Delaware law with respect to either Proposal 1, Proposal 2 or Proposal 3.

     In addition to the solicitation of written votes of the Unitholders, the Company is soliciting votes to accept the Prepackaged Plan from each Holder that was a Beneficial Interest Holder as of the Record Date of (i) the Old Collateralized Notes, (ii) the Old Subordinated Notes, (iii) the Old Junior Subordinated Notes, (iv) the Warrants, (v) the Existing Unit Options and (vi) the General Partnership Interests. Accordingly, this Consent Solicitation Statement, together with the Ballot, and a pre-addressed postage-paid envelope is also being furnished to (i) registered Holders of Old Collateralized Notes (i.e., Holders whose respective names appear as of the Record Date on the security holder lists maintained by the trustee under the Old Collateralized
Note Indenture), (ii) registered Holders of Old Subordinated Notes (i.e., Holders whose respective names appear as of the Record Date on the security holder lists maintained by the trustee under the Old Subordinated Note Indenture), (iii) registered Holders of Old Junior Subordinated Notes (i.e., Holders whose respective names appear of the Record Date on the security holder lists maintained by the trustee under the Old Junior Subordinated Debenture Indenture), (iv) record holders of Warrants (i.e., Holders whose respective names (or the names of whose nominees) appear as of the Record Date on Huntway's list of Warrant Holders) (v) Holders of interests arising under Existing Unit Options (i.e., Holders whose respective names appear as of the Record Date in Huntway's list of Existing Unit Options Holders) and (vi) Holders of General Partnership Interests (i.e., the General Partner and the Special Managing Partner).

     Registered or record holders may include brokerage firms, commercial banks, trust companies or other nominees. IF SUCH PERSON OR ENTITIES DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROMPTLY PROVIDE COPIES OF THIS CONSENT SOLICITATION STATEMENT TO THEIR CUSTOMERS AND TO BENEFICIAL INTEREST HOLDERS FOR WHOSE ACCOUNT THEY HOLD. Any Beneficial Interest Holder who received this Consent Solicitation Statement and has not received appropriate voting materials should contact his, her or its brokerage firm, nominee or the Information Agent at each of the addresses or phone numbers listed on the back cover.


     Under the Bankruptcy Code, the Holders of at least two-thirds in face amount and more than one-half in number of the Claims of each Class of impaired Claims actually voting must timely vote the Ballot in order to accept the Prepackaged Plan. The aggregate number of holders and amount of debt entitled to vote in each eligible voting class is described more specifically herein. See "PROPOSAL 1 -- Summary of the Prepackaged Plan." The Bankruptcy Code also provides that the Holders of at least two-thirds in amount of the Equity Interests of each Class of impaired Equity Interests actually voting must timely vote the Ballot in order to accept the Prepackaged Plan. No Ballot will be effective to vote on the Prepackaged Plan unless the number of votes required for acceptance of the Prepackaged Plan are delivered to the Company as of the Expiration Date. Under the Bankruptcy Code, there is no minimum number (or quorum) of votes that must be cast to accept the Prepackaged Plan and thus the failure to vote, or an abstention, with respect to Proposal 1 has no effect on the outcome of Proposal 1. The approval of each of Proposal 2 and Proposal 3 requires the consent of the holders of at least a majority of the outstanding Common Units and thus the failure to vote, or an abstention, with respect to Proposal 2 or Proposal 3 acts as a vote against Proposal 2 or Proposal 3, as the case may be. For a more detailed explanation of the voting procedures with respect to the Prepackaged Plan, see "PROPOSAL 1 -- Voting Procedures." For purpose of determining whether the requisite number of votes to accept the Prepackaged Plan is received to approve the Prepackaged Plan, only votes which are cast by or at the direction of Beneficial Interest Holders in accordance with the procedures set forth in this Consent Solicitation Statement may be counted, and only the votes of Holders of Allowed Claims or Equity Interests will be counted. For a full description of the voting procedures to be followed with respect to the Prepackaged Plan, see "PROPOSAL 1 -- Voting Procedures."



     The General Partner has recommended that the Unitholders vote the Ballot to accept and consent to each of Proposal 1, Proposal 2 and Proposal 3. Both the General Partner and the Special Managing Partner intend to vote their respective Ballots to accept Proposal 1, Proposal 2 and Proposal 3. All of the Company's executive officers that are Unitholders entitled to vote the Ballot have indicated to the General Partner their current intention to submit votes with respect to Proposal 1 to accept the Prepackaged Plan, Proposal 2 to approve the issuance of additional Common Units and Proposal 3 to adopt the Huntway Incentive Option Plan.



NUMBER OF UNITS, WARRANTS AND OPTIONS OUTSTANDING


     The Company has one class of outstanding common partnership units, the Common Units. Except as may otherwise be required by law, holders of the Common Units vote together as a single class on all matters submitted to the Unitholders and are entitled to one vote per Common Unit.


     As of the Record Date, there were approximately 11,556,250 issued and outstanding Common Units held by approximately 1,700 Holders of record, outstanding Warrants exercisable to purchase an aggregate of 3,340,757 Common Units held by four Holders of record, and an aggregate of 1,022,000 Existing Unit Options held by 22 Holders of record. On the Record Date, officers of the Company beneficially owned an aggregate of 623,419 Common Units (or approximately 5% of the outstanding Common Units), and 851,250 Existing Unit Options (or approximately 5% of the outstanding Common Units determined on a fully diluted basis). Certain information relating to the security ownership of certain beneficial owners and management of Huntway is set forth under "BENEFICIAL OWNERSHIP OF COMMON UNITS."



     Huntway believes that all of the Holders of Warrants and Existing Unit Options intend to vote to accept the Prepackaged Plan. The Warrants are held by Bankers Trust, Mass Mutual, First Plaza and Oppenheimer. The Existing Unit Options are held by management personnel of Huntway.



NUMBER OF HOLDERS AND AMOUNT OF DEBT IN IMPAIRED CLASSES OF CLAIMS



     As Impaired Classes under the Prepackaged Plan, Class 2A, Class 2B, Class 2C and Class 5 Claims are entitled to vote on the Prepackaged Plan. Bankers Trust holds all of the Class 2A Claims and Huntway believes Bankers Trust intends to vote to accept the Prepackaged Plan. The Senior Lenders (other than Bankers Trust) hold all of the Class 2B Claims and Class 2C Claims. Huntway believes that at least three of the four holders of Class 2B Claims and Class 2C
Claims, representing      % of the aggregate outstanding amount of such Claims
(which exceeds the 66 2/3% necessary for acceptance under the Bankruptcy Code), intend to vote to accept the Prepackaged Plan.



     The Junior Lenders hold all of the Class 5 Claims. The Junior Lenders are shareholders of Reprise, and Huntway believes each of the Junior Lenders intends to vote to accept the Prepackaged Plan.


                                   PROPOSAL 1

ACCEPTANCE OF HUNTWAY'S "PREPACKAGED" PLAN OF REORGANIZATION PURSUANT TO CHAPTER
                           11 OF THE BANKRUPTCY CODE

INTRODUCTION

     After consideration of its alternatives to improve the financial condition and capital structure of Huntway, the General Partner has concluded that the restructuring of Huntway's indebtedness embodied in the Prepackaged Plan is necessary if Huntway is to deal with its serious financial problems and to continue to operate as a going concern. In October 1995, anticipating a payment default under the Old Collateralized Note Indenture, the Company initiated discussions with all of its lenders regarding potential out-of-court restructuring of the Company's outstanding indebtedness. As a result of such deliberations, on April 15, 1996, all of the Senior Lenders other than Ryback (representing 86% of the outstanding senior indebtedness) and all of the Junior Lenders agreed to consummate a restructuring consistent with the terms of the Consensual Restructuring Agreement.

     Specifically, the Consensual Restructuring Agreement contemplates (1) the reduction of Huntway's debt by nearly $70 million; (2) that the existing Unitholders will retain their equity interests in the Company on a diluted basis; and (3) other significant favorable modifications to the Company's debt obligations.


     Since April 15, 1996, the General Partner has carefully considered the financial condition and prospects of Huntway, the absence of feasible alternative solutions and the various aspects of the Prepackaged Plan and has determined that, so long as the Company cannot obtain the consent of 100% of the Senior Lenders to the Consensual Restructuring Agreement, seeking confirmation of the Prepackaged Plan is the most favorable solution to the Company's current inability to service its outstanding indebtedness while providing the Unitholders with the ability to retain an economic interest in the Company. The Prepackaged Plan and the Consensual Restructuring Agreement, solely as each relates to and treats the existing Unitholders, contain substantially identical terms which are delineated below in this Proposal 1 with respect to the Prepackaged Plan. For a discussion of the material differences between the Consensual Restructuring Agreement and the Prepackaged Plan as each relates to Holders of claims and other equity interests, see "PROPOSAL 1 -- Summary of the Prepackaged Plan -- Comparison of Treatment of Claims and Equity Interests under Prepackaged Plan and Consensual Restructuring Agreement."


     UNDER EACH OF THE PREPACKAGED PLAN AND THE CONSENSUAL RESTRUCTURING AGREEMENT, THE UNITHOLDERS WILL RETAIN THEIR EQUITY INTERESTS IN THE COMPANY ON A DILUTED BASIS AND THERE WILL BE NO CHANGES TO THE EXISTING COMMON UNITS (OTHER THAN THE AMENDMENT OF THE PARTNERSHIP AGREEMENT TO CLARIFY THE TAX TREATMENT OF THE TRANSACTIONS CONTEMPLATED BY THE PREPACKAGED PLAN). IN CONTRAST, IN THE EVENT THAT NEITHER THE CONSENSUAL RESTRUCTURING AGREEMENT NOR THE PREPACKAGED PLAN IS CONSUMMATED, THERE EXISTS A SUBSTANTIAL LIKELIHOOD THAT THE EQUITY HOLDERS WILL RECEIVE LITTLE, IF ANYTHING IN RESPECT OF THEIR EQUITY INTERESTS IN THE COMPANY AS A RESULT OF A FORECLOSURE, BANKRUPTCY OR LIQUIDATION. THEREFORE, THE GENERAL PARTNER HAS APPROVED AND RECOMMENDS THAT THE UNITHOLDERS CONSENT TO PROPOSAL 1 AND VOTE THE BALLOT TO ACCEPT THE PREPACKAGED PLAN.


     Proposal 1 of this Consent Solicitation Statement includes discussion of all material terms of the Prepackaged Plan and the information required to be disclosed in the Disclosure Statement to be filed with the Bankruptcy Court in accordance with Sections 1125, 1126(b) and 1145 of the Bankruptcy Code and Bankruptcy Rule 3018(b). Accordingly all Beneficial Interest Holders of impaired Claims and Equity Interests should read the Solicitation Materials in their entirety before voting the Ballot to accept or reject the Prepackaged Plan.


     ALTHOUGH THIS CONSENT SOLICITATION STATEMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, THE PREPACKAGED PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE PREPACKAGED PLAN OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. FURTHERMORE THIS CONSENT SOLICITATION STATEMENT HAS NOT BEEN REVIEWED OR APPROVED BY THE BANKRUPTCY COURT. ACCORDINGLY, THE BANKRUPTCY COURT HAS NEITHER CONDUCTED AN ANALYSIS OF THE FACTUAL OR FINANCIAL INFORMATION CONTAINED HEREIN NOR APPROVED OR RULED UPON THE MERITS OF THE PREPACKAGED PLAN.

     The following summary of the Prepackaged Plan is qualified in its entirety by reference to more detailed information included elsewhere herein and in the Appendices hereto.

PURPOSES OF THE PREPACKAGED PLAN

     The purpose of the Prepackaged Plan is to enhance the long term viability of the Company by aligning its capital structure with its present and future operating prospects. The Prepackaged Plan will reduce the principal amount and lower the debt service requirements of the Company's indebtedness. By offering Holders of certain of the Company's indebtedness and warrants to acquire new Common Units, such Holders will participate in any long-term appreciation of the Company's value, which the Company expects to be enhanced by the deleveraging of the Company's capital structure.

     The General Partner believes that the financial restructuring contemplated by the Prepackaged Plan is in the best interests of all Creditors and Equity Holders. If the Prepackaged Plan is not confirmed, the General Partner believes that Huntway will be forced to either file an alternate plan of reorganization under Chapter 11 of the Bankruptcy Code, liquidate under Chapter 7 of the Bankruptcy Code, or be subject to a foreclosure by the Senior Lenders. The Company does not currently have any alternative plan of reorganization and is not aware of such a plan proposed by any of its Lenders or other securityholders. Although, it is not possible to predict with certainty the effect on the Company's operations or its securityholders, in the event of either a liquidation under Chapter 7 of the Bankruptcy Code or a foreclosure by the Senior Lenders on Huntway's assets, the General Partner believes that Huntway's unsecured Creditors and Equity Holders would realize no distributions or value for their Claims or Equity Interests, as Huntway has assets worth approximately $15.9 million (liquidation value) to satisfy $95.5 million of secured debt. See Proposal 1 -- "Liquidation Analysis." In contrast, if the Bankruptcy Court confirms the Prepackaged Plan, Unitholders will retain their Equity Interests on a diluted basis and Holders of other Equity Interests will receive a distribution in respect thereof.


PRINCIPAL ELEMENTS OF THE PREPACKAGED PLAN


     Upon consummation of the Prepackaged Plan, the Old Collateralized Notes, the Old Subordinated Notes, the Old Junior Subordinated Notes, the Warrants, and the Existing Unit Options will be exchanged as set forth below:


                  FOR EACH:                          HOLDERS WILL RECEIVE APPROXIMATELY:
- ---------------------------------------------   ---------------------------------------------
$1,000 original principal amount of Old         $292.27 principal amount of New Senior Notes
Collateralized Notes and Old Subordinated       (Other) and 78.80 Common Units
Notes not held by Bankers Trust
$1,000 original principal amount of Old         $222.67 principal amount of New Senior Notes
Collateralized Notes and Old Subordinated       (Sunbelt IDB), $69.60 principal amount of New
Notes held by Bankers Trust                     Senior Notes (Other) and 78.80 Common Units
$1,000 original principal amount of Old         $295.71 principal amount of New Junior Notes
Junior Subordinates Notes                       and 159.30 Common Units
Common Unit issuable upon exercise of Warrant   1.90 Common Units
Existing Unit Option                            One Unit Option

     In the aggregate, the exchanges of Old Collateralized Notes, Old Subordinated Notes, Old Junior Subordinated Notes, Warrants, and Existing Unit Options in accordance with the terms of the Prepackaged Plan will result in the following:

   AMOUNT OUTSTANDING AS OF JUNE 30, 1996                      EXCHANGED FOR:
- ---------------------------------------------   ---------------------------------------------
$39,537,606 aggregate principal amount of Old   $11,555,656 principal amount of New Senior
Collateralized Notes and Old Subordinated       Notes (Other) and 3,115,436 Common Units
Notes not held by Bankers Trust                 representing approximately 12.3% of the
                                                Common Units outstanding upon consummation of
                                                the Prepackaged Plan
$40,867,844 aggregate principal amount of Old   $2,844,345 principal amount of New Senior
Collateralized Notes and Old Subordinated       Notes (Other) $9,100,000 principal amount of
Notes held by Bankers Trust                     New Senior Notes (Sunbelt IDB) and 3,220,227
                                                Common Units outstanding upon consummation of
                                                the Prepackaged Plan

   AMOUNT OUTSTANDING AS OF JUNE 30, 1996                      EXCHANGED FOR:
- ---------------------------------------------   ---------------------------------------------
$7,000,000 original aggregate principal         $2,070,000 principal amount of New Junior
amount of Old Junior Subordinated Notes         Notes and 1,115,077 Common Units,
                                                representing 4.4% of the Common Units
                                                outstanding upon consummation of the
                                                Prepackaged Plan
3,340,757 Common Units issuable upon exercise   6,335,663 Common Units Representing 25% of
of Warrants                                     the Common Units outstanding upon
                                                consummation of the Prepackaged Plan
1,022,000 Existing Unit Options                 1,022,000 Unit Options upon consummation of
                                                the Prepackaged Plan

     The Prepackaged Plan also provides for the issuance of Unit Options for the purchase of approximately 1,800,000 additional Common Units in accordance with the Huntway Incentive Option Plan to approximately 20 management personnel of Huntway.

     The Prepackaged Plan also provides for all Holders of Unsecured Claims, including trade Claims, and Other Secured Claims to be paid in full.


INTERESTS OF CERTAIN PERSONS IN THE PREPACKAGED PLAN



     At June 30, 1996, Existing Unit Options to purchase an aggregate of 1,022,000 Common Units were outstanding, held by 22 members of the Company's management. The Existing Unit Options are ten-year options that have terms expiring between 1999 and 2005 and have exercise prices ranging between $0.625 and $1.00 per Common Unit. At such date, the Existing Unit Options represented 6.2% of the Company's fully diluted equity. The terms of the Prepackaged Plan provide that upon consummation (i) each outstanding Existing Unit Option will be exchanged for a new Unit Option with terms and conditions the same in all material respects as the Existing Unit Options, except that all new Unit Options will have an exercise price of $0.50 per underlying Common Unit, and (ii) 22 members of the Company's management will be issued new Unit Options to acquire an aggregate of 1,793,850 Common Units at an exercise price of $0.50 per Common Unit. Collectively, such Unit Options to acquire an aggregate of 2,815,850 Common Units at an exercise price of $0.50 per Common Unit will represent 10% of the Company's fully diluted equity upon consummation of the Prepackaged Plan. The terms of the Prepackaged Plan also provide that the Company will issue to the holders of new Unit Options from time to time after consummation of the Prepackaged Plan additional Unit Options in amount sufficient to prevent dilution to the amount of the fully diluted equity of the Company represented by such originally issued new Unit Options through the issuance of Common Units after consummation of the Prepackaged Plan (i) to the holders of Class 5 Claims, as payment of interest on the New Junior Notes to be issued to such holders, pursuant to the terms of such notes, and (ii) to the holders of Class 2 Claims and Class 6 Equity Interests as anti-dilution protection for the Common Units to be issued to such holders. The additional Unit Options to be issued to members of management pursuant to this anti-dilution protection will have a term of ten years and will have an exercise price equal to the market price per Common Unit used to determine the number of Common Units to be issued in payment of accrued interest on the New Junior Notes. The specific number of Unit Options to be issued to the Company's Chief Executive Officer and the other four most highly compensated executive officers is set forth under "PROPOSAL 3 -- ADOPTION OF THE HUNTWAY INCENTIVE OPTION PLAN -- Background and Purpose of the Huntway Incentive Option Plan."



     At June 30, 1996, there was $7.7 million principal amount of the Old Junior Subordinated Notes outstanding. The terms of the Prepackaged Plan provide that each $1,000 original principal amount of such notes will be exchanged for (i) $295.71 principal amount of New Junior Notes and (ii) 159.3 Common Units. The Old Junior Subordinated Notes are held by an affiliate of the General Partner.



     Under the terms of the Consensual Restructuring Agreement and the Prepackaged Plan, any Common Units issued as interest on the New Junior Notes will not dilute the equity interest represented by the Common Units to be issued initially to the Senior Lenders and the Warrant holders (approximately 50% of the Common Units initially outstanding), nor will it dilute the equity interest represented by the Common Units to be issued initially to the holders of the Old Junior Subordinated Note (approximately 4.4% of the Common Units initially outstanding), nor will it dilute the equity interest represented by the Unit Options to be issued to management (initially representing approximately 10% of the Company's fully diluted equity). Any Unit Options issued to management as anti-dilution protection will have an exercise price equal to the market price of the Common Units at the time of issuance.



     The issuance of Common Units and Unit Options to such parties over time will have the effect of diluting the equity ownership interest of the existing Unitholders. For example, assuming annual New Junior Note interest expense of $248,400 and a Common Unit market price of $1.50, a total of 363,158 additional Common Units and Unit Options to acquire 40,351 Common Units would be issued in payment of interest and as anti-dilution protection at the end of the first year the New Junior Notes are outstanding. At the end of three years, assuming the market price of the Common Units remained the same, a total of 1,089,474 additional Common Units and Unit Options to acquire 121,053 additional Common Units would have been issued in payment of interest and as anti-dilution protections during such period. These issuances would have the effect of reducing the percentage of the Company's fully diluted equity represented by existing Common Units from approximately 40% at the consummation of the Prepackaged Plan to approximately 37% of the fully diluted equity after three years. So long as interest on the New Junior Notes continued to be paid in Common Units (the term of the New Junior Notes is 10 years), additional annual dilution to the equity interest represented by the existing Common Units would occur.



     The holders of existing Unit Options and the holders of Old Junior Subordinated Notes will each receive more value under the Prepackaged Plan than the Company estimates would be available to be distributed to such holders upon a liquidation of the Company. See "Liquidation Analysis."



     Members of management receiving Unit Options pursuant to the terms of the Prepackaged Plan and the General Partner of the Company, through its ownership of the Old Junior Subordinated Notes, have interests in the Company and the Consummation of the Prepackaged Plan that are different from (or in the case members of management and the General Partner holding Common Units, in addition
to) those of the holders of Common Units and, accordingly, have a potential conflict of interest with the other holders of Common Units with respect to the approval and Consummation of the Prepackaged Plan. No person was retained by the Company to represent solely the interests of the Common Unit holders in connection with the negotiation of the Consensual Restructuring Agreement and the Prepackaged Plan.



RISK FACTORS



     ALL IMPAIRED CREDITORS AND EQUITY HOLDERS, BENEFICIAL OR OTHERWISE, SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS CONSENT SOLICITATION STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN.



Industrial, Governmental and Cyclical Factors



     Volatility of Refining Margins



     The Company's income and cash flow are derived from the difference between its costs to obtain and refine crude oil and the price for which it can sell its asphalt and light-end refined products. The Company buys crude oil and sells refined products on the spot market. The Company maintains inventories of crude oil, intermediate products, and refined products, the values of which are subject to fluctuations in market prices. Factors that are beyond the control of the Company may cause the cost of crude oil purchased by the Company and the price of refined projects sold by the Company to fluctuate. Although prices of crude oil and refined products generally move in the same direction, prices of refined products often do not respond immediately to changes in crude oil costs. An increase in market prices for crude oil or a decrease in market prices for refined products could have an adverse impact on the Company's earnings and cash flow. Although the Company believes that refining margins will improve, there can be no assurance that refining margins will not remain at current levels or deteriorate. In order to partially mitigate the risk of widely fluctuating crude costs, the Company has and will engage in hedging activities.

     Competition



     The markets for refined petroleum products are highly competitive and pricing is a primary competitive factor. With respect to liquid asphalt, Huntway's management believes that Huntway's reputation for consistently high product quality, its ability to provide high levels of service and its long-standing relationships with its major customers are important to its continued success.



     Huntway's five-state market area is served by numerous refineries, including refineries operated by major integrated oil companies and by other independent refiners. All of Huntway's primary competitors are located in California and many have larger refining capacity and greater financial resources than does Huntway. In 1995, Huntway's management believes that Shell Oil Company accounted for a majority of the volume of liquid asphalt sales in the Northern Market and that Huntway accounted for 20% to 25% of liquid asphalt sales in this market area. The remaining 10% to 20% estimated market share is apportioned amongst several other competitors located outside of the Northern California area. Chevron ceased producing asphalt in Northern California effective January 1, 1994. Huntway's management believes that Paramount (formerly EOTT) accounts for approximately 50% of the liquid asphalt sales in the Southern Market and that Huntway and two other competing refineries account for the majority of the remainder of liquid asphalt sales.



     Due to limited barriers to entry into the industry, there is a risk of additional competition in the future. Recently, Saba Petroleum Company ("Saba") received government approval to commence operations at the 10,000 bpd refinery previously owned by Conoco in Santa Maria, California. Saba has entered into a processing agreement with Petro Source Corporation whereby they would supply crude oil and sell the finished product. The refinery will produce a full range of asphalt products including asphalt emulsion and polymer-modified asphalt. Management believes that Saba is likely to be constrained by limited crude oil supplies and will need to market the majority of its asphalt products out of state and will have to transport its light-end products to refining centers such as Los Angeles.



     Threat of Earthquakes



     The Northridge earthquake that occurred on January 17, 1994 adversely impacted 1994 and 1995 operating results by slowing road repair bidding activity while freeway overpasses were replaced and rupturing a major pipeline that supplies crude oil to the Company. The Company is vulnerable to disruption of its business due to earthquakes. For example, the January 17, 1994 Northridge earthquake slowed road repair bidding activity in 1994 and to a lesser degree in 1995 while freeway overpasses were replaced. Moreover, the Northridge earthquake destroyed one of two major pipelines that supplied crude oil to the Los Angeles basin. This caused prorations on the remaining pipeline (and resulting higher crude costs) that were not mitigated until July 1995 when capacity on the remaining pipeline was expanded. Although both of the Refineries are vulnerable to disruption in operations and reduced operating results due to the possibility of additional earthquakes in California, the Company maintains $10 million of earthquake and business disruption insurance to mitigate this risk.



     Expiration of Crude Oil Tankering Permits



     The expiration of certain crude oil tankering permits to southern California resulted in a reduction in locally produced off-shore crude oil supplies which are cheaper and better suited to the Company's production needs. The pipeline disruption and the expiration of tankering permits resulted in higher overall prices for crude oil. At this time, there are no indications if or when crude tankering will resume.



     Government Funding



     Demand for liquid paving asphalt products is primarily affected by Federal, state and local highway spending, commercial construction and the level of housing starts, all of which are beyond the control of the Company. Government highway spending provides a source of demand which is relatively unaffected by normal business cycles but is dependent upon appropriations. During 1994, approximately 85% of liquid asphalt sales were ultimately funded by the public sector. However, the January 17, 1994 earthquake diverted substantial public funds designated for road transportation to freeway and bridge repair. This repair effort primarily utilized concrete and steel, thereby depressed 1994 public funding of conventional asphalt paving. Historically, approximately 70% of Huntway's liquid asphalt sales have been made to purchasers whose business is directly tied to these various governmental expenditures. Over the long-term, the demand for liquid asphalt will also tend to be influenced by changes in population, the level of commercial construction, and housing activity.



     Federal funding of highway projects is accomplished through the Federal Aid Highway Program. The Federal Aid Highway Program is a Federally assisted, state administered program that distributes Federal funds to the states to construct and improve urban and rural highway system. Substantially all Federal highway funds are derived from gasoline user taxes assessed at the pump. In addition to Federal funding for highway projects, states individually fund transportation improvements with the proceeds of a variety of gasoline and other taxes. In California, CALTRANS administers state expenditures for highway projects.



     In June, 1990, voters in the state of California passed a measure which increased state gasoline taxes from 9 cents per gallon to 14 cents per gallon effective August 1, 1990, and by an additional 1 cent per gallon on each January 1 thereafter through 1994. The additional sales available to the state are now estimated to be approximately $14 billion over the decade. However, in June 1994, California voters rejected a measure that would have provided an additional $2 billion to pay for damage to freeways and bridges resulting from the January 17, 1994 earthquake. Accordingly, state funding for earthquake repair projects was achieved by utilizing funds from the existing California transportation budget. Local governmental units, such as cities, counties and townships, provide additional funding for road and highway projects through various taxes and bond issues. On March 26, 1996, the California electorate approved the $2.0 billion Seismic Retrofit Proposition. Passage of Proposition 192 will result in a net increase in construction of new, and repair of existing, asphalt road projects in the State over that which would have occurred if Proposition 192 had not been approved, as the Proposition raises $2 billion of new money to be used to Seismic retrofit California bridges, highways and overpasses.



     California Economy



     The depressed business environment in California in recent years has adversely impacted demand for asphalt by the private sector. Private asphalt demand remained depressed in 1994 and, although the economy improved in 1995 and the first half of 1996, there can be no assurances that the California economy may not experience another recession.



     Adverse Weather Conditions



     Generally cold, wet weather is not conducive to asphalt road construction and repair. Accordingly, fourth quarter 1994 and first quarter 1995 results were adversely impacted by unseasonably wet weather in California, resulting in the Company experiencing the lowest first quarter volume of asphalt in its history as a publicly traded limited partnership.



     Limited Barriers to Entry



     Barriers to entry in the asphalt market are limited. The sophistication level of the required facilities is low indicating that refineries could enter the market if they chose to do so. The capital needed to undertake asphalt manufacturing at an existing refinery operation is small by refinery standards. Permit issues for these existing refineries, while they exist, are not of such a nature that they are likely to be a significant deterrent to new entrants. However, construction of new asphalt refineries is very unlikely due to the inability to obtain required permits. Greenfield refineries would have high barriers to entry due to environmental regulations and the limited size of the market.



     Risk Related to the Projections



     The projections included herein represent the Company's best estimate of the Company's projected results of operations for the years ending December 31, 2000. The projections are based upon a number of assumptions, some of which may not materialize, and unanticipated events may occur that could affect the actual results achieved by the Company during the period covered by the projections. Consequently, actual results will vary from the projections and those variations may be material. The projections were not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants or generally accepted accounting principles and have not been examined, reviewed, or compiled by the Company's independent public accountants.



     Environmental Matters



     The Company is subject to Federal, state, and local laws, regulations, and ordinances that govern activities or operations that might have adverse environmental effects, and that impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals, or other releases of hazardous substances. Although Management believes that the Company's operational procedures and safety precautions are enforced stringently, there can be no assurance that environmental problems will not occur in the future.



     On May 19, 1995, during testing pursuant to the closure of a waste water treatment pond, Huntway discovered that several drums of hazardous materials had been improperly disposed of at the site of the Wilmington refinery. Subsequent geophysical testing to date indicates that approximately 20 to 30 of such drums had been improperly disposed of at the site. The materials had been stored in drums and disposed of under the waste water treatment pond apparently at the time of its construction. The Partnership has expended approximately $120,000 for evaluation and remediation of the contamination. Of this amount, approximately $75,000 has been recovered from former owners and operators of the site, as well as entities involved in the construction of the pond. Management does not believe, based on the information available at this time, that any additional costs will be incurred.



     Litigation



     In December 1992, Huntway uncovered certain irregularities in its financial accounts. These irregularities extended to the accounting records utilized in the preparation of Huntway's quarterly reports on Form 10-Q for 1992, as filed with the Commission. As a result, the quarterly financial information was restated and presented as a part of Huntway's Annual Report on Form 10-K which was filed with the Commission on March 30, 1993. Huntway has reported all of these irregularities to appropriate governmental authorities, including the Commission and the U.S. Attorney's office. Huntway was notified in early December 1992 that the Commission was commencing an informal investigation into these financial irregularities and was further notified in late April 1993 that a formal investigation had begun. Huntway has cooperated fully with the Commission in its investigation. In July of 1994, Huntway was notified that the Commission had concluded its investigation and issued an order specifying that Huntway permanently cease and desist from committing or causing any violations or future violations of Sections 13(a), 13(b) (2) (A) and 13(b) (2) (B) of the Exchange Act and Rules 12b-20, 13a-13 and 13b1-2 thereunder. The Commission did not order a monetary penalty as a result of the investigations. Huntway has consented to the order without admitting or denying any factual allegations contained in the order.



     As a result of the Company's disclosures to the U.S. Attorney's office, the Company received a federal grand jury subpoena in 1993 seeking documents in conjunction with its investigation of the Company's former Chief Financial Officer. The Company is responding to the subpoena and cooperating with the U.S. Attorney's office in the course of this investigation. The Company has not been charged with any wrongdoing by the U.S. Attorney's office.



     In December 1992, two lawsuits were filed against Huntway and certain of its present and former officers. The lawsuits sought an unspecified amount of damages and alleged that certain statements made by Huntway failed to adequately disclose material facts that would have impacted the trading value of Huntway's units. These lawsuits were settled in August 1993 pursuant to which the plaintiffs would receive a combination of $1,200,000 in insurance proceeds and a $150,000 unsecured 7% note payable which was paid in full by Huntway on December 15, 1995.



     Also in 1992, Huntway and Sunbelt were charged by the State of Arizona with violations of certain environmental regulations and provisions of the Sunbelt refinery's installation permit. Sunbelt acknowledged that it had certain environmental compliance problems in the past, but believed that none of these resulted in any harm to public health or to the environment. While Huntway and Sunbelt have consistently denied that any criminal activity occurred, the parties agreed on December 21, 1993 to settle both the State's civil and criminal charges. As part of the settlement, Sunbelt has agreed to pay a penalty of $700,000 over a period of seven years without interest and to undertake certain environmental improvements at the Sunbelt refinery. On December 21, 1993 and January 7, 1994, Huntway made payments against the penalty of $150,000 and $100,000, respectively. The next installment payment of $100,000 was paid on January 7, 1996. The settlement, which consists of a civil consent judgment and a plea agreement, has been reviewed and approved by the court, the U.S. Attorney's office and the U.S. Environmental Protection Agency. Under the terms of the settlement, Huntway is released from any further liability for the alleged violations and considers the matter closed. Huntway has instituted new programs and procedures to ensure that it is operating in compliance with all environmental laws and regulations.



Factors Relating to the Prepackaged Plan



     Risk of Non-Confirmation or Non-Acceptance of the Prepackaged Plan



     Even if all Impaired Classes accept the Prepackaged Plan, the Prepackaged Plan may not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of the Prepackaged Plan not be followed by a need for further financial reorganization, that the value of distributions to dissenting Creditors and Equity Holders not be less than the value of distributions such Creditors and Equity Holders would receive if Huntway were liquidated under chapter 7 of the Bankruptcy Code and that the Prepackaged Plan and Huntway otherwise comply with the applicable provisions of the Bankruptcy Code. Although Huntway believes that the Prepackaged Plan will meet all applicable tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.



     If the Company commences the Prepackaged Chapter 11 Case and the Prepackaged Plan is not subsequently confirmed by the Bankruptcy Court and consummated, the alternatives include (i) liquidations of the Company under chapter 7 of the Bankruptcy Code or (ii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code.



     "Cramdown" Under Section 1129(b)



     If the Company does not have the necessary acceptances to confirm the Prepackaged Plan, the Company may nevertheless file a petition for relief under Chapter 11 of the Bankruptcy Code and seek confirmation of the Prepackaged Plan notwithstanding the dissent of Class 7 Equity Interests. In such event, the Company would seek to satisfy the Bankruptcy Code standards for confirmation by means of a "cramdown," which could require the Prepackaged Plan to be modified in a manner which would be material to any class junior to any class which has rejected the Prepackaged Plan. In the event any Impaired Class of Equity Interests does not accept the Prepackaged Plan, pursuant to the 'cramdown" provisions of the Bankruptcy Code, the Bankruptcy Court may nevertheless confirm the Prepackaged Plan at the Company's request if at least one Impaired Class has accepted the Prepackaged Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each Impaired Class of Equity Interests which has not accepted the Prepackaged Plan, the Bankruptcy Court determines that the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such Impaired Classes. In the event that any Impaired Class of Equity Interest fails to accept the Prepackaged Plan in accordance with subsection 1129(a)(8) of the Bankruptcy Code, the Company reserves the right to request confirmation of the Prepackaged Plan without the acceptance of all Impaired Classes of Equity Interests in accordance with subsection 1129(b) of the Bankruptcy Code. The Company will not seek to obtain confirmation of the Prepackaged Plan unless it has been accepted by Impaired Classes 2, 5, 6 and 8.

     Liquidation Under Chapter 7



     If no plan can be confirmed (and in certain other circumstances), the Company's Prepackaged Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Company for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a Chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth under "Liquidation Analysis." In a liquidation, the assets of the Company would be sold in exchange for cash, securities or other property, the proceeds of which would then be distributed to creditors. In contrast to the Prepackaged Plan (or an alternative reorganization under Chapter 11 of the Bankruptcy Code) in which creditors would receive debt or equity securities of the Company and would be subject to the risks associated with holding such securities, in a liquidation, creditors might receive cash which would not be subject to those risks. However, the Company believes that liquidation under Chapter 7 would result in smaller distributions being made to creditors (and, as to certain classes, no distributions) than those provided for in the Prepackaged Plan because of, among other things, (a) the likelihood that the assets of the Company would have to be sold for a foreclosure value that is lower than their going concern value, (b) additional administrative expenses involved in the appointment of a trustee and professional advisors to such trustee and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Company's operations. In addition, a Chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distribution to creditors. In the event of a Chapter 7 liquidation, the Company believes that there would be proceeds of only approximately $17.5 million, which proceeds would not be sufficient to make any distribution to the Holders of Claims in Class 4, 5 and 6 and Equity Interests. See "Liquidation Analysis."



     Alternative Plans of Reorganization



     If the Prepackaged Plan is not confirmed, the Company (or if the Company's exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Company's business or an orderly liquidation of its assets. With respect to an alternative plan, the Company has explored various alternatives during the process involved in the formulation and development of the Prepackaged Plan. The Company believes that the Prepackaged Pan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under Chapter 11, the Company's assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, probably resulting in somewhat greater (but indeterminate) recoveries. Further, if a trustee were not appointed, because such appointment is not required in a Chapter 11 case, the expenses for professional fees would likely be lower than those incurred in a Chapter 7 case. Although preferable to a Chapter 7 liquidation, the Company believes that any liquidation under Chapter 11 is a much less attractive alternative to creditors than the Prepackaged Plan because of the greater return provided for by the Prepackaged Plan.



     In addition, notwithstanding anything contained herein or in the Prepackaged Plan to the contrary, in the event that any Impaired Class of Claims or Equity Interests shall fail to accept the Prepackaged Plan in accordance with subsection 1129(a)(8) of the Bankruptcy Code, Huntway reserves the right to (i) request that the Bankruptcy Court confirm an alternative plan of reorganization in accordance with subsection 1129(b) of the Bankruptcy Code so long as holders of Class 2 Claims and Class 6 Equity Interests have voted to accept such alternative plan of reorganization and/or (ii) modify the Prepackaged Plan in accordance with Section IX.C. of the Prepackaged Plan.



     No Person Retained to Represent Unitholders



     No person was retained by the Company to represent solely the interests of the existing Unitholders in connection with the negotiation of the Consensual Restructuring Agreement and the Prepackaged Plan. The equity ownership interests of Unitholders in the Company will be diluted significantly by the terms of the Consensual Restructuring Agreement and the Prepackaged Plan, including potential dilution occurring after the consummation of the restructuring as a result of the issuance of Common Units as interest on the New Junior Notes and the resulting issuances of additional Common Units or Unit Options to other security holders as anti-dilution protection. See "Interests of Certain Persons in the Prepackaged Plan." Nevertheless, the Company believes the proposed restructuring is fair to existing Unitholders, considering that the Company is in default under its loan agreements, the restructuring will reduce debt by approximately $70 million while current Unitholder percentage ownership in the Company as a result of the restructuring declines 30.7%, as on a fully-diluted basis post-restructuring current Unitholders will retain 39.5% ownership in the Company versus 70.2% pre-restructuring. See "SUMMARY -- Terms of the Prepackaged Plan."



     Potential Conflict of Interest



     Members of management receiving Unit Options pursuant to the terms of the Prepackaged Plan, Reprise, the corporate general partner of the General Partner of the Company, through its ownership of Common Units, and the Junior Lenders, affiliates of the General Partner, through their ownership of Common Units and the Old Junior Subordinated Notes, have interests in the Company and the consummation of the Prepackaged Plan that are different from (or in the case members of management, Reprise and the Junior Lenders holding Common Units, in addition to) those of the holders of Common Units and, accordingly, have a potential conflict of interest with the other holders of Common Units with respect to the approval and consummation of the Prepackaged Plan.



     Federal Income Tax Treatment



     There are potentially significant tax consequences to the Unitholders arising from the consummation of the transactions contemplated in the Prepackaged Plan. One such tax consequence is the risk that Unitholders will recognize income as a result of the Prepackaged Plan without any corresponding receipt of cash. Given the unusual nature of contemplated transactions and the lack of precedent regarding certain of the tax issues presented, many of the tax consequences of these transactions are uncertain under existing law. See "PROPOSAL 1 -- Certain Federal Income Tax Considerations."



SUMMARY OF THE PREPACKAGED PLAN



     The following description is only intended as a summary of the material terms of the Prepackaged Plan and is qualified in its entirety by reference to the copy of the Prepackaged Plan attached as Appendix A hereto.


CHAPTER 11 OVERVIEW


     A proceeding for voluntary reorganization under chapter 11 of the Bankruptcy Code is commenced upon the filing of a petition in the Bankruptcy Court. The filing of a chapter 11 petition creates a bankruptcy estate comprised of all legal or equitable interest of the debtor in property as of the commencement of the chapter 11 case, wherever located and by whomever held. Upon the filing of the voluntary petition an order for relief is automatically entered. Generally, upon the commencement of a case under chapter 11 of the Bankruptcy Code, any "party-in-interest" (including all Creditors and Equity Holders) may raise and may appear and be heard on any issue in such chapter 11 case.


     The automatic entry of the order for relief causes the automatic stay arising under Section 362 of the Bankruptcy Code to become effective. The automatic stay is one of the fundamental protections afforded a debtor in a bankruptcy case. The automatic stay is a pervasive statutory injunction that provides that, with limited exceptions, no creditor or other entity may continue or commence any action against a debtor, its property or property in its possession unless the creditor or other entity first obtains permission from the Bankruptcy Court. The exceptions to the automatic stay are based, for the most part, on governmental entities' authority to regulate a debtor's effect on the health and welfare of the person within its jurisdiction. Creditors and other entities may be entitled to relief from the automatic stay if certain statutory criteria are met, e.g., (i) cause, including the lack of adequate protection of an entity's interest in property, or (ii) if the debtor lacks equity in property and the property is not necessary for the debtor's effective reorganization.


     The United States Trustee for each judicial district is an employee of the United States Justice Department that administers certain aspects of bankruptcy cases. The United States Trustee may appoint the members of the Official Committee in a prepackaged chapter 11 case. The selection of the members of the

Official Committee is made by the United States Trustee. The United States Trustee ordinarily holds a meeting of approximately the twenty largest unsecured creditors of a debtor shortly after the filing of a prepackaged chapter 11 case, from which group the United States Trustee generally selects a number (often approximately 5 to 9) of unsecured creditors willing to serve on the Official Committee. However, a United States Trustee has the discretion to appoint any non-insider unsecured creditors to the Official Committee. If the Official Committee is not representative of the unsecured creditors as a whole, upon its own initiative or upon request of a party in interest, the Bankruptcy Court may direct the United States Trustee to change the membership or size of the Official Committee, or to appoint additional committees.

     The Official Committee serves as a fiduciary to all general unsecured creditors. The duties of the Official Committee include, among other things, investigation of a debtor's financial affairs, consultation with the debtor concerning the administration of the case and participation in the plan of reorganization confirmation process. The Official Committee is a separate entity distinct from the specific creditors who serve on the Official Committee.

     Upon the automatic entry of an order for relief simultaneously with the filing of the voluntary petition, a debtor becomes a "debtor-in-possession." A debtor-in-possession, unless otherwise ordered by the bankruptcy court, automatically is authorized to retain possession of its assets and manage its business in the ordinary course, without the need for of any specific bankruptcy court approval. A debtor-in-possession may use, sell or lease property of the estate in the ordinary course of business without specific bankruptcy court approval, with the exception of the use of cash and cash equivalents as to which use secured creditors consent or the debtor obtains court authority.

     In general, a chapter 11 plan of reorganization (i) divides claims and equity interest into separate classes, (ii) specifies the property that each class is to receive under the plan, and (iii) contains other provisions concerning the reorganization of the debtor. Under the Bankruptcy Code, "claims" and "equity interests" are classified rather than "creditors" and "shareholders" because such entities may hold claims or equity interests in more than one class. For purposes of this Consent Solicitation Statement, the terms "Creditor" and "Equity Holder" refer to the Holder of a Claim or Equity Interest, respectively, in a particular Class under the Prepackaged Plan. The terms "Impaired Creditor" and "Equity Holders" refer to the Creditors and Equity Holders, respectively, to whom this Consent Solicitation Statement and the other Solicitation Materials are being furnished.


     Section 1122 of the Bankruptcy Code provides that only claims or equity interests which are similar may be placed within the same class. This requirement is designed to prohibit unfair dilution of potential dissenters' votes. If a plan of reorganization improperly classifies a claim or equity interest, the holder of such claim or equity interest may object to such classification and if the Bankruptcy Court upholds the objection, the Bankruptcy Court may deny confirmation of such plan.


     A chapter 11 plan may specify that certain classes of claims or equity interest are either to be paid in full upon effectiveness of the plan or are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are deemed to accept the plan. Accordingly, it is not necessary to solicit votes from the holders of claims or equity interests in such classes. A chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed to reject the plan and, therefore, need not be solicited to vote to accept or reject the plan.

General

     In order for the Prepackaged Plan to be confirmed by the Bankruptcy Court
(i) Holders of Allowed Claims in each Class who cast votes in favor of the Prepackaged Plan must hold (a) at least two-thirds in dollar amount and (b) more than one-half in number of the Allowed Claims actually voting in such Class, and
(ii) Holders of Equity Interests in each Class who cast votes in favor of the Prepackaged Plan must hold at least two-thirds in amount of the Allowed Equity Interests actually voting in such Class.

     The terms proposed by Huntway and recommended by the General Partner for the payment of Allowed Claims and Equity Interests under the Prepackaged Plan are based on Huntway's assessment of its ability to repay all of its obligations under the Prepackaged Plan, consistent with the working capital requirements of

Huntway's businesses. In conjunction with the Prepackaged Plan, Huntway has made financial projections of earnings and cash flow for each of the fiscal years ending in 1996 through 2000. See "Financial Projections."

     The Effective Date of the Prepackaged Plan will be the date selected by Huntway, which shall be no later than the 30th Business Day after the date on which all conditions referred to in Sections VIIA and VIIB of the Prepackaged Plan have been satisfied or waived by Huntway and Holders of a majority of Senior Lender Claims. See "Consummation and Effectiveness." Payments to be made under the Prepackaged Plan will be made on the Effective Date or as soon thereafter as is practicable, or at such other time or times as are specified in the Prepackaged Plan.

     The General Partner and management of the Company believes that (i) under the Prepackaged Plan, each Creditor and Equity Holder will obtain a greater recovery from Huntway than any recovery which otherwise would be obtained if the assets of Huntway were liquidated under chapter 7 of the Bankruptcy Code and
(ii) the Prepackaged Plan will enable Huntway to service its post confirmation debt obligations and fund its capital expenditures in the future. See "Liquidation Analysis."

Classification and Treatment of Claims and Equity Interests

     Only Allowed Claims (as defined in the Prepackaged Plan) and Allowed Equity Interests (as defined in the Prepackaged Plan) are entitled to receive distributions or retain their Equity Interests under the Prepackaged Plan. An Allowed Claim or Allowed Equity Interest is a Claim or Equity Interest (i) listed by Huntway in its Schedules filed with the Bankruptcy Court and not designated as "contingent," "unliquidated" or "disputed," or (ii) as to which a proof of claim or interest has been timely and properly filed, and, in all cases, as to which no objection to the allowance thereof has been interposed on or before the 60th day after the Effective Date or any such other period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order in favor of the respective Holder of a Claim or Equity Interest or (iii) which is allowed by the Prepackaged Plan. If an objection is made, the validity and amount of the Claim or Equity Interest will be determined by the Bankruptcy Court. Pursuant to the Prepackaged Plan, the Claims of the Senior Lenders and the Junior Lenders are deemed Allowed Claims for all purposes under the Prepackaged Plan.

     Administrative Expenses

     Administrative Expense means any cost or expense of administration of the Prepackaged Chapter 11 Case under subsections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary expenses of preserving the Estate and operating the businesses of Huntway, all compensation or reimbursement of expenses to the extent Allowed under Sections 330 or 503 of the Bankruptcy Code, including the fees or charges assessed against the Estates under Section 1930, Chapter 123 of Title 28 of the United States Code.


     In the event that the Bankruptcy Court confirms the Prepackaged Plan within the time frame anticipated by Huntway, it is expected that the amount of Administrative Expenses would be approximately $100,000, which is significantly less than would be expected if Huntway were to commence a non-prepackaged Chapter 11 case without the prepetition solicitation. In particular, professional fees and expenses incurred in the Prepackaged Chapter 11 Case are likely to be much lower due to the prepetition solicitation. If the Prepackaged Plan is not confirmed within the time frame anticipated by Huntway or otherwise, the amount of professional fees, even absent potential contested proceedings in the Chapter 11 Case, would likely exceed $50,000 per month.


     Pursuant to the Prepackaged Plan, Allowed Administrative Expenses will be paid in full, in Cash, on the later of the Effective Date or the date on which a Claim becomes an Allowed Administrative Expense, except to the extent that the Holder of an Allowed Administrative Expense agrees to a different treatment; provided, however, that Allowed Administrative Expenses representing liabilities incurred in the ordinary course of business by Huntway (including amounts owed to vendors and suppliers which have sold goods or furnished services to Huntway since the commencement of the Prepackaged Chapter 11 Case) will be paid in full or performed by Huntway in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements and instruments relating thereto.

     In addition to the foregoing, Section 503(b) of the Bankruptcy Code provides for payment of compensation to Creditors, indenture trustees, and other persons making a "substantial contribution" to the Prepackaged Chapter 11 Case, and to attorneys for, and other professional advisors to, such persons. Certain entities may file applications with the Bankruptcy Court for allowance of compensation and reimbursement of expenses for substantial contribution. The amounts which such entities may seek for such compensation cannot be estimated by Huntway at this time. Requests for compensation must be approved by the Bankruptcy Court after notice and a hearing at which Huntway and other parties in interest may participate, and if appropriate, object to the allowance of any compensation and reimbursement of expenses.

     All payments to professionals retained postpetition by Huntway will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses with expenses with respect to the period after filing the Prepackaged Chapter 11 Case and before the Confirmation Date.


     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, Holders of Allowed Administrative Expenses will be paid on the Effective Date, or as otherwise may be agreed by the holders of such claims, in accordance with the provisions of the Bankruptcy Code. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or (iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Administrative Expenses would be paid in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that such Claims would be paid in full. See "PROPOSAL 1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Priority Tax Claims


     Priority Tax Claims include the Claims of governmental units entitled to a priority in right of payment under Section 507(a)(7) of the Bankruptcy Code. Huntway estimates that, as of the assumed Effective Date of September 30, 1996, the aggregate amount of Priority Tax Claims will not exceed approximately $800,000. Pursuant to the Prepackaged Plan, Allowed Priority Tax Claims will be paid in full, in Cash, on the Effective Date or as soon thereafter as is practicable, except to the extent the Holder of an Allowed Priority Tax Claim agrees to a different treatment; provided, however, at Huntway's option, Huntway may pay Allowed Priority Tax Claims plus interest accrued thereon (in amounts and at a rate to be agreed upon between Huntway and the Holder of the Claim, or in the absence of such agreement, as determined by the Bankruptcy Court) over a period not exceeding six years after the date of assessment of the Priority Tax Claim, as provided in subsection 1129 (a)(9)(C) of the Bankruptcy Code. Huntway has not yet determined whether it will pay all or any portion of the Priority Tax Claims (currently estimated at $800,000) on the Effective Date or over a period not exceeding six years after such date. To the extent payment of Allowed Priority Tax Claims on the Effective Date would materially adversely affect Huntway, the Company will pay such Claims in accordance with subsection 1129
(a)(9)(C) of the Bankruptcy Code.



     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Allowed Priority Tax Claims will be paid in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or
(iii) confirmation of an alternative plan of reorganization under

Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Priority Tax Claims would be paid in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that such Claims would be paid in full. See "PROPOSAL 1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Class 1 -- Other Priority Claims

     Class 1 consists of Other Priority Claims that are entitled to a priority in right of payment under Section 507(a) of the Bankruptcy Code (other than Priority Tax Claims or Administrative Expenses). Examples of such Other Priority Claims include, without limitation (i) Unsecured Claims for accrued employee compensation, including vacation, severance and sick-leave pay earned within the 90 days prior to the Petition Date, to the extent of $4,000 per employee and
(ii) contributions to employee benefit plans arising from services rendered within the 180-day period next preceding the Petition Date, but only for such plans to the extent of (a) the number of employees covered by such plans multiplied by $4,000 less (b) the aggregate amount paid to such employees for accrued employee compensation pursuant to subsection 507(a) of the Bankruptcy Code. Huntway intends to request the Bankruptcy Court's authorization to pay all prepetition employee compensation and benefits on a current basis. No assurance, however, can be given that such authorization will be obtained. See "Summary of Other Provisions of the Plan and Related Matters -- First Day Motions." Huntway estimates that, as of an assumed Effective Date of September 30, 1996, the aggregate amount of such Other Priority Claims will not exceed $400,000.00. Pursuant to the Prepackaged Plan, Allowed Other Priority Claims will be paid in full, in Cash, on the Effective Date or as soon thereafter as practicable, except to the extent that the Holder of a Claim in such Class agrees to a different treatment.

     Class 1 is unimpaired and Holders of Allowed Class 1 Claims are deemed to have accepted the Prepackaged Plan.


     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Class 1 Claims will be paid in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or (iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Class 1 Claims would be paid in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that such Claims would be paid in full. See "PROPOSAL 1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Class 2 -- Senior Lender Claims


     Class 2 consists of all of the Claims of the Senior Lenders arising under the Old Collateralized Note Indenture and Old Subordinated Note Indenture, including interest, fees, costs and expenses provided thereunder, including any post-petition interest, fees, costs and expenses permitted under section 506(b) of the Bankruptcy Code. Class 2 Claims are separated into three subclasses. Class 2A Claims will consist of all of the Senior Lender Claims of Bankers Trust. Class 2B Claims consist of all of the Senior Lender Claims (other than those of Bankers Trust), to the extent such Claims are Secured Claims. Class 2C Claims consist of all Senior Lenders Claims other than those of Bankers Trust, to the extent such Claims are not Secured Claims. Class 2B Claims and Class 2C Claims are held by Mass Mutual, First Plaza, Oppenheimer and Ryback. The Holder of Class 2A Claims will receive $9,100,000 in New Senior Notes (Sunbelt IDB), $2,844,345 in New Senior Notes (Other) and 3,220,227 Common Units. In addition, the Holder of Class 2A Claims will receive on the Effective Date reimbursement of all fees and expenses of its counsel incurred up to and including the Effective Date in connection with the Old Collateralized Note Indenture, the Old Subordinated Note Indenture, the restructuring of such indentures, the Prepackaged Chapter 11 Case, the Prepackaged Plan and the transactions contemplated thereby. The Holders of Class 2B and Class 2C Claims will receive their pro-rata share of $11,555,656 in New Senior Notes (Other) and 3,115,436 Common Units. Upon receipt by Huntway of a Holder's Old Collateralized Note and Old Subordinated Note and consent to the New Intercreditor Agreement, such Holder will receive the consideration provided for in the Prepackaged Plan. The rights of holders of the New Senior Notes will be subject to the New Intercreditor Agreement. For a discussion of the New Intercreditor Agreement, see PROPOSAL 1 -- "The New Guarantee and New Intercreditor Agreement." The rights of the holders of Common Units received in respect of Class 2 Claims will be subject to the Unitholders Agreement. For a discussion of the Unitholders Agreement, see PROPOSAL 1 -- "Unitholders Agreement." Each Holder of Class 2 Claims shall also receive, unless such Holder elects not to provide the release set forth in subsection V.I(ii) of the Prepackaged Plan, the Release described below (See "Release of Consenting Lenders").



     On the Effective Date, the Old Collateralized Note Indenture will be amended, restated and superseded by the New Collateralized Note Indenture, the Old Subordinated Note Indenture will be terminated, and the obligations under such indentures and under the Old Subordinated Notes and the Old Collateralized Notes will be replaced by obligations under the New Senior Notes. Except to the extent that the obligations of Huntway are continued under the New Collateralized Note Indenture and the New Senior Notes, the obligations of Huntway pursuant to the Old Collateralized Note Indenture, the Old Collateralized Notes, the Old Subordinated Note Indenture and the Old Subordinated Notes will be discharged. On each date that interest is paid on the New Junior Notes in the form of Common Units, the Company will issue pursuant to the Prepackaged Plan such additional Common Units to the Holders of Class 2 Claims as are necessary to prevent any dilution as a result of the issuances of
(a) such Common Units as interest on the New Junior Notes and (b) Unit Options (or equivalent rights to receive additional Common Units) issued to Holders of Class 8 Equity Interests to prevent dilution of the outstanding Unit Options issued to such Holders of Class 8 Equity Interests pursuant to the Prepackaged Plan. Additional provisions relating to this anti-dilution right will be contained in the Unitholders Agreement. The Unitholders Agreement will also provide that the Holders of Class 2 Claims may not transfer or assign the Common Units received by them pursuant to the Prepackaged Plan for a period of 180 days from the Effective Date and will provide for registration of those Common Units thereafter and that these Common Units shall be freely transferable thereafter. The General Partner, the Special Managing Partner, the Senior Lenders holding approximately 86% of the Class 2 Claims and the Junior Lenders have entered into an agreement (the "Support Agreement") which provides, inter alia, that if, on the later of (i) the date 3 months after the Effective Date, or (ii) January 1, 1997, either the General Partner or holders of a majority of the outstanding New Collateralized Notes have submitted a written proposal to one another requesting that Huntway convert to corporate form, then the General Partner, the Special Managing Partner, such Senior Lenders, in their capacities as Unitholders, and such Junior Lenders, in their capacities as Unitholders, shall support and vote for such conversion on terms and conditions reasonably satisfactory to the General Partner, the Special Managing Partner, such Senior Lenders and the Junior Lenders. The effectiveness of the Support Agreement shall survive confirmation of the Prepackaged Plan. For a discussion of the Support Agreement, see "PROPOSAL I -- The Support Agreement." In the event a written proposal is submitted in accordance with the Support Agreement, Huntway will seek Unitholder approval thereof in accordance with the Second Amended and Restated Agreement of Limited Partnership.


     The obligations owed by Huntway under the New Collateralized Note Indenture and the New Senior Notes will be secured by substantially all assets of Huntway, subject to a first priority lien on such assets to secure obligations under the New Letter of Credit Agreement and any Replacement Letter of Credit Agreement (as such term is defined in the New Intercreditor Agreement). Such obligations will also be guaranteed by Sunbelt and certain of Huntway's affiliates and secured by a pledge of assets of Sunbelt and such affiliates.

     Claims in Classes 2A, 2B and 2C are each Impaired. Holders of Allowed Class 2A, 2B and 2C Claims are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions. Approval of the Prepackaged Plan by Holders of at least two-thirds in dollar amount and more than one-half of Allowed Class 2A Claims, Class 2B Claims and Class 2C Claims with respect to which votes are received is required to confirm the Prepackaged Plan.

     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Class 2A Claims, Class 2B Claims and Class 2C Claims will obtain consideration in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code,
(ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or (iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Class 2 Claims would receive consideration in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that such Claims would receive all or any portion of the consideration prescribed by the Prepackaged Plan or other proceeds. See "PROPOSAL 1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Class 3 -- Other Secured Claims

     Class 3 consists of all Secured Claims, other than Senior Lender Claims, against Huntway (the "Other Secured Claims") held by an entity, including a Creditor holding a judgment with respect to which a lien has been perfected against Huntway and is not subject to avoidance under the Bankruptcy Code, to the extent of the value, determined by the Bankruptcy Court pursuant to subsection 506(a) of the Bankruptcy Code, of any interest in property of the Estate securing such Allowed Claim. The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Prepackaged Plan. On the Effective Date, subject to the requirements of section 1124(2) of the Bankruptcy Code, the legal, equitable and contractual rights of the Holders of Allowed Class 3 Claims shall be reinstated in full, in accordance with the terms of the prepetition agreements, rights or obligations of Huntway respecting such Class 3 Claims; provided, however, that the maturity date or dates of all Class 3 Claims shall be reinstated to the date or dates which existed prior to the date of any acceleration of such Class 3 Claims, subject to the legal and equitable rights of the parties with respect to such Claims as they existed immediately prior to the filing of the Prepackaged Plan. Huntway will make payments required by
Section 1124(2) of the Bankruptcy Code, together with interest from and after the Petition Date required to be paid to maintain the unimpaired status of Class 3 Claims, to Holders of Allowed Class 3 Claims on the Effective Date and will cure any defaults under such Class 3 claims to the extent required by section 1124(2) of the Bankruptcy Code. Any defaults of such Class 3 Claims which existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date upon Huntway's making such payments. Subject to the foregoing, Holders of Class 3 Claims will be treated as if the Prepackaged Chapter 11 Case has not been filed (except as otherwise provided herein), and the determination of whether any Class 3 Claim (which, subject to Bankruptcy Court approval, shall not be listed on the Schedules, and as to which no proof of Claim need be filed) will be determined, resolved or adjudicated as if the Prepackaged Chapter 11 Case had not been commenced.

     Nothing in the Prepackaged Plan, the Confirmation Order or any order in aid of confirmation of the Prepackaged Plan, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense which Huntway had immediately prior to the commencement of the Prepackaged Chapter 11 Case, against or with respect to any Claim in Class 3. During the pendency of the Prepackaged Chapter 11 Case and upon confirmation thereof, Huntway shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which it had immediately prior to the commencement of the Prepackaged Chapter 11 Case fully as if the Prepackaged Chapter 11 Case had not been commenced. No Class 3 Claim shall be deemed Allowed or not Allowed by virtue of the Prepackaged Plan.

     Class 3 is unimpaired and Holders of Allowed Class 3 Claims are deemed to have accepted the Prepackaged Plan.

     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Allowed Class 3 Claims will be treated in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or
(iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Class 3 Claims would be paid in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that all or any portion of such Claims would be paid. See "PROPOSAL 1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Class 4 -- Unsecured Claims

     Class 4 consists of all Claims that are not Administrative Expenses, Priority Tax Claims, Other Priority Claims (Class 1), Senior Lender Claims (Class 2), Other Secured Claims (Class 3), Junior Lender Claims (Class 5), Equity Interests evidenced by Warrants (Class 6), or Common Units (Class 7), Existing Unit Options (Class 8), Danesh Options (Class 9) or General Partner Interests (Class 10). Huntway estimates that, excluding unliquidated, contingent
and Disputed Unsecured Claims, as of an assumed filing date of           , 1996,
the aggregate outstanding amount of Unsecured Claims will not exceed approximately $3,800,000. Huntway intends to seek the approval of the Bankruptcy Court, as soon as is practicable after commencement of the Prepackaged Chapter 11 Case to pay all undisputed trade Claims and certain other Class 4 Claims in the ordinary course of business, notwithstanding commencement of the Prepackaged Chapter 11 Case. No assurance, however, can be given that such authorization will be obtained.

     The legal, equitable and contractual rights of the Holders of Class 4 Claims are unaltered by the Prepackaged Plan. On the Effective Date, subject to the requirements of section 1124(2)(B) of the Bankruptcy Code, the legal, equitable and contractual rights of the Holders of Allowed Class 4 Claims shall be reinstated in full in accordance with the terms of the pre-petition agreements, rights or obligations of Huntway respecting such Class 4 Claims; provided, however that the maturity date or dates of all Unsecured Claims shall be reinstated to the date or dates which existed prior to the date of any acceleration of such Class 4 Claims, subject to the legal and equitable rights of the parties with respect to such Class 4 Claims as they existed immediately prior to the filing of the Prepackaged Plan. Huntway will make payments required by Section 1124(2) of the Bankruptcy Code, together with interest from and after the Petition Date required to be paid to maintain the unimpaired status of Class 4 Claims, to Holders of Allowed Class 4 Claims on the Effective Date and will cure any defaults under such Class 4 claims to the extent required by Section 1124(2) of the Bankruptcy Code. Any defaults of such Class 4 Claims which existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date upon Huntway's making such payments. Subject to the foregoing, and except for Creditors under rejected executory contracts and unexpired leases, who must file proofs of Claim, Holders of Class 4 Claims will be treated as if the Prepackaged Chapter 11 Case has not been filed (except as otherwise provided herein), and the determination of whether any Class 4 Unsecured Claim (which, subject to Bankruptcy Court approval, shall not be listed on the Schedules, and as to which no proof of Claim need be filed) will be determined, resolved or adjudicated as if the Prepackaged Chapter 11 Case had not been commenced.

     Nothing in the Prepackaged Plan, the Confirmation Order or any order in aid of confirmation of the Prepackaged Plan, shall constitute, or be deemed to constitute, a waiver or release of any Claim, cause of action, right of setoff or recoupment, or other legal or equitable defense which Huntway had immediately prior to the commencement of the Prepackaged Chapter 11 Case, against or with respect to any Claim in Class 4. During the pendency of the Prepackaged Chapter 11 Case and upon confirmation thereof, Huntway shall have, retain, reserve and be entitled to assert all such Claims, causes of action, rights of setoff and recoupment and other legal or equitable defenses which it had immediately prior to the commencement of the Prepackaged Chapter 11 Case fully as if the Prepackaged Chapter 11 Case had not been commenced. No Class 4 Claim shall be deemed Allowed or not Allowed by virtue of the Prepackaged Plan.

     Class 4 is unimpaired and Holders of such Claims are deemed to have accepted the Prepackaged Plan.


     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Allowed Class 4 Claims will be treated in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or
(iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Class 4 Claims would be paid in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that all or any portion of such Claims would be paid. See "PROPOSAL 1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Class 5 -- Claims of Holders of Old Junior Subordinated Notes


     Class 5 consists of all Claims of Holders of each of the Old Junior Subordinated Notes. FCCC and MDP, affiliates of Huntway and the General Partner, are the only Holders of Class 5 Claims. The outstanding aggregate principal amount of the Old Junior Subordinated Notes was $7,586,668 as of December 31, 1995. On the Effective Date or as soon thereafter as is practicable, a Holder of an Allowed Class 5 Claim shall receive, in full and final satisfaction of such Holder's Allowed Class 5 Claim, its pro-rata portion of (a) $2,070,000 principal of New Junior Notes; and (b) 1,115,077 Common Units, representing 4.4% of Reorganized Huntway's Common Units issued and outstanding on the Effective Date. On the Effective Date, all Old Junior Subordinated Notes will be canceled, and the obligations of Huntway represented by such instruments will be completely discharged. Upon receipt by Huntway of a Holder's Old Junior Subordinated Note, such Holder will receive the consideration provided for in the Prepackaged Plan. The rights of Holders of Common Units received in respect of their Class 5 Claims will be subject to the Unitholders Agreement. The Unitholders Agreement will provide that the Holders of Class 5 Claims may not transfer or assign the Common Units received by them pursuant to the Prepackaged Plan for a period of 180 days from the Effective Date.


     Class 5 is Impaired. Holders of Allowed Class 5 Claims are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions. Approval of the Prepackaged Plan by Holders of at least two-thirds in dollar amount and more than one-half in number of Allowed Class 5 Claims with respect to which votes are received is required to confirm the Prepackaged Plan.


     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Allowed Class 5 Claims will receive consideration in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or (iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Class 5 Claims would be paid in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that all or any portion of such Claims would be paid. See "PROPOSAL
1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Class 6 -- Equity Interests of Holders of Warrants


     Class 6 consists of all Equity Interests of Holders of Warrants for the purchase of Huntway's Common Units. As of June 30, 1996, Warrants to purchase an aggregate of 3,340,757 Common Units for $.875 per Common Unit expiring December 31, 2008 were outstanding. Bankers Trust, Mass Mutual, First Plaza and

Oppenheimer are the Holders of the Warrants. The Prepackaged Plan provides that each Holder of an Allowed Equity Interest in Class 6 will receive on the Effective Date such Holder's pro-rata share of 6,335,663 of Reorganized Huntway's Common Units. To receive a distribution of Huntway's Common Units under the Prepackaged Plan, Holders of Class 6 Equity Interests shall execute the Unitholders Agreement which contains certain restrictions on transfer and other terms and conditions relating to the Common Units held by such Holders. On each date that interest is paid on the New Junior Notes in the form of Common Units, the Company will issue pursuant to the Prepackaged Plan such additional Common Units to the Holders of Class 6 Equity Interests as are necessary to prevent any dilution as a result of the issuances of (a) such Common Units as interest on the New Junior Notes and (b) Unit Options (or equivalent rights to receive additional Common Units) issued to Holders of Class 8 Equity Interests to prevent dilution of the outstanding Unit Options issued to such Holders of Class 8 Equity Interests pursuant to the Prepackaged Plan. Additional provisions relating to this anti-dilution right will be contained in the Unitholders Agreement. The Unitholders Agreement will also provide that the Holders of Class 6 Equity Interests may not transfer or assign the Common Units received by them pursuant to the Prepackaged Plan for a period of 180 days from the Effective Date and will provide for registration of those Common Units thereafter so that such Common Units will be freely transferable.


     Class 6 is impaired. Holders of Allowed Class 6 Equity Interests are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions. Approval of the Prepackaged Plan by Holders of at least two-thirds in amount of Allowed Class 6 Equity Interests with respect to which votes are received is required to confirm the Prepackaged Plan.


     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Class 6 Equity Interests will receive consideration in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or (iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Class 6 Equity Interests would be paid on account of their Warrants in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that such Holders would receive any consideration. See "PROPOSAL 1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Class 7 -- Equity Interest of Holders of Common Units


     Class 7 consists of all Equity Interests of Holders of Common Units. As of the Record Date, there were 11,556,230 Common Units outstanding and officers of the Company beneficially owned an aggregate of 623,419 Common Units and Reprise beneficially owned 653,286 Common Units. The Prepackaged Plan provides that each Holder of an Allowed Equity Interest in Class 7 will retain such Holder's Common Units from and after the Effective Date. However, as a result of the issuance to Holders of Class 2 Claims of approximately 6,335,663 additional Common Units deliverable as of the Effective Date, of the issuance to Holders of Class 5 Claims of approximately 1,115,077 additional Common Units and the issuance to Holders of Class 6 Equity Interests of 6,335,664 additional units deliverable as of the Effective Date, the ownership interest in Huntway represented by Holders of Common Units outstanding immediately prior to the Effective Date will be reduced to approximately 45.6 percent, based on the number of Common Units outstanding as of the date of filing of the Prepackaged Plan. In addition, interest accruing on the New Junior Notes is payable in Common Units with a value on each applicable interest payment date equal to the then market value of such Common Units. Under the terms of the Unitholders Agreement, on each such interest payment date, the Company has agreed to issue such additional Common Units to the Holders of Allowed Class 2 Claims and Allowed Class 6 Equity Interests as are necessary to prevent any dilution as a result of the issuance of the Common Units as interest on the New Junior Notes. Both of the foregoing issuances will dilute the equity held by other Holders of Common Units.

     Class 7 is Impaired. Holders of Allowed Class 7 Equity Interests are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions. Approval of the Prepackaged Plan by Holders of at least two-thirds in amount of Allowed Class 7 Equity Interests with respect to which votes are received is required to confirm the Prepackaged Plan.


     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Class 7 Equity Interests will retain their interests in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or (iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Class 7 Equity Interests would receive consideration on account of such Interests in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that any consideration would be so received. See "PROPOSAL 1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Class 8 -- Equity Interests of Holders of Existing Unit Options


     Class 8 consists of all Equity Interests of Holders of Existing Unit Options. As of June 15, 1996, Existing Unit Options to purchase 1,022,000 Common Units were outstanding, 851,250 of which Options are beneficially owned by officers of the Company. The Existing Unit Options are ten-year options that have terms expiring between 1999 and 2005 and have exercise prices ranging between $0.625 and $1.00 per Common Unit. The Prepackaged Plan provides that all Existing Unit Options will be canceled and each Holder of an Allowed Equity Interest in Class 8 will receive such Holders' pro rata share of 1,022,000 Unit Options, which Unit Options will have terms and conditions in all material respects the same as the Existing Unit Options, except that they shall have an exercise price of $.50 per Common Unit. Holders of Class 8 Equity Interests will also receive additional Unit Options for the purchase of Common Units from time to time sufficient to prevent dilution caused by the issuance from time to time to Holders of (a) Class 5 Claims of Common Units as payment of accrued interest on the New Junior Notes and (b) Class 2 Claims and Class 6 Equity Interests of Common Units issued to prevent dilution to such Holders. On the Effective Date, the Existing Option Plan shall be terminated and of no further force and effect. To the extent that any anti-dilution provisions in the Existing Option Plan may be interpreted to be triggered by consummation of the Prepackaged Plan, confirmation of the Prepackaged Plan eliminates: (i) the rights of Holders of Allowed Equity Interests evidenced by Existing Unit Options to receive any additional Common Units or to receive any other type of security pursuant to such anti-dilution provisions; and (ii) the authority (whether mandatory or discretionary) of any committee under the Existing Option Plan or the Board to make adjustments under the Existing Option Plan on account of the transaction implemented by the Prepackaged Plan.



     Class 8 is Impaired. The Existing Unit Options are being canceled under the Prepackaged Plan. Therefore, the Existing Unit Options are impaired, as the legal, equitable and/or contractual rights of the Holders thereof are being altered by the Prepackaged Plan. Holders of Allowed Class 8 Equity Interests are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions. Approval of the Prepackaged Plan by Holders of at least two-thirds in amount of Allowed Class 8 Equity Interests with respect to which votes are received is required to confirm the Prepackaged Plan.



     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Class 8 Equity Interests will receive consideration in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or (iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of

Class 8 Equity Interests would be paid on account of such Interests in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that such Holders would receive any consideration on account of such Equity Interests. See "PROPOSAL 1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Class 9 -- Equity Interests of Danesh Options.


     Class 9 consists of the Equity Interests in Huntway of Holders of Danesh Options. On the Effective Date, a Holder of an Allowed Equity Interest evidenced by Danesh Options shall retain such Allowed Equity Interest. The Holder of all Danesh Options has agreed to the treatment of such Options under the Prepackaged Plan. Therefore, Class 9 is unimpaired. Holders of Class 9 Equity Interests are deemed to have accepted the Prepackaged Plan.



     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Class 9 Equity Interests will retain such Equity Interests in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or (iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Class 9 Equity Interests would receive consideration on account of such Interests in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that such Holders would receive any consideration on account of such Interests. See "PROPOSAL 1 -- Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.


     Class 10 -- General Partner Interests

     Class 10 consists of all Equity Interests of Holders of general partner interests in Huntway. The General Partner and the Special Managing Partner currently hold in the aggregate 100% of such general partner interests. The Prepackaged Plan provides that on the Effective Date, the General Partner and the Special Managing Partner shall retain their respective general partner interests in Reorganized Huntway subject to the New Guaranty and the other New Collateral Documents executed by the General Partner and the Special Managing Partner as of the Effective Date.


     Class 10 is Impaired. Pursuant to the Prepackaged Plan, Holders of Class 10 Equity Interests are required to enter into the New Guarantees and related Pledge Agreements. Therefore, Class 10 Equity Interests are impaired, as the legal, equitable and/or contractual rights of such Holders are altered under the Prepackaged Plan. Approval of the Prepackaged Plan by Holders of at least two-thirds in amount of Allowed Class 10 Equity Interests with respect to which votes are received is required to confirm the Prepackaged Plan.



     Effects of Confirmation and Absence of Confirmation



     If the Prepackaged Plan is confirmed as contemplated by Huntway, the Holders of Class 10 Equity Interests will retain such Interests in accordance with the terms of the Prepackaged Plan as described above. In the event that the Prepackaged Plan is not confirmed, the alternatives are (i) liquidation of Huntway's assets under chapter 7 of the Bankruptcy Code, (ii) foreclosure on the assets by the Senior Lenders and liquidation of such assets pursuant to a foreclosure sale or (iii) confirmation of an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code. In these alternative scenarios, the Holders of Class 10 Equity Interests would receive consideration on account of such Interests in accordance with the priorities set forth in the Bankruptcy Code or other applicable law, but there is a no assurance that such Holders would receive any consideration on account of such Equity Interests. See "PROPOSAL 1 --

Bankruptcy Considerations" for a discussion of the risk of non-confirmation, liquidation under chapter 7 and alternative plans of reorganization.



Comparison of Treatment of Claims and Equity Interests under Prepackaged Plan and Consensual Restructuring Agreement



     Except as specified below, Creditors and Holders of Equity Interests of Huntway receive substantially identical treatment under the Consensual Restructuring Agreement as they do under the Prepackaged Plan. Under the Prepackaged Plan, the Senior Lenders (Class 2 Claims), will receive 6,335,663 Common Units in the aggregate in addition to their pro rata share of New Senior Notes. The Prepackaged Plan also provides that Holders of Warrants (Equity Interests in Class 6) will receive 6,335,663 Common Units in exchange for the cancellation of such Warrants. The Warrants were initially issued in connection with the Company's restructuring in June 1993. The Consensual Restructuring Agreement provides that the Senior Lenders will receive 12,671,362 Common Units in addition to their pro rata share of New Senior Notes upon consummation of the transaction thereby, but there is no provision for the issuance of Common Units upon cancellation of the Warrants. Holders of Class 2 Claims and Class 6 Equity Interests otherwise receive substantially identical treatment under the Consensual Restructuring Agreement as prescribed in the Prepackaged Plan.



     The transactions contemplated by the Consensual Restructuring Agreement do not involve the commencement of a chapter 11 case and, therefore, other material differences to the treatment of particular claims exist. Claims given Administrative Expense or Other Priority (Class 1 Claims) under the Bankruptcy Code and treated accordingly under the Prepackaged Plan, would be paid as any other unsecured obligation of Huntway in the ordinary course of business in accordance with their terms. Claims of governmental units entitled to priority in right of payment under the Bankruptcy Code would be paid as and when due if the Consensual Restructuring Agreement is implemented. Under the Prepackaged Plan, such claims, plus accrued interest thereon, would be paid over a period not exceeding six years after the date of assessment of such claims.



     Class 4 Claims, Class 5 Claims, Class 7 Equity Interests, Class 8 Equity Interests, Class 9 Equity Interests and Class 10 Equity Interests also will receive substantially identical treatment if the Consensual Restructuring Agreement is implemented as they would receive under the Prepackaged Plan.


Executory Contracts, Unexpired Leases and Other Obligations

     Executory Contracts and Unexpired Leases

     Subject to the approval of the Bankruptcy Court, the Bankruptcy Code empowers Huntway to assume or reject executory contracts and unexpired leases. As a general matter, an "executory contract" is a contract under which material performance (other than the payment of money) is due by each party. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a Claim for damages incurred by reason of the rejection. In the case of rejection of employment agreements and leases of real property, such damage Claims are subject to certain limitations imposed by the Bankruptcy Code. If an executory contract or unexpired lease is assumed, Huntway has the obligation to perform its obligations thereunder in accordance with the terms of such agreement. Failure to perform its obligations would result in a Claim for damages which ordinarily would be entitled to Administrative Expense status. See "Summary of Prepackaged Plan -- Classification and Treatment of Claims and Equity Interests."

     At this point, Huntway intends to assume all executory contracts and unexpired leases that exist between Huntway and any person or entity. Entry of the Confirmation Order will constitute approval of such assumptions pursuant to
Section 365(a) of the Bankruptcy Code. No adequate assurance of future performance (other than promise to perform under the executory contracts and unexpired leases) shall be required pursuant to Section 365(b)(1)(C) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court.

     Huntway does not currently intend to reject any executory contracts or unexpired leases. If Huntway does reject an executory contract or an unexpired lease, the Holder of such a Claim must file a proof of claim. Such proofs of claim on account of Claims created by the rejection of executory contracts or unexpired leases and cure Claims asserted to exist pursuant to
Section 365(b)(1)(A) or 365(b)(1)(B) of the Bankruptcy Code with respect to assumed executory contracts or unexpired leases must be filed with the Bankruptcy Court no later than twenty (20) days after (i) in the case of rejection, the later of (a) a Final Order authorizing such rejection and (b) the Effective Date, and (ii) in the case of assumption, the Effective Date. Any Claims not filed within such time will be forever barred from assertion against Huntway, Reorganized Huntway, the Estate, and Huntway's property. Unless otherwise ordered by the Bankruptcy Court, all such Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Unsecured Claims (Class 4) under the Prepackaged Plan.

     Employment and Compensation Agreements, Plans and Policies

     Huntway currently intends to assume all employment and severance agreements and policies, and all employee compensation and benefit plans, contracts, agreements, policies, undertakings and programs of Huntway, including, without limitation, savings plans, key employee retention plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans are, except as otherwise provided herein, treated as executory contracts under the Prepackaged Plan and are assumed by Huntway for all purposes.

     Retiree Benefits

     On and after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, Huntway will continue to pay all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of Section 1114, at any time prior to confirmation of the Prepackaged Plan, for the duration of the period Huntway has obligated itself to provide such benefits.

     Collective Bargaining Agreements

     The employees of Huntway are not affiliated with any union or subject to any collective bargaining agreements. Accordingly, the Prepackaged Plan will not affect or modify Huntway's obligations under any collective bargaining agreement.

     Indemnification

     The obligations of Huntway as of the Petition Date to indemnify its present, and any individuals or entities who formerly were partners, members of the Operating Committee or officers, respectively, against any obligations pursuant to the Amended and Restated Agreement of Limited Partnership, applicable state law or specific agreement, or any combination of the foregoing shall survive confirmation of the Prepackaged Plan, remain unaffected thereby, be assumed and not be discharged, irrespective of whether indemnification is owed in connection with an event occurring before, on, or after the Petition Date.


     Huntway shall fully indemnify any person or entity by reason of the fact that he, she or it is or was a partner, member of the Operating Committee, officer, employee, attorney or agent of Huntway, or is or was serving at the request of Huntway as a member of the Operating Committee or director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorneys' fees), arising during the course of, or otherwise in connection with or any way related to, the preparation and consummation of the Prepackaged Plan and the transactions contemplated thereby.



     Huntway is unaware of any pending claims against persons or entities entitled to indemnification by Huntway as described above.


     Release of Consenting Senior Lenders

     The Prepackaged Plan provides that Huntway, Reorganized Huntway (in each case whether as debtor, debtor-in-possession or on behalf of its creditors) and all persons and entities asserting claims or who may assert claims derivatively or otherwise through or on behalf of them, Huntway and their respective predecessors, successors and assigns, and the respective parents, subsidiaries, affiliates and partners of the foregoing entities (collectively, the "Huntway Releasors") shall upon Consummation fully, absolutely and forever release and discharge each of the Senior Lenders (other than any Senior Lender who has elected not to provide the release described in the next paragraph below) and the parents, subsidiaries, partners, directors, officers, attorneys, financial advisors, agents and employees past and present, of such Senior Lenders and the foregoing entities from any and all manner of liabilities, accounts, reckonings, obligations, liens, suits, proceedings, controversies, debts, dues, counterclaims, cross claims, setoffs, demands and causes of action of whatever kind or nature, in law, equity or otherwise (including, without limitation, any causes of action under sections 502, 510, 544, 545, 547, 548, 549 or 550 of the Bankruptcy Code), whether now known or unknown and whether suspected or unsuspected, anticipated and unanticipated, and whether or not concealed or hidden, which now or has at any time heretofore owned or held, which are based upon or arise out of or in connection with any matter, cause or thing related to the Old Collateralized Notes, the Old Collateralized Note Indenture, the Old Subordinated Note Indenture, the Old Subordinated Notes, the Agreement of Understanding, the Old Letter of Credit Agreement or any transaction or agreement arising from or related thereto or entered into in connection therewith, whether existing at any time prior to the Effective Date or whether such matter, cause or thing was done, omitted or suffered to be done or omitted at any time prior to the Effective Date.

     The Prepackaged Plan also provides that each of the Senior Lenders (other than any Senior Lender who elects not to provide a release in accordance with the Voting Instructions and this Consent Solicitation Statement), on behalf of itself, its creditors and all persons and entities asserting claims or who may assert claims derivatively or otherwise through or on behalf of it and its respective predecessors, successors and assigns, and the respective parents, subsidiaries, affiliates and partners of the foregoing entities (collectively, the "Senior Lender Releasors") shall, on the Effective Date, fully, absolutely and forever release and discharge (except as described below) each of the Huntway Releasors and the parents, subsidiaries, partners, directors, officers, attorneys, financial advisors, agents and employees, past and present, of the Huntway Releasors from any and all manner of claims, demands, actions, costs, expenses, damages, liabilities, accounts, reckonings, obligations, liens, suits, proceedings, controversies, debts, dues, counterclaims, cross claims, setoffs, demands and causes of action of whatever kind or nature, in law, equity or otherwise, whether now known or unknown and whether suspected or unsuspected, anticipated and unanticipated, and whether or not concealed or hidden, which now exist or heretofore have existed, which such Senior Lender Releasor or Senior Lender Releasors may now hold or has at any time heretofore owned or held, which are based upon or arise out of or in connection with any matter, cause or thing related to the Old Collateralized Notes, the Old Collateralized Note Indenture, the Old Subordinated Notes, the Old Subordinated Note Indenture, the Agreement of Understanding, the Old Letter of Credit Agreement or any transaction or agreement arising from or related thereto or entered into in connection therewith, whether existing at any time prior to the Effective Date or whether such matter, cause or thing was done, omitted or suffered to be done or omitted at any time prior to the Effective Date.

     The Prepackaged Plan will not release any claim, right or cause of action held by the Senior Lenders based on or arising out of the Prepackaged Plan or based on or arising out of or in connection with the instruments and documents to be issued or entered into in connection with the Prepackaged Plan (including, but not limited to, the New Collateralized Note Indenture, the New Senior Notes, the New Intercreditor Agreement, the New Collateral Documents, the New Guaranties, the Common Units, the Unitholders Agreement, the New Letter of Credit Agreement) or the documents securing the Senior Lender Claims and the Claims of Bankers Trust.

DESCRIPTION OF CERTAIN CURRENT INDENTURES AND POST-RESTRUCTURING DOCUMENTS AND INSTRUMENTS

     General


     Huntway's indebtedness under the Old Indentures is evidenced by the Old Notes. As of June 30, 1996, indebtedness in the aggregate amount of approximately $95.5 million (including accrued interest) was outstanding under the Old Indentures. The Old Notes are subject to their respective indentures. The obligations evidenced by the Old Collateralized Notes and Old Subordinated Notes are secured by substantially all of the assets of Huntway and Sunbelt. Sunbelt, the General Partner and the Special Managing Partner have guarantied the obligations of Huntway under the Old Collateralized Note Indenture, the Old Subordinated Note Indenture and the Old Letter of Credit Agreement. The General Partner and the Special Managing Partner have pledged their general partner interests in Huntway to secure their obligations under those guaranties. The rights of holders of the Old Collateralized Notes and Old Subordinated Notes are subject to the Existing Intercreditor Agreement.

     On the Effective Date, the Old Collateralized Note Indenture will be amended, restated and superseded by the New Collateralized Note Indenture, the Old Subordinated Note Indenture shall be canceled, and the Old Junior Subordinated Debenture Indenture will be amended, restated and superseded by the New Junior Indenture. Huntway's obligations to the Senior Lenders under the Old Collateralized Notes and the Old Subordinated Notes shall be continued in part and evidenced by the New Senior Notes, which shall be issued under and subject to the New Collateralized Note Indenture and subject to the New Intercreditor Agreement. Huntway's obligations to the Junior Lenders under the Old Junior Subordinated Notes shall be continued in part and evidenced by the New Junior Notes, which shall be issued under and subject to the New Junior Indenture. Except to the extent that Huntway's obligations under the Old Notes and Old Indentures are continued under the New Senior Notes and the New Junior Notes (collectively, the "New Notes") and the New Collateralized Note Indenture and the New Junior Indenture (collectively, the "New Indentures"), Huntway's obligations under the Old Notes and Old Indentures shall be discharged.


     The New Collateralized Notes in the original principal amount of $23.5 million will be senior to the New Junior Notes and other indebtedness of Huntway, including trade payables and junior only to indebtedness of the Company under the Old Letter of Credit. The New Junior Notes in the original principal amount of $2.07 million will be senior to other indebtedness of Huntway, including trade payables and junior only to indebtedness under the New Collateralized Notes and the Old Letter of Credit.


     The following summarizes the principal terms of the Old Notes, the Old Indentures, the New Notes and the New Indentures and a comparison of certain provisions thereof. To the extent any summary of these documents contained in this Consent Solicitation Statement varies from the terms of the Prepackaged Plan and the Old Notes, Old Indentures, New Notes and New Indentures, the terms of the Prepackaged Plan, the Old Notes, Old Indentures, New Notes and New Indentures are controlling. The New Notes and New Indentures are contained in the Prepackaged Plan Supplement and are available upon request. Capitalized terms not defined below are defined in the respective Old Notes, Old Indentures, New Notes or the New Indentures.

Description of the Old Collateralized Note Indenture and Old Collateralized
Notes

     Set forth below are summaries of the material provisions of the Old Collateralized Note Indenture and Old Collateralized Notes. All parties-in-interest are referred to the Old Collateralized Note Indenture and Old Collateralized Notes for a complete statement of those provisions. The statements made under this caption relating to the Old Collateralized Note Indenture are summaries and do not purport to be complete. Moreover, such summaries use certain terms defined in the Old Collateralized Note Indenture and are qualified in their entirety by reference thereto.

     Certain Definitions

     Set forth below is a summary of certain defined terms used in the Old Collateralized Note Indenture, modified where appropriate to use terms defined elsewhere in this Consent Solicitation Statement. Reference is made to the Old Collateralized Note Indenture for the full definition of all such terms, as well as any other terms used in this section and the summary of the provisions of the Old Collateralized Note Indenture for which no definition is provided.

     "Capital Lease," as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in conformity with GAAP, be accounted for as a capital lease on the balance sheet of that Person.

     "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within six months from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service; (iii) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Services; and
(iv) time deposits, certificates of deposit (whether or not Eurodollar in nature), bankers' acceptances, repurchase agreements, reverse repurchase agreements, Eurodollar time deposits maturing within one year or similar investments maturing within 12 months from the date of acquisition thereof issued by Bankers Trust Company.

     "CDSA" means Cash Available for Debt Service and Amortization, for a specified period, which is calculated as the sum of (i) Consolidated Net Income,
(ii) to the extent Consolidated Net Income has been reduced thereby, amortization expense, depreciation expense, and other non-cash expenses, (iii) the decrease, if any, in Consolidated Net Working Capital on the final day of such period from Consolidated Net Working Capital on the final day of the immediately preceding quarter or year, as the case may be, and (iv) Consolidated Interest Expense, minus the sum of (a) non-cash items increasing Consolidated Net Income, (b) Consolidated Principal and Interest Payments during such period,
(c) the increase, if any, in Consolidated Net Working Capital on the final day of such period from Consolidated Net Working Capital on the final day of the immediately preceding quarter or year, as the case may be, and (d) Consolidated Capital Expenditures paid in cash during such year (which shall in no event exceed the amount permitted for such year pursuant to Section 418 of the Old Collateralized Note Indenture [restrictions on Capital Expenditures] for purposes of calculating CDSA), all as determined on a consolidated basis for such period no later than 45 days after the end of each of the first three quarters of each year, and no later than 90 days after the end of each year, for the Company and its Subsidiaries in conformity with GAAP. The Consolidated Net Working Capital adjustment contemplated by clause (c) above shall exclude any amount by which (i) the Consolidated Net Working Capital on the final day of such period exceeds (ii) $3,500,000.

     "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including that portion of Capital Leases capitalized on the consolidated balance sheet of the Company and its Subsidiaries, excluding (i) the interest portion of Capitalized Leases to the extent not required to be capitalized and (ii) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds received from third party insurers paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced) by the Company and its Subsidiaries during the relevant period that, in conformity with GAAP, should be included in the property, plant or equipment reflected in the consolidated balance sheet of the Company and its Subsidiaries.

     "Consolidated Current Assets" means, as at any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP; provided that inventory shall continue to be valued on a last-in first-out basis and excluding non-current assets of Sunbelt which become current assets under GAAP solely by reason of the Company's decision to sell Sunbelt or its assets.

     "Consolidated Current Liabilities" means, as at any date of determination, the total liabilities of the Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, but in no event shall accrued interest be included in Consolidated Current Liabilities except for current portions of Indebtedness evidenced by the Priority Notes, Old Collateralized Notes and Old Subordinated Notes.

     "Consolidated EBITDA" means, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) to the extent

Consolidated Net Income has been reduced thereby, amortization expense, depreciation expense and other non-cash expenses, and (v) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

     "Consolidated Interest Expense" means, for any period, interest expense with respect to all outstanding Indebtedness of the Company and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that Consolidated Interest Expense shall not include (i) letter of credit fees and commissions on letters of credit issued by Bankers Trust Company (other than the letter of credit issued by Bankers Trust Company to support the Sunbelt Bonds), (ii) amortization of original issue discount or (iii) for purposes of Section 415 of the Old Collateralized Note Indenture [financial covenants], any interest not paid in cash.

     "Consolidated Net Income" means, for any period, the net income (or loss) determined in conformity with GAAP of the Company and its Subsidiaries on a consolidated basis, consolidated in conformity with GAAP for such period taken as a single accounting period; provided that there shall be excluded (i) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person's assets are acquired by the Company or any of its Subsidiaries, (ii) the income (or loss) related to (x) any merger, consolidation, liquidation, winding up or dissolving of the Company or any of its Subsidiaries or (y) any conveyance, sale, lease, sub-lease, transfer or other disposition of all or any substantial part of the Company's or any Subsidiary's business or rights related thereto, property (whether leased or owned in fee) or fixed assets outside the ordinary course of business and (iii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; and provided further, that letter of credit fees and commissions on letters of credit issued by Bankers Trust Company (other than the letter of credit issued by Bankers Trust Company to support the Sunbelt Bonds) shall be treated as an operating expense in calculating Consolidated Net Income.

     "Consolidated Net Working Capital" means, as at any date of determination, the excess of Consolidated Current Assets excluding cash and Cash Equivalents over Consolidated Current Liabilities.

     "Consolidated Principal and Interest Payments" means, for any period, the lesser of (i) the total of all payments of principal and interest made in cash during such period on the Company's Priority Notes, Old Collateralized Notes and Old Subordinated Notes, and (ii) for 1993, $0; for 1994 $4,500,000; and for 1995 and thereafter $5,000,000.

     "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another Person, including, without limitation, any such obligation directly or indirectly guarantied, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or sold on a recourse basis by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation, (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet item, level of income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, or to provide collateral to secure payment of such obligation, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported.

     "Indebtedness," without duplication, means (a) any liability of any Person
(i) for borrowed money, or under any reimbursement obligation relating to a letter of credit or a bankers' acceptance, or (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation given in connection with the acquisition of any businesses, properties or assets of any kind, other than a trade payable or a current liability arising in the ordinary course of business), or (iii) for the payment of money with respect to a Capital Lease, or (iv) in respect of an interest rate, currency, commodity or other hedge or protection arrangement; (b) any guarantee with respect to Indebtedness (of the kind otherwise described in this definition) of another Person; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

     "Interest Payment Date" means March 31, June 30, September 30 or December 31, as the case may be, of each year commencing on December 31, 1993.

     "Lien" means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement), any Capital Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement (other than notice filings not perfecting a security interest) under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

     "Permitted Encumbrances" means the following types of Liens: (i) Liens (other than any Lien imposed by ERISA) for taxes (including Liens for real property taxes), assessments or governmental charges or governmental claims the payment of which is not at the time required by Section 405 of the Old Collateralized Note Indenture [payment of taxes]; (ii) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iv) any attachment or judgment Lien not in excess of $100,000 (exclusive of any amount adequately covered by insurance as to which the insurance company has acknowledged coverage) and any other attachment or judgment lien unless the judgment it secures shall, within 45 days after the entry thereof, not have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 45 days after the expiration of any such stay; (v) Leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries;
(vi) Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; (vii) Liens arising from UCC financing statements regarding leases permitted by this Agreement; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (ix) Liens securing obligations not in excess of $50,000 in aggregate outstanding amount arising from automobile and personal property leases; and (x) Liens arising from indebtedness permitted under Section 406(e) of the Old Collateralized Note Indenture [limitation on indebtedness].

     "Priority Notes" means the Company's 8% Priority Secured Notes Due 1994 issued and outstanding pursuant to the Old Collateralized Note Indenture.

     "Required Amount of Debt Service to Holders" means, for the year indicated, the respective aggregate dollar amount of principal and interest payments (including payments with respect to Secondary Securities) set forth below required to be made by the Company in cash for such year with respect to the Priority Notes, the Old Collateralized Notes and the Old Subordinated Notes until all of such instruments are paid in full:

                     YEAR                         AGGREGATE PAYMENTS
            ----------------------    -------------------------------------------
            1994..................    $4,500,000
            1995..................    $5,000,000
            Thereafter............    $5,000,000 until such time as the Old
                                      Collateralized Notes and Priority Notes and
                                      Old Subordinated Notes are paid in full

     "Requisite Holders" means the Holders of in excess of two thirds of the sum of (i) the Aggregate Outstanding Amount of Old Collateralized Notes and Priority Notes and (ii) the Aggregate Outstanding Amount of the Old Subordinated Notes including at least two of the Holders or the Holders of such Notes, as the case may be, other than Bankers Trust Company (or its successor).

     "Restricted Junior Payment" means any distribution, direct or indirect, whether in cash or other property on account of (i) the units of ownership in the Company or any other partnership interest in the Company or dividend, distribution or similar payment, redemption, purchase, retirement or other acquisition for value, direct or indirect, of any units of ownership in the Company or any other partnership interest in the Company, (ii) the Old Subordinated Notes for the payment or prepayment of principal or the redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to such securities, (iii) the Old Junior Subordinated Notes for the payment or prepayment of principal or interest or the redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to such securities, and
(iv) warrants, options or other rights to acquire units of ownership in the Company in order to retire, or to obtain the surrender of, such securities.

     "Scheduled Principal Payments" means, at a specified date, the scheduled quarterly principal payment due on the Old Collateralized Notes as set forth in
Section 307(b)(2) of the Old Collateralized Note Indenture plus the amount of scheduled principal payments then due on all outstanding Secondary Securities issued in respect of the Old Collateralized Notes.

     "Secondary Securities" means, for purposes of the description of the Old Collateralized Note Indenture only, additional Priority Notes and Old Collateralized Notes issued pursuant to Section 307 of the Old Collateralized
Note Indenture in payment of interest accrued on Priority Notes and Old Collateralized Notes.

     "Special General Partner" means Huntway Holdings, L.P., a Delaware limited partnership.

     "Sunbelt Bonds" means the $8,600,000 aggregate principal amount of Variable/Fixed Rate Demand Industrial Development Revenue Bonds, Series 1988 (Sunbelt Refining Company, L.P. project) issued pursuant to that certain Indenture of Trust, dated as of August 1, 1988 between the Industrial Development Authority of the County of Pinal and Dai-ichi Kangyo Bank of California.

     "Termination Event" means (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provisions for 30-day notice to the Pension Benefit Guaranty Corporation under such regulations), or (ii) the withdrawal of the Company or any of their ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (v) any other event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

     Principal and Interest

     The Old Collateralized Note Indenture provided for the issuance of two classes of securities: Priority Notes in an maximum principal amount of $3,994,542 (plus Secondary Securities issued in respect thereof) due December 31, 1994, and Old Collateralized Notes in the maximum original principal amount of $22,170,000 (plus Secondary Securities issued in respect thereof) due December 31, 2000. The interest rate

(prior to default) on the Priority Notes and Old Collateralized Notes was 8% per annum. The interest rates were subject to increase upon default. The Priority Notes have been paid in full.

     The Old Collateralized Note Indenture provided for the payment of interest that accrued on the Priority Notes and the Old Collateralized Notes before December 31, 1993 through the issuance of Secondary Securities of the same class with a principal amount equal to the accrued but unpaid interest. The principal amount of the Secondary Securities was to be reduced by the amount CDSA exceeded $3,500,000 as of December 31, 1993. Such Secondary Securities are governed by the Old Collateralized Note Indenture and are identical in all respects to the Priority Notes or Old Collateralized Notes, as the case may be, initially issued under the Old Collateralized Note Indenture (except with respect to the issuance date and aggregate principal amount). Interest accrued on each Old Collateralized Note after December 31, 1993 is due and payable on each Interest Payment Date until payment in full of such Old Collateralized Note.

     Commencing on March 31, 1995 and continuing through December 31, 2000, principal payments on the Old Collateralized Notes are payable in quarterly installments with $461,875 due in the first and fourth quarters and $1,385,625 due in the second and third quarters of each calendar year. The principal amount of Secondary Securities is to be repaid in quarterly installments on the same dates as the Old Collateralized Note payments in amounts equal to a percentage of the annual principal amount payable for such year as follows: 12 1/2% for the first and fourth quarters and 37 1/2% for the second and third quarters. No principal was to be paid in respect of the Old Collateralized Notes until the Priority Notes were paid in full.

     The Old Collateralized Note Indenture requires the Company to apply 100% of CDSA (except that with respect to each of the first three quarters of each year, only 75% of CDSA) that is not required to be applied to the Liquidity Reserve established under the Old Collateralized Note Indenture ratably within each class of the outstanding Priority Notes, Old Collateralized Notes and Old Subordinated Notes in the following priorities: first to pay interest on the Priority Notes; second to pay principal of the Priority Notes; third to pay interest on the Old Collateralized Notes; fourth to pay principal on the Old Collateralized Notes to the extent of scheduled principal payments; fifth to pay interest on the Old Subordinated Notes (Sunbelt IDB); sixth to pay interest on the Old Subordinated Notes (Other) (including Secondary Securities issued with respect thereto) and accrued but unpaid principal of an interest on the Old Subordinated Note (Sunbelt IDB) Secondary Securities; seventh to pay scheduled principal payments (as defined in the Old Subordinated Note Indenture) of the Old Subordinated Notes; eighth to principal of the Old Collateralized Notes applied to scheduled principal payments in inverse order of maturity. After the end of each calendar quarter, the Company is required to calculate the amount of CDSA and pay a portion of the CDSA into a bank account maintained with the Collateral Agent. Certain portions of the CDSA that are not required to be applied to the Liquidity Reserve or to be applied against the notes issued under the Old Indentures may be released to the Company.

     Redemption

     Each Old Collateralized Note is subject to redemption upon not less than 30 nor more than 60 days' notice by first-class mail, at any time, as a whole or in part, at the election of the Company, at Redemption Prices equal to 100% of par, together in the case of any such redemption with accrued interest thereon to the Redemption Date (excluding interest evidenced by Secondary Securities).

     In the case of any redemption of Old Collateralized Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Old Collateralized Notes or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Date referred to on the face of such security. Old Collateralized Notes (or portions thereof) for whose redemption and payment provision is made in accordance with the Old Collateralized Note Indenture cease to bear interest from and after the date fixed for redemption.

     Covenants and Other Provisions

     The Old Collateralized Note Indenture contains covenants and other provisions pertaining to, among other things, (i) the maintenance of an office or agency of the Company where the Old Collateralized Notes may be presented for payment, (ii) the holding of certain payments in trust, (iii) compliance with laws and the maintenance of the Company's existence, (iv) the payment of taxes, (v) limitations on restrictions affecting subsidiaries, (vi) delivery of financial statements and other reports, (vii) inspection rights of the Holders, (viii) maintenance of properties and insurance, (ix) the waiver of stay or usury laws,
(x) limitations on certain loans and advances, (xi) restrictions on certain fundamental changes, (xii) restrictions on incurrence of contingent obligations,
(xiii) restrictions on changes in the Company's business, (xiv) certain environmental covenants, (xv) restrictions on amendments of other indentures and
(xvi) the listing of the Common Units. Some of the material covenants and other provisions are summarized below.

     Limitation on Indebtedness

     Section 406 of the Old Collateralized Note Indenture prohibits the Company and its Subsidiaries from directly or indirectly creating, incurring, assuming, guaranteeing, or otherwise becoming directly or indirectly liable with respect to any Indebtedness, except (a) the Old Letter of Credit Agreement; (b) the Old Subordinated Notes and the Old Junior Subordinated Debentures; (c) the Priority Notes and the Old Collateralized Notes, (d) intercompany loans and advances in an aggregate amount not to exceed $100,000, (e) additional letters of credit issued to support crude oil purchases and exchanges in an amount not to exceed the amount in an account maintained at Bankers Trust (the "Working Capital Account") immediately prior to the posting of any letter of credit, (f) hedging agreements relating to the price of crude oil in an amount not to exceed $1,500,000, (g) Sunbelt may remain liable with respect to the Sunbelt Bonds so long as Sunbelt owns the Pinal Property, (h) the Company may become liable with respect to capitalized leases otherwise permitted thereunder, and (i) other indebtedness not exceeding $500,000 at any one time.

     Limitation on Liens

     Section 410 of the Old Collateralized Note Indenture prohibits the Company and its Subsidiaries from directly or indirectly creating, incurring, assuming or permitting to exist any Lien on or with respect to any of their properties or assets, or any income or profits therefrom, except (a) Permitted Encumbrances;
(b) Liens existing with respect to the Trust Estate and transferred as security for the benefit of the Holders of the Priority Notes and Old Collateralized Notes; (c) Liens securing obligations under the Old Subordinated Note Indenture;
(d) Liens securing obligations under the Old Letter of Credit Agreement; (e) Liens on cash collateral securing certain letters of credit permitted under the Old Collateralized Note Indenture; and (f) Liens which have previously been consented to by the Requisite Holders.

     Financial Covenants

     Section 415 of the Old Collateralized Note Indenture requires the Company to maintain Consolidated EBITDA on the last day of each four consecutive fiscal quarter period after December 31, 1993 to be not less than $3,000,000. This section requires the Company to prevent its Consolidated Net Working Capital from exceeding $3,500,000.

     Limitation on Consolidated Capital Expenditures

     Section 418 of the Old Collateralized Note Indenture prohibits the Company and its Subsidiaries from making, in the aggregate, Consolidated Capital Expenditures in excess of $1,250,000 during 1995 and each year thereafter, subject to possible increases with the agreement of the Holders.

     Limitation on Fundamental Changes

     Section 419 of the Old Collateralized Note Indenture prohibits the Company and its Subsidiaries from engaging in certain fundamental changes including (i) restrictions on certain amendments of the partnership agreement of the Company or of Sunbelt and (ii) restrictions on transactions of merger, dissolution, liquidation or winding up.

     Contingent Obligations

     Section 420 of the Old Collateralized Note Indenture prohibits the Company and its Subsidiaries from directly or indirectly creating or becoming or being liable with respect to any Contingent Obligation with respect to the Trust Estate, except with respect to: (a) guarantees resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (b) Contingent Obligations in an aggregate amount not in excess of $100,000 outstanding at any one time; (c) that certain Equipment Lease Guaranty executed in favor of GECC Leasing in an amount not to exceed $860,000; (d) additional letters of credit issued to support crude oil purchases and exchanges in an amount not to exceed the amount in the Working Capital Account immediately prior to the posting of any letter of credit; (e) hedging agreements relating to the price of crude oil in an amount not to exceed $1,500,000; (f) guarantee of letters of credit issued on behalf of Sunbelt under the Old Letter of Credit Agreement and other obligations solely as a result of the Company being the general partner of Sunbelt; and (g) obligations arising under the Old Letter of Credit Agreement.

     Maintenance of Liquidity Reserve

     Section 422 of the Old Collateralized Note Indenture requires the Company to maintain a liquidity reserve into which the Company is required to deposit a certain portion of its CDSA as follows: (i) in 1993, the Company was required to deposit of 100% of CDSA up to a maximum of $3,500,000 into the Liquidity Reserve, (ii) in 1994, the Company was required to deposit 100% of CDSA up to a maximum $1,000,000 after payment of the Required Amount of Debt Service to Holders had been made, (iii) in 1994, after the Company had deposited $1,000,000 in the Liquidity Reserve, the Company was required to deposit 50% of the remaining CDSA into the Liquidity Reserve and 50% of CDSA was to be applied to payment of the Priority Notes and Old Collateralized Notes and the Old Subordinated Notes until the amounts deposited in Liquidity Reserve totalled $5,000,000 subject to certain adjustments, and thereafter the Company was required to apply 100% CDSA in 1994 to the payment of the Priority Notes, Old Collateralized Notes and Old Subordinated Notes; (iv) in 1995, the Company was required to apply 50% of its CDSA to the Liquidity Reserve and the remainder to payment of the Priority Notes, Old Collateralized Notes and Old Subordinated Notes until certain targets for previous years had been met and thereafter was required to apply 100% of CDSA to payment of the Priority Notes, Old Collateralized Notes and Old Subordinated Notes; (v) in 1996 or, if certain target were achieved in 1994, in 1995 and each year thereafter, the Company is required to make payments of 20% of CDSA up to $1,000,000 into the Liquidity Reserve or, at the Company's option use all or a portion of such amount to redeem the Old Collateralized Notes or Old Subordinated Notes. The amounts on deposit in the Liquidity Reserve Account are subject to the lien for the benefit of the Holders of Priority Notes and Old Collateralized Notes.

     Limitation on Restricted Junior Payments

     Section 407 of the Old Collateralized Note Indenture prohibits the Company and its Subsidiaries from, directly or indirectly, declaring, ordering, paying, making or setting apart any sum for any Restricted Junior Payment prior to the payment in full of the principal and interest on the Priority Notes and the Old Collateralized Notes, except to the extent that the Company is obligated to apply CDSA to payment of the Old Subordinated Notes as provided in Sections 307 and 422 of the Old Collateralized Note Indenture.

     Transactions with Partners and Affiliates

     Section 414 of the Old Collateralized Note Indenture prohibits the Company and its Subsidiaries from entering into any transaction with any holder of 5% or more of the total partnership interests on terms that are less favorable than might be obtained from an unrelated entity.

     Supplemental Indentures

     The Old Collateralized Note Indenture permits the Company and the Trustee, with the consent of Requisite Holders, to amend or supplement the Old Collateralized Note Indenture or modify the right of the holders of the Old Collateralized Notes; provided that, without the consent of each Holder of Old

Collateralized Notes affected thereby, no such modification, amendment or supplemental indenture will (a) extend the Stated Maturity of, or any installment of interest on, any Old Collateralized Note, or reduce the principal amount thereof or the interest rate thereon, or change the provisions of the Old Collateralized Note Indenture relating to the application of proceeds of the Trust Estate to the payment of the Old Collateralized Notes or change any place where or the matter in which any Old Collateralized Note is payable, or impair the right to institute suit for the enforcement of such payment after the Stated Maturity thereof, or (b) reduce the percentage of the amount of outstanding Old Collateralized Notes, the consent of whose holders is required for any such supplemental indenture, or (c) impair or adversely affect the Trust Estate, or
(d) permit the creation of a lien ranking prior to or on a parity the lien of the Old Collateralized Note Indenture or deprive the holder of any Old Collateralized Note of the security afforded by the lien of that Indenture, or
(e) change the percentage of outstanding Old Collateralized Notes the consent of whose holders is required to exercise certain remedies, or (f) modify the definitions of "Aggregate Outstanding Amount," "Requisite Holders" and "Outstanding", or (g) modify certain provisions regarding amendment of the Old Collateralized Note Indenture, or provisions of the Old Collateralized Note Indenture regarding waiver of defaults, except to increase such percentage or to provide that certain or other provisions of the Old Collateralized Note Indenture cannot be modified or waived without the consent of the holder of each Old Collateralized Note affected thereby, or (h) modify any of the provisions in the Old Collateralized Note Indenture relating to the subordination of the Old Collateralized Notes in a manner materially adverse to the holders of the Priority Notes, or (i) modify the provisions of the Old Collateralized Note Indenture relating to the Liquidity Reserve or CDSA to the extent any amendment would adversely affect the amount of payments on the Old Collateralized Notes or the timing of such payments or (j) modify the provisions of Section 501(d) [cross-defaults], 508 [right of holders to receive payment] or 904 [selection by Trustee of Old Collateralized Notes to be redeemed] of the Old Collateralized
Note Indenture.

     Events of Default

     The Old Collateralized Note Indenture defines an Event of Default to include, inter alia, any of the following events:

     (a) default in the payment of (i) any interest on any Priority Note or Old Collateralized Note when the same becomes due and payable, and continuance of such default for a period of three days or (ii) the principal of any Priority Note or Old Collateralized Note at its Maturity, in each case including payments from CDSA provided that failure to make payments of principal and interest constitute events of default only if the cumulative amount of all payments received in respect of the Priority Notes and Old Collateralized Notes is less than certain specified thresholds; or

     (b) default in the performance, or breach, of any covenant, obligation or agreement of the Company in the Old Collateralized Note Indenture or breach of warranty, subject to in certain cases to a 15 day grace period;

     (c) (i) failure of the Company or any of its Subsidiaries to pay or any default in the payment of any principal or interest on any other Indebtedness in the outstanding principal amount of $250,000 or more, or in the payment of any Contingent Obligation the outstanding principal amount of which is $250,000 or more in each case beyond any period of grace provided; or (ii) breach or default with respect to any other term of any evidence of any other Indebtedness the outstanding principal amount of which is $250,000 or more or of any loan agreement, mortgage, indenture or other material agreement relating thereto, if the effect of such default or breach is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise); provided, however, that in the case of failure or default as described in (i) and (ii) above with respect to the Priority Notes and Old Collateralized Notes on the part of any Person, such default constitutes an Event of Default without regard to amount; or

     (d) bankruptcy, insolvency and similar events involving the Company, Sunbelt, their respective subsidiaries, or partners of the Company holding in excess of 51% of the Common Units; or

     (e) except as otherwise agreed to by the Requisite Holders, any money judgement, writ or warrant of attachment, or similar process involving in any case an amount in excess of $350,000 not adequately covered by insurance shall be entered or filed against the Company or any of its material Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days or in any event later than five days prior to the date of any proposed sale thereunder; or

     (f) any order, judgment or decree shall be entered against the Company or any of its material Subsidiaries, decreeing the dissolution or split up of the Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

     (g) termination of any ERISA Pension Plan maintained by the Company or its ERISA affiliates resulting in a liability in excess of $250,000; or withdrawal by the Company or any of its ERISA affiliates of a multi-employer pension plan if such withdrawal results in an annual liability exceeding $100,000; or

     (h) revocation by the Company of the Old Collateralized Note Indenture or the Priority Notes or Old Collateralized Notes or impairment of the security therefor; or

     (i) the General Partner and the Special Managing Partner shall cease to be the sole general partners of the Company or the Company shall cease to be the Sunbelt Managing General Partner.

     Remedies

     (a) Subject to the terms of the Existing Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, and the Priority Notes or Old Collateralized Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Trustee or the Collateral Agent may do one or more of the following:

        (i) institute Proceedings for the collection of all amounts then payable on the Priority Notes or Old Collateralized Notes or under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Trust Estate monies adjudged due;

        (ii) sell all or a portion of the Trust Estate or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law;

        (iii) institute Proceedings from time to time for the complete or partial foreclosure of the Lien of the Old Collateralized Note Indenture with respect to the Trust Estate;

        (iv) exercise any remedies of a secured party under the UCC and, subject to the UCC, take any other appropriate action to protect and enforce the rights and remedies of the Trustee or the Holders of the Priority Notes or Old Collateralized Notes under the Old Collateralized Note Indenture; or

        (v) exercise any remedies available to it under the deeds of trust securing the Old Collateralized Note Indenture;

provided, however, that the Collateral Agent may not sell or otherwise liquidate the Trust Estate following an Event of Default, unless either (i) the Requisite Holders consent thereto, or (ii) the Trustee determines that the proceeds of such sale or liquidation distributable to the Holders are sufficient to discharge in full the amounts then due and unpaid upon the Priority Notes and Old Collateralized Notes for principal and interest and the amounts due and payable to discharge senior liens and pay expenses incurred in connection with such sale or liquidation and the Requisite Holders agree with such determination.

     (b) If an Event of Default based on breach of a covenant occurs, the Trustee may, and at the request of the Requisite Holders shall, institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section; the Trustee may enforce any equitable decree or order arising from such Proceeding.

     (c) Upon the occurrence and during the continuance of an Event of Default, the interest rate payable with respect to the outstanding principal amount of the Priority Notes and Old Collateralized Notes and interest payments thereon not paid when due, shall be increased to a rate which is 5% per annum in excess of the rate of interest otherwise payable with respect to such securities.

     If the Old Collateralized Note Indenture becomes subject to the Trust Indenture Act, then no Holder of any Old Collateralized Notes has any right to institute any Proceeding, judicial or otherwise, with respect to that Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

        (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

        (b) the Requisite Holders shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee thereunder;

        (c) such Holder or Holders have offered to the Trustee an indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

        (d) the Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such Proceeding; and

        (e) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by the Requisite Holders;

it being understood and intended that no one or more Holders will have any right in any manner whatsoever by virtue of, or by availing of, any provision of the Old Collateralized Note Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under that Indenture.

Description of the New Collateralized Note Indenture and New Collateralized
Notes

     Set forth below are summaries of certain material provisions of the New Collateralized Note Indenture and New Collateralized Notes. The New Collateralized Note Indenture will amend and restate the Old Collateralized Note Indenture and, except where noted below, the New Collateralized Note Indenture is substantially similar to the Old Collateralized Note Indenture, to which reference is made. Moreover, because the summaries set forth below do not purport to be complete, all parties-in-interest are referred to the New Collateralized Note Indenture for a complete statement of those provisions. Such summaries make use of certain terms defined in the New Collateralized Note Indenture and are qualified in their entirety by reference thereto.

     Certain Definitions

     Set forth below is a summary of certain defined terms used in the New Collateralized Note Indenture, modified where appropriate to use terms defined elsewhere in this Consent Solicitation Statement. Except as set forth below, defined terms used in the New Collateralized Note Indenture generally have substantially the same meanings as in the Old Collateralized Note Indenture. Reference is made to the Old Collateralized Note Indenture and the New Collateralized Note Indenture for the full definition of all such terms, as well as any other terms used herein or in the summaries for which no definition is provided.

     "Excess Cash" means an amount of cash equal to the excess, if any, of (i)
(x) the amount of cash and Cash Equivalents of the Company on December 31, 1996 minus (y) the amount of all unfunded commitments of the Company to incur Consolidated Capital Expenditures described in and permitted under Section 418(a) of the New Collateralized Note Indenture [limitation on capital expenditures] (but all such Consolidated Capital Expenditures shall not exceed $4,150,000) over (ii) $6,000,000.

     "IDB Letter of Credit" means that certain Irrevocable Letter of Credit No. S04377 dated October 5, 1988 in the original stated amount of $9,510,411.00 issued by Bankers Trust Company to the trustee under that certain Indenture of Trust, dated August 1, 1988, pursuant to which the Sunbelt Bonds were issued.

     "Interest Drawing" means any drawing under the IDB Letter of Credit for the purpose of paying interest coming due on the Sunbelt Bonds. If any drawing under the IDB Letter of Credit is applied to the payment of both interest on the Sunbelt Bonds and principal, premium and other amounts other than interest, it shall be deemed a Principal Drawing to the extent that such drawing is applied to the payment of principal, premium and amounts other than interest and an Interest Drawing to the extent proceeds of such drawing are applied to pay interest on the Sunbelt Bonds.

     "Interest Payment Date" means March 31, June 30, September 30 or December 31, as the case may be, of each year commencing on the first such date to occur after the initial issuance of New Senior Notes.

     "New Senior Notes (Other)" means the Company's 12% Senior Secured Notes (Other) Due 2005 issued and outstanding pursuant to the New Collateralized Note Indenture (including any Secondary Securities, but excluding the Senior Notes (Sunbelt IDB)).

     "New Senior Notes (Sunbelt IDB)" means the Company's 12% Senior Secured Notes (Sunbelt IDB) Due 2005 issued and outstanding pursuant to the New Collateralized Note Indenture.

     "Principal Drawing" means any drawing under the IDB Letter of Credit for the purpose of paying the principal, premium, if any or other amounts coming due and payable on the IDB Bonds, other than interest. If any drawing under the IDB Letter of Credit is applied to the payment of both interest on the Sunbelt Bonds and principal, premium and other amounts other than interest, it shall be deemed a Principal Drawing to the extent that such drawing is applied to the payment of principal, premium and amounts other than interest and an Interest Drawing to the extent proceeds of such drawing are applied to pay interest on the Sunbelt Bonds.

     "Replacement Letter of Credit Agreement" has the meaning given to that term in Section 425.

     "Requisite Holders" means holders of in excess of two thirds of the aggregate outstanding amount of the New Senior Notes.

     "Secondary Securities" means, for purposes of this summary of the New Collateralized Note Indenture only, additional New Senior Notes (Other) issued in payment of interest accrued on the New Senior Notes (Other) and New Senior Notes (Sunbelt IDB).

     "Tax Exempt Bond Interest Rate" means the weighted average interest rate or rates on the Sunbelt Bonds for the applicable Interest Accrual Period.

     Principal and Interest

     The New Collateralized Note Indenture will provide for the issuance of two classes of securities: A New Senior Note (Sunbelt IDB) in the maximum principal amount of $9,100,000 due December 31, 2005 and New Senior Notes (Other) in the maximum original principal amount of $14,400,000 (plus Secondary Securities issued in respect of the New Senior Notes) due December 31, 2005. The interest rate (prior to default) on the New Senior Notes (Sunbelt IDB) will be equal to 12% per annum less the Tax Exempt Bond Interest Rate (as supplied to the Trustee by the Company at least five Business Days prior to each Interest Payment Date), but in no event less than 1.75% per annum. The interest rate (prior to default) on the Senior Notes (Other) will be equal to 12% per annum. The interest rates will be subject to increase following default.

     The New Collateralized Note Indenture will provide for the payment of accrued interest on the New Senior Note (Other) during the period from January 1, 1996 to December 31, 1996 through the issuance on each Interest Payment Date occurring during the period from the initial issuance of New Senior Notes to December 31, 1996 of Secondary Securities with a principal amount equal to the accrued but unpaid interest. Any such Secondary Securities will be governed by the New Collateralized Note Indenture and will be identical in all respects to the New Senior Notes (Other) initially issued under the New Collateralized Note Indenture (except with respect to the issuance date and aggregate principal amount).

     Except as set forth below, interest accrued on each New Senior Note after December 31, 1996 will be due and payable on each Interest Payment Date until payment in full of such New Senior Note as follows: (1) 66.67% of the interest that shall accrue during the first calendar quarter of each year will be due and payable in cash on March 31 of such year; (2) 66.67% of the interest that shall accrue during the second calendar quarter of each year will be due and payable in cash on June 30 of such year; (3) all interest that shall accrue during the third calendar quarter of each year plus 33.33% of the interest that shall accrue during the first calendar quarter of such year will be due and payable in cash on September 30 of such year; (4) all interest that shall accrue during the fourth calendar quarter of each year, plus 33.33% of the interest that shall accrue during the second calendar quarter of such year will be due and payable in cash on December 31 of such year.

     Generally, the principal of the New Senior Notes of each Class will be payable as follows: (1) the principal amount of the New Senior Notes will be due and payable in full on December 31, 2005, unless payment is required before that date; (2) in addition to the principal payments required above, the principal amount of the New Senior Notes will be payable annually as set forth below from CDSA and Excess Cash; (3) upon the occurrence of either (i) a Principal Drawing under the IDB Letter of Credit, (ii) an unreimbursed Interest Drawing under the IDB Letter of Credit or (iii) an acceleration of the obligations under the New Letter of Credit Agreement, New Senior Notes (Other) in the amount of such drawing shall be issued in exchange for New Senior Notes (Sunbelt IDB); (4) except as set forth above with respect to payments on Secondary Securities, all payments of principal on the New Senior Notes of each Class made pursuant to this subsection shall be allocated on a pro rata basis among all outstanding New Senior Notes of such Class, without preference or priority of any kind within such Class.


     The New Collateralized Note Indenture will require the Company to apply 50% of CDSA for calendar year 1997, to the payment of the New Senior Notes as described below. The Company will deliver to the Trustee and the Holders within 45 days after the end of each of the first three quarters in each year (and within 90 days after the end of each year) detailed calculations of the amount of CDSA for such calendar quarter and for the period from the first day of the year to which such calculation relates through the end of such calendar quarter. Within 45 days after the end of each calendar quarter (in the case of the first three calendar quarters of each year) and within 90 days after the end of each calendar quarter (in the case of the fourth quarter of each year), the Company will deposit into the CDSA Account an amount equal to the excess, if any, of (i) an amount equal to 50% of cumulative CDSA from the beginning of the relevant year through the end of the calendar quarter (the "Cumulative CDSA Amount") over
(ii) the amount in the CDSA Account on the end of such calendar quarter. The "CDSA Account" shall be a bank account maintained with the Collateral Agent that shall have limited withdrawal rights as described below and shall be subject to a Lien for the benefit of the New Senior Notes and the New Letter of Credit Agreement and included in the Trust Estate.


     After the calculation of the Cumulative CDSA Amount has been made for the fourth calendar quarter in each year and the Company has made any payments to the CDSA Account that may be required in accordance with the New Collateralized
Note Indenture, (i) the Collateral Agent will release to the Company the Excess CDSA, if any, for such quarter upon the Company's written request and compliance with its requirements to deposit funds into the CDSA Account, and (ii) the Collateral Agent will apply the funds in the CDSA Account (but not to exceed the Cumulative CDSA Amount for such year) in the following priorities: first, to pay accrued but unpaid interest (excluding Secondary Securities issued to evidence such interest) on the New Senior Notes ratably within each Class of Outstanding New Senior Notes; and second, an amount equal to any excess will be applied to pay unpaid principal of the New Senior Notes ratably within each Class of Outstanding Securities.

     The New Collateralized Note Indenture will require the Company to apply the amount of Excess Cash on December 31, 1996, to the payment of the New Senior Notes as follows: the Company will, on or before January 15, 1997, apply the amount of Excess Cash in the following priorities: first, to pay accrued but unpaid interest (excluding Secondary Securities issued to evidence such interest) on the New Senior Notes ratably within each class of outstanding Securities; and second, an amount equal to any excess will be applied to pay unpaid principal of the New Senior Notes ratably within each class of outstanding New Senior Notes.

Any amounts of Excess Cash on December 31, 1996 so applied shall reduce on a dollar-for-dollar basis the mandatory sinking fund payments required to be paid by the Company in 1998.

     Special Exchange Provision

     Under the New Letter of Credit Agreement and the New Collateralized Note Indenture, the Company will agree that upon any Principal Drawing under the IDB Letter of Credit, the New Senior Notes (Sunbelt IDB) will be automatically exchanged for New Senior Notes (Other) in the principal amount of such drawing. The Holder of the New Senior Notes (Sunbelt IDB) may surrender to the Trustee the certificate representing the New Senior Notes (Sunbelt IDB) accompanied by a certificate of the Holder stating that an Principal Drawing under the IDB Letter of Credit has occurred, and setting forth the amount of such drawing, the Company will execute, and the Trustee will authenticate and deliver, in the name of the Holder, New Senior Notes (Other) in the amount of the drawing, and shall return to the Holder a new certificate representing the principal amount of the New Senior Note (Sunbelt IDB) certificate not so exchanged.

     In addition, upon the occurrence of an event of default under the New Letter of Credit Agreement and to the extent that the obligations under the New Letter of Credit Agreement are accelerated, the principal amount of the New Senior Notes (Sunbelt IDB) will be automatically converted into New Senior Notes (Other); provided that if after such acceleration, the IDB Letter of Credit expires or terminates, the New Senior Notes (Other) issued in exchange for the principal amount of New Senior Notes (Sunbelt IDB) (but excluding any Senior Notes (Sunbelt IDB) Secondary Securities) will be canceled to the extent of the undrawn amount under the IDB Letter of Credit.

     Mandatory Sinking Fund Payments

     As a mandatory sinking fund for the retirement of the New Senior Notes, the Company will be required to pay to the Trustee, on or prior to 12:00 noon, New York City time on September 30 and December 31 of each year commencing with September 30, 1998, an amount of same day funds equal to the Sinking Fund Payment Amount for such date. The "Sinking Fund Payment Amount" means, with respect to the sinking fund payment due on each date set forth below, an amount equal to the aggregate principal amount of all New Senior Notes Outstanding on the September 1 immediately preceding such date multiplied by the percentage set forth opposite such date; provided, however, that the amount of Excess Cash paid by the Company against the New Senior Notes will be applied against the Sinking Fund Payment Amounts due in 1998 in inverse order of occurrence:

                            SINKING FUND PAYMENT DATE                   PERCENTAGE
            ----------------------------------------------------------  ----------
            September 30, 1998........................................         5.0%
            December 31, 1998.........................................         7.5%
            September 30, 1999........................................         5.714%
            December 31, 1999.........................................         8.571%
            September 30, 2000........................................         6.667%
            December 31, 2000.........................................        10.00%
            September 30, 2001........................................         8.00%
            December 30, 2001.........................................        12.00%
            September 30, 2002........................................        10.00%
            December 30, 2002.........................................        15.00%
            September 30, 2003........................................        13.333%
            December 30, 2003.........................................        20.00%
            September 30, 2004........................................        20.00%
            December 30, 2004.........................................        30.00%
            September 30, 2005........................................        40.00%
            December 30, 2005.........................................        60.00%

     The Trustee will apply the sinking fund payments received by it toward the redemption of the New Senior Notes.

     Redemption

     Each New Senior Note will be subject to redemption upon not less than 30 nor more than 60 days' notice by first-class mail, at any time, as a whole or in part, at the election of the Company, at Redemption Prices (expressed in percentages of principal amount) set forth below, together in the case of any such redemption with accrued interest thereon to the Redemption Date (excluding interest evidenced by Secondary Securities), if redeemed during the calendar years indicated below:

                                       YEAR                             PERCENTAGE
            ----------------------------------------------------------  ----------
            1996......................................................     112.0%
            1997......................................................     109.6%
            1998......................................................     107.2%
            1999......................................................     104.8%
            2000......................................................     102.4%
            2001 and thereafter.......................................     100.0%

     In the case of any redemption of New Senior Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such New Senior Notes or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Date referred to on the face such security. New Senior Notes (or portions thereof) for whose redemption and payment provision is made in accordance with the New Collateralized Note Indenture will cease to bear interest from and after the date fixed for redemption. The New Senior Notes are subject to redemption upon not less than 30 nor more than 60 days' notice by mail, on December 31 in any year commencing with the year 1998 through operation of the sinking fund at a Redemption Price equal to 100% of the principal amount.

     Covenants and Other Provisions

     In general, the New Collateralized Note Indenture contains covenants and other provisions that are substantially similar to those in the Old Collateralized Note Indenture, except as set forth below.

     Limitation on Indebtedness

     Section 406 of the New Collateralized Note Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except: (a) the Company may become and remain liable with respect to the New Letter of Credit Agreement; (b) the Company may become and remain liable with respect to the New Junior Subordinated Notes; (c) the Company and its subsidiaries may become and remain liable with respect to the New Senior Notes; (d) the Company and its subsidiaries may become and remain liable with respect to the intercompany loans and advances in an amount not to exceed $100,000 plus all intercompany loans and advances reflected on the balance sheet of the Company dated December 31, 1993;
(e) the Company and its subsidiaries may become and remain liable with respect to additional letters of credit issued to support crude purchases and exchanges;
(f) the Company and is subsidiaries may become and remain liable for with respect to hedging agreements relating to the price of crude in an amount not to exceed $1,500,000; (g) Sunbelt may remain liable with respect to the Sunbelt Bonds so long as it owns the Pinal Property; (h) the Company may become liable with respect to capitalized leases otherwise permitted under the New Collateralized Note Indenture; (i) the Company may become and remain liable with respect to indebtedness in an amount not exceeding $4,150,000 the proceeds of which are used to pay for capital expenditures permitted under the New Collateralized Note Indenture; (j) after (i) cancellation or termination of all letters of credit issued under the New Letter of Credit Agreement (other than the IDB Letter of Credit) and (ii) the payment in full of all amounts owed under or in respect of all letters of credit issued under the New Letter of Credit Agreement (other than the IDB Letter of Credit), the

Company may become and remain liable with respect to the Replacement Letter of Credit Agreement; (k) the Company may become and remain liable with respect to unsecured Indebtedness in an aggregate principal amount not to exceed $2,000,000; provided that all such Indebtedness is repaid in full by December 31, 1996; and (l) the Company and its Subsidiaries may become and remain liable with respect to Indebtedness in an amount not to exceed $500,000 in the aggregate at any one time.

     Limitation on Liens

     Section 410 of the New Collateralized Note Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of their properties or assets, or any income or profits therefrom, except: (a) Permitted Encumbrances; (b) Liens securing the New Senior Notes; (c) Liens on assets acquired with the proceeds of Indebtedness to secure the payment of such Indebtedness; (d) Liens securing obligations under the New Letter of Credit Agreement; (e) if Huntway shall be permitted to become liable with respect to the Replacement Letter of Credit Agreement, Liens that Requisite Holders have consented in writing to securing obligations under the Replacement Letter of Credit Agreement; (f) Liens on cash collateral in an aggregate amount not exceeding $2,000,000 at any one time securing letters of credit permitted by
Section 406(e) [permitting certain letters of credit to support purchases of inventory]; and (g) Liens consented to by Requisite Holders.

     Financial Covenants

     Section 415 of the New Collateralized Note Indenture provides that the Company must cause its Consolidated EBITDA as of the last day of each quarter of the last four fiscal quarter period to be not less than $3,000,000.

     Limitation on Consolidated Capital Expenditures

     Section 418 of the New Collateralized Note Indenture provides that the Company will not, and will not permit any of its Subsidiaries to make, in the aggregate, Consolidated Capital Expenditures, except: (a) Consolidated Capital Expenditures in an aggregate amount not in excess of $4,150,000 used to build a 80,000 barrel asphalt tank located in Benicia, California, to expand the storage capacity of two existing asphalt storage tanks located in Benicia, California, by a combined amount of approximately 19,000 barrels and to build three 3,500 barrel polymer asphalt tanks and associated hardware located in Benicia, California in 1996 and 1997; and (b) other Consolidated Capital Expenditures in an amount not in excess of $1,250,000 during each calendar year.

     Limitation on Fundamental Changes

     Section 419 of the New Collateralized Note Indenture generally imposes the same restrictions on fundamental changes involving the Company and its Subsidiaries as set forth in the Old Collateralized Indenture except that the New Collateralized Note Indenture permits the Company to incorporate on certain terms and conditions set forth therein.

     Limitation on Contingent Obligations

     Section 420 of the New Collateralized Note Indenture generally imposes the same restrictions on incurrence by the Company and its Subsidiaries of Contingent Obligations as set forth in the Old Collateralized Note Indenture except that the New Collateralized Note Indenture also permits the Company to become and remain liable with respect to obligations under the Replacement Letter of Credit Agreement.

     Maintenance of Liquidity Reserve

     The New Collateralized Note Indenture deletes the requirement set forth in
Section 422 of the Old Collateralized Note Indenture, which required the Company to maintain a Liquidity Reserve.

     Limitation on Restricted Junior Payments

     Section 407 of the New Collateralized Note Indenture prohibits the Company and its Subsidiaries from, directly or indirectly, declaring, ordering, paying, making or setting apart any sum for any Restricted Junior Payment prior to the payment in full of the principal and interest on the New Collateralized Notes.

     Transactions with Partners and Affiliates

     Section 414 of the New Collateralized Note Indenture prohibits the Company and its Subsidiaries from entering into any transaction with any holder of 5% or more of the total partnership interests on terms that are less favorable that might be obtained from an unrelated entity.

     New Letter of Credit Agreement and Replacement Letter of Credit Agreement

     Section 425 of the New Collateralized Note Indenture provides that, upon the expiration or termination of the commitment of Bankers Trust Company to issue letters of credit under the New Letter of Credit Agreement, the Company is required to enter into a new letter of credit facility (the "Replacement Letter of Credit Agreement") providing for a commitment to issue letters of credit used to support purchases of crude oil and to support hedging obligations in an aggregate stated amount not to exceed $17,500,000 at any one time for a period of not less than 12 months from the effective date thereof. The Company will not, without the consent of the Requisite Holders, amend the New Letter of Credit Agreement if any such amendment would shorten the term of, or increase or decrease the amount of credit under, the New Letter of Credit Agreement.

     Supplemental Indentures

     The New Collateralized Note Indenture permits the Company and the Trustee, with the consent of Requisite Holders, to amend or supplement the New Collateralized Note Indenture or modify the right of the holders of the New Collateralized Notes; provided that no such modification, amendment or supplemental indenture will (a) extend the Stated Maturity of, or any installment of interest on, any New Senior Note, or reduce the principal amount thereof or the interest rate thereon, or change the provisions of the New Collateralized Note Indenture relating to the application of proceeds of the Trust Estate to the payment of the New Senior Notes or change any place where or the matter in which any New Senior Note is payable, or impair the right to institute suit for the enforcement of such payment after the Stated Maturity thereof, or (b) reduce the percentage of the amount of outstanding New Senior Notes, the consent of whose holders is required for any such supplemental indenture, or (c) impair or adversely affect the Trust Estate, or (d) permit the creation of a lien ranking prior to or on a parity the lien of the New Collateralized Note Indenture or deprive the holder of any New Senior Note of the security afforded by the lien of that Indenture, or (e) change the percentage of outstanding New Senior Notes the consent of whose holders is required to exercise certain remedies, or (f) modify the definitions of "Aggregate Outstanding Amount," "Requisite Holders" and "Outstanding", or (g) modify certain provisions regarding amendment of the New Collateralized Note Indenture, or provisions of the New Collateralized Note Indenture regarding waiver of defaults, except to increase such percentage or to provide that certain or other provisions of the New Collateralized Note Indenture cannot be modified or waived without the consent of the holder of each New Senior Note affected thereby, or (h) modify the provisions of the New Collateralized Note Indenture relating to CDSA to the extent any amendment would adversely affect the amount of payments on the New Senior Notes or the timing of such payments or
(i) modify the provisions of Section 501(D) [cross-defaults], 508 [right of holders to receive payment] or 904 [selection by Trustee of New Senior Notes to be redeemed] of the New Collateralized Note Indenture.

     Events of Default

     The events of default under the New Collateralized Note Indenture are substantially similar to those in the Old Collateralized Note Indenture except that: (1) the New Collateralized Note Indenture provides that failure to make payments of interest or principal on any New Senior Note, including from Excess Cash constitutes an Event of Default; and (2) the New Collateralized Note Indenture permits the General Partner to transfer its general partner interest in the Company to a corporation or a limited partnership formed and owned by the Company's senior management if such transfer does not result in the loss of limited liability for the Company's limited partners, cause the Company to be treated as a corporation for federal income tax purposes or result in adverse tax consequences to the holders of the New Senior Notes.

     Remedies

     The remedies in the New Collateralized Note Indenture are substantially similar to those in the Old Collateralized Note Indenture.

Comparison of Old Collateralized Note Indenture and New Collateralized Note Indenture

     Set forth below is a comparison of certain material provisions of the Old Collateralized Note Indenture and the corresponding changes (or deletions, if applicable) in the New Collateralized Note Indenture:


        OLD COLLATERALIZED NOTE INDENTURE                NEW COLLATERALIZED NOTE INDENTURE
- -------------------------------------------------   -------------------------------------------
1.    Original Principal -- Old Collateralized      $23,500,000 original principal outstanding.
      Notes ($22,170,000), together with original
      principal -- Old Subordinated Notes
      ($58,235,450.52), including $9,099,726.06
      of Old Subordinated Note (Sunbelt IDB).
2.    Interest accrues at 4% per annum payable in   Interest on New Senior Notes (Other)
      cash in equal quarterly installments.         accrues at 12% per annum. Interest on New
                                                    Senior Notes (Sunbelt IDB) accrues at 12%
                                                    per annum minus the Tax Exempt Bond Rate
                                                    (but not less than 1.75%). Interest is
                                                    payable 1/6 in first and fourth fiscal
                                                    quarters and  1/3 in second and third
                                                    fiscal quarters. Payable-in-kind for all
                                                    accrued interest through December 31, 1996.


3.    Maturity Date -- December 31, 2000            Maturity Date -- December 31, 2005
4.    Optional Redemption: redeemable at            Optional Redemption: redeemable at
      Huntway's option, in whole or in part, upon   Huntway's option, in whole or in part, upon
      not less than 30 nor more than 60 days'       not less than 30 nor more than 60 days'
      notice, at a redemption price equal to 100%   notice, at the redemption prices (expressed
      of principal amount, plus all accrued         as percentages of aggregate principal
      interest.                                     amount) set forth below, plus accrued and
                                                    unpaid interest thereon to the applicable
                                                    date of redemption, if redeemed during the
                                                    12-month period beginning on the periods
                                                    indicated below:
                                                    1996 -- 112.00%
                                                    1997 -- 109.60%
                                                    1998 -- 107.20%
                                                    1999 -- 104.80%
                                                    2000 -- 102.40%
                                                    2001 -- Par

        OLD COLLATERALIZED NOTE INDENTURE                NEW COLLATERALIZED NOTE INDENTURE
- -------------------------------------------------   -------------------------------------------
5.    Application of Excess Cash: None              Huntway will pay the Senior Lenders all
                                                    cash in excess of $6,000,000 on December
                                                    31, 1996 by January 15, 1997. Such cash
                                                    balance will be net of funding required for
                                                    1996 capital expenditure projects including
                                                    equipment outlined below. Such capital
                                                    expenditures in total will not exceed
                                                    $4,150,000. Any payment made to the Senior
                                                    Lenders on January 15, 1997 will reduce
                                                    required 1998 sinking fund described below.
6.    Application of CDSA: Huntway is required to   Beginning in 1997, based on fiscal 1997
      apply 100% of its CDSA to payment of the      cash flow, Huntway will pay to the Senior
      outstanding Priority Notes, Old               Lenders 50% of excess CDSA.
      Collateralized Notes and Old Subordinated
      Notes.
7.    Sinking Fund Payments: None                   Commencing in 1998, Huntway will make
                                                    annual sinking fund payments on the New
                                                    Senior Notes in the amount of $2,937,500,
                                                    with 40% of such amount to be paid on or
                                                    before September 30 and 60% of such amount
                                                    to be paid on or before December 31 of each
                                                    applicable year. The sinking fund payments
                                                    in 1998 through 2005 will be increased by
                                                    an amount necessary to fully amortize any
                                                    outstanding paid-in-kind New Senior Notes
                                                    over that eight-year period.
8.    Ranking. The Old Collateralized Notes are     The New Senior Notes are senior to all
      senior to all Indebtedness of the Huntway     indebtedness of Huntway (including the New
      (including Old Junior Subordinated Notes      Junior Notes and trade debt), other than
      and trade debt) other than obligations        obligations under the New Letter of Credit
      under the Old Priority Notes which have       Agreement and Replacement Letter of Credit
      been paid in full and obligations under the   Agreement, subject to any applicable terms
      Old Letter of Credit Agreement which is       of the New Intercreditor Agreement.
      pari passu, subject to the terms of the
      Existing Intercreditor Agreement.

        OLD COLLATERALIZED NOTE INDENTURE                NEW COLLATERALIZED NOTE INDENTURE
- -------------------------------------------------   -------------------------------------------
9.    Section 418 -- Capital Expenditures. The      Huntway may borrow funds to build a 92,000
      Company and its subsidiaries are permitted    barrel asphalt tank, extend the storage
      to make Consolidated Capital Expenditures     capacity of two existing asphalt storage
      in the amount of $1,250,000 during 1995 and   tanks by a combined 18,000-19,000 barrels,
      each year thereafter.                         and build three 3,500 barrel polymer
                                                    asphalt tanks plus associated hardware at
                                                    Benicia in 1996 and 1997. Collateral for
                                                    the financing of these new permitted
                                                    capital expenditures will be only the new
                                                    assets themselves. The equipment financing
                                                    to build the three 3,500 barrel polymer
                                                    asphalt tanks plus associated hardware will
                                                    be repaid by December 31, 1996. Any amounts
                                                    not repaid by December 31, 1996 on the
                                                    92,000 barrel asphalt tank, or the three
                                                    asphalt extensions or any other component
                                                    of the planned 1996 capital expenditures of
                                                    $4,150,000 will be deposited in a separate
                                                    account at Bankers Trust to be withdrawn in
                                                    1997 only for the purpose of paying off any
                                                    remaining amounts due on these 1996 capital
                                                    projects. The New Collateralized Note
                                                    Indenture also permits Huntway to incur
                                                    other capital expenditures in an amount not
                                                    to exceed $1,250,000 each year.
10.   Section 415(b) -- Huntway required to         Covenant Deleted.
      maintain no more than $3.5 million in
      Consolidated Net Working Capital.
11.   Section 422 -- Huntway to maintain            Covenant Deleted.
      liquidity reserve.
12.   Section 406 -- Limitation on Indebtedness.    Revised to permit Huntway to (a) obtain
                                                    unsecured loan in 1996 not to exceed
                                                    $2,000,000, provided loan is repaid on or
                                                    before December 31, 1996; and (b) obtain
                                                    loan for capital expenditures permitted as
                                                    described in item 7 above.
13.   Section 410 -- Limitation on Liens            Huntway will be permitted to secure a new
                                                    letter of credit facility (replacing the
                                                    New Letter of Credit Agreement) with
                                                    current assets and other assets agreed to
                                                    by Requisite Holders.


Description of the Old Subordinated Indenture and Old Subordinated Notes

     Set forth below are summaries of the material terms of the Old Subordinated Indenture and Old Subordinated Notes. All parties-in-interest are referred to the Old Subordinated Note Indenture and Old Subordinated Notes for a complete statement of those provisions. The statements made under this caption relating to the Old Subordinated Note Indenture are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Old Subordinated Note Indenture and are qualified in their entirety by express reference thereto.

     Certain Definitions

     In general, except as set forth below, the definitions used in the Old Subordinated Note Indenture are substantially similar to those set forth in the Old Collateralized Note Indenture. Reference is made to the summary of the definitions in the Old Collateralized Note Indenture set forth above. Further reference is made to the Old Subordinated Note Indenture for a full definition of all such terms as well as any other terms for which no definition is provided herein.

     Set forth below is a summary of certain defined terms used in the Old Subordinated Note Indenture that differ from terms used in the Old Collateralized Note Indenture or are not included in the Old Collateralized Note Indenture, modified where appropriate to use terms defined elsewhere in this Consent Solicitation Statement.

     "Senior Debt" means all Indebtedness and other obligations specified below whether outstanding on the date of the Old Subordinated Note Indenture or thereafter created, incurred or assumed by the Company:

     (a) the principal of, and interest on, all unreimbursed drawings under letters of credit issued or amended (or deemed issued or amended), and other extensions of credit, under the Old Letter of Credit Agreement and all commitment, commission, facility and other fees payable under the Old Letter of Credit Agreement and all expenses, reimbursements, indemnities and other amounts payable by the Company under the Old Letter of Credit Agreement;

     (b) the principal of, and interest on, the Priority Notes and the Senior Notes issued pursuant to the Old Collateralized Note Indenture;

     (c) all interest accrued or accruing on Indebtedness under the Old Letter of Credit Agreement and the Old Collateralized Note Indenture or other Indebtedness permitted under the Old Subordinated Note Indenture after the commencement of any insolvency, bankruptcy or receivership case or proceeding in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such case or proceeding; and

     (d) any refundings, refinancings, renewals or extensions of any indebtedness or other obligation described in clause (a) or (b) above.

     "Senior Debt" does not include: (a) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is pari passu with or subordinate in right of payment to the Securities; (b) any amounts or other obligations under or relating to any operating lease; (c) any accounts payable or other obligations owing to trade creditors created or assumed by the Company in connection with the obtaining of materials or services; (d) any liability for federal, state, local or other taxes, or other governmental charges or claims of whatever nature, owed or owing by the Company;
(e) any Indebtedness to a Subsidiary or any Affiliate of the Company; (f) the Old Junior Subordinated Debentures or any amounts due thereunder; and (g) any Indebtedness or other obligations (i) owing, directly or indirectly, to any Person under or in respect of any employee benefit plan, or (ii) owing, directly or indirectly, to employees.

     "Senior Lender" or Senior Lenders" means one or more of the holders of the Senior Debt and includes the respective Representatives of such holders.

     "Senior Notes" means the Old Collateralized Notes.

     "Specified Senior Debt" means (a) Senior Debt at any time arising under the Old Letter of Credit Agreement or (b) any Senior Debt at any time arising under the Old Collateralized Note Indenture. For purposes of this definition, a refinancing of any Specified Senior Debt is treated as Specified Senior Debt only if it ranks or would rank pari passu with the Indebtedness refinanced.

     "Tax Exempt Bond Interest Rate" means the weighted average interest rate or rates on the Sunbelt Bonds for the applicable Interest Accrual Period.

     "Triggering Event" means the earlier to occur of (a) December 31, 2000 and
(b) the repayment in full of the principal of and interest (including Secondary Securities with respect thereto) on the Priority Notes and the Senior Notes.

     Principal and Interest

     The Old Subordinated Note Indenture provided for the issuance of two classes of securities: Old Subordinated Notes (Other) due December 31, 2008 in an maximum principal amount of $49,135,724.16 (plus Secondary Securities issued in respect thereof) and Old Subordinated Notes (Sunbelt IDB) due December 31, 2008 in an maximum principal amount of $9,099,726. The initial Interest Rate (prior to default) on the Old Subordinated Notes (Sunbelt IDB) is equal to 4% per annum less the Tax Exempt Bond Interest Rate (as supplied to the Trustee by the Company at least five Business Days prior to each Interest Payment Date), but is not to be less than 1.75% per annum. The initial Interest Rate (prior to default) on the Subordinated Notes (Other) is 4% per annum. The 4% interest rates referred to above were subject to increase to 12.25% per annum upon the Triggering Event. The interest rates are subject to increase upon default.

     The Old Subordinated Note Indenture provided for the payment of interest that accrued on the Old Subordinated Notes before December 31, 1993 through the issuance of Secondary Securities of the same class with a principal amount equal to the accrued but unpaid interest. The principal amount of the Secondary Securities was to be reduced by the amount CDSA exceeded $3,500,000 as of December 31, 1993. Such Secondary Securities are governed by the Old Subordinated Note Indenture and are identical in all respects to the Old Subordinated Notes (Other) or Old Subordinated Notes (Sunbelt IDB), as the case may be, initially issued under the Old Subordinated Note Indenture (except with respect to the issuance date and aggregate principal amount). Interest accrued on each Old Subordinated Note after December 31, 1993 is due and payable on each Interest Payment Date until payment in full of such Old Collateralized Note. The Company was also required to issue Secondary Securities in payment of interest until payment in full of the Priority Notes and is permitted to issue Secondary Securities in payment of interest on the Old Subordinated Notes if the Company has paid the Required Amount of Debt Service to Holder in a given year (or specified percentages thereof with respect to any quarterly period) before the Triggering Event, subject to payments of interest made from CDSA pursuant to
Section 307(c) of the Old Subordinated Note Indenture being made in cash.

     Commencing March 31, 1994, the principal was payable in installments, with $250,000 payable in the first and fourth calendar quarters and $750,000 payable in the second and third calendar quarters through December 31, 2000.

     In addition to the principal payments described in the preceding paragraph, the principal amount of the Old Subordinated Notes (Other) and Secondary Securities issued with respect thereto, and Secondary Securities issued with respect to Old Subordinated Notes (Sunbelt IDB), is payable quarterly in amounts contemplated by Section 307(c) (described below); provided that upon the occurrence of a Triggering Event in no event will the aggregate cash interest and principal payments on the Old Subordinated Notes for each calendar year thereafter be less than $5,000,000 (or in the year in which the Triggering Event occurs, an amount equal to $5,000,000 less the amounts paid with respect to principal of, and interest on, the Senior Notes in such year). Unless there has been an event of default under the Old Letter of Credit Agreement, no principal amount of the Old Subordinated Notes (Sunbelt IDB) will be payable until there has been a drawing under the IDB Letter of Credit issued under the Old Letter of Credit Agreement and, thereafter, principal is payable in accordance with the terms of the Old Subordinated Notes (Other) issued in exchange for Subordinated Notes (Sunbelt IDB). If there has been an event of default under the Old Letter of Credit Agreement and to the extent that the obligations under the Old Letter of Credit Agreement are accelerated, the principal amount of the Old Subordinated Notes (Sunbelt IDB) will be automatically converted into Old Subordinated Notes (Other).

     Upon the occurrence of a Triggering Event, the unpaid principal balance of the Old Subordinated Notes (Other), including Secondary Securities issued with respect thereto and Secondary Securities with respect to

Old Subordinated Notes (Sunbelt IDB), will be repaid in quarterly installments on March 31, June 30, September 30 and December 31 of each year (commencing with the first such date following the Triggering Event) in amounts equal to a percentage of the annual principal amount payable for such year as follows:
12.5% for the quarter ended March 31, 37.5% for the quarter ended June 30, 37.5% for the quarter ended September 30 and 12.5% for the quarter ended December 31. The annual principal amount payable with respect to each Old Subordinated Note (Other) and to each Secondary Security issued in payment of interest thereon and on the Old Subordinated Notes (Sunbelt IDB) will be calculated by equally amortizing the aggregate principal amount of such Securities from the date of the Triggering Event through December 31, 2008. Such amounts will be set forth on a schedule prepared by the Company and delivered to each Holder and the Trustee within five Business Days of a Triggering Event. The Company will deliver such schedule, along with a certificate from the independent public accountants for the Company verifying that the schedule has been prepared in accordance with this Section, to the Trustee. If any Holder disagrees with such calculation, by notice to the Trustee and the Company, within 10 days of receipt, the Holder may request a recalculation by another nationally recognized independent accounting firm (unaffiliated with either the Holder or the Company) selected by the Trustee whose determination will be final and binding on the Holders and the Company. The Company will not pay any principal payments with respect to the Old Subordinated Notes until the accrued interest (including Secondary Securities issued with respect thereto) on and principal amount of the Priority Notes have been paid in full. To the extent that Old Subordinated Notes (Other) are issued after a Triggering Event, or deemed to be issued, in exchange for Old Subordinated Notes (Sunbelt IDB), the schedule and amounts of principal of such Old Subordinated Notes (Other) to be repaid will be ratably determined as set forth above from the date of issuance.

     The Old Subordinated Note Indenture requires the Company to apply 100% of CDSA (except that with respect to each of the first three quarters of each year, only 75% of CDSA) that is not required to be applied to the Liquidity Reserve established under the Old Subordinated Note Indenture ratably within each class of the outstanding Priority Notes, Old Collateralized Notes and Old Subordinated Notes in the following priorities: first to pay interest on the Priority Notes; second to pay principal of the Priority Notes; third to pay interest on the Old Collateralized Notes; fourth to pay principal on the Old Collateralized Notes to the extent of scheduled principal payments; fifth to pay interest on the Old Subordinated Notes (Sunbelt IDB); sixth to pay interest on the Old Subordinated Notes (Other) (including Secondary Securities issued with respect thereto) and accrued but unpaid principal of an interest on the Old Subordinated Note (Sunbelt IDB) Secondary Securities; seventh to pay scheduled principal payments (as defined in the Old Subordinated Note Indenture) of the Old Subordinated Notes; eighth to principal of the Old Collateralized Notes applied to scheduled principal payments in inverse order of maturity. After the end of each calendar quarter, the Company is required to calculate the amount of CDSA and pay a portion of the CDSA into a bank account maintained with the Collateral Agent. Certain portions of the CDSA that are not required to be applied to the Liquidity Reserve or to be applied against the notes issued under the Old Indentures may be released to the Company.

     Redemption

     Subject to the subordination provisions in the Old Subordinated Note Indenture, each Old Subordinated Note is subject to redemption upon not less than 30 nor more than 60 days' notice by first-class mail, at any time, as a whole or in part, at the election of the Company, at Redemption Prices equal to 100% of par, together in the case of any such redemption with accrued interest thereon to the Redemption Date (excluding interest evidenced by Secondary Securities).

     In the case of any redemption of Old Subordinated Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Old Collateralized Notes or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Date referred to on the face of such security. Old Subordinated Notes (or portions thereof) for whose redemption and payment provision is made in accordance with the Old Subordinated Note Indenture cease to bear interest from and after the date fixed for redemption.

     Covenants and Other Provisions

     In general, the Old Subordinated Note Indenture contains covenants that are substantially similar to those in the Old Collateralized Note Indenture, except as set forth below.

     Limitation on Issuance of Other Subordinated Indebtedness

     Section 425 of the Old Subordinated Note Indenture provides that the Company will not incur or suffer to exist any Indebtedness, other than the Old Subordinated Notes and the Old Junior Subordinated Debentures, that is subordinate in right of payment to any Senior Debt unless such Indebtedness is also subordinate in right of payment to the Old Subordinated Notes pursuant to provisions substantially similar to those contained in Article Ten of the Old Subordinated Note Indenture.

     Subordination

     Indebtedness evidenced by the Old Subordinated Notes (including principal and interest) is subordinated in right of payment to the prior payment in full of all Senior Indebtedness.

     If any default in the payment when due (whether by lapse of time, acceleration or otherwise) of any Senior Debt shall at any time occur (a "Payment Default"), then at all times thereafter until such default shall have been cured or waived by or on behalf of the Senior Lenders that hold such Senior Debt, the Company is prohibited from directly or indirectly making any payment or Distribution of Assets with respect to the Old Subordinated Notes.

     The Company is prohibited from directly or indirectly making any payment or Distribution of Assets with respect to the Old Subordinated Notes during the period from the date a notice (a "Deferral Notice") is given to the Company from a Representative of the holders of Specified Senior Debt to the effect that there exists any event of default (other than a Payment Default) under such Specified Senior Debt pursuant to which such Specified Senior Debt may be accelerated (a "Non-Payment Default"), until the earliest of (a) the date on which such Non-Payment Default is cured (if capable of being cured) or otherwise ceases to exist; (b) the date on which application of this provision described in this paragraph is waived in writing by the Senior Lenders holding such Specified Senior Debt in accordance with the terms of the document pursuant to which it was issued; and (c) the 180th day after receipt by the Company of such Deferral Notice. The Company is not prohibited from the making of any such payment for more than 180 days after a Deferral Notice shall have been given unless the Specified Senior Debt in respect of which such Nonpayment Default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled. Not more than one Deferral Notice may be given within a period of 360 consecutive days; provided, however, that (i) no event of default with respect to such Specified Senior Debt which existed or was continuing on the date of any Deferral Notice may be made the basis for the giving of a subsequent Deferral Notice unless all events of default shall have been cured or waived after such date and (ii) if the Company or the Trustee receives any such Deferral Notice, a similar notice relating to or arising out of the same default or facts giving rise to such default (whether or not such default is on the same issue of Specified Senior Debt) will not be effective for purposes of the provisions described in this paragraph.

     In the event of any insolvency, bankruptcy or receivership case or proceeding or any dissolution, winding up, liquidation, reorganization or other similar proceedings relative to the Company, any of its Subsidiaries, its property or its operations (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors, or any other marshalling of the assets of the Company, then all Senior Debt will first be paid in full in cash, or payment provided for in cash, before the Holders of Old Subordinated Notes shall be entitled to receive or retain any payment or Distribution of Assets with respect to such note. In any such proceedings, any payment or Distribution of Assets to which the Holders would be entitled if the Old Subordinated Notes were not subordinated to the Senior Debt shall be paid by the Company or by the Trustee or agent or other person making such payment or distribution, or by the Holders of the Old Subordinated Notes if received by such Holders, directly to the Senior Lenders (pro rata) to the extent necessary to make payment in full in cash of all Senior Debt and, in the case of Senior Debt in respect of letters of credit not yet drawn upon, to be fully secured by cash collateral, after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Lenders.

     Events of Default

     The Old Subordinated Debenture Indenture provides for substantially the same events of default as those provided for in the Old Collateralized Note Indenture.

     Remedies

     The remedies available to the holders of the Old Subordinated Notes under the Old Subordinated Note Indenture are substantially similar to those in the Old Collateralized Note Indenture.

Description of the Old Junior Subordinated Debenture Indenture and Old Junior Subordinated Notes

     Set forth below are summaries of certain material provisions of the Old Junior Subordinated Debenture Indenture and Old Junior Subordinated Notes. All parties-in-interest are referred to the Old Junior Subordinated Debenture Indenture and Old Junior Subordinated Notes for a complete statement of those provisions. The statements made under this caption relating to the Old Junior Subordinated Debenture Indenture are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Old Junior Subordinated Debenture Indenture and are qualified in their entirety by express reference thereto.

     Certain Definitions

     Set forth below is a summary of certain defined terms used in Old Junior Subordinated Debenture Indenture, modified where appropriate to use terms defined elsewhere in this Consent Solicitation Statement. Except as set forth below, defined terms used in the Old Junior Subordinated Debenture Indenture generally have substantially the same meanings as those set forth in the Old Collateralized Note Indenture. Reference is made to the summary of the definitions in the Old Collateralized Note Indenture set forth above. Further reference is made to the Old Junior Subordinated Debenture Indenture for a full definition of all such terms as well as any other terms for which no definition is provided herein.

     "Requisite Holders" means the Holders of a majority of the Aggregate Outstanding Amount of the Old Junior Subordinated Notes.

     "Restricted Junior Payment" means any distribution, direct or indirect, whether in cash or other property on account of (i) the units of ownership in the Company or any other partnership interest in the Company or dividend, distribution or similar payment, redemption, purchase, retirement or other acquisition for value, direct or indirect, of any units of ownership in the Company or any other partnership interest in the Company and (ii) warrants, options or other rights to acquire units of ownership in the Company in order to retire, or to obtain the surrender of, such securities; provided, however, Restricted Junior Payment does not include any redemption, purchase, retirement or other acquisition for value by the Company of the Warrants.

     "Senior Indebtedness" means (i) all unreimbursed drawings with respect to letters of credit issued or amended (or deemed issued or amended) under the Old Letter of Credit Agreement, interest accrued or accruing thereon both before and after the date of filing a petition in any bankruptcy, insolvency, arrangement, reorganization or receivership proceedings, whether or not allowed as a claim in such case or proceeding (in accordance with and at the contract rate), any commitment, commission, facility and other fees payable under the Old Letter of Credit Agreement and any other amounts due under the Old Letter of Credit Agreement, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, now existing or hereafter arising, (including, without limitation, amounts for which Bankers Trust (or any successor lender under the Old Letter of Credit Agreement) is entitled to reimbursement pursuant to the Old Letter of Credit Agreement in respect of letters of credit or otherwise) (and including any post-petition loans after the filing of a petition in bankruptcy); (ii) the principal of the Senior Securities, interest accrued or accruing thereon both before and after the date of filing a petition in bankruptcy, insolvency, arrangement, reorganization or receivership proceedings, whether or not allowed as a claim in such case or proceeding (in accordance with and at the contract rate) and any and all other amounts due under the Senior Securities and the Old Collateralized
Note Indenture and the Old Subordinated Note Indenture, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, now existing or hereafter arising (including, without limitation, amounts for which the holders of the Senior Securities or the trustees under the Old Collateralized Note Indenture and the Old Subordinated Note Indenture are entitled to reimbursement under the terms of the Senior Securities or such indentures); (iii) any refundings, renewals or extensions of any Indebtedness or other obligation described in clauses (i) and (ii) above provided that the term of any such refunding, renewal or extension shall in no event expire after December 31, 2020; and (iv) all expenses, indemnifications and attorneys' fees for which the Company is now or hereafter becomes liable to pay to any holder of Senior Indebtedness.

     "Senior Securities" means the Priority Notes, the Old Collateralized Notes and the Old Subordinated Notes.

     "Specified Senior Debt" means (a) any Senior Indebtedness at any time arising under the Old Letter of Credit Agreement, (b) any Senior Indebtedness at any time arising under the Old Collateralized Note Indenture and (c) any Senior Indebtedness at any time arising under the Old Subordinated Note Indenture. For purposes of this definition, a refinancing of any Specified Senior Debt shall be treated as Specified Senior Debt only if it ranks or would rank pari passu with the Indebtedness refinanced.

     "Subordinated Indebtedness" means all Indebtedness of the Company or its Subsidiaries to the Holders of the Old Junior Subordinated Notes now or hereafter existing (whether created directly or acquired by assignment or otherwise), including, but not limited to, all Indebtedness of the Company pursuant to the Old Junior Subordinated Debenture Indenture and the Old Junior Subordinated Notes, and interest thereon and other amounts payable in respect thereof.

     Principal and Interest

     The Old Junior Subordinated Debenture Indenture limits the aggregate original principal amount of Old Junior Subordinated Notes to $7,000,000, except for the issuance of Secondary Securities in the payment of accrued interest. The Old Junior Subordinated Notes mature on December 31, 2020, and bear interest prior to default, at a rate of 4% per annum until the payment in full of the principal amount of and all accrued interest on the Senior Securities, at which time the interest rate increases to 12% per annum.

     Generally, interest on each Old Junior Subordinated Note is paid solely through the issuance of additional Old Junior Subordinated Notes ("Secondary Securities") until the Senior Securities are paid in full. Thereafter, interest is periodically in cash on each Interest Payment Date.

     After the Senior Securities are paid in full, the principal of the Old Junior Subordinated Notes, including Secondary Securities, is payable in installments as follows: (i) for each of the first three quarters of each year, an amount equal to 37.5% of CDSA for each such quarter and (ii) after the end of each year, an amount equal to the excess of (x) 50% of CDSA generated by the Company after the final payment of the principal of and interest on the Senior Securities over (y) the amount of CDSA previously paid to the Holders during such year as described in clause (i) of this sentence.

     Covenants and Other Provisions

     The Old Junior Subordinated Debenture Indenture contains covenants and other provisions pertaining to, among other things, (i) the maintenance of Huntway's office or agency, (ii) the holding of certain payments in trust, (iii) compliance with laws and the maintenance of Huntway's existence, (iv) the payment of taxes, (v) certain limitations on restrictions affecting subsidiaries, (vi) financial statements and other reports, (vii) inspection rights, (viii) the maintenance of properties and insurance, (ix) the waiver of stay or usury laws, (x) limitations on certain loans and advances, (xi) certain fundamental changes, (xii) certain contingent obligations and (xiii) the conduct of business. Some of the material covenants and other provisions are set forth below.

     Limitation on Indebtedness

     Section 406 of the Old Junior Subordinated Debenture Indenture provides that, after the Company has paid in full the principal of and all accrued interest on the Senior Securities, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except: (a) the Company may become and remain liable with respect to the Old Letter of Credit Agreement; (b) Sunbelt may remain liable with respect to the Sunbelt Bonds so long as it continues to own the property described in Exhibit A to the Old Collateralized Note Indenture as the Pinal Property; (c) the Company and its Subsidiaries may become and remain liable with respect to the Old Junior Subordinated Notes; (d) the Company and its Subsidiaries may become and remain liable with respect to intercompany loans and advances among the Company and its wholly-owned Subsidiaries, between the Company and Sunbelt, in an aggregate amount not to exceed $100,000 and all intercompany loans and advances between the Company and any Subsidiary reflected on the balance sheet of the Company dated March 31, 1993; (e) the Company and its Subsidiaries may become and remain liable with respect to additional letters of credit issued to support crude oil purchases and exchanges; (f) the Company and its Subsidiaries may become and remain liable with respect to hedging agreements relating to the price of crude oil in an amount not to exceed $1,500,000; and (g) in addition to Indebtedness permitted by clauses (a) through
(f) above, the Company and its Subsidiaries may become and remain liable with respect to Indebtedness in an amount not to exceed $500,000 in the aggregate at any one time.

     Limitation on Liens

     Section 410 of the Old Junior Subordinated Debenture Indenture provides that, after the Company has paid in full the principal of and all accrued interest on the Senior Securities, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets or the properties or assets of any of its Subsidiaries, respectively, whether now owned or hereafter acquired, or any income or profits therefrom, except: (a) Permitted Encumbrances; (b) Liens securing obligations under the Old Collateralized Note Indenture; (c) Liens securing obligations under the Old Subordinated Note Indenture; (d) Liens securing obligations under the Old Letter of Credit Agreement; (e) Liens on cash collateral securing letters of credit permitted by
Section 406(e) of the Old Junior Subordinated Debenture Indenture [restrictions on Indebtedness]; and (f) Liens which have previously been consented to by the holders of Specified Senior Debt. Neither the Company nor any of its Subsidiaries will enter into any agreement prohibiting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, to secure payment of the Old Junior Subordinated Notes other than pursuant to the Old Collateralized Note Indenture and the Old Subordinated Note Indenture.

     Financial Covenants

     Section 415 of the Old Junior Subordinated Debenture Indenture provides that, after the Company has paid in full the principal of and all accrued interest on the Senior Securities, the Company will not permit (i) Consolidated EBITDA as of the last day of each quarter for the four consecutive quarter period ended on such day to be less than $3,000,000 or (ii) Consolidated Net Working Capital to exceed $3,500,000 at any time.

     Limitation on Consolidated Capital Expenditures

     Section 418 of the Old Junior Subordinated Debenture Indenture provides that, after the Company has paid in full the principal of and all accrued interest on the Senior Securities, the Company will not, and will not permit any of its Subsidiaries to, make in the aggregate, Consolidated Capital Expenditures in excess of $1,400,000 during 1993, $1,588,000 during 1994 and $1,250,000 during 1995 and each year thereafter. With respect to the capital expenditure limitations set forth above with respect to 1995 and each year thereafter, the holders of the Old Junior Subordinated Notes, will discuss with the Company any necessary increases to the permitted level of capital expenditures as a result of remedial actions required by regulation or law.

     Contingent Obligations

     Section 420 of the Old Junior Subordinated Debenture Indenture provides that, after the Company has paid in full the principal of and all accrued interest on the Senior Securities, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation, except: (a) guarantees resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (b) Contingent Obligations in an aggregate amount not in excess of $100,000 outstanding at any one time; (c) that certain Equipment Lease Guaranty executed by the Company in favor of GECC Leasing in an amount not to exceed $860,000; (d) additional letters of credit issued to support crude oil purchases and exchanges; (e) hedging agreements relating to the price of crude oil in an amount not to exceed $1,500,000; (f) the Company's guarantee of letters of credit issued on behalf of Sunbelt under the Letter of Credit Facility and other obligations solely as a result of the Company being the general partner of Sunbelt; and (g) obligations arising under the Old Letter of Credit Agreement.

     Limitation on Restricted Junior Payments

     Section 407 of the Old Junior Subordinated Debenture Indenture provides that, after the Company has paid in full the principal of and all accrued interest on the Senior Securities, the Company and its Subsidiaries will not, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment prior to the payment in full of the principal of and interest on the Old Junior Subordinated Notes; provided that the Company may issue Common Units upon exercise of the Warrants.

     Transactions with Partners and Affiliates

     Section 414 of the Old Junior Subordinated Debenture Indenture provides that, after the Company has paid in full the principal of and all accrued interest on the Senior Securities, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any holder of 5% or more of the total partnership interests in the Company, or with an Affiliate of the Company or of any such holder, on terms that are less favorable to the Company or that Subsidiary, as the case may be, than those which might be obtained at the time from Persons who are not such a holder or Affiliate.

     Grant of Lien to Secure Obligations

     Section 422 of the Old Junior Subordinated Debenture Indenture provides that, upon the payment in full of the principal of and all accrued interest on the Senior Securities, the Company and Sunbelt will grant to the Trustee for the benefit of the Holders of the Old Junior Subordinated Notes a Lien on substantially all of their assets and to do all acts necessary or desirable to perfect such Lien.

     Supplemental Indentures

     The provisions in the Old Junior Subordinated Debenture Indenture regarding the amendment thereof and of the Old Junior Subordinated Notes are substantially the same as those set forth in the Old Collateralized Note Indenture, except that the Old Junior Subordinated Debenture Indenture also provides that it cannot be modified without the consent of the holder of each Old Junior Subordinated Note affected thereby in an manner materially adverse to the holders of the Priority Notes or the Old Collateralized Notes.

     Subordination

     Indebtedness evidenced by the Old Junior Subordinated Notes (including principal and interest) is subordinated in right of payment to the prior payment in full of all Senior Indebtedness. The Old Junior Subordinated Debenture Indenture provides that no direct or indirect payment on account of the Old Junior Subordinated Notes shall be made nor shall any assets of the Company be applied to the payment, purchase or other acquisition, retirement of the Old Junior Subordinated Notes until the Specified Senior Debt is paid in full.

     Events of Default

     The Events of Default under the Old Junior Subordinated Debenture Indenture are substantially similar to those in the Old Collateralized Note Indenture.

     Remedies

     (a) If an Event of Default shall have occurred and be continuing, and the Old Junior Subordinated Notes have been declared due and payable with the prior written consent of the holders of a majority of the Senior Securities or if the Specified Senior Debt has been indefeasibly paid in full (other than any indemnification obligation for which a claim has not been made; provided that any such event shall not release the Company from its indemnification obligation which shall survive such event), all letters of credit issued under the Old Letter of Credit Agreement have indefeasibly expired with no claim or demand pending thereon and the commitment to issue letters of credit under the Old Letter of Credit Agreement shall have terminated or expired and such declaration and its consequences have not been rescinded and annulled, the Trustee may do one or more of the following:

        (i) institute proceedings for the collection of all amounts then payable on the Securities or under the Old Junior Subordinated Debenture Indenture, whether by declaration or otherwise, enforce any judgment obtained, and if the Lien contemplated by Section 422 is then in effect, collect from the Trust Estate monies adjudged due;

        (ii) if the Lien contemplated by Section 422 is then in effect, sell all or a portion of the Trust Estate or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law;

        (iii) if the Lien contemplated by Section 422 is then in effect, institute Proceedings from time to time for the complete or partial foreclosure of the Lien the Old Junior Subordinated Debenture Indenture with respect to the Trust Estate;

        (iv) if the Lien contemplated by Section 422 is then in effect, exercise any remedies of a secured party under the UCC and, subject to the UCC, take any other appropriate action to protect and enforce the rights and remedies of the Trustee or the Holders of the Old Junior Subordinated Notes under the Old Junior Subordinated Debenture Indenture; or

        (v) if the Lien contemplated by Section 422 is then in effect, exercise any remedies available to it under the collateral documents evidencing such Lien;

provided, however, that if the Lien contemplated by Section 422 is then in effect, the Trustee may not sell or otherwise liquidate the Trust Estate following an Event of Default, unless either (i) the Requisite Holders consent thereto, or (ii) the proceeds of such sale or liquidation distributable to the Holders are sufficient to discharge in full the amounts then due and unpaid upon the Old Junior Subordinated Notes for principal and interest and the amount needed to satisfy senior liens and to pay the costs of such sale or liquidation and the Requisite Holders agree with such determination.

     (b) If an Event of Default arising from a breach of warranty or certain covenants occurs, and the holders of the Senior Securities give their prior written consent to the taking of such action, the Trustee may, and at the request of the Requisite Holders shall, institute proceedings solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section; the Trustee may enforce any equitable decree or order arising from such Proceeding.

     (c) Upon the occurrence and during the continuance of an Event of Default, the interest rate payable with respect to the outstanding principal amount of the Old Junior Subordinated Notes, and interest payments thereon not paid when due, shall be increased to a rate which is 5% per annum in excess of the rate of interest otherwise payable with respect to Old Junior Subordinated Notes.

     If the Old Junior Subordinated Debenture Indenture becomes subject to the Trust Indenture Act, then no Holder of any Old Junior Subordinated Notes shall have any right to institute any Proceeding, judicial or otherwise, with respect to that Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

        (i) the holders of the Specified Senior Debt, if any, have given their prior written consent to the taking of such action; provided, however, no such consent shall be required with respect to the institution of any suit in equity which only seeks injunctive relief as a remedy;

        (ii) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

        (iii) the Requisite Holders shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee thereunder;

        (iv) such Holder or Holders have offered to the Trustee an indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

        (v) the Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

        (vi) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by the Requisite Holders;

it being understood and intended that no one or more Holders will have any right in any manner whatsoever by virtue of, or by availing of, any provision of the Old Junior Subordinated Debenture Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under that Indenture.

Description of the New Junior Subordinated Debenture Indenture

     Set forth below are summaries of certain material provisions of the New Junior Subordinated Debenture Indenture. The New Junior Subordinated Debenture Indenture will amend and restate the Old Junior Subordinated Debenture Indenture and except where noted below, the New Junior Subordinated Debenture Indenture is substantially similar to the Old Junior Subordinated Debenture Indenture, to which reference is made. Moreover, because the summaries set forth below do not purport to be complete, all parties-in-interest are referred to the New Junior Subordinated Debenture Indenture for a complete statement of those provisions. Such summaries make use of certain terms defined in the New Junior Subordinated Debenture Indenture and are qualified in their entirety by express reference thereto.

     Certain Definitions

     Set forth below is a summary of certain defined terms used in the New Junior Subordinated Debenture Indenture, modified where appropriate to use terms defined elsewhere in this Consent Solicitation Statement. Except as set forth below, defined terms used in the New Junior Subordinated Debenture Indenture generally have substantially the same meanings as in the Old Junior Subordinated Debenture Indenture. Reference is made to the Old Junior Subordinated Debenture Indenture and the New Junior Subordinated Debenture Indenture for the full definition of all such terms, as well as any other terms used herein or in the summaries for which no definition is provided.

     "Senior Securities" means the New Senior Notes (Other) and the New Senior Notes (Sunbelt IDB).

     "Unit Valuation Date" means (i) with respect to the first Interest Payment Date following the Closing Date, a date selected by the Company that is not less
than        days before and not more than        days before such Interest
Payment Date; and (ii) with respect to each Interest Payment Date thereafter, December 1, 1996 and each twelve month anniversary thereof.

     Principal and Interest

     The New Junior Subordinated Debenture Indenture provides for the issuance of New Junior Subordinated Notes in the aggregate original principal amount of $2,070,000. The New Junior Subordinated Notes are due December 31, 2005, and bear interest prior to default, from the later of January 1, 1996 or the most recent date through which interest has been paid thereon at a rate of 12% per annum.

     Interest on the New Junior Subordinated Notes is paid on each Interest Payment Date. Until the New Collateralized Notes are paid in full, interest is not paid in cash but is instead paid through the issuance of Common Units with an aggregate fair market value (based on the trading price of Common Units) measured on the Unit Valuation Date immediately preceding the Interest Payment Date. After the New Collateralized Notes are paid in full, interest is paid in cash.

     Subject to the subordination provisions in the New Junior Subordinated Debenture Indenture, the principal of the New Junior Subordinated Notes is payable on December 31, 2005.

     Covenants and Other Provisions

     In general, the New Junior Subordinated Debenture Indenture contains covenants and other provisions that are substantially similar to those in the Old Junior Subordinated Debenture Indenture, except as set forth below.

     Limitation on Indebtedness

     Section 406 of the New Junior Subordinated Debenture Indenture (limitation on indebtedness) is substantially the same as the corresponding covenant in the Old Junior Subordinated Debenture Indenture with the following changes: (1) the Company may become and remain liable with respect to the New Letter of Credit Agreement; (2) the Company may become and remain liable with respect to Indebtedness the proceeds of which are used solely to pay for permitted capital expenditures; (3) the Company may become and remain liable with respect to unsecured Indebtedness in an aggregate principal amount not to exceed $2,000,000; provided that all such Indebtedness is repaid in full by December 31, 1996; and (4) after (a) the cancellation or expiration of all commitments to issue, renew or extend letters of credit under the New Letter of Credit Facility (other than with respect to the IDB Letter of Credit), (b) the cancellation or termination of all letters of credit issued under the New Letter of Credit Agreement (other than the IDB Letter of Credit) and (c) the payment in full of all amounts owed under or in respect of all letters of credit issued under the New Letter of Credit Agreement (other than the IDB Letter of Credit), the Company may become and remain liable with respect to the Replacement Letter of Credit Agreement.

     Limitation on Liens

     Section 410 of the New Junior Subordinated Debenture Indenture (limitation on liens) imposes the same restrictions as the corresponding covenant in the Old Junior Subordinated Debenture Indenture except that the New Junior Subordinated Debenture Indenture also permits the following liens: (a) Liens securing obligations under the New Letter of Credit Agreement; (b) Liens on cash collateral in an aggregate amount not exceeding $2,000,000 at any one time securing letters of credit permitted by Section 406(e); (c) Liens on assets acquired with the proceeds of Indebtedness permitted under Section 406(c) to secure the payment of such Indebtedness; (d) if the Company is permitted to become liable with respect to the Replacement Letter of Credit Agreement, Liens securing obligations under the Replacement Letter of Credit Agreement; and (e) Liens which have previously been consented to by the Requisite Holders.

     Limitation on Consolidated Capital Expenditures

     Section 418 of the New Junior Subordinated Debenture Indenture becomes operative after the Company has paid in full the principal and interest on the Senior Securities. This section provides that the Company will not, and will not permit any of its Subsidiaries to make, in the aggregate, Consolidated Capital Expenditures other than (a) Consolidated Capital Expenditures in an aggregate amount not in excess of $4,150,000 used to build a 92,000 barrel asphalt tank located in Benicia, California, to expand the storage capacity of two existing asphalt storage tanks located in Benicia, California, by a combined amount of approximately 19,000 barrels and to build two 5,000 barrel polymer asphalt tanks and associated hardware at Benicia, California in 1996 and 1997, and (b) other Consolidated Capital Expenditures in an amount not in excess of $1,250,000 during each calendar year. With respect to the capital expenditure limitations set forth above, the Holders of the New Junior Subordinated Notes will discuss with the Company any necessary increases to the permitted level of capital expenditures as a result of presently unanticipated remedial actions required by regulation or law.

     Limitation on Fundamental Changes

     Section 419 of the New Junior Subordinated Debenture Indenture generally imposes the same restrictions of fundamental changes involving the Company and its Subsidiaries as set forth in the Old Junior Subordinated Debenture Indenture except that the New Junior Subordinated Debenture Indenture permits the Company to incorporate or otherwise take actions which will result in the Company being treated as a corporation for federal income tax purposes on certain terms and conditions set forth therein.

     Supplemental Indentures with Consent of Holders

     The provisions in the New Junior Subordinated Debenture Indenture regarding execution of supplemental indentures are substantially the same as those in the Old Junior Subordinated Debenture Indenture, except that the provisions in the Old Junior Subordinated Debenture Indenture regarding amendment of provisions relating to the application of CDSA to principal and interest on the notes have been deleted.

     Events of Default

     The New Junior Subordinated Debenture Indenture provides for substantially the same events of default as those provided for in the Old Junior Subordinated Debenture Indenture, except that the New Junior Subordinated Debenture Indenture provides that the General Partner may transfer its general partner interest in the Company to a corporation or a limited partnership formed and owned by the Company's senior management if such transfer will not result in the loss of limited liability for the Company's limited partners, cause the Company to be treated as a corporation for federal income tax purposes or cause adverse tax consequences to the Holders of the New Junior Subordinated Notes.

     Remedies

     The remedies available to the holders of the New Junior Subordinated Notes under the Junior Subordinated Debenture Indenture are substantially similar to those in the Old Junior Subordinated Debenture Indenture.

     Summary

     The following is a comparison of certain material provisions of the Old Junior Subordinated Debenture Indenture and corresponding changes (or deletions, if applicable) in the New Junior Subordinated Debenture Indenture.

                 OLD JUNIOR SUBORDINATED                      NEW JUNIOR SUBORDINATED
                   DEBENTURE INDENTURE                          DEBENTURE INDENTURE
        -----------------------------------------    -----------------------------------------
1.      Original Principal amount: $7,000,000        $2,070,000
        plus Secondary Securities
2.      Maturity Date: December 31, 2020             December 31, 2005
3.      Payment: Interest accrued at 4% per annum    Interest accrued at 12% per annum paid
        paid through issuance of Secondary           through issuance of Common Units until
        Securities until payment in full of the      payment in full of New Senior Notes.
        Senior Securities. Thereafter, principal     Thereafter, interest payable in cash
        and interest are payable in cash with        accruing at 12% per annum.
        interest accruing at 12% per annum.
4.      Ranking: Indebtedness evidenced by the       The New Junior Notes are subordinated to
        Old Junior Subordinated Notes is             all Senior Indebtedness (as defined in
        subordinated to all Senior Indebtedness      the New Collateralized Note Indenture).
        (as defined in the Old Junior                Senior Indebtedness is defined as all
        Subordinated Note Indenture). Senior         obligations and indebtedness of Huntway
        Indebtedness is defined as (i) all           under the New Letter of Credit Agreement
        unreimbursed drawings with respect to        and New Collateralized Note Indenture.
        letters of credit issued or amended under
        and other amounts accruing under the
        Existing Letter of Credit Agreement; and
        (ii) principal, interest and other
        amounts owing under the Old
        Collateralized Note Indenture and Old
        Subordinated Note Indenture.
5.      Limitation on Indebtedness:                  Includes authority to incur debt for
                                                     certain capital expenditures, unsecured
                                                     indebtedness not to exceed $2,000,000,
                                                     and renewals of letters of credit;
                                                     includes authority to enter into
                                                     Replacement Letter of Credit Agreement.
6.      Limitations on Liens:                        Includes (a) limiting liens (i) on cash
                                                     collateral not to exceed $2,000,000, (ii)
                                                     on assets acquired with proceeds of
                                                     Indebtedness to secure payment of such
                                                     Indebtedness and (b) authorizing Huntway
                                                     to grant liens in connection with certain
                                                     replacement letters of credit.
7.      Limitation on Consolidated Expenditures:     $4,150,000 to make certain improvements
        Limits such expenditures to $1,400,000 in    and $1,250,000 for other expenditures in
        1993, $1,588,000 in 1994 and $1,250,000      each calendar year.
        thereafter.
8.      Events of Default                            Permits Huntway to transfer its general
                                                     partner interest as long as such
                                                     transfer, inter alia, will not result in
                                                     an adverse tax consequence for the
                                                     holders of Securities.
9.      Supplemental Indentures:                     Eliminates references to CDSA.


The Existing Guarantees and Existing Intercreditor Agreement

     Each of Sunbelt, the General Partner and the Special Managing Partner executed guarantees of Huntway's obligations under the Old Collateralized Note Indenture, the Old Subordinated Note Indenture and the Old Letter of Credit Agreement. To secure their obligations under the guarantees to which they are a party, the General Partner and the Special Managing Partner pledged their general partner interests in Huntway.

     The Senior Lenders (or their predecessors in interest) and Bankers Trust, as issuer of letters of credit under the Old Letter of Credit Agreement and United States National Trust Company, as Collateral Agent, entered into the Existing Intercreditor Agreement, pursuant to which such parties agreed to appoint a collateral agent, provide for the duties and responsibilities therefor and the applicable priorities in and to the collateral securing their loans to Huntway and set forth their agreements with respect to the decision making process with respect to the exercise of remedies under the Old Collateralized
Note Indenture, the Old Subordinated Note Indenture, the Old Letter of Credit Agreement and the Collateral Documents referred to above. Pursuant to the Existing Intercreditor Agreement, each of the Senior Lenders agreed not to take any action whatsoever to enforce any rights against the collateral securing Huntway's obligations to the Senior Lenders without the support of at least
66 2/3% of the aggregate outstanding principal amount of the Old Priority Notes and the Old Collateralized Notes. Senior lenders holding in excess of 86% of the aggregate amount of the Old Collateralized Notes have agreed not to take any action to enforce any rights against the collateral securing Huntway's obligations to the Senior Lenders pending confirmation of the Prepackaged Plan. The Old Priority Notes have been paid in full. The Existing Intercreditor Agreement provides, among other things, for the priority of obligations owed under the Old Letter of Credit Agreement over obligations owed under the Old Collateralized Note Indenture and the Old Junior Subordinated Note Indenture.


The New Guaranties and New Intercreditor Agreement

     The Prepackaged Plan provides that each of Sunbelt, the General Partner and the Special Managing Partner will execute new guaranties of Huntway's indebtedness under the New Collateralized Note Indenture and the New Letter of Credit Agreement. To secure their obligations under such new guaranties to which they are a party, Huntway, Sunbelt, the General Partner and the Special Managing Partner will modify their existing pledge and security agreements to provide that these agreements secure such parties' respective obligations under the new guaranties. These new guaranties, pledges and security agreements will be on terms and conditions substantially similar to those contained in the existing guaranties, and pledges and security agreements to which such entities are party.

     The Prepackaged Plan provides that each of Huntway, the holders of New Senior Notes, Bankers Trust, as letter of credit bank under the New Letter of Credit Agreement and the Collateral Agent will enter into the New Intercreditor Agreement. The New Intercreditor Agreement will provide that the collateral pledged by Huntway, the guaranties by Huntway's affiliates described above and the collateral securing such guaranties will be applied first to payment of obligations under the New Letter of Credit Agreement and thereafter to obligations under the New Collateralized Note Indenture. Pursuant to the New Intercreditor Agreement, the collateral agent will generally agree to take instructions from Senior Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the New Collateralized Notes. In the event the New Letter of Credit Agreement is replaced by a Replacement Letter of Credit facility, the obligations owed by Huntway under such Replacement Letter of Credit facility will be secured by Huntway's current assets and other assets constituting collateral that the requisite senior lenders agree shall constitute collateral for the Replacement Letter of Credit facility. The bank issuing letters of credit thereunder will have the right to direct the Collateral Agent to take actions with respect to the collateral securing the Replacement Letter of Credit facility.

The Old Letter of Credit Agreement and New Letter of Credit Agreement


     The Old Letter of Credit Agreement provides for a commitment to issue letters of credit in an aggregate stated amount not to exceed $17.5 million, allocated as follows: (a) $1.5 million is available for hedging activities, (b) $14.5 million is available for the purchase of crude and crude products, and (c) $1.5 million is available for lease obligations. The commissions are 2% on the face amount of any outstanding letters of credit issued up to an aggregate of $14,500,000 and 3% on the face amount of letters of credit outstanding in excess of $14,500,000.



     Pursuant to the Prepackaged Plan, the New Letter of Credit Agreement will provide for a commitment by Bankers Trust to issue letters of credit (including letters of credit outstanding on the Effective Date) in an amount not to exceed
$17.5 million. Such commitment will expire on           , 1997.

The Unitholders Agreement



     In connection with the Prepackaged Plan, Huntway and the entities receiving Common Units on account of Class 2 Claims, Class 5 Claims and Class 6 Equity Interests will enter into a Unitholders Agreement. Under the Unitholders Agreement, Huntway will agree to issue to Holders of Common Units issued on account of such Claims and Equity Interests, such amount of Common Units as is necessary to prevent dilution to the Common Units so issued from time to time by the issuance of Interest Units to the Junior Lenders as accrued interest on the New Junior Notes. The Unitholders Agreement also provides that the Unitholders party thereto shall not sell, transfer, assign or convey any Common Unit or interest therein for a period of 180 days following the Effective Date.



The Support Agreement



     The Junior Lenders, the General Partner, the Special Managing Partner, Bankers Trust, Mass Mutual, First Plaza and Oppenheimer entered into the Support Agreement. Pursuant to the Support Agreement, if, on or after the later of (i) the three-month anniversary of the Effective Date or (ii) January 1, 1997, holders of a majority of the outstanding principal of New Senior Notes deliver to the General Partner a written proposal that Huntway convert, merge or reorganize itself into corporate form, the General Partners agreed to submit a proposal, in form and substance reasonably satisfactory to the parties to the Support Agreement, to the record holders of Common Units, for approval of such conversion, merger or reorganization in accordance with the Second Amended and Restated Agreement of Limited Partnership and applicable law and regulation. If such holders of the New Senior Notes so deliver such a written proposal, the Senior Lenders and Junior Lenders party to the Support Agreement agreed, in their capacity as Unitholders, and the General Partner and Special Managing Partner agreed, to support and vote for such proposal; provided that the Effective Date has occurred.



     Under the Support Agreement, the Senior Lenders and Junior Lenders party to the Support Agreement also agreed, in their capacity as Unitholders, and the General Partner and Special Managing Partner also agreed, to support and vote for a proposal as described above (provided that the Effective Date has occurred), if on or after the later of (i) the three-month anniversary of the Effective Date or (ii) January 1, 1997, the General Partner submits to the holders of Common Units such a written proposal.



     The Support Agreement also provides that if Huntway converts, merges or reorganizes itself into corporate form, at the request of any Senior Lender or Junior Lender party to the Support Agreement, Huntway will, at its own expense, register the securities received by such Senior Lender or Junior Lender in connection with such conversion, merger or reorganization.



     Huntway anticipates that holders of a majority of the outstanding principal of New Senior Notes will deliver to the General Partner a written proposal that Huntway convert, merge or reorganize itself into corporate form in accordance with the Support Agreement. In such event, Huntway will submit for Unitholder approval, such written proposal in accordance with the Second Amended and Restated Agreement of Limited Partnership and applicable law and regulation. Huntway has no assurances that the Unitholders will approve such proposal.


LIQUIDATION ANALYSIS


General



     If the Prepackaged Plan is not confirmed, and the Prepackaged Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code, a trustee would be elected to liquidate Huntway's assets. The proceeds of the liquidation would be distributed to the respective holders of Allowed Claims against Huntway in accordance with the priorities established by the Bankruptcy Code. The chapter 7 trustee is entitled to a percentage fee for his/her services which is based upon the total amount of funds disbursed to parties in interest. Pursuant to section 326 of the Bankruptcy Code, the trustee is entitled to up to a 25% fee of the first $5,000 disbursed, up to a 10% of the amounts disbursed between $5,000 and $50,000, up to a 5% of the amount between $50,000 and $1 million, and reasonable compensation not to exceed 3% of the amount disbursed in excess of $1 million. A 3% fee is assumed for this discussion. The trustee is also authorized to retain professionals to liquidate the chapter 7 estate, including accountants and attorneys.



     Under chapter 7, a secured creditor whose Claim is fully secured would be entitled to full payment, including, without limitation, interest, from the proceeds of the sale of its collateral. Unless its Claim is nonrecourse, a secured creditor whose collateral is insufficient to pay its Claim in full would be entitled to assert an unsecured Claim for its deficiency. Claims entitled to priority under the Bankruptcy Code would be paid in full before any distribution to general unsecured creditors, including, without limitation, the chapter 7 trustee's fee and the amounts due to the professionals retained by the chapter 7 trustee. Funds, if any, remaining after payment of secured Claims and priority Claims would be distributed pro-rata to general unsecured creditors. If subordination agreements were to be enforced, senior unsecured Claims would be paid in full before any distribution would be made to subordinated creditors.



     Huntway believes that liquidation under chapter 7 would result in a substantial diminution of the value of the Estate because of (i) additional administrative expenses involved in the appointment of trustees and attorneys, accountants and other professionals to assist such trustees; (ii) additional expenses and Claims, some of which would be entitled to priority, that would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of Huntway's operations; and
(iii) failure to realize the greater going-concern value of Huntway's assets.



The Liquidation Analysis



     Huntway's management prepared the following chapter 7 liquidation analysis ("Liquidation Analysis") to assist holders of Claims and Equity Interests to reach their determination as to whether to accept or reject the Prepackaged Plan. The Liquidation Analysis indicates the estimated values which may be obtained by classes of Claims and classes of Equity Interests if Huntway's assets are sold, pursuant to a chapter 7 liquidation, as an alternative to the continued operation of Huntway's businesses. The Liquidation Analysis set forth below (the "Liquidation Analysis") is provided solely to disclose the effects of a hypothetical liquidation of Huntway under chapter 7 of the Bankruptcy Code, subject to the assumptions set forth below.



     The Liquidation Analysis is based upon Huntway's unaudited balance sheet as of March 31, 1996 and the property, plant and equipment liquidation analysis was prepared by Purvin & Gertz, Inc., an internationally known refinery appraiser. The liquidation values for the refineries were determined by using the comparable sales method, comparing the value of Huntway's refineries in an idle mode with sales of other refineries sold in an idle mode in California in 1992 and 1994. Huntway is not aware of any events subsequent to such date which would materially impact the Liquidation Analysis. Ultimately, to the extent that confirmation of the Prepackaged Plan requires the establishment of amounts in such a liquidation under chapter 7, for the value of Huntway, funds available to pay claims, and the value of notes and Common Units to be distributed under the Prepackaged Plan, the Bankruptcy Court will rule on those matters. Section 1129(a)(7)(A)(ii) of the Bankruptcy Code states that the Bankruptcy Court shall confirm a plan of reorganization only if certain requirements are met, including a requirement that each Holder of an Impaired Claim or Equity Interest receive or retain at least the amount of value such Holder would receive if Huntway were liquidated under chapter 7 of the Bankruptcy Code.



     Huntway believes, based on the assumptions set forth herein, that the value of the distributions to the members of each Class of Impaired Claims and Equity Interests under the Prepackaged Plan will be greater than the distribution such Creditors and Equity Holders would receive in a liquidation under chapter 7. The Liquidation Analysis was materially completed on or about May 10, 1996. Huntway is not aware of any events subsequent to such date which would materially impact such Liquidation Analysis although Huntway has updated the Liquidation Analysis to June 30, 1996 to reflect changes in levels of cash, accounts receivable, inventory and other assets. All capitalized terms not defined in the Liquidation Analysis have the same meaning ascribed to them in the Consent Solicitation Statement.



     Based on the assumptions set forth therein, the Liquidation Analysis estimates that the liquidation of Huntway's assets would result in proceeds of $17,530,122 in the aggregate (consisting of $2,735,151 in cash,

$5,471,301 on account of the liquidation of accounts receivable, $6,325,586 on account of the liquidation of inventory, $2,700,000 on account of the liquidation of property, plant and equipment, $223,164 on account of the liquidation of miscellaneous other assets of Huntway and $75,000 of interest income accrued during the liquidation process). The liquidation analysis also estimates that the costs associated with a chapter 7 liquidation of Huntway's assets would be approximately $7,423,655 (consisting of $6,000,000 incurred as operating costs in connection with the cessation of business, $523,655 in fees to a chapter 7 trustee and $900,000 in fees and expenses to such trustee's professionals). Under the absolute priority rule described above, after payment of these costs, which would be afforded administrative expense priority, $10,106,527 in proceeds would be available to the creditors of Huntway. Huntway's senior secured lenders, the holders of claims in excess of $86 million with a priority senior to all other claims, would be entitled to the remaining proceeds, and no distribution would be available to any other creditors (including the Old Junior Subordinated Debt) or any equity security holders (including the Common Units, Warrants or Unit Options).

             STATEMENT OF ASSETS AND LIQUIDATION PROCEEDS (NOTE 1):


                                 JUNE 30, 1996


                                ($ IN THOUSANDS)



                                                                                                ESTIMATED
                                                              BOOK VALUE AS OF    ESTIMATED    LIQUIDATION
                                                   NOTE        MARCH 31, 1996     RECOVERY        VALUE
                                                 REFERENCE      (UNAUDITED)       NEAREST %    (UNAUDITED)
                                                 ---------    ----------------    ---------    -----------
Cash..........................................                  $  2,735,131         100%      $ 2,735,131
Accounts Receivable...........................       2             6,079,223          90%        5,471,301
Inventories (adding back LIFO Reserve of
  $1,822,888).................................       3             7,809,366          81%        6,325,586
Prepaid Expenses..............................       4               929,105           0%               --
Property, Plant and Equipment, Net
  (including assets held for disposition).....       5            59,279,392           5%        2,700,000
Other Assets..................................       6             1,078,229          21%          223,164
Goodwill......................................       7             1,787,184           0%               --
                                                                ------------                   ------------
     Total Assets.............................                  $ 79,697,630          22%       17,455,182
                                                                ============
Other Proceeds -- Interest Income.............       8                                              75,000
Less Costs Associated with Liquidation:.......       9
  Going Out of Business ("GOB") Operating
     Costs....................................                                                  (6,000,000)
  Trustee Fee.................................                                                     523,655
  Chapter 7 Professional Fees.................                                                    (900,000)
                                                                                               ------------
Net Estimated Liquidation Proceeds Available
  for Distribution............................                                                 $10,106,527
                                                                                               ============



    The accompanying notes are an integral part of this Liquidation Analysis

Calculation of Net Proceeds Available to Holders of Claims under Prepackaged Plan and in a Liquidation Under a Hypothetical Chapter 7



Gross Proceeds from Liquidation................................................   $15,917,273
Other Cash Available for Distribution..........................................   $    75,000
Gross Value for Distribution...................................................   $15,992,273



                                                    PREPACKAGED PLAN                      CHAPTER 7 LIQUIDATION
                                    -------------------------------------------------    ------------------------
                                       CLAIM                                    %                           %
                                      AMOUNTS           DISTRIBUTION         RECOVERY    DISTRIBUTION    RECOVERY
                                    -----------    -----------------------   --------    ------------    --------
Less: Administrative Expenses.....      100,000    (           )              100.00       (7,423,655)    100.00
Less: Class 2 Senior Lender
  Claims..........................  $92,753,448    $23,500,000                 25.34*     (10,106,527)     10.90
                                                   plus new Common Units
                                                   representing 25% of
                                                   Common Units
                                                   Outstanding as of
                                                   Effective Date
Less: Other Priority Tax Claims...      800,000    (612,179)                  100.00             0.00       0.00
Less: Class 1 Priority Claims.....      313,575    (313,575)                  100.00             0.00       0.00
Less: Class 3 Other Secured
  Claims..........................       74,800    (74,800)                   100.00             0.00       0.00
Less: Class 4 Unsecured Claims....    2,308,344    2,308,344                  100.00             0.00       0.00
Less: Class 5 Old Junior
  Subordinated Notes..............    7,816,552    $2,070,000 plus new         26.48*            0.00       0.00
                                                   Common Units
                                                   representing 4.4% of
                                                   Common Units
                                                   outstanding as of
                                                   Effective Date
Less: Class 6 Equity Interests --
  Warrants........................           --    New Common Units               --*            0.00       0.00
                                                   representing 25% of
                                                   Common Units
                                                   outstanding as of
                                                   Effective Date
Less: Class 7 Equity Interests --
  Common Units....................           --    Retain Common Units on           **           0.00       0.00
                                                   diluted basis
Less: Class 8 Equity Interests --
  Unit Options....................           --    A like number of new             **           0.00       0.00
                                                   Unit Options with a
                                                   reduced exercise price
Less: Class 9 Equity Interests --
  Danesh Options..................           --    Retain options on a              **           0.00       0.00
                                                   diluted basis
Less: Class 10 Equity Interests --
  General Partner Interests.......           --    Retain interests                 **           0.00       0.00


- ------------------


 * Does not take into account value of new Common Units issued to Holders on the Effective Date, which is not determinable.



** The value of such retained interest is not determinable.

NOTES TO CHAPTER 7 LIQUIDATION ANALYSIS



Note 1 -- Major Assumptions



     Section 1129(a)(7)(A)(ii) of the Bankruptcy Code states that the Bankruptcy Court shall confirm a plan of reorganization only if certain requirements are met. One of these requirements is that each Holder of an Impaired Claim or Equity Interest must receive or retain at least the amount of value such Holder would receive if Huntway were liquidated under chapter 7 of the Bankruptcy Code.



     The following presents the assumptions utilized in preparing the Liquidation Analysis, assuming a chapter 7 liquidation in which a court appointed trustee would liquidate the assets of Huntway's Estate.



     Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Huntway and its management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. As such, the Liquidation Analysis is speculative in nature. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if Huntway was, in fact, to undergo such a liquidation. Actual results could materially vary from those contained herein.



     (a) The Liquidation Analysis reflects estimates of the proceeds Huntway would receive if it was liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based on Huntway's unaudited consolidated balance sheet as of June 30, 1996. Huntway continues to operate its businesses and, accordingly, events occur which could impact the recovery proceeds and Claims to be satisfied. As a result, this Liquidation Analysis is subject to change dependent upon these factors.



     (b) The chapter 7 liquidation period is assumed to be nine months following the discontinuance of operations ("Liquidation Period"). This would allow for the collection of receivables, selling of assets, and the winding down of daily operations. The estimated liquidation proceeds are applied to Creditors' Claims pursuant to sections 724(b) and 726(a) of the Bankruptcy Code. For purposes of this Liquidation Analysis, the Liquidation Period is assumed to begin June 30, 1996. Huntway is not aware of any events subsequent to June 30, 1996 which would materially impact the Liquidation Analysis were the Liquidation Period to begin on a later date.



     (c) The Liquidation Analysis is based on analyses performed by Huntway's management and personnel, review of appraisals and other relevant information.



Note 2 -- Accounts Receivable



     Accounts receivable consists primarily of sales to customers of liquid asphalt and other light-end products such as naphtha, kerosene distillate and gas oil as well as other miscellaneous receivables. The recovery of accounts receivable is based on Huntway's estimate of collection given such factors as the aging and historical collection patterns of the receivables, the time and effort necessary to make inquiries, and the research and rebill of disputed items to resolve the accounts. Generally, it is anticipated that the recovery of receivables will be successful in line with experience generally prevalent in the petroleum and refinery industries.



     The estimated recovery represents estimated gross proceeds. Personnel and other expenses to collect the accounts receivable are reflected in "Costs Associated with Liquidation" (see Note 9 below).



Note 3 -- Inventories



     The Liquidation Analysis assumes that Huntway will dispose of asphalt and light-end inventory by refining all crude on hand to finished liquid asphalt and other light-end products. The estimated recovery shown is based on internal estimates of management and represents gross proceeds. Costs that will be incurred during this liquidation sale are reflected in "Costs Associated with Liquidation" (See note 9 below).

     Huntway believes that inventory (both crude and finished product) would retain a relatively high value in a liquidation as such products can normally be sold relatively quickly albeit at prices slightly below market. Some portion of the barrel (from 5% to 10%), known as the heel or bottom of the barrel, retains a lower value as historically it can be of lower quality and is difficult to capture. Accordingly, an estimated recovery value of 81% was considered reasonable.



Note 4 -- Prepaid Expenses



     Prepaid expenses consist primarily of prepaid insurance, prepaid repair and maintenance (called turnaround costs) and other prepaid expenses including prepaid sports tickets, prepaid Los Angeles city taxes and prepaid dues to industry organizations.



Note 5 -- Property, Plant and Equipment



     Property, plant and equipment includes owned refinery equipment, buildings, land, licenses and permits, vehicles, computer equipment and furniture, fixtures and equipment and leasehold improvements.



     Property, plant and equipment is assumed sold under liquidation and accordingly, not sold as a going concern. Property, plant and equipment liquidation value of $2,700,000 is allocated $1,500,000 to the Benicia facility, $700,000 to the Sunbelt facility and $500,000 to the Wilmington facility. The net book value of the property, plant and equipment at such facilities as of June 30, 1996 was $39,325,547 (Benicia), $1,167,692 (Sunbelt), $18,606,568
(Wilmington).



     The liquidation value of $2,700,000 (of 5% of property, plant and equipment) was established based on the expertise of Purvin & Gertz, Inc. an internationally recognized expert in the valuation of refineries. The estimate of liquidation value was primarily based on a comparable sales analysis of similarly configured refineries in California based on a historical analysis of sales over the past five years. Excess capacity exists in the asphalt business; accordingly, it was determined that the refineries would be sold idle in a liquidation. Accordingly, based on historical precedent and Purvin & Gertz' opinion, a very small liquidation value would be obtained on the sale of the idle Wilmington and Benicia refineries.



Note 6 -- Other Assets



     Other assets at June 30, 1996 are recorded at a net book value of $1,078,229 and consist of the following:



                                                                         RECOVERY
                                                       BOOK VALUE AT     NEAREST     ESTIMATED LIQUIDATION
                                                       JUNE 30, 1996        %                VALUE
                                                       --------------    --------    ---------------------
Computer Software....................................    $  108,162          0%                    0
Deposits and Other Intangible Assets.................       881,477         21%              185,793
Manuals and Plans....................................        17,219          0%                    0
Other Receivables....................................        71,371          0%               37,371
                                                         ----------                        ---------
                                                         $1,078,229                        $ 223,164
                                                         ==========                        =========



     The $185,793 is estimated liquidation value related to anticipated receipts of certain deposits.



Note 7 -- Goodwill



     Goodwill of $1,787,184 relates to the California refineries and is assumed to have no estimated liquidation value.



Note 8 -- Interest Income



     It is assumed that approximately $75,000 in interest income will be earned during the nine-month liquidation period.

Note 9 -- Cost Associated with Liquidation



     "Going Out of Business Operating Costs" assumes cash processing costs (60% of the total) through the nine month liquidation period and selling, general and administrative expenses (40% of the total) including payroll and operating costs associated with various administrative functions, payroll costs associated with terminating all employees, including employee retention bonuses, vacation and payroll taxes.



     Payroll and operating costs during the liquidation period are based on the assumption that certain administrative functions will continue until duties are completed. Other functions will be either eliminated or substantially downsized inherently upon commencement of the liquidation period.



     The "chapter 7 professional fees" estimates all professional fees to be incurred through liquidation. As stated, the chapter 7 trustee's statutory fee is assumed at 3% of total disbursements.


CONFIRMATION OF THE PREPACKAGED PLAN

     Described below are certain considerations under the Bankruptcy Code which will be evaluated by the Bankruptcy Court in connection with confirmation of the Prepackaged Plan.

Requirements for the Confirmation of the Plan

     If sufficient acceptances of the Prepackaged Plan are received, Huntway will request that the Bankruptcy Court hold a confirmation hearing as soon as practicable, upon such notice to parties-in-interest as is required by the Bankruptcy Code and the Bankruptcy Court. Parties-in-interest, including all Holders of Impaired Claims and Equity Interests, will receive notice of the date and time fixed by the Bankruptcy Court for the confirmation hearing. The Bankruptcy Court will also establish procedures for the filing and service of objections to confirmation of the Prepackaged Plan.

     Huntway expects to request that the Bankruptcy Court authorize Huntway (i) pursuant to the applicable rules of the Federal Rules of Bankruptcy Procedure, to give no less than 25 days' notice by mail of the time for filing objections to confirmation of the Prepackaged Plan and the time and place of the confirmation hearing; (ii) at the sole option of Huntway or as otherwise ordered by the Bankruptcy Court, to publish such notice at least once in a national publication such as The Wall Street Journal; and (iii) to require that all objections to the confirmation of the Prepackaged Plan be served on counsel to Huntway no later than five (5) Business Days prior to the date of the confirmation hearing, within the time period and in such a manner as required by the Bankruptcy Court.

     For the Prepackaged Plan to be confirmed, the Bankruptcy Code requires that the Bankruptcy Court determine that the Prepackaged Plan complies with the requirements of Section 1129 of the Bankruptcy Code. The Bankruptcy Code requires for confirmation, among other things, that (i) the Prepackaged Plan be accepted by the requisite votes of impaired Creditors and Equity Holders, except to the extent that confirmation despite dissent is available under Section 1129(b) of the Bankruptcy Code; (ii) the Prepackaged Plan be feasible (that is, confirmation of the Prepackaged Plan is not likely to be followed by liquidation, or the need for further reorganization of Huntway) (see "Feasibility of the Plan"); (iii) the Prepackaged Plan meet the requirements of subsection 1129(a)(7) of the Bankruptcy Code, which requires that with respect to each Impaired Class, each Holder of a Claim or Equity Interest either (a) accepts the Prepackaged Plan or (b) receives or retains at least as much pursuant to the Prepackaged Plan as such Holder would receive in a liquidation of Huntway under chapter 7 of the Bankruptcy Code (see "Best Interests Test"); and (iv) that Huntway and the Prepackaged Plan are otherwise in compliance with applicable provisions of the Bankruptcy Code. See "Risk Factors." Although Huntway believes that the Prepackaged Plan will meet all such tests, as well as the other requirements of Section 1129, there can be no assurance that the Bankruptcy Court will reach the same conclusion.


     Additionally, the Federal Rules of Bankruptcy Procedure require the Bankruptcy Court to determine whether an unreasonably short period of time was provided to the Holders of Claims and Equity Interests to consider the Disclosure Statement and Prepackaged Plan before voting to accept or reject the Prepackaged Plan. Under Rule 3018(b) of the Federal Rules of Bankruptcy Procedure, if the Bankruptcy Court finds that an unreasonably short time period was prescribed for creditors and equity security holders to accept or reject the Prepackaged Plan or that the Prepackaged Plan was not transmitted to substantially all of Huntway's creditors and equity security holders of the same class, a Holder of a Claim or Equity Interest who has accepted or rejected the Prepackaged Plan before the commencement of the Prepackaged Chapter 11 Case shall not be deemed to have accepted or rejected the Prepackaged Plan.


Acceptances

     Classes 2, 5, 6, 7, 8 and 10 are impaired under the Prepackaged Plan and, therefore, must accept the Prepackaged Plan in order for it to be confirmed without application of Section 1129(b) of the Bankruptcy Code. The requirements for acceptance of these Classes are as described above. See "Summary of Prepackaged Plan."

Feasibility of the Plan


     The Bankruptcy Code requires that in order for the Prepackaged Plan to be confirmed by the Bankruptcy Court, it must be demonstrated that confirmation of the Prepackaged Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Huntway. Huntway has analyzed its ability to meet its obligations under the Prepackaged Plan and believes that it will be able to perform its obligations under the Prepackaged Plan and continue to operate its businesses without the need for further financial reorganizations. As part of its analysis, Huntway has prepared financial projections of, among other things, its financial performance (assuming the transactions contemplated by the Prepackaged Plan are consummated) for the 3-year period ending fiscal 2000. These projections are set forth in Appendix D hereto. The significant assumptions on which they are based include (i) increased public and private sector product sales resulting from continued improvement in the California market, (ii) continuation of the trend toward higher quality, higher margin products such as polymer-modified asphalt, (iii) growth in higher margin sales to Mexican customers resulting from NAFTA, (iv) cash processing costs will not increase beyond the rate of inflation. See "PROJECTED FINANCIAL INFORMATION" in Appendix D.


     Huntway has prepared the financial projections on the basis of certain assumptions which Huntway believes to be reasonable in the circumstances. However, the assumptions, on which these projections are based are subject to significant uncertainties which are beyond Huntway's control and, inevitably, some assumptions may not materialize and unanticipated events and circumstances beyond Huntway's control may affect the actual financial results.

     ACCORDINGLY, HUNTWAY MAKES NO REPRESENTATION AS TO THE ACCURACY OF THE PROJECTIONS OR ITS ABILITY TO ACHIEVE PROJECTED RESULTS. THE ACTUAL RESULTS ACHIEVED MAY VARY FROM THE PROJECTED RESULTS AND THE VARIATIONS MAY BE MATERIAL. IT IS URGED THAT ALL OF THE ASSUMPTIONS AND OTHER CAVEATS REGARDING THE PROJECTIONS SET FORTH IN THIS CONSENT SOLICITATION STATEMENT BE EXAMINED CAREFULLY IN EVALUATING THE PREPACKAGED PLAN.


     Huntway has forecast a positive net worth and cash flow through and including December 31, 2000. The forecasts were prepared in connection with the Prepackaged Plan and supports the feasibility of the Prepackaged Plan (subject to the limitations and conditions set forth in the narrative). See "Financial Projections."


Best Interests Test

     Even if the Prepackaged Plan is accepted by each Class of Impaired Creditors and Equity Holders, confirmation of the Prepackaged Plan requires that each Impaired Creditor and Equity Holder either (a) accepts the Prepackaged Plan or (b) receives or retains under the Prepackaged Plan property of a value, as of the Effective Date of the Prepackaged Plan, that is not less than the value such entity would receive or retain if Huntway were liquidated under chapter 7 of the Bankruptcy Code.

     To determine the value that Impaired Creditors and Equity Holders would receive if Huntway were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of Huntway's assets and properties in the context of a chapter 7 liquidation case. The cash amount which would be available for satisfaction of Administrative Expenses, Priority Tax Claims, other Claims and Equity Interests in Huntway would consist of the proceeds resulting from the disposition of the assets of Huntway, augmented by the Cash held by Huntway at the time of the commencement of the chapter 7 case. Any such Cash amount then would be reduced by the amount of any Senior Lender Claims and the Other Secured Claims to the extent of the value of their respective collateral, the costs and expenses of the liquidation (including without limitation, taxes arising therefrom), and such additional Administrative Expenses, Priority Tax Claims and other Claims that may result from the termination of Huntway's business and the use of chapter 7 for the purposes of liquidation.

     Huntway's costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by Huntway during a chapter 11 case and Allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any Official Committee and any other such appointed committee. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by Huntway during the pendency of a chapter 11 case.

     The foregoing types of claims, costs, expenses and fees and such other claims which may arise in a liquidation case or result from a pending chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay Other Priority Claims and Unsecured Claims arising prior to the Prepackaged Chapter 11 Case.

     To determine if the Prepackaged Plan is in the best interests of each Impaired Creditor and Equity Holder, the present value of the distributions from the proceeds of the liquidation of Huntway's assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Impaired Creditors and Equity Holders under the Prepackaged Plan.

     In applying the "best interests test," it is possible that Claims and Equity Interests in a chapter 7 case may not be classified according to the seniority of such Claims and Equity Interests as provided in the Prepackaged Plan. In the absence of a contrary determination by the Bankruptcy Court, all prepetition Unsecured Claims would be treated as one Class for purposes of determining the potential distribution of the liquidation proceeds resulting from Huntway's chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each Creditor in the same Class. Therefore, Creditors who claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. Section 510 of the Bankruptcy Code specifies that such contractual subordination provisions are enforceable in a chapter 7 liquidation case. Huntway believes that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior Creditor receives any distribution until all senior Creditors are paid the full amount of their Allowed Claims and no Equity Holder receives any distribution until all Creditors are paid the full amount of their Allowed Claims (which would likely mean no distribution to the Equity Holders).

     After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors and Holders of Equity Interests, including (i) the increased costs and expenses of a liquidation under a chapter 7 case arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the potential failure to realize the full going concern value of Huntway's assets and the probable erosion in value of assets in a chapter 7 case due to the expeditious liquidation that would likely occur under chapter 7 and the "forced sale" atmosphere that would likely prevail, and (iii) the additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of Huntway's operations, Huntway has determined that confirmation of the Prepackaged Plan will provide each Creditor and Equity Holder with a recovery that is greater than it would receive pursuant to liquidation of Huntway under chapter 7 of the Bankruptcy Code. For a comparison of treatment under the Prepackaged Plan to a chapter 7 liquidation, see "Liquidation Analysis." Consequently, Huntway has determined that confirmation of the Prepackaged Plan, rather than chapter 7 liquidation, is in the "best interests" of Holders of Claims and Equity Interests.


     Moreover, Huntway believes that the value of any distributions in a chapter 7 case would be less than the value of distributions under the Prepackaged Plan because such distributions in a chapter 7 case may not occur for a substantial period of time thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the chapter 7 case, the delay could be further prolonged and assets available for distribution could be substantially reduced. See "Liquidation Analysis."


     Based on the assumptions set forth in the Liquidation Analysis, Huntway believes that confirmation of the Prepackaged Plan would result in distributions to Holders of Claims and Equity Interests with a value in excess of distributions to such Holders upon the application of the rule of absolute priority of distributions in a chapter 7 liquidation (as described above).



     Under the Prepackaged Plan, Holders of Class 1 Claims, Class 3 Claims and Class 5 Claims are unimpaired and would be paid in full in accordance with the terms of their Claims. The Liquidation Analysis set forth above estimates that Holders of Claims in these Classes would receive no distributions on account of their claims after application of gross liquidation proceeds (estimated at $17,530,182) to Administrative Expenses ($7,423,655) and to Class 2 Claims ($10,106,527) in a chapter 7 liquidation.



     Holders of Class 2 Claims will receive New Senior Notes in the aggregate principal amount of $23,500,000, together with Common Units equal to 25% of Huntway's equity securities issued and outstanding on the Effective Date, pursuant to the Prepackaged Plan. Without giving any value to the Common Units so issued to the Holders, such distribution represents an approximate 27.8% recovery. In the chapter 7 liquidation scenario, such Holders would receive an estimated $10,106,527 in cash upon the ultimate distribution of liquidation proceeds -- an approximate 9.77% recovery.



     In addition, the Prepackaged Plan provides for Holders of Class 5 Claims, Class 6 Equity Interests, Class 7 Equity Interests, Class 8 Equity Interests, Class 9 Equity Interests and Class 10 Equity Interests each to receive and/or retain property in the form of New Junior Notes or equity in Reorganized Huntway. Although the precise value of such property is not currently ascertainable, it is equal to or exceeds the value of property Holders of Claims and Equity Interests in such Classes are estimated by Huntway to receive in a chapter 7 liquidation, because as set forth in the Liquidation Analysis, such Holders would not receive any distribution of property in the chapter 7 liquidation scenario.


SUMMARY OF OTHER PROVISIONS OF THE PLAN AND RELATED MATTERS

Waiver of Subordination

     The distributions under the Prepackaged Plan take into account the relative priority of the Claims in each Class in connection with any contractual subordination provisions relating thereto. Accordingly, all distributions under the Prepackaged Plan (including the distributions to the Holders of Class 5 Claims) will not be subject to levy, garnishment, attachment or other legal process by reason of claimed contractual subordination rights (including rights arising under the Old Indentures and the Existing Intercreditor Agreement). On the Effective Date, all Creditors will be deemed to have waived any and all contractual subordination rights under which they may have had under the terms of the Old Subordinated Note Indenture, the Old Junior Subordinated Debenture Indenture and the Existing Intercreditor Agreement with respect to such distribution, and the Confirmation Order will permanently enjoin, effective as of the Effective Date, all Holders of Senior Indebtedness (as defined in each of the Old Collateralized Note Indenture and the Old Subordinated Note Indenture, from enforcing or attempting to enforce any such rights which existed prior to the entry of the Confirmation Order under the terms of the Old Subordinated Note Indenture, the Old Junior Subordinated Debenture Indenture) and the Existing Intercreditor Agreement against any party with respect to distributions under the Prepackaged Plan. Notwithstanding anything else herein, the subordination provisions of the New Junior Subordinated Debenture Indenture will be fully enforceable and nothing in the Prepackaged Plan or herein shall effect the enforceability thereof.

Amendment to Amended and Restated Partnership Agreement


     The Partnership Agreement will be amended as of the Effective Date by an amendment to the Partnership Agreement to provide that (i) the members of the Operating Committee will at all times be satisfactory to the Senior Lenders (so long as the Senior Lenders hold at least 25% of the outstanding Common Units), provided that the current members of the Operating Committee will be deemed satisfactory to the Senior Lenders, and (ii) Huntway will be prohibited from issuing non-voting Units, to any extent required under Section 1123(a)(6) of the Bankruptcy Code. Additional amendments to the Partnership Agreement are intended to clarify certain ambiguities pertaining to the tax treatment of the transactions contemplated by the Prepackaged Plan by explicitly setting forth the manner in which Huntway will make certain allocations of income and loss arising from such transactions. In general, Huntway believes that the allocations required by the amendments would result even without such proposed amendments. For a detailed discussion of these tax considerations, see "Certain Federal Income Tax Considerations" below. The amendment to Huntway's Partnership Agreement as proposed pursuant to the Prepackaged Plan is set forth in its entirety in Appendix E.


Disputed Claims

     Unless otherwise ordered by the Bankruptcy Court, Huntway shall have the sole and exclusive right to object to the allowance of any Claim or interest asserted against Huntway on or before 60 days after the Effective Date.

Management

     On the Effective Date, management of Reorganized Huntway will be the responsibility of the General Partner and the Operating Committee, which thereafter shall have the responsibility for the management, control and operation of Reorganized Huntway in accordance with the Second Amended and Restated Agreement of Limited Partnership. On the Effective Date, the members of the Operating Committee shall be: Juan Y. Forster, Justin S. Huscher, Samuel M. Mencoff and Raymond M. O'Keefe. On the Effective Date, the initial officers of Reorganized Huntway shall consist of the individuals who are current officers of Huntway as of the Petition Date. All such officers shall be deemed elected pursuant to the Confirmation Order.

Surrender and Cancellation of Instruments

     On the Effective Date (i) the Old Collateralized Notes, the Old Subordinated Notes and the Old Junior Subordinated Notes shall be canceled and
(ii) the obligations of Huntway under the Old Collateralized Note Indenture, the Old Subordinated Note Indenture and the Old Junior Subordinated Debenture Indenture shall be discharged except to the extent provided in the New Indentures. The Old Collateralized Note Indenture and the Old Junior Subordinated Debenture Indenture shall be amended, restated or superseded on the Effective Date. The Old Subordinated Note Indenture shall be terminated on the Effective Date.

Unclaimed Distributions

     Except as otherwise provided in the Prepackaged Plan, any distribution of property under the Prepackaged Plan which is unclaimed after five (5) years following the Effective Date shall be forfeited and transferred to Reorganized Huntway together with all interest earned thereon and shall be the property of Reorganized Huntway.

Modification of the Prepackaged Plan

     Subject to any consent required under the Consensual Restructuring Agreement, Huntway reserves the right, in accordance with the Bankruptcy Code, to amend or modify the Prepackaged Plan prior to the entry of

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

the Confirmation Order. After the entry of the Confirmation Order, Huntway or Reorganized Huntway, as the case may be, may upon order of the Bankruptcy Court, amend or modify the Prepackaged Plan in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Prepackaged Plan in such manner as may be necessary to carry out the purpose and intent of the Prepackaged Plan.

Withdrawal of the Plan

     Subject to any consent required under the Consensual Restructuring Agreement, Huntway reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Prepackaged Plan. If Huntway revokes or withdraws the Prepackaged Plan, or if entry of the Confirmation Order does not occur, then, at the option of Huntway, the Prepackaged Plan shall be deemed null and void. In that event, nothing contained in the Prepackaged Plan shall be deemed to constitute a waiver or release of any Claims by or against Huntway or any other person, or to prejudice in any manner the rights of Huntway or any other person in any further proceedings involving Huntway.

Consummation and Effectiveness

     The Prepackaged Plan will be consummated on the Effective Date or as soon thereafter as is practicable. The Effective Date of the Prepackaged Plan will be selected by Huntway, and will be no later than 30 Business Days after the date on which the conditions specified in the Prepackaged Plan have been satisfied or waived. Confirmation of the Prepackaged Plan is conditioned upon (i) the Confirmation Order having approved in all respects all of the provisions, terms and conditions of the Prepackaged Plan and (ii) the Confirmation Order being in form and substance satisfactory to Huntway. Consummation of the Prepackaged Plan is conditioned upon (i) the Confirmation Order having become a Final Order and
(ii) the acceptance, execution and effectiveness of the Post-Restructuring Credit Agreement by all necessary parties. Huntway (with the consent of the Holders of two-thirds of the Senior Lender Claims) may waive any of the conditions to effectiveness of the Prepackaged Plan and/or to Consummation thereof (other than entry of the Confirmation Order) at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Prepackaged Plan.

EFFECTS OF CONFIRMATION

Discharge

     The rights afforded in the Prepackaged Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Estate, Huntway or any of its assets or properties. Except as otherwise provided in the Prepackaged Plan and related agreements: (i) the Prepackaged Plan shall bind all Holders of Claims and Equity Interests, whether or not they have accepted the Prepackaged Plan, (ii) on the Effective Date, all such Claims against, and the Equity Interests in, Huntway shall be satisfied, discharged, and released in full, and Huntway's liability in respect thereof shall be replaced by the liabilities and obligations created under the Prepackaged Plan and related agreements, including, without limitation, any liability of a kind specified under Section 502(g) of the Bankruptcy Code, and (iii) all persons shall be precluded from asserting against reorganized Huntway, its successors, or its assets or properties any other or further Claims or Equity Interests based upon documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

Huntway Incentive Option Plan

     The Prepackaged Plan provides that consummation of the Prepackaged Plan constitutes the requisite Unitholder approval of the Huntway Incentive Option Plan and the issuance to management personnel of Unit Options to purchase up to 4,000,000 Common Units, including (1) 1,022,000 Unit Options issued to Holders of Class 8 Equity Interests, (2) 1,793,850 additional Unit Options to be issued on the Effective Date to

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

members of Huntway's management, and (3) such additional Unit Options to be issued from time to time as are necessary to prevent dilution to the Holders of Unit Options caused by the issuance from time to time of Common Units as accrued interest on the New Junior Notes and the issuance of Common Units to Holders of Class 2 Claims and Class 6 Equity Interests as anti-dilution protection granted to such Holders, in each case as a material term of the implementation of the Prepackaged Plan. The Unit Options referred to in clause (2) above shall have an exercise price of $.50 per Common Unit, an expiration date of December 31, 2005 and will vest on August 22, 1998. The Options referred to in clause (3) above shall have an exercise price equal to the market price for Common Units on the date of issuance thereof, will have a term of 10 years, and will vest on August 22, 1998.

Exculpation

     Neither Huntway, Reorganized Huntway, nor any of their respective partners, officers, directors, employees, affiliates, professionals or agents shall have or incur any liability to any Holder of a Claim or Equity Interest for any liability of Huntway or Reorganized Huntway, except as set forth in the New Collateralized Note Indenture, the New Collateral Documents, the New Guaranties, the New Senior Notes, the New Junior Notes, the New Junior Subordinated Debenture Indenture or the Unitholders Agreement, or for any act or omission in connection with, or arising out of, the pursuit of confirmation of the Prepackaged Plan, the Consummation of the Prepackaged Plan, the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan.

Rights of Action

     Any rights or causes of action under any theory of law, including, without limitation, under the Bankruptcy Code, accruing to Huntway shall remain assets of the Estate of Reorganized Huntway. Reorganized Huntway may pursue or refrain from pursuing those rights of action, as appropriate, in accordance with what is in the best interests, and for the benefit, of Reorganized Huntway.

Revesting

     On the Effective Date, Reorganized Huntway will be vested with all of the property of the Estate free and clear of all Claims and Equity Interests of Creditors and Equity Holders, except as provided by the Prepackaged Plan.

Retention of Jurisdiction

     Notwithstanding entry of the Confirmation Order or the Effective Date having occurred, or a bankruptcy court order having been entered closing the Prepackaged Chapter 11 Case, the Bankruptcy Court will retain jurisdiction of all matters arising out of, and related to the Prepackaged Chapter 11 Case and the Prepackaged Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:
(i) to hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom, (ii) to determine any and all pending adversary proceedings, applications, and contested matters, (iii) to ensure that distributions to Holders of Allowed Administrative Expenses, Allowed Claims, and Allowed Equity Interests are accomplished as provided herein, (iv) to hear and determine any objections to Administrative Expenses, to proofs of Claims or Equity Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim, in whole or in part, (v) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated, (vi) to issue orders in aid of execution of the Prepackaged Plan, to the extent authorized by Section 1142 of the Bankruptcy Code, (vii) to consider any modifications of the Prepackaged Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order, (viii) to hear and determine all applications for compensation and reimbursement of expenses of professionals under Sections 330, 331, and 503(b) of the Bankruptcy Code for services rendered and expenses incurred prior to the date of the Confirmation Order, (ix) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan, (x) to recover all assets of Huntway and property of the Estate, wherever located, (xi) to hear and determine matters concerning state, local, and federal taxes in accordance with Sections 345, 505, and 1145 of the Bankruptcy Code, (xii) to hear any other matter not inconsistent with the Bankruptcy Code, and (xiii) to enter a Final Decree closing the Prepackaged Chapter 11 Case.

Term of Injunctions or Stays

     Unless otherwise provided, all injunctions or stays provided for in the Prepackaged Chapter 11 Cases pursuant to Sections 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

VOTING PROCEDURES

General


     Huntway, upon the terms and subject to the conditions set forth herein and in the Prepackaged Plan, is soliciting an acceptance of the Prepackaged Plan from each Holder that was a Beneficial Interest Holder as of the Record Date of
(i) the Old Notes, (ii) the Warrants, (iii) the Common Units, (iv) the Existing Unit Options and (v) the General Partner Interests. This Consent Solicitation Statement, together with the accompanying forms of Ballot and Master Ballot, pre-addressed postage-paid envelope and other Solicitation Materials, are being furnished to (i) registered Holders of Old Collateralized Notes (i.e., Holders whose respective names (or the names of whose nominees) appear as of the Record Date on the security holder lists maintained by the trustee under the Old Collateralized Note Indenture or, if applicable, who are listed as participants in a clearing agency's security position listing), (ii) registered Holders of Old Subordinated Notes (i.e., Holders whose respective names (or the names of whose nominees) appear as of the Record Date on the security holder lists maintained by the trustee under the Old Subordinated Note Indenture, or, if applicable, who are listed as participants in a clearing agency's security position listing), (iii) registered Holders of Old Junior Subordinated Notes (i.e., Holders whose respective names (or the names of whose nominees) appear as of the Record Date on the security holder lists maintained by the trustee under the Old Junior Subordinated Debenture Indenture, or, if applicable, who are listed as participants in a clearing agency's security listing), (iv) record Holders of Warrants (i.e., Holders whose respective names (or the names of whose nominees) appear as of the Record Date on Huntway's list of Warrant Holders),
(v) record Holders of Common Units (i.e., Holders whose respective names (or the names of whose nominees) appear as of the Record Date on Huntway's Common Unit lists or, if applicable, who are listed as participants in a clearing agency's security position listing), (vi) Holders of interests arising under Existing Unit Options (i.e., Holders whose respective names appear as of the Record Date in Huntway's list of Existing Unit Options Holders) and (vii) Holders of General Partner Interests (i.e., Holders whose respective names appear as of the Record Date in Huntway's list of Holders of General Partner Interests). Registered or record Holders may include brokerage firms, commercial banks, trust companies or other nominees. If such persons or entities do not hold for their own account, they should promptly provide copies of this Consent Solicitation Statement and the appropriate Solicitation Materials to their customers and to Beneficial Interest Holders for whose account they hold. A Beneficial Interest Holder is a Holder of a beneficial interest in a Claim or Equity Interest which entitles such Holder to rights or benefits of ownership even though such Holder may not be the Holder of record at the Record Date. Securities owned beneficially would include not only notes held by such Beneficial Interest Holder for its own benefit in its own name, but would also include securities held by others for such Beneficial Interest Holder's benefit, such as securities held by banks or other custodians, brokers (whether in such Beneficial Interest Holder's name, the nominee's name or "street name"), executors, administrators or trustees, guardians, attorneys-in-fact, officers of a corporation, general partners of a partnership or other persons acting in a fiduciary or representative capacity. Any Beneficial Interest Holder who has not received a Ballot should contact his, her or its brokerage firm, nominee or the Information Agent at each of the addresses or phone numbers listed on the back cover.

Record Date


     Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, Huntway has fixed 5:00 p.m., Los Angeles time, on September 16, 1996 (the "Record Date") as the time and date for determining which Holders of Claims and Equity Interests are eligible to vote on the Prepackaged Plan.


Expiration Date; Extensions; Amendments


     THE SOLICITATION PURSUANT TO THIS CONSENT SOLICITATION STATEMENT WILL
EXPIRE ON OCTOBER   , 1996. TO BE COUNTED, BALLOTS AND, WHERE APPROPRIATE,
MASTER BALLOTS MUST BE RECEIVED BY THE SOLICITATION AGENT NO LATER THAN 5:00
P.M., LOS ANGELES TIME, ON OCTOBER   , 1996 (THE "EXPIRATION DATE"), UNLESS
HUNTWAY, IN ITS SOLE DISCRETION, EXTENDS THE PERIOD DURING WHICH BALLOTS AND MASTER BALLOTS WILL BE ACCEPTED BY HUNTWAY, IN WHICH CASE THE TERM "EXPIRATION DATE" FOR SUCH SOLICITATION SHALL MEAN THE LAST TIME AND DATE TO WHICH SUCH SOLICITATION IS EXTENDED.


     Except to the extent Huntway so determines or as permitted by the Bankruptcy Court, Ballots and Master Ballots received after the Expiration Date will not be accepted or counted by Huntway in connection with Huntway's request for confirmation of the Prepackaged Plan. Additionally, unless the Bankruptcy Court subsequently determines that Ballots and Master Ballots may be revoked, such Ballots and Master Ballots will remain in full force and effect until the Bankruptcy Court determines whether such Ballots and Master Ballots are deemed to constitute acceptances or rejections of the Prepackaged Plan.


     Huntway expressly reserves the right, at any time or from time to time, to extend the period during which the Solicitation is open. During any extension of the Solicitation, all Ballots and Master Ballots previously given will remain subject to all the terms and conditions of the Solicitation, including the revocation rights specified herein. To extend the Expiration Date, Huntway will notify the Solicitation Agent of any extension by oral or written notice and will make a public announcement thereof, each at any time prior to 9:00 a.m., Los Angeles time, on the next business day after the previously scheduled Expiration Date. Without limiting the means by which Huntway may choose to make any public announcement, Huntway will not have any obligation, unless otherwise required by law, to publish, advertise or otherwise communicate any such public announcement other than by issuing a news release through the Reuters News Service and the Dow Jones News Service. There can be no assurance that Huntway will exercise its right to extend the Solicitation period for the receipt of Ballots and Master Ballots.


     Huntway expressly reserves the right to amend, at any time and from time to time, the terms of the Solicitation or the Prepackaged Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and any consent required of the Senior Lenders). If Huntway makes a material change in the terms of the Prepackaged Plan as it relates to a particular Class, Huntway will disseminate additional solicitation materials to that Class and will extend the applicable deadlines, if necessary, under any applicable law, for that particular Class.

Persons Entitled to Vote

     The following Classes of Claims and Equity Interests are impaired under the Prepackaged Plan and all Holders of Claims or Equity Interests in such Classes as of the Record Date are entitled to vote to accept or reject the Prepackaged Plan on the above terms and subject to the conditions set forth herein and in the Prepackaged Plan:

    Class  2A--     Senior Lender Claims of Bankers Trust
    Class  2B--     Senior Lender Claims (other than Class 2A Claims) to the extent Secured
    Class  2C--     Unsecured portion of Senior Lender Claims (other than Class 2A Claims)
    Class  5 --     Junior Lender Claims
    Class  6 --     Equity Interests of Holders of Warrants
    Class  7 --     Equity Interests of Holders of Common Units
    Class  8 --     Equity Interests of Holders of Existing Unit Options
    Class 10 --     General Partner Interests

     To be entitled to vote to accept or reject the Prepackaged Plan, a Holder of a Senior Lender Claim, Junior Lender Claim, Warrant, Common Unit, Unit Option or General Partner Interest must be the Beneficial Interest Holder of such security or other Claims at the close of business on the Record Date, whether such Claims or Equity Interests are held of record on the Record Date in such Holder's name or in the name of such Holder's broker, dealer, commercial bank, trust company or other nominee. For purposes of determining whether the requisite number of acceptances is received to approve the Prepackaged Plan, only votes which are cast at the direction of Beneficial Interest Holders in accordance with the procedures set forth herein may be counted, and only the votes of Holders of Allowed Claims or Equity Interests will be counted.

     As described below, Huntway is soliciting both Ballots and Master Ballots. Ballots are to be used by Beneficial Interest Holders whether such Beneficial Interest Holders are also record Holders or hold through record Holders. Master Ballots are to be used by record Holders of Common Units for the account of one or more Beneficial Interest Holders. A record Holder which holds Common Units on behalf of one or more Beneficial Interest Holders should collect completed Ballots from such Beneficial Interest Holders and should complete a Master Ballot reflecting the votes of such Beneficial Interest Holders, as indicated on their respective Ballots.

     Holders of Senior Lender Claims, Junior Lender Claims, Warrants, Common Units, Existing Unit Options and General Partner Interests are requested to complete an appropriate Ballot and, where appropriate, Master Ballot, for the Claims and Equity Interests held by such Holders in accordance with the instructions set forth thereon and the procedures set forth below and in the Prepackaged Plan.

Instructions for Beneficial Interest Holders

     Securities Held in Street Name

     Any Beneficial Interest Holder holding Old Collateralized Notes, Old Subordinated Notes, Old Junior Subordinated Notes, Warrants, Common Units or Existing Unit Options in "street name" through a brokerage firm, bank, trust company, or other nominee can vote on the Prepackaged Plan through such nominee by following these instructions:

     1. Provide all the applicable information on the Ballot in accordance with the instructions set forth thereon, including (where applicable) the principal amount of each issue of Old Notes held in such account and/or through such nominee. Holders of Equity Interests should provide all applicable information, including the nature of their Equity Interests and the number of such Equity Interests owned or held directly or beneficially.

     2. Indicate acceptance or rejection of the prepackaged Plan by checking either the box entitled "Accepts the Plan" or "Rejects the Plan" set forth on the Ballot.

     3.    Sign the Ballot.

     4. Return the Ballot to the nominee as promptly as possible so that the nominee may complete and submit a Master Ballot prior to the Expiration Date. If no pre-addressed envelope was enclosed, contact the Information Agent for instructions.

     Securities Held In Own Name


     Any Beneficial Interest Holder holding Claims or Equity Interests in its own name can vote on the Prepackaged Plan by completing and signing the enclosed Ballot as described above and returning it directly to the Solicitation Agent (using the enclosed pre-addressed envelope). For purposes of voting to accept or reject the Prepackaged Plan, the Beneficial Interest Holders of Old Notes or Equity Interests are the "record holders" of such Claims or Equity Interests, as the case may be, represented by such notes or Equity Interests.


Instructions For Brokerage Firms, Banks, and Other Nominees


     A brokerage firm which is the registered or record Holder of Old Notes or Equity Interests for a Beneficial Interest Holder can vote on behalf of such Beneficial Interest Holder by (i) distributing a copy of this Consent Solicitation Statement, all appropriate Ballots and the other Solicitation Materials to such Beneficial Interest Holder for execution, (ii) collecting all such completed and executed Ballots, and (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected, and (iv) transmitting such Master Ballot to the Solicitation Agent on or before the Expiration Date. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of a Beneficial Interest Holder.


     Each broker firm, bank, or other nominee which submits a Master Ballot must retain all Ballots submitted to it by Beneficial Interests Holders for disclosure to the Bankruptcy Court, if so ordered.


     Any Ballot submitted to a brokerage firm, proxy intermediary or other nominee will not be counted until such nominee properly completes and delivers to the Solicitation Agent a corresponding Master Ballot that reflects such Beneficial Interest Holder's vote.


     THE NAMES OF ALL BROKER-DEALERS OR OTHER INTERMEDIARIES OR PERSONS WHO HOLD OLD NOTES OR EQUITY INTERESTS FOR A BENEFICIAL INTEREST HOLDER SHOULD BE INDICATED ON THE BALLOTS. AUTHORIZED SIGNATORIES SHOULD SUBMIT SEPARATE BALLOTS FOR EACH BENEFICIAL INTEREST HOLDER FOR WHOM THEY ARE VOTING.

Securities Clearing Agencies

     Huntway expects that each of Depository Trust Company, Midwest Securities Transfer Trust Company and Philadelphia Depository Trust Corporation, as the nominee Holder(s) of Old Notes and/or Equity Interests, will arrange for its respective participants to vote on the Prepackaged Plan.

     Huntway will pay all reasonable and customary costs, fees and expenses relating to the Solicitation, including without limitation, mailing and handling costs of brokers, dealers, commercial banks, trustees and other nominees. Other than as described in the Prepackaged Plan, Huntway will not pay any inventive or acceptance fees in connection with the Solicitation.

Execution of Ballots by Representatives

     If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing in accordance with the procedures set forth under "Certifications" below and, unless otherwise determined by Huntway, must submit proper evidence satisfactory to Huntway of authority to so act on behalf of a Beneficial Interest Holder.

Disputed Claims

     In the event Huntway disputes a Claim or a Claim or Equity Interest is designated under section 1126(e) of the Bankruptcy Code, any vote to accept or reject the Prepackaged Plan cast with respect to such Claim or Equity Interest will not be counted for purposes of determining whether the Prepackaged Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

Certifications

     For purposes of determining whether the requisite number of acceptances is received to approve the Prepackaged Plan, only votes which are cast by or at the direction of Beneficial Interest Holders of Allowed Senior Lender Claims, Allowed Junior Lender Claims and/or Allowed Equity Interests may be counted. By executing and returning a Ballot, a person or entity (i) will certify to the Bankruptcy Court and Huntway that either (a) such person or entity is the Beneficial Interest Holder of the Allowed Senior Lender Claims, Allowed Junior Lender Claims or Allowed Equity Interests being voted or (b) such person or entity is an authorized signatory for a person or an entity who or which is a Beneficial Interest Holder of the Allowed Senior Lender Claims, Allowed Junior Lender Claims or Allowed Equity Interests being voted and, in either case, that such person or entity has full power and authority to vote to accept or to reject the Prepackaged Plan, (ii) will certify to the Bankruptcy Court and Huntway that such person or entity (or in the case of an authorized signatory, the Beneficial Interest Holder) has received a copy of this Consent Solicitation Statement and the Solicitation Materials and will acknowledge that the Solicitation is being made pursuant to the terms and conditions set forth therein, (iii) will certify to the record Holder (if other than the Beneficial Interest Holder), the Bankruptcy Court and Huntway that such person or entity, if a Holder of an Allowed Claim, has cast the same vote on every Ballot for a single Class of Claims completed by such person or entity and (iv) with regard to Ballots submitted with respect to Claims (but without regard to Ballots submitted with respect to Equity Interests) will certify to the record Holder, the Bankruptcy Court and Huntway (or in the case of an authorized signatory, such authorized signatory) that either (a) such person or entity has not submitted any other Ballots for such Class of Claims held in other brokerage or similar accounts or other registered names or (b) such person or entity has disclosed on each Ballot completed by such person or entity the existence of Claims in the same Class held in other brokerage or similar accounts, or other registered names and the submission of other Ballots for such Claims.


     A brokerage firm or other nominee which is a registered Holder will prepare, execute and deliver a Master Ballot to the Solicitation Agent to reflect the votes of the Beneficial Interest Holders it represents. By executing and returning a Master Ballot, such nominee (i) will certify to the Bankruptcy Court and Huntway that (a) such nominee has received a copy of this Consent Solicitation Statement, the Ballot and other Solicitation Materials and has delivered the same to the Beneficial Interest Holders listed thereon by such nominee, (b) such nominee has received a completed and signed Ballot from each such Beneficial Interest Holder, (c) such nominee is the registered Holder of the Claims or Equity Interests being voted, (d) such nominee has been authorized by each such Beneficial Interest Holder to vote on the Prepackaged Plan, (e) with regard to Ballots submitted with respect to Claims (but without regard to Ballots submitted with respect to Equity Interests) the Beneficial Interest Holder has certified to such nominee that such Beneficial Interest Holder has not submitted any other Ballots for such Class of Claims that the Beneficial Interest Holder has certified to such nominee that such Beneficial Interest Holder has cast the same vote for such Class of Claims, and such nominee has disclosed such other Ballots and (f) that such nominee has received a duly completed and executed Ballot from each of the Beneficial Interest Holders included on the Master Ballot, with the exception of any defects or incompletions described on the Master Ballot, and (ii) will agree to maintain Ballots returned by Beneficial Interest Holders for disclosure to the Bankruptcy Court, if so ordered.

Ballots

     A separate form of Ballot and, where applicable, Master Ballot, is to be used for each Class of Impaired Claims and Equity Interests. The Ballots are color-coded as follows:

                                                                                 BALLOT COLOR
                                                                                 ------------
Class 2:     Senior Lender Claims (all subclasses).............................      White
Class 5:     Junior Lender Claims..............................................      Yellow
Class 6:     Equity Interests of Holders of Warrants...........................      Blue
Class 7:     Equity Interests of Holders of Common Units.......................      Green
Class 8:     Equity Interests of Holders of Existing Unit Options..............      Red
Class 10:    General Partner Interests.........................................      Purple

     Holders of Claims and Equity Interests should take care to use the correct Ballot(s) or Master Ballot(s) in voting on the Prepackaged Plan. See "Incomplete Ballots." If any Ballots or Master Ballots are damaged or lost, or if a Holder has any questions concerning the Voting Instructions, it may contact the Information Agent at each of the addresses or phone numbers listed on the back cover.

Voting Multiple Claims and Equity Interests

     A Holder may receive multiple Ballots for a single Class of Claims or Equity Interests, especially if such Holder holds multiple issues of Old Notes or holds Equity Interests in multiple accounts or registered in multiple names. Holders may not cast conflicting votes on multiple Ballots for a single Class of Claims. Each Holder's votes either to accept or to reject the Prepackaged Plan will be counted only once for each applicable Class of Claims in determining whether the requisite number of Holders of such Claims have voted to accept the Prepackaged Plan. By executing a Ballot, a Holder certifies, among other things, that such Holder has disclosed any bifurcation of Beneficial ownership of Old Notes and that such Holder has cast the same vote on any multiple Ballots for holdings in a single Class of Claims.

Incomplete Ballots

     It is important that all Impaired Creditors and all Equity Holders vote to accept or reject the Prepackaged Plan, because under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received by an Impaired Class of Claims or Equity Interests, the vote will be tabulated based on the ratio of accepting Holders of Allowed Claims and/or Equity Interests to all voting Holders of Allowed Claims and/or Equity Interests. Therefore, it is possible that the Prepackaged Plan could be approved by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the entire Class of Claims, or by any Impaired Class of Equity Interests with the affirmative vote of significantly less than two-thirds in amount of the entire Class of Equity Interests. Failure by a Holder of an Impaired Claim or an Impaired Equity Interest to submit a properly executed Ballot or Master Ballot (as appropriate) or to indicate acceptance or rejection of the Prepackaged Plan in accordance with the instructions set forth thereon and the procedures set forth herein shall be deemed to constitute an abstention by such Holder with respect to a vote regarding the Prepackaged Plan. Abstentions as a result of failing to submit a properly executed Ballot or Master Ballot (when appropriate) or failing to indicate a vote either for acceptance or rejection of the Prepackaged Plan will not be counted as votes for or against the Prepackaged Plan. Huntway, in its sole discretion, may waive any defect in any Ballot or Master Ballot at any time, either before or after the close of voting, and without notice.


     EXCEPT AS OTHERWISE ORDERED BY THE BANKRUPTCY COURT, BALLOTS OR WHERE APPROPRIATE, MASTER BALLOTS, WHICH ARE EITHER (I) NOT SUBMITTED TO THE SOLICITATION AGENT, (II) SUBMITTED TO THE SOLICITATION AGENT WITHOUT PROPER EXECUTION, OR (III) EXECUTED AND SUBMITTED TO THE SOLICITATION AGENT WITHOUT PROPERLY INDICATING ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN WILL CONSTITUTE AN ABSTENTION WITH RESPECT TO A VOTE ON THE PREPACKAGED PLAN UNDER
SECTION 1126(B) OF THE BANKRUPTCY CODE FOR PURPOSES OF

CONFIRMATION OF THE PREPACKAGED PLANS, UNLESS SUCH DEFECTS OR IRREGULARITIES ARE WAIVED PURSUANT TO THESE VOTING INSTRUCTIONS.

Agreements Upon Furnishing Ballots

     The delivery of a Ballot or Master Ballot indicating a vote to accept the Prepackaged Plan by a Holder of Claims or Equity Interests pursuant to the procedures set forth above will constitute an agreement between such Holder and Huntway to accept (i) all the terms of, and conditions to, this Solicitation, and (ii) all the terms of the Prepackaged Plan. The submission of a Ballot will also constitute a request that such Holder (or in the case of an authorized signatory, the Beneficiary Interest Holder) be treated as the record Holder of the Old Notes or the Equity Interests, as the case may be, for purposes of voting on the Prepackaged Plan.

Method of Delivery of Ballots


     The method of delivery of Ballots and Master Ballots to be delivered to the Solicitation Agent is at the election and risk of each Holder of Claims and/or Equity Interests. Except as otherwise provided herein, such delivery will be deemed made only when actually received by the Solicitation Agent. Instead of effecting delivery by mail, it is recommended that such Holders use an overnight or hand delivery service or telecopy promptly followed by overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Ballots or Master Ballots should be sent to Huntway or Huntway's financial or legal advisors.


Withdrawal of Ballots; Revocation


     Any Holder of Old Notes or Equity Interests who has delivered a valid Ballot or Master Ballot, as appropriate, voting on the Prepackaged Plan may withdraw such vote by delivery of a written notice of withdrawal to the Solicitation Agent at any time prior to the earlier of (i) the commencement by Huntway of the Prepackaged Chapter 11 Case or (ii) the Expiration Date. Thereafter, Ballots or Master Ballots may be revoked only with the approval of the Bankruptcy Court. Votes cast pursuant to a Master Ballot may be withdrawn or modified on an individual Beneficial Interest Holder basis. In the case where more than one timely, properly completed Ballot or Master Ballot relating to a particular Class of Claims or Equity Interests held by a particular Beneficial Interest Holders is received, only the Ballot or Master Ballot which bears the latest date will be counted for purposes of determining the vote.



     A notice of withdrawal, to be valid, must (i) contain the description of the Claim or Equity Interest to which it relates and the aggregate principal amount or number of Interests, as the case may be, represented by such Claim or Equity Interest, (ii) be signed by the holder of such Claim or Equity Interest in the same manner as the original Ballot or Master Ballot, (iii) contain a certification that the withdrawing party is the Beneficial Interest Holder (or is the valid nominee thereof) of the Claim and/or Equity Interest and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Solicitation Agent in a timely manner as described above. Prior to the filing of the Prepackaged Plan, Huntway intends to consult with the Solicitation Agent to determine whether any withdrawals of Ballots or Master Ballots were received. As indicated below under "Waivers of Defects, Irregularities, Etc.," Huntway expressly reserves the absolute right to contest the validity of any such withdrawals of Ballots or Master Ballots.



     Unless otherwise determined by Huntway or directed by the Bankruptcy Court, a purported notice of withdrawal of a Ballot or Master Ballot which is not received in a timely manner by the Solicitation Agent will not be effective to withdraw a previously furnished Ballot or Master Ballot.


Waivers of Defects, Irregularities, Etc.

     Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of Ballots or Master Ballots will be determined by Huntway in its sole discretion, which determination shall be final and binding. Huntway reserves the absolute right to reject any and all Ballots or Master Ballots not in proper form, the acceptance of which would, in the opinion of Huntway or its counsel, not be in accordance with the provision of the

Bankruptcy Code. Huntway further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot or Master Ballot unless otherwise directed by the Bankruptcy Court. Huntway's interpretation of the terms and conditions of the Prepackaged Restructuring (including the Ballot or Master Ballot and these respective Voting Instructions thereto), unless otherwise directed by the Bankruptcy Court, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots or Master Ballots must be cured within such time as Huntway (or the Bankruptcy Court) determines. Neither Huntway nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots or Master Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots or Master Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots or Master Ballots previously furnished, and as to which any irregularities have not theretofore been cured or waived, will not be counted.

FIRST DAY MOTIONS

     Huntway intends to seek approval from the Bankruptcy Court for the First Day Motions, among others, which are intended to permit Huntway to operate during the Prepackaged Chapter 11 Case with a minimum of disruption and inconvenience to its business and Creditors who are not impaired by the Prepackaged Plan. There can be no assurance that any or all of the following First Day Motions will be granted.

Cash Collateral

     Virtually all of the Cash located in Huntway's various bank accounts is collateral subject to security interests (the "Cash Collateral") held by the Senior Lenders. Huntway will seek the entry of an order authorizing the use by Huntway of the Cash Collateral. Senior Lenders holding approximately 86% of the Senior Lender Claims have indicated to Huntway that they will consent to Huntway's use of the Cash Collateral on terms and conditions satisfactory to the Senior Lenders.

Prepetition Unsecured Trade Claims

     Huntway will seek the entry of an order authorizing it to pay undisputed prepetition trade Claims and certain other Class 4 Claims in the normal course of business as if the Prepackaged Chapter 11 Case had not been filed. This motion should assist Huntway in maintaining normal business relationships with its suppliers during the pendency of the Prepackaged Chapter 11 Case.

Prepetition Employee Claims and Existing Benefit Programs

     Like the motion to pay prepetition trade Claims, this motion seeks approval to pay and honor Huntway's prepetition obligations to its employees in the ordinary course of business. This motion should enable Huntway to maintain its excellent relationships with its employees.

Cash Management System

     Pursuant to this motion, Huntway will seek authorization to use its current cash management system and bank accounts.

Investment Strategy

     In order to mitigate commodity price risks, Huntway will seek an order authorizing it to continue to use its hedging program for California heavy crude oil to reduce their exposure to crude oil price changes. For road paving projects in California, the California Department of Transportation pegged the asphalt prices that it is willing to pay directly to California crude oil postings. Together, these two programs have partially insulated approximately 6,600 barrels per day of Huntway's throughput from future volatility in crude prices. Huntway will seek an order authorizing it to continue its other program for short-term investment of cash in high grade secure instruments. Huntway's investment policy is to invest cash only in certificates of deposit, time deposits and money market accounts having short-term maturities and otherwise in commercial paper with final maturities of three months or less from the date of instrument.

Capital Expenditures

     Pursuant to this motion, Huntway will seek permission to make capital expenditures during the Chapter 11 Case without further order of the Bankruptcy Court in accordance with a budget to be agreed upon with the Senior Lenders. These expenditures will be funded from cash flow and short term borrowings.

Postpetition Letter of Credit Facility

     Huntway will seek permission to enter into the postpetition letter of credit facility in the amount of $17,500,000 (including letters of credit outstanding under the Old Letter of Credit Agreement).

Extension of Section 362

     Pursuant to this motion, Huntway will seek to bring within the protection of Section 362's automatic stay certain non-debtor partnerships which play an active role in managing the affairs of Huntway.

Disclosure Statement and Prepackaged Plan

     This motion seeks approval of the Consent Solicitation Statement pursuant to Sections 1125 and 1126 of the Bankruptcy Code and confirmation of the Prepackaged Plan pursuant to Section 1129 of the Bankruptcy Code.

Claims Bar Date

     Pursuant to this motion, Huntway will seek to establish a deadline for filing proofs of Claims and Equity Interests against its bankruptcy Estate.

Miscellaneous Procedural and Administrative Motions

     These motions will seek approval of non-substantive procedures to be employed in the Bankruptcy Court governing this chapter 11 case. The motions also seek to employ bankruptcy counsel to Huntway.


Agreements with Andre Danesh



     Andre Danesh acquired from Phoenix Home Life Mutual Insurance Company the Warrant to purchase 546,059 Common Units issued by the Company on June 22, 1993. On March 13, 1996, Mr. Danesh and the Company entered into an agreement, pursuant to which the Company agreed to pay Mr. Danesh a finder's fee of 600,000 Common Units upon consummation of the Prepackaged Plan and issue an Option for the purchase of an additional 546,059 Common Units on terms and subject to the conditions set forth in such agreement. Such agreement also provided that Mr. Danesh surrender the Warrant that he had acquired for cancellation. In accordance with the agreement of March 13, 1996, Mr. Danesh has surrendered, and the Company has canceled, such Warrant. Mr. Danesh and the Company also entered into an agreement dated July 23, 1996, pursuant to which Mr. Danesh agreed (i) that the anti-dilution protection set for in the Danesh Option does not apply to the transactions (including issuances of Common Units) contemplated by the Prepackaged Plan or the Consensual Restructuring Agreement; (ii) not to transfer the 600,000 Common Units issued as a finder's fee for 180 days following the Effective Date; and (iii) to be bound by the provisions of the Agreement of Understanding. In addition, Mr. Danesh and the Company entered into a letter agreement dated September 20, 1996, pursuant to which the parties agreed that Mr. Danesh's finder's fee would be paid in the form of an option to purchase 600,000 Common Units on terms and conditions substantially identical to those set forth in the option to purchase of 546,059 Common Units referred to above. The September 20, 1996 letter agreement also provides that Mr. Danesh agreed that his retention of the option to purchase 546,059 Common Units in connection with a restructuring on terms and conditions substantially similar to the restructuring contemplated by the Consensual Restructuring Agreement will satisfy all of the Company's obligations to Mr. Danesh in respect of the option to purchase 546,059 Common Units.



Restructuring Advisor



     In connection with the restructuring contemplated by the Consensual Restructuring Agreement and the Prepackaged Plan, Huntway retained Jefferies & Company, Inc. as its exclusive financial advisor and placement agent ("Jefferies"). Pursuant to a letter agreement dated February 8, 1995, Huntway agreed to pay Jefferies a non-refundable retainer fee of $100,000. Upon the successful consummation of the transactions contemplated by the Consensual Restructuring Agreement or the Prepackaged Plan, such retainer will be credited to Huntway towards the additional fees Huntway agreed to pay Jefferies. Upon consummation of the restructuring. Huntway agreed to pay Jefferies in cash on the Effective Date, fees equal to 3% of the aggregate principal amount of debt issued (excluding any of the debt proposed to be issued to the Junior Lenders. In addition, Huntway agreed to pay Jefferies in cash on the Effective Date, fees equal to .5% of the aggregate principal amount of existing debt exchanged (excluding any existing debt exchanged by the Junior Lenders. Finally, Huntway
(i) agreed to pay Jefferies promptly as billed, all reasonable documented out-of-pocket expenses incurred by Jefferies in connection with the services rendered thereby; and (ii) agreed to indemnify Jefferies and related persons and entities from and against liabilities and claims incurred by such parties as a result of Huntway's actions or omissions or such parties' actions or omission in connection with the services rendered on behalf of Huntway. On October 23, 1995, Huntway and Jefferies entered into a letter agreement, which amended the February 8, 1995 engagement letter. Such amendment provides that the aggregate fees payable by Huntway to Jefferies are $250,000, $50,000 of which has already been paid and the remaining $200,000 of which is payable in cash upon the consummation of the proposed restructuring.


Certain Federal Income Tax Considerations


     The implementation of the Prepackaged Plan may have significant federal income tax consequences for Holders of Common Units, Class 2 Claims, Class 5 Claims and Class 6 Equity Interests. Holders of Common Units, Class 2 Claims, Class 5 Claims and Class 6 Equity Interests should be aware that many of these tax consequences are unclear under existing law and, as a result, alternative tax results are possible. As a result, there is a significant risk that the Internal Revenue Service ("IRS") may disagree with one or more of the positions taken by Huntway with respect to the consequences of the Prepackaged Plan. No ruling has been or will be requested from the IRS relating to the tax treatment of the Holders of Common Units, Class 2 Claims, Class 5 Claims and Class 6 Equity Interests nor has Huntway received an opinion of counsel with respect to such tax treatment.



     The following discussion was prepared based on the advice of counsel and is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The discussion does not address issues that turn on special circumstances related to particular Holders and does not address any consequences under the alternative minimum tax. In addition, the discussion does not address any consequences under state, local or foreign law.


     DUE TO THE UNCERTAINTY ABOUT THE TAX CONSEQUENCES OF THE PREPACKAGED PLAN TO HOLDERS OF COMMON UNITS, CLASS 2 CLAIMS, CLASS 5 CLAIMS AND CLASS 6 EQUITY INTERESTS, ALL HOLDERS OF COMMON UNITS, CLASS 2 CLAIMS, CLASS 5 CLAIMS OR CLASS 6 EQUITY INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PREPACKAGED PLAN.


Risk of Cancellation of Indebtedness Income


     Pursuant to the Prepackaged Plan, Holders of Class 2 Claims will exchange Old Collateralized Notes and Old Subordinated Notes for New Senior Notes and Common Units. Holders of Class 5 Claims will exchange Old Junior Subordinated Notes for New Junior Notes and Common Units. Holders of Class 6 Equity Interests will exchange their Warrants for Common Units. The foregoing exchanges by Holders of Class 2

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

Claims, Holders of Class 5 Claims and Holders of Class 6 Equity Interests will be referred to as the "Exchange." The Exchange will reduce the amount of Huntway's outstanding indebtedness. Huntway estimates that the adjusted issue price of the Old Collateralized Notes, Old Subordinated Notes and Old Junior Subordinated Notes will exceed the issue price of the New Senior Notes, New Junior Notes and the fair market value of the Common Units issued in the Exchange for such Old Notes by approximately $64.3 million.


     Generally, a debtor realizes cancellation of indebtedness income ("CODI") for federal income tax purposes when its debt is canceled in exchange for an amount less than the adjusted issue price of the debt. However, under a judicially created exception and subject to certain statutory limitations, a corporate debtor generally did not recognize CODI to the extent that the debtor issued stock of the debtor to creditors in exchange for a reduction in its debt (the "stock-for-debt exception"). The stock-for-debt exception to the recognition of CODI was eliminated by the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") for corporate debtors; however, the legislative history of the 1993 Act indicated that Congress, in repealing the stock-for-debt exception to CODI for corporations, intended no implication as to whether a more general equity-for-debt exception to CODI exists for debtors that, like Huntway, are not corporations.



     The reasoning of the judicial decisions that created the stock-for-debt exception to CODI for corporations should apply with equal force to a partnership such as Huntway. Thus, there are good arguments that there is an equity-for-debt exception to the recognition of CODI by a partnership where a partnership issues partnership equity in exchange for its debt. As a result, because Huntway will issue Common Units in the Exchange, Huntway does not intend to report the recognition of CODI for federal income tax purposes as a result of the Exchange. However, the law in this area is unclear and there is no judicial or administrative precedent applying an equity-for-debt exception to the recognition of CODI by a partnership. Thus, the IRS may disagree with Huntway's position and assert that there is no partnership-equity-for-debt exception to the recognition of CODI.


     Huntway will take the position that (A) Holders of Class 2 Claims (i) exchange Old Collateralized Notes and Old Subordinated Notes with an adjusted issue price equal to the issue price of the New Senior Notes for New Senior Notes and (ii) exchange the balance of their Old Collateralized Notes and Old Subordinated Notes for Common Units and (B) Holders of Class 5 Claims (i) exchange Old Junior Subordinated Notes with an adjusted issue price equal to the issue price of the New Junior Notes for New Junior Notes and (ii) exchange the balance of their Old Junior Subordinated Notes for Common Units. This allocation of consideration issued in the Exchange is consistent with the Treasury regulations and IRS published rulings under the stock-for-debt exception. However, the law regarding such allocation in the partnership context is unclear. If the IRS were to successfully reallocate consideration received in the Exchange in a different manner, so that a greater amount of Old Collateralized Notes and Old Subordinated Notes were considered exchanged for New Senior Notes or so that a greater amount of Old Junior Subordinated Notes were considered exchanged for New Junior Notes, CODI would result even if a partnership-equity-for-debt exception exists.

Consequences if CODI Recognized.

     If, notwithstanding the foregoing, the Exchange results in the recognition of CODI by Huntway, the federal income tax consequences to the Holders of Common Units will depend upon (i) whether the CODI is considered "qualifying income" under Code sec.7704(d) and (ii) how the CODI is allocated among the Holders of Common Units.

     As a publicly traded partnership ("PTP"), Huntway is treated as a partnership for federal income tax purposes only if 90 percent or more of its gross income for each taxable year consists of "qualifying income." "Qualifying income" includes, among other items, "income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof), or the marketing of any mineral or natural resource (including fertilizer, geothermal energy, and timber)." Huntway takes the position that its income from refining operations constitutes income from the "processing, refining, transportation ... or marketing" of a mineral or natural resource and that, as a result, more than 90 percent of its gross income is "qualifying income."

     There is no precedent addressing whether CODI is "qualifying income" for purposes of Code sec.7704(d). In particular, it is unclear whether CODI constitutes income from the "processing, refining, transportation ... or marketing" of a mineral or natural resource. However, because the debt was incurred in connection with its business (i.e., in connection with acquiring Huntway's assets and/or conducting its operations) and Huntway's business consists of the "processing, refining, transportation ... or marketing" of a mineral or natural resource, there is a good argument that any CODI should take its character under Code sec.7704(d) from the character of Huntway's business and should therefore be "qualifying income." The IRS has taken a similar position in connection with the treatment of CODI for purposes of the passive loss rules (i.e., that the treatment of CODI is determined by the activity to which the underlying loans relate).

     Congress specifically provided for the treatment of CODI in certain similar contexts. Code 108(e)(9) provides that CODI is ignored for purposes of Code sec.856(c)(2) in determining whether a corporation meets certain income tests in order to qualify as a real estate investment trust. No similar provision of the Code addresses the effect of CODI on a publicly traded partnership. There is a risk that the IRS might attempt to argue that the lack of such a provision dealing with CODI and publicly traded partnerships implies that CODI is not "qualifying income" under Code sec.7704(d).

     Based on the foregoing, if the IRS asserts on audit that Huntway recognized CODI on the Exchange, Huntway intends to take the position that any CODI is treated as "qualifying income" for purposes of Code sec.7704(d). The IRS may disagree with this position.

     CODI, if any, is "Qualifying Income". If CODI is "qualifying income" and Huntway continues to be treated as a partnership for federal income tax purposes, any CODI would be recognized by Huntway and allocated to the Holders of Common Units of Huntway as described below.


     Huntway intends to allocate any CODI recognized by Huntway to the General Partner and the Special Managing Partner and not to (i) the Holders of Common Units who are limited partners or (ii) the Holders of Class 2 Claims, Class 5 Claims or Class 6 Equity Interests who become Holders of Common Units as a result of the Exchange. Because the debt exchanged for Common Units in the Exchange is recourse debt allocated to Huntway's general partners under Code sec.752 and because Huntway will write down the capital account carrying value of its assets prior to the Exchange, there are good arguments that allocation of any CODI to its general partners is consistent with Code sec.704(b)'s requirement that allocations have substantial economic effect. The Second Amended and Restated Agreement of Limited Partnership will provide that any CODI is allocated to Huntway's general partners.


     There can be no assurances that the IRS will agree with the allocation of CODI entirely to Huntway's general partners. Applicable law is unclear on this issue. Thus, there is a risk that the IRS will take the position that any CODI recognized by Huntway is allocated to all Holders of Common Units prior to the Exchange, including Holders of Common Units who are limited partners. There is also a risk that the IRS could seek to allocate a portion of any CODI recognized by Huntway to Holders of Class 2 Claims, Class 5 Claims and Class 6 Equity Interests who become Holders of Common Units as a result of the Exchange. Finally, there is a risk that the IRS could accept the allocation of CODI, if any, to Huntway's general partners and seek to reallocate Huntway's tax losses from prior years in a similar manner to the allocation of CODI, i.e., reducing the portion of such prior losses allocated to Huntway's Holders of Common Units that are limited partners and increasing the portion of such prior losses allocated to Huntway's general partners.

     The Amendment to the Amended and Restated Partnership Agreement provides that income and loss (including CODI, if any) will be allocated between the current Holders of Common Units and Holders of Class 2 Claims, Class 5 Claims and Class 6 Equity Interests who will receive Common Units in the Exchange based on an interim closing of the books as of the close of business on the date of Consummation of the Prepackaged Plan, with the result that any CODI should be allocated to the existing Holders of Common Units and not to the Holders of Class 2 Claims, Class 5 Claims and Class 6 Equity Interests. Such an allocation should eliminate any allocation of CODI to the Holders of Class 2 Claims and Class 6 Equity

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

Interests who become Holders of Common Units as a result of the Exchange if the IRS challenges Huntway's allocation of CODI to its general partners. The IRS may disagree with such an approach or may adopt regulations providing for a different result.


     If Huntway is required to recognize CODI as a result of the Exchange, Huntway estimates that the aggregate amount of CODI would be approximately $64.3 million, based on an assumed value per Common Unit issued of $.75 (the approximate current market value of the Common Units). If the CODI is allocated to all existing Holders of Common Units (and not solely to Huntway's general partners), each Common Unit would be allocated approximately $5.50 of CODI, based on the 11,556,250 Common Units outstanding as of June 30, 1996.


     Any Holder of Common Units to whom CODI is allocated will generally be required to include such CODI in taxable income as ordinary income and will be entitled to increase its tax basis for such Common Units by an amount equal to the CODI so included. A Holder of Common Units may exclude all or a portion of such CODI from taxable income (i) if the Holder is in bankruptcy (in which case all of the CODI may be excluded) or (ii) if the Holder is insolvent (in which case an amount of CODI equal to the amount of the Holder's insolvency may be excluded from income). To the extent that a Holder excludes CODI from income, it will generally be required to reduce its tax attributes (e.g., its net operating losses, tax basis in depreciable assets, etc.) under Code 108(b) by an amount equal to the CODI excluded (including tax attributes unrelated to its investment in Huntway). There is a risk that a Holder of Common Units who excludes CODI from taxable income may not be entitled to increase its basis in its Common Units by the amount of the excluded CODI. Several courts have held (in some cases under prior law) that a partner may not increase the tax basis of the partner's partnership interest by the amount of any CODI recognized by the partnership that is excluded from taxable income by the partner under the insolvency exception.

     It is possible that a Holder of Common Units would be entitled to exclude a portion of any such CODI as arising from "qualifying real property indebtedness" under Code sec.108(c) if (i) the Holder files a special election with the IRS with his tax return which includes such CODI and (ii) to the extent that the Holder has tax basis in depreciable real estate (which basis is reduced by the amount of the excluded CODI). Real estate for this purpose would include (i) Common Units in Huntway, to the extent that Huntway holds real property, (ii) any other partnership interests to the extent that the partnership owns real property, and (iii) any other real property held by such Holder. Because Huntway will not report recognition of any CODI, it is not anticipated that Holders of Common Units will make such election and it is unclear whether such an election could be made later if the IRS were to assert on audit that Huntway had recognized CODI.

     CODI, if any, is not "Qualifying Income". If CODI is recognized on the Exchange and determined not to be "qualifying income" within the meaning of Code sec.7704(d), it is anticipated that the CODI would constitute more than 10 percent of Huntway's gross income and Huntway would generally cease to be treated as a partnership for federal income tax purposes as of January 1, 1996.

     The IRS has authority to treat certain failures to meet the 90 percent "qualifying income" test as inadvertent under Code sec.7704(e). It is unclear whether the IRS would regard a failure attributable to CODI as inadvertent, and whether, if it did, the IRS would attach unfavorable conditions (such as the payment of tax as if Huntway were a corporation for a period of time) to any agreement to treat the failure as inadvertent.

     Assuming that the failure was not treated as inadvertent, Huntway would generally be treated as having transferred all of its assets, subject to its liabilities, to a newly formed corporation ("Newco") on January 1, 1996, the first day of the taxable year in which the CODI was realized. Huntway would be treated as having then distributed the stock of Newco in a complete liquidation of Huntway.

     Huntway would generally recognize no gain or loss on the deemed transfer of assets to Newco, except that it would recognize gain under Code sec.357(c) to the extent that the liabilities of Huntway to which the assets are subject exceeds the tax basis of such assets. As of January 1, 1996, Huntway estimates that its liabilities exceed the tax basis of its assets by approximately $36 million. Although the law is not clear, Huntway intends to allocate any such gain to the General Partners. There can be no assurances that the IRS will agree with such an allocation.

     In connection with such a deemed conversion of Huntway into Newco, a Holder of Common Units would generally be treated as receiving a distribution of cash from Huntway in an amount equal to the Holder's share of the liabilities of Huntway, if any, and a distribution of Newco stock. To the extent that the deemed cash distribution exceeds the Holder's basis in its Common Units, the Holder would be treated as having taxable gain from the disposition of the Holder's partnership interest. Given that all of Huntway's debt is recourse debt and hence is treated as allocated to Huntway's general partners for federal income tax purposes, it is not expected that Holders of Common Units who are limited partners would be treated as receiving any material deemed distribution of cash. The Holder would receive a basis in the stock of Newco equal to the Holder's basis in the Common Units, plus the amount of any capital gain recognized under the prior sentence, minus the amount of cash deemed distributed.

     The Holder's holding period for the Newco stock received in the distribution will include Huntway's holding period in the Newco stock. Thus, the Holder's holding period in Newco stock deemed received by Huntway for Huntway assets that are capital assets or Code sec.1231 assets will include Huntway's holding period in the assets deemed contributed by Huntway to Newco. The Holder's holding period in Newco stock deemed received by Huntway for Huntway assets contributed by Huntway to Newco that are neither capital assets nor Code sec.1231 assets will begin on January 2, 1996, the day after the deemed contribution. Thus, a Holder will have more than one holding period in the Newco stock deemed received.

     After the deemed conversion of Huntway to Newco, the former Holders of Common Units would cease to receive income and loss allocations from Huntway. Instead, Newco would be subject to tax as a corporation on its income and loss at federal tax rates which currently are as high as 35%. In addition, any distributions from Newco would generally be taxed as dividends to the extent of Newco's accumulated or current earnings and profits.

     Finally, under this scenario, Newco would be the party treated as recognizing the CODI arising from the Exchange. Because Newco would be in bankruptcy when the CODI would otherwise be recognized for federal income tax purposes, Newco will not recognize taxable income, but will instead be required to reduce its tax attributes (which will primarily result in a reduction of the tax basis of Newco's assets). Newco's tax basis in the assets received from Huntway in the deemed contribution would be reduced by the amount of the excluded CODI, but not to an amount less than Newco's remaining debt. Accordingly, Newco would have a lower level of depreciation and amortization deductions to offset future taxable income than is currently the case.

Certain Other Consequences of the Exchange to Holders of Class 2 Claims, Class 5 Claims and Class 6 Claims

     Holders of Class 2 Claims and Class 5 Claims

     The federal income tax consequences of the Exchange to the Holders of Class 2 Claims and Class 5 Claims are not clear and may depend on positions taken by Huntway with respect to the application of a partnership-equity-for-debt exception to the recognition of CODI and the allocation of consideration received in the Exchange. Except where otherwise noted, the following discussion assumes that a partnership-equity-for-debt exception to the recognition of CODI exists and applies to the Exchange. This discussion does not apply to any exchange of the Increasing Rate Subordinated Note (Sunbelt IDB) Due 2008 issued to Bankers Trust on June 22, 1993 for New Senior Notes (Sunbelt IDB) issued under the Prepackaged Plan.


     In general (1) to the extent that Old Notes are exchanged for New Notes, the Exchange should result in the recognition of taxable gain or loss by the Holder under Code sec.1001, since the New Notes received in the Exchange will differ materially in kind and extent from the Old Notes given up, and (2) to the extent that the Old Notes are exchanged for Common Units, the Exchange will likely not result in the recognition of taxable gain or loss, but rather should be treated as a contribution to Huntway under Code sec.721. There can be no assurance that the IRS will agree with either of these positions.


     As noted above, Huntway will take the position that Holders of Class 2 Claims and Class 5 Claims will exchange Old Notes with an adjusted issue price equal to the issue price of the New Notes for New Notes and

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

(ii) exchange the balance of their Old Notes for Common Units. This position is consistent with the regulations under the repealed stock-for-debt exception. This allocation, if respected by the IRS and applied to Holders of Class 2 and Class 5 Claims, has the effect of increasing the portion of the Old Notes exchanged for Common Units in a transaction in which gain or loss should not be recognized and reducing the portion of the Old Notes exchanged for New Notes in an exchange that will result in the recognition of taxable gain or loss. Depending on the Holders' basis in their Old Notes, this allocation may cause Holders of Class 2 and Class 5 Claims to recognize a gain on the Exchange or limit their ability to claim a tax loss on the Exchange. If a partnership-equity-for-debt exception to the recognition of CODI does not exist, or if the allocation is not applied to Holders of Class 2 Claims and Class 5 Claims notwithstanding that such an exception exists, a Holder may be entitled to allocate the consideration received in the Exchange in a different, and -- depending on the Holder's circumstances -- potentially more favorable manner.

     If a Holder of Class 2 or Class 5 Claims has not recognized as taxable income any accrued but unpaid interest on the Old Notes or any accrued original issue discount ("OID") with respect to the Old Notes, there is a risk that a portion of the consideration received in the Exchange will be treated as paid in respect of such accrued interest or OID (rather than in exchange for an Old
Note) and treated as ordinary income to such Holder.

     Under Code sec.108(e)(7)(E), Holders of Class 2 and Class 5 Claims who have claimed a bad debt deduction with respect to the Old Notes or who have claimed a loss on the Exchange of Old Notes for Common Units, may be required to treat gain, if any, on a subsequent disposition of the Common Units as ordinary income up to the amount of such loss or deduction. The IRS has not issued regulations implementing Code sec.108(e)(7)(E).

     The federal income tax consequences of the receipt by Holders of the Class 2 Claims of certain contractual rights to antidilution protection are not clear. However, the receipt of such rights may be treated as a taxable receipt of property, in which case such Holders may be taxed on part or all of the value of such rights.

     The federal income tax treatment of Holders of Class 2 Claims who receive additional Common Units in respect of their contractual antidilution protection is not clear. However, the receipt of part or all of such Common Units may be taxable. In the event that the receipt of part or all of such Common Units is treated as being taxable, the recipient of such Common Units would generally have ordinary income in an amount equal to the fair market value of the portion of the Common Units the receipt of which is taxable and would receive a tax basis in such portion of the Common Units equal to their fair market value.

     Original Issue Discount Rules


     Interest will not be paid in cash and instead will accrue on the New Senior Notes issued in the Exchange through December 31, 1996. As a result, stated interest payable on the New Senior Notes will constitute OID and will be taken into account by Holders of the New Senior Notes as it accrues on a constant-yield-to-maturity method, regardless of when it is paid and regardless of the Holder's method of accounting. Because the stated yield on the New Senior Notes is expected to be in excess of the applicable federal rate, it is not anticipated that any portion of the stated principal of the New Senior Notes will be recharacterized as OID. This discussion does not apply to any New Senior Notes (Sunbelt IDB) issued under the Prepackaged Plan.


     Holders of Class 6 Equity Interests

     The federal income tax consequences to the Holders of Class 6 Equity Interests resulting from the exchange of their Warrants for Common Units are not clear.

     Huntway intends to take the position that the exchange of a Warrant for Common Units is a contribution of property to Huntway in exchange for a partnership interest. If this characterization is upheld, a Holder of a Class 6 Equity Interest would not recognize gain or loss on such exchange under Code sec.721 and such Holder would receive a tax basis in the Common Units received equal to the tax basis of the Warrants deemed contributed to Huntway.

     There can be no assurance that the IRS will agree with this position. There is a risk that the exchange of Warrants for Common Units is a taxable exchange under Code sec.1001. In that case, a Holder of a Class 6 Equity Interest would recognize gain on the exchange in an amount equal to the excess, if any, of the fair market value of the Common Units received over the tax basis of such Warrant Holder in its Warrants. A Holder of a Class 6 Equity Interest would recognize loss on the exchange in an amount equal to the excess, if any, of the tax basis of such Warrants over the fair market value of the Common Units received. In each case, the Holder should receive a tax basis in the Common Units equal to the fair market value of such Units.

     There is a risk that the IRS will take the position that the Common Units issued to Holders of Class 6 Equity Interests are not issued in exchange for the Class 6 Equity Interests. Thus, the IRS might treat the Common Units as issued in respect of the Old Collateralized Notes and the Old Subordinated Notes, with consequences as described above. Alternatively, there is a risk that the IRS may treat the Common Units issued to Holders of Class 6 Equity interests as issued in exchange for the agreement of such Holders to support the Plan. In such case, the fair market value of the Common Units so received may be treated as ordinary income.

     The federal income tax consequences of the receipt by Holders of the Class 6 Equity Interests of certain contractual rights to antidilution protection are not clear. However, the receipt of such rights may be treated as a taxable receipt of property, in which case such Holders may be taxed on part or all of the value of such rights.

     The federal income tax treatment of Holders of Class 6 Equity Interests who receive additional Common Units in respect of their contractual antidilution protection is not clear. However, the receipt of part or all of such Common Units may be taxable. In the event that the receipt of part or all of such Common Units is treated as being taxable, the recipient of such Common Units would generally have ordinary income in an amount equal to the fair market value of the portion of the Common Units the receipt of which is taxable and would receive a tax basis in such portion of the Common Units equal to their fair market value.

     Allocations of Income, Gain, Expense and Loss

     The following discussion assumes that Huntway continues to be treated as a partnership for federal income tax purposes after the Exchange. See the discussion above for a description of the risk that the Exchange could result in Huntway being treated as a corporation for federal income tax purposes.

     As one consequence of the admission of Holders of Class 2 Claims, Class 5 Claims and Class 6 Equity Interests as Holders of Common Units, current Holders of Common Units will receive allocations of a smaller fraction of the income, gain, expense and loss of Huntway than is currently the case.

     In addition, in connection with the admission of Holders of Class 2 Claims, Class 5 Claims and Class 6 Equity Interests as Holders of Common Units, Huntway will revalue partnership property for capital account purposes (but not for tax purposes) to its current fair market value as provided in the regulations under Code sec.704(b). Pursuant to such revaluation, it is anticipated that the value of partnership assets will be written down to an amount equal, in aggregate, to the amount of Partnership debt remaining after the Exchange plus the fair market value of the Common Units outstanding after the Exchange. This reduction will be treated as a loss and will be allocated to the partners' capital accounts accordingly, resulting in a reduction in the capital accounts of the Holders of Common Units prior to the Exchange. In particular, it is anticipated that after the revaluation of Huntway's property, the capital accounts of Holders of the Common Units who are Limited Partners will be reduced to the fair market value of such Holders' Units. The general partners' capital accounts are expected to be negative after taking into account their share of the loss on revaluing Huntway's property. However, it is anticipated that the general partners' capital accounts will then be increased to the fair market value of such Holders' Units by their share of the positive adjustments to capital accounts attributable to the reduction of debt in the Exchange.

     Huntway intends to allocate all depreciation deductions that are not attributable to partner non-recourse debt or contributed property, as discussed below, to all Holders of Common Units pro rata according to the number of Common Units held. The law relating to such allocations is unclear and there is a risk that the IRS may disagree with such an allocation. In particular, under Code sec.704(c), the IRS may argue that a disproportionate amount of such depreciation should be allocated (i) to Huntway's general partners (resulting in less depreciation allocable to other Holders of Common Units, increasing the income or reducing the loss allocated to such other Holders) or (ii) to the Holders of Common Units prior to the Exchange (resulting in less depreciation for Common Units issued in the Exchange, increasing the income or reducing the loss allocated to such units).

     There is a risk that if special allocations are required under Code sec.704(c), Common Units held by different Holders could have different tax characteristics to a potential purchaser of Common Units. However, Huntway intends to make allocations to purchasers of Common Units in connection with Huntway's Code sec.754 election in such a manner as to cause all Common Units to be fungible from a tax perspective to a potential purchaser. There can be no guarantee that the IRS will accept such allocations.

     It is anticipated that the New Notes issued in the Exchange will be nonrecourse debt. Such nonrecourse debt will be held by Holders of Class 2 Claims and Class 5 Claims who are or will become partners of Huntway in the Exchange. Accordingly, all or a substantial portion of such debt may be "partner nonrecourse debt" within the meaning of the regulations under Code sec.704(b). As such, over the life of Huntway, certain depreciation and other deductions in an amount up to the amount of the partner nonrecourse debt will be specially allocated to the Holders of Class 2 Claims and Class 5 Claims holding such debt. Any amounts so allocated will be subject to subsequent recapture on the occurrence of certain events including the repayment of such partner nonrecourse debt.

     The reduction of Huntway's liabilities and the conversion of the remaining liabilities from recourse to nonrecourse liabilities will trigger a deemed distribution of cash to Huntway's general partners. To the extent that this deemed distribution exceeds the general partners' tax basis in their Common Units, the general partners will recognize gain and Huntway will be entitled to increase the tax basis in its assets by an equal amount. Any depreciation resulting from such increase will be shared pro rata among all Holders of Common Units.

SECURITIES LAW CONSIDERATIONS

     The offerings of securities to the Senior Lenders and to the Junior Lenders pursuant to the Consensual Restructuring Agreement and the Prepackaged Plan were or will be made without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemptions provided in
Section 3(a)(9) of the Securities Act for certain exchanges of securities with existing security holders and in Section 4(2) of the Securities Act for transactions not involving any public offering.


HUNTWAY AND SUNBELT



Business and Properties of Huntway and Sunbelt



     Huntway



     Huntway was founded in 1979 as a California limited partnership and became a Delaware limited partnership in 1988. The General Partner owns a 0.9% general partner interest in Huntway. The General Partner and Special Managing Partner are under common ownership. The Common Units are traded on the NYSE under the symbol HWY'.



     Huntway owns and operates two asphalt refineries located in Wilmington and Benicia, California, serving the California region for over 15 years. The refineries process primarily California crude oils to produce liquid asphalt for use in road construction and repair, as well as other refined petroleum light-end products such as gas oil, naphtha, kerosene distillate, and bunker fuels. The refineries supply liquid asphalt to hot mix asphalt producers, material supply companies, contractors and government agencies principally for use in road paving in California, and to a lesser extent Arizona, Nevada, Utah, Oregon and Mexico.



     The Wilmington refinery and its related facilities are located on a seven-acre site under a lease expiring on December 31, 2003. This ground lease covers three contiguous parcels: (a) land owned by and leased directly from Industrial Asphalt on which Huntway's tank farm is located; (b) land owned by the Southern Pacific Railroad leased to Industrial Asphalt for a term ending June 1, 2032 on which the processing facility is located; and (c) two strip parcels bordering the facility owned by Southern Pacific and leased to Industrial Asphalt under a lease cancelable upon 30 days notice which are used for access to the refinery. In addition, the ground lease grants Huntway a non-exclusive license in Industrial Asphalt's rights of access to the properties under an agreement with Southern Pacific. Huntway has the right to (i) purchase from Industrial Asphalt an undivided interest in the land under the tank farm at fair market value and (ii) assume the two Southern Pacific leases from Industrial Alphalt. Wilmington has 108,00 barrels of crude oil storage on site. Huntway also owns refined product tankage for storage of liquid asphalt and other refined products which Huntway's management believes is adequate for its needs. This Wilmington refinery has a refining capacity of 6,000 bpd.



     The Benicia refinery is located adjacent to the Carquinez Strait, near the San Francisco Bay. The refinery and related facilities are located on nineteen acres of land owned by Huntway. Crude oil tankage at Benicia totals 216,000 barrels, while refined product tankage for storage of liquid asphalt and light oils totals 326,000 barrels. To enhance Benicia's ability to receive crude oil by water and to ship finished products by ship and barge, in 1984 Huntway leased dock and loading facilities for a term expiring February 2031. The dock facilities are connected to the refinery by two two-mile pipelines. The Benicia refinery has a refining capacity of 9,000 bpd.



     Huntway generates income principally through maintaining the margins between prices for its refined products and the cost of crude oil. Most competing refineries typically produce liquid asphalt as a residual by-product from the refining of higher cost and high quality, light crude oil into products such as gasoline. In contrast, Huntway's California refineries were designed specifically for the production of liquid asphalt from lower cost, lower quality, heavy crude oil produced in California.



     Sunbelt



     Sunbelt owns a refinery in Coolidge, Arizona located on a thirty-seven acre parcel leased from the City of Mesa under a lease expiring on April 12, 2008 (with options to renew for up to an additional twenty years). The refinery, which was built in 1989 but did not become fully operational until 1991, has a capacity of 8,500 bpd and, in addition to the products made by the other refineries, produced jet and diesel fuel. The Sunbelt refinery also has the capacity to store 100,000 barrels of crude oil and 195,000 barrels of liquid asphalt and other refined products.



     The Sunbelt refinery was shut down in August 1993 due to poor margins at the facility and a limitation on working capital availability. The refinery will remain closed until such time that there is a significant improvement in market conditions, a processing arrangement is established, or the refinery is sold. Management currently intends to reopen the refinery as a terminal if and when the market conditions sufficiently improve.



Products and Markets



     Market Area



     Huntway markets liquid asphalt primarily in California and, to a lesser extent, in Nevada, Utah, Arizona, Oregon and Mexico. The Wilmington refinery serves the Southern Market. The Benicia refinery serves most of the Northern Market.



     Liquid Asphalt



     Liquid asphalt is Huntway's principal product and accounted for approximately 54% of its revenues in 1995 and 1994. The principal uses of liquid asphalt are in road paving and, to a lesser extent, in the manufacture of roofing products. About 82% of Huntway's liquid asphalt sales consist of paving grade liquid asphalt. The remaining 18% of Huntway's liquid asphalt is sold for use in the production of roofing products such as tar paper and roofing shingles, as a component of fuel oil sales and other specialty products.

     Paving grade liquid asphalt is sold by Huntway to hot mix asphalt producers, material supply companies, contractors and government agencies. These customers, in turn, mix liquid asphalt with sand and gravel to produce "hot mix asphalt" which is used for road paving.



     Demand for liquid asphalt is generally lowest in the first quarter of the calendar year, slightly higher in the second and fourth quarters and significantly higher in the third calendar quarter. In particular, liquid asphalt sales in the Northern Market are somewhat more seasonal than sales in the Southern Market (including Arizona) due to the rain and cold weather usually experienced in the Northern Market during the winter months, which affects road paving activities.



     Gas Oil



     Gas oil accounted for about 27% of Huntway's revenues during 1995 and 29% during 1994. This product is used either as a blending stock to make marine diesel fuel or bunker fuel or by other refiners as a feedstock for the production of gasoline and other light petroleum products.



     Kerosene Distillate and Naphtha



     Kerosene distillate is primarily sold to customers to be used as a refinery feedstock or diesel blendstock. Huntway also produces a gasoline range naphtha which is sold to other refiners for blending or production of finished gasoline products. Sales of kerosene distillate and naphtha accounted for approximately 18% and 19% of revenues in 1995 and 1994, respectively.



     Jet Fuel



     Jet fuel, formerly produced at the Sunbelt refinery, was sold to the Defense Fuels Supply Command -- a branch of the U.S. Government -- and was used as a military aviation fuel. Due to the closure of the Sunbelt refinery, Huntway did not sell jet fuel in 1994 or 1995 and it accounted for less than 10% of revenues in 1993.



     Diesel Fuel



     Diesel fuel, formerly produced at the Sunbelt refinery, was sold to distributors as well as end users for use as a motor vehicle fuel. Sales of diesel fuel accounted for less than 10% of revenues in 1993. With the closure of the Sunbelt refinery, Huntway is no longer producing diesel fuel and sold none in 1994 or 1995.



     Bunker Fuel Blend Stock



     This product is blended with lower viscosity blend stock to make finished marine fuels used as a fuel by ocean going ships and barges and is sold primarily to ship bunkering companies. Huntway did not sell bunker fuel in 1994 but sold a record amount in 1995. It accounted for less than 1% of revenues in 1993.



     Crude Oil Supply



     Huntway's California refineries require approximately 15,000 bpd of crude oil when operating at their rated capacities. Total refinery crude oil processing capacity in California is approximately 1.9 million bpd according to the 1995 Refining Survey published by the Oil & Gas Journal. Refinery capacity for the West Coast of the United States, including Hawaii, is 2.9 million bpd. These refineries generally run an average of 90% of their capacity. California refineries are supplied primarily by onshore and offshore California production and by crude oil transported from Alaska with some imports from South America, Mexico, the Far East and Persian Gulf. Current production of crude oil in California and Alaska alone totals approximately 2.5 million bpd. Legislation has been passed to allow for the export of Alaskan North Slope Crude oil. Management does not believe that this will significantly affect Huntway's ability to obtain crude oil nor will it have a material effect on Huntway's cost of crude oil.



     Huntway's California refineries are located near substantial crude oil reserves. A significant portion of this crude oil is heavy, high sulfur crude oil, which is well-suited for liquid asphalt production due to the higher percentage yield of liquid asphalt per barrel.

     The Arizona refinery is located adjacent to the All-American Pipeline, a common carrier pipeline which transports crude oil from California to Texas.



     Huntway coordinates its purchases of crude oil to meet the supply needs of all of its existing refineries. Huntway purchases a substantial portion of its crude oil requirements under contracts with a variety of crude oil producers for terms varying from 30 days to 90 days. In addition, Huntway supplements its contract purchases with purchases of crude oil on the "spot" market.



Huntway's Business Strategy



     Introduction



     Huntway's business strategy is to maximize refining margins by (i) increasing market share in the midst of consolidation in the industry, (ii) increasing sales to growing markets such as Nevada, Oregon, Arizona and Mexico,
(iii) producing more higher margin asphalt products, (iv) maintaining strict cost controls, and (v) capitalizing on its expertise in the asphalt industry. See "PROPOSAL 1--Risk Factors" for a discussion of various risk factors relating to Huntway's business, including competition and factors affecting demand for asphalt such as government funding and adverse weather conditions.



     Increasing Market Share



     As a result of increased federal regulation of the asphalt industry and the pursuit of greater production of higher margin light-end products by larger refineries, Huntway believes that it can increase its market share. Due to its low-cost structure and ability to service its customers quickly and efficiently, Huntway is positioned to take advantage of this consolidation. By already maintaining sales and customer bases in these existing markets, Huntway believes that it can more easily obtain access to customers in need of secure asphalt supplies.



     To achieve better access to customers, Huntway intends to better prepare itself for increased demand and production in the future by making capital investments necessary to increase storage capacity at the California refineries. The Company believes that the demand for polymer-based asphalts will continue to grow in California as it has in neighboring states. Polymer-based asphalts use recycled materials and produce a product that lasts longer than conventional asphalt. Accordingly, the Company has expended approximately $1.8 million in 1996 to build three new 3,500 barrel polymer asphalt storage facilities including associated hardware at its Northern California refinery.



     In addition, as the Company has historically sold out of asphalt at the end of each summer season at its Northern California refinery, it plans on constructing a new 80,000 conventional asphalt storage facility in 1997 in order to increase potential sales activity. This project is estimated to cost approximately $800,000.



     Because no principal or interest payments were required in 1996 under the Company's agreements with its senior lenders, the Company was available to finance these projects in 1996. This ability to finance the above described expenditures was not available in prior years due to excess debt levels and debt service requirements.



     Increasing Sales to Growing Markets



     The Company has historically sold asphalt into Nevada, Arizona and Oregon. Growth in the population of these states translates into increased construction activity which usually results in increased road construction. Huntway believes that sales may grow within markets such as neighboring states and Mexico.



     The passage of NAFTA and the Company's relationship with a major supplier of paving asphalt in Mexico resulted in significant sales of asphalt to Mexico in 1994. Sales to Mexico declined in 1995 and remained depressed through the first half of 1996 due to the devaluation of the Mexican peso. The Company believes that demand for imported asphalt will increase in future years as the Mexican economy improves and the Mexican peso stabilizes. The Company is confident it will be able to meet this increased demand when it occurs as additional capital expenditures will not be required. However, a significant rise in crude prices may result in the Company having inadequate letter of credit availability to collateralize required crude expenditures and result in the Company experiencing difficulty in meeting increased demand for crude oil. Accordingly, growth within the Mexican market is uncertain due to Mexico's recent recession and the devaluation of the Mexican peso.



     Producing More Higher Margin Asphalt Products



     As the trend towards use of higher quality asphalt continues, Huntway has the opportunity to provide more of its specialized asphalt products to a larger customer base. By offering polymer-modified asphalt, a specialized product, Huntway enables its customers to increase the longevity of their end product, limit their overall investment in maintenance and improve product quality. Huntway believes that a key to its future profitability will be in the development and sale of higher margin asphalt by further capitalizing on its reputation for making specialized asphalt products. Consistent with this objective, Huntway has already become a leader in producing modified asphalt and specialized cutback asphalt for use in asphalt paving and roofing applications. Huntway's long-term objective is to reduce the percentage of commodity asphalt products that it produces and increase its sales of higher margin products. Huntway considers itself a market leader in specialty asphalt production, with sales of polymer-modified and other specialized asphalt having grown by over 11 fold from 1992 to 1994.



     Maintaining Strict Cost Controls



     Huntway believes cost control is an important element of its operations. Huntway operates its refineries from a single management unit in order to maximize operating effectiveness and minimize supervisory costs. The refinery managers, to whom the executive officers have delegated broad operating authority consistent with Huntway's strategic plan and operating and capital budgets, manage each of the units. The refinery managers, with over 20 years of experience on average, are responsible for the day-to-day operation of the refineries, including setting office policy and procedures and managing refinery operations. Although the executive officers make all final investing, budgeting, planning, accounting, engineering, pricing, contracting, purchasing and staffing level decisions, the refinery managers contribute significantly to all such activities. In addition, each of the executive officers and the general managers review the monthly financial statements, which compare each of Huntway's sales and expense items to the applicable amounts for the prior month, same month of the prior year and budget for the month, as well as Huntway's year-to-date performance versus the same period for the prior year and the budget.



     Huntway is continually reevaluating all of its operations to reduce costs, improve profitability and to provide a sound basis for future operations. In the past, this evaluation resulted in the decision to temporarily suspend operations at the Sunbelt refinery and to reduce corporate overhead and fixed costs by reducing insurance, property, tax and health care costs, wage increases, bonuses and eliminating company cars.



     Capitalizing on Expertise to Enhance Margins



     In the 15 years that Huntway has been a leading producer of asphalt, its management has developed solid ties with not only the state and local governments and private businesses that it serves, but the local communities in which these buyers operate as well. Huntway believes that it has among the most experienced people in the industry with strong relationships with its customers and has an outstanding reputation for quality products. Huntway is always seeking to assist its customers in developing more durable and cost-effective products that keep pace with technological improvements and seeks to grow its business by capitalizing on its reputation for quality products, engineering expertise and technical knowledge.



     Huntway is the only asphalt marketer in its geographic area to specialize and concentrate on such development and technology. The Company has signed a licensing agreement with Polyphalt, Inc. of Toronto, Canada to supply Huntway with technology to improve the performance and durability of its asphalt products. This technology to improve the performance and durability of its asphalt products will be financed primarily through a cost savings formula in which Huntway will share its cost savings with Polyphalt. Huntway has full laboratory facilities at each of its refineries to assist customers in developing new and specialized products.

Unlike its competitors, these internal facilities and its licensing agreement afford Huntway expertise at reasonable cost.



     Environmental Matters



     Huntway's refinery activities involve the transportation, storage, handling and processing of crude oil and petroleum products which contain substances regulated under various federal and state environmental laws and regulations. Huntway is also subject to federal, state and local laws and regulations relating to air emissions and disposal of wastewater and hazardous waste, as well as other environmental laws and regulations, including those governing the handling, treatment, release and cleanup of hazardous materials and wastes.



     Huntway has from time to time expended significant resources, both financial and management, to comply with environmental regulations and permitting requirements and anticipates that it will continue to be required to expend financial and management resources for this purpose in the future. Stringent new environmental regulations have been adopted recently which will require most refiners in Huntway's market area to expend substantial sums in order to comply. However, these regulations principally impact refiners which produce motor vehicle fuels which Huntway does not produce. Compliance with such regulations and requirements has not had a material adverse effect on the assets, financial position or results of operations of Huntway. Huntway estimates that its environmentally-related remediation expenditures in 1996 will total approximately $150,000 with such expenditures totalling $65,000 in 1995 and $60,000 in 1994. Environmentally-related remediation expenditures in 1994 and 1995 were less than anticipated due to permitting delays resulting from regulatory agencies. This anticipated increase in costs in 1996 is primarily associated with the closure of a hazardous waste surface impoundment at its Wilmington refinery including remediation costs associated with removing approximately 20 to 30 drums improperly buried at the Wilmington refinery site prior to its construction.



Employees



     Huntway currently has 71 full-time and 12 part-time employees. Huntway's employees are not represented by a union, and management believes that labor relations have been excellent.



Management and Operating Committee



     Operating Committee



     The General Partner, rather than a board of directors, manages the Huntway Group's business and affairs. Similarly, the General Partner is itself a partnership and its business and affairs are managed by its general partner, Reprise Holdings, Inc. ("Reprise"), rather than a board of directors. However, Reprise, as sole general partner of the General Partner, has established an operating committee to consult with Reprise with respect to the management of the General Partner and the Huntway Group, and has elected the following individuals as members of the Operating Committee:



     Juan Y. Forster has been principally employed as the President and Chief Executive Officer of Huntway since 1979 and has been an industry executive since 1964. Prior to 1979, Mr. Forster served as a vice president at Douglas Oil Company and Conoco from 1964 to 1979.



     Samuel M. Mencoff has been principally employed as a Vice President of Madison Dearborn Partners, Inc. since January 1993. Prior to January 1993, Mr. Mencoff served as Vice President of FCCC. Mr. Mencoff is the sole director, President and Treasurer of Reprise and is a general partner of MDP.



     Justin S. Huscher has been principally employed as a Vice President of Madison Dearborn Partners, Inc. since January 1993. Prior to January 1993, Mr. Huscher served as Senior Investment Manager of First Chicago Investment Corporation, an affiliate of FCCC. Mr. Huscher is Vice President and Secretary of Reprise and is a general partner of MDP.

     Raymond M. O'Keefe has been principally employed for the past three years as President and Chief Executive Officer of Rokmanage, Inc., a management services firm. For that period and more than the last five years, Mr. O'Keefe has been employed as President and Chief Executive Officer of A.J. Land Company and Harvard Gold Mining Company.



     Executive Management



     Huntway's executive officers are as follows:



            NAME              AGE                             OFFICE
- ----------------------------  ----   --------------------------------------------------------
Juan Y. Forster.............   60    President & Chief Executive Officer
Lucian A. Nawrocki..........   50    Executive Vice President of Asphalt Marketing
Warren J. Nelson............   46    Executive Vice President and Chief Financial Officer
Terrance L. Stringer........   54    Executive Vice President of Supply and Planning



     Lucian A. Nawrocki has been employed as the Executive Vice President of Asphalt Marketing since 1993. From 1982 to 1993 he served as Manager of Asphalt Sales at the Wilmington Refinery.



     Warren J. Nelson has been principally employed as the Executive Vice President and Chief Financial Officer of Huntway since 1993. From 1990-1992, he served as Executive Vice President and Chief Financial Officer of Everest & Jennings International Ltd. In 1990, he served as Acting Chief Financial Officer, Controller and Chief Accounting Officer of Smith International, Inc., and from 1988-1989 he served as Controller and Chief Accounting Officer of Smith International, Inc.



     Terrance L. Stringer has been principally employed as the Executive Vice President of Supply and Planning since 1992. From 1988 to 1991, he served as Vice President, Supply and Marketing with Golden West Refining and prior to that served as corporate officer and in a variety of management positions with TOSCO Corporation for nine years, after spending nine years with Standard Oil of California and Chevron Corporation.



OPERATING COMMITTEE COMPENSATION



     The Company does not pay any salaried employee of the Company additional compensation for service on the Operating Committee, and does not the Company pay any fee for participation on, or as a result of, attending Operating Committee meetings for those members of the Operating Committee who are not salaried employees of the Company. The Committee does reimburse Operating Committee members for out-of-pocket costs associated with attending Operating Committee meetings (such as travel costs, food and lodging).



MEETINGS OF THE OPERATING COMMITTEE



     During the calendar year 1995, the Operating Committee held four meetings. In 1995, the Audit Committee met one time and the Compensation and Benefits Committee did not meet. No other sub-committees of the Operating Committee exist other than the Audit and Compensation and Benefits Committees.



AUDIT COMMITTEE



     The Operating Committee maintains a standing Audit Committee. The purpose and objective of the Audit Committee is to provide assistance and advice to the Audit Committee in connection with the Company's accounting, auditing and reporting practices and to facilitate communication between the Operating Committee and the Independent auditors of the Company. The Audit Committee meets periodically with management and external auditors and reviews the Company's accounting policies and internal controls. The Audit Committee recommends the firm of independent accountants retained by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     Messrs. Mencoff, O'Keefe and Forster are members of the Compensation and Benefits Committee. During 1995, neither Mr. Mencoff or Mr. O'Keefe were officers or employees of the Company, or any of its subsidiaries, nor did any of them have any relationship with the Company requiring disclosure by the Company under Item 404 of Regulation S-K. From 1987 through the present, Mr. Forster has been President and Chief Executive Officer of the Company.



     Executive Compensation



CASH COMPENSATION



     The following summary compensation table shows certain compensation information for the Chief Executive Officer and the four other most-highly compensated officers. The information includes the dollar value of base salaries, bonus awards and long-term incentive plan payments, the number of stock options granted and certain other compensation paid during the fiscal years ended December 31, 1995, 1994 and 1993.



                           SUMMARY COMPENSATION TABLE



                                                           ANNUAL COMPENSATION               LONG-TERM
                                                 ---------------------------------------    COMPENSATION
                                                                              OTHER         ------------
                                                  SALARY       BONUS         ANNUAL           OPTIONS
      NAME AND PRINCIPAL POSITION        YEAR       $            $       COMPENSATION(1)     GRANTS(2)
- ---------------------------------------  ----    --------     -------    ---------------    ------------
J. Y. Forster..........................  1995    $260,474     $    --        $18,500           100,000
  President and Chief Executive Officer  1994     256,000          --             --                --
                                         1993     252,000      40,000             --            75,000
L. A. Nawrocki.........................  1995     135,000          --             --            75,000
  Executive Vice President Asphalt       1994     129,000          --             --                --
  Marketing                              1993     110,000      35,000             --            25,000
W. J. Nelson...........................  1995     155,000          --         18,500           100,000
  Executive Vice President and Chief     1994     155,000(3)       --             --                --
  Financial Officer                      1993     111,000      35,000             --           125,000
T. L. Stringer.........................  1995     162,000          --         18,500            75,000
  Executive Vice President Supply and    1994     159,000          --             --                --
  Planning                               1993     143,000      35,000             --            50,000
W. G. Darnell..........................  1995     110,000          --             --            50,000
  Vice President and General Manager --  1994     104,000          --             --                --
  Benicia                                1993      95,000      25,000             --            20,000


- ---------------


(1) All amounts shown represent increased monthly compensation of $1,850 beginning March 1995 for Mr. Forster, Mr. Nelson and Mr. Stringer in lieu of receiving Company-paid automobiles. Company-paid automobiles were provided for Forster, Nelson and Stringer in 1993, 1994 and through February 1995 and are still currently being provided to Mr. Nawrocki and Mr. Darnell as they were in 1993, 1994 and 1995.


(2) The 1993 grants vested on March 7, 1996. 1995 grants will vest on August 22, 1998.


(3) Nelson began employment at Huntway on March 8, 1993.

     The following table sets forth the option grants made to the named executive officers of Huntway during the last fiscal year. There were no other long term incentive plan grants made during 1995.



                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                              POTENTIAL
                                                                                         REALIZABLE VALUE AT
                                                % OF TOTAL                                 ASSUMED ANNUAL
                                   NUMBER OF      OPTIONS                                  RATES OF STOCK
                                   SECURITIES   GRANTED TO                                APPRECIATION FOR
                                   UNDERLYING    EMPLOYEES     EXERCISE                    OPTION TERM(2)
                                    OPTIONS      IN FISCAL       PRICE      EXPIRATION   -------------------
              NAME                 GRANTED(1)      YEAR       $ PER UNIT       DATE         5%        10%
- ---------------------------------  ----------   -----------   -----------   ----------   --------   --------
J. Y. Forster....................    100,000         17%        $ 0.625       08/22/05   $100,400   $196,900
  President and Chief Executive
  Officer
L. A. Nawrocki...................     75,000         13%          0.625       08/22/05     75,300    147,700
  Executive Vice
  President -- Asphalt Marketing
W. J. Nelson.....................    100,000         17%          0.625       08/22/05    100,400    196,900
  Exe78cutive Vice President and
  Chief Financial Officer
T. L. Stringer...................     75,000         13%          0.625       08/22/05     75,300    147,700
  Executive Vice
  President -- Supply and
  Planning
W. G. Darnell....................     50,000          8%          0.625       08/22/05     50,200     98,400
  Vice President and General
  Manager -- Benicia
          Total..................    400,000         68%                                 $401,600   $787,600
                                     =======         ==                                  ========   ========


- ---------------


(1) Non-qualified options granted at 100% of full market value at date of grant. Options are exercisable three years from date of grant or August 22, 1998. In the event of any change of control of the Company, as defined, then each option will immediately become full exercisable as of the date of the change of control.


(2) 5% compounded growth results in final unit price of $1.63 and 10% compounded growth results in final unit price of $2.59.

     The following table sets forth the aggregate options exercised in the last fiscal year and fiscal year end option values for the named executive officers.



                AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR


                       AND FISCAL YEAR END OPTION VALUES



                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                   SHARES                   UNDERLYING UNEXERCISED      THE-MONEY OPTIONS AT FISCAL
                                  ACQUIRED                OPTIONS AT FISCAL YEAR END            YEAR END(1)
                                     ON         VALUE     ---------------------------   ---------------------------
             NAME                 EXERCISE    EXERCISED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------------  ----------   ---------   -----------   -------------   -----------   -------------
J. Y. Forster..................    -0-         -0-           78,750        100,000        -0-           -0-
  President and Chief Executive
  Officer
L. A. Nawrocki.................    -0-         -0-           27,500         75,000        -0-           -0-
  Executive Vice President --
  Asphalt Marketing
W. J. Nelson...................    -0-         -0-          125,000        100,000        -0-           -0-
  Executive Vice President and
  Chief Financial Officer
T.L. Stringer..................    -0-         -0-           50,000         75,000        -0-           -0-
  Executive Vice President --
  Supply and Planning
W. G. Darnell..................    -0-         -0-           20,000         50,000        -0-           -0-
  Vice President and General
  Manager -- Benicia
                                   ---         ---          -------        -------        ---           ---
          Total................    -0-         -0-          301,250        400,000        -0-           -0-
                                   ===         ===          =======        =======        ===           ===


- ---------------


(1) Based on the closing price of $.437 of the common units on the New York Stock Exchange on December 31, 1995.



Financial Projections



     In connection with the Prepackaged Plan, Huntway prepared the Projections through December 31, 2000 based upon the successful implementation of that restructuring, a copy of which is set forth in Appendix E hereto.



     The estimates and assumptions underlying the Projections are inherently uncertain and, though considered reasonable by Huntway, are subject to significant business, economic and competitive uncertainties, most of which are beyond the control of Huntway. See "RISK FACTORS." There can be no assurance that the Projections will be realized and actual results may vary materially from those shown. The Projections were not prepared with a view to public disclosure or with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants regarding projections or forecasts. The independent auditors of Huntway have not examined, reviewed, compiled or performed any procedures with respect to such projections. Inclusion of the Projections herein should not be regarded as a representation by Huntway or by any other entity or person that the projected results will be achieved and none of such other entities or persons assumes any responsibility for the accuracy of such information. Huntway does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events, even in the event that the assumptions underlying the projections are shown to be in error, except as required by applicable law prior to the Consummation of the Prepackaged Plan.



Accounting Treatment



     The accounting treatment for the Prepackaged Restructuring will follow the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7). The Company believes that it will not meet the criteria set forth in SOP 90-7 for "fresh-start reporting" upon emergence from the Prepackaged Chapter 11 Case because Huntway believes it fails to satisfy at least one of the two conditions set forth in paragraph 36 of

SOP 90-7. The management decisions of Huntway are made by the General Partner. The General Partner's role will not change as a result of the issuance of Common Units under the Prepackaged Plan.



     THE GENERAL PARTNER HAS APPROVED AND RECOMMENDS TO ALL BENEFICIAL INTEREST HOLDERS TO VOTE THE BALLOT TO ACCEPT PROPOSAL 1.


                                   PROPOSAL 2

 APPROVAL OF THE ISSUANCE OF COMMON UNITS UPON CONSUMMATION OF AN OUT-OF-COURT
  RESTRUCTURING ON TERMS SUBSTANTIALLY SIMILAR TO THE CONSENSUAL RESTRUCTURING
                                   AGREEMENT

BACKGROUND AND REASONS FOR SEEKING APPROVAL TO ISSUE ADDITIONAL COMMON UNITS

     There are currently 11,556,250 Common Units outstanding and listed for trading on the New York Stock Exchange ("NYSE"). Section 4.4 of the Partnership Agreement grants the General Partner the authority to cause the Company to issue additional Common Units. However, Section 312.03 of the NYSE Rules requires Unitholder approval of the issuance of Common Units as a condition to the listing of such securities where the number of Common Units to be issued (in a transaction other than a public offering) is equal to or in excess of 20% of the number of previously outstanding Common Units.

     As more fully described in Proposal 1 of this Consent Solicitation Statement, the Prepackaged Plan contemplates the issuance of up to 13,786,404 Common Units to the Holders of the Company's current outstanding Warrants and indebtedness and the issuance of options to acquire an aggregate of approximately 2,800,000 Common Units to members of the Company's management. See Proposal 1 -- "Classification and Treatment of Claims and Equity Interests." The terms of the Consensual Restructuring Agreement similarly provide for the issuance of up to 13,786,404 Common Units to the Company's lenders and Warrant Holders and the issuance of options to acquire an aggregate of approximately 2,800,000 Common Units to members of the Company's management. The dilutive effect of such issuances on the Company's current Unitholders will be substantially the same whether such additional Common Units and Options are issued pursuant to the Prepackaged Plan or pursuant to the Consensual Restructuring Agreement or a similar restructuring agreement. Each of the Prepackaged Plan and the Consensual Restructuring Agreement provide for an aggregate distribution of newly-issued Common Units equal to 54.4% of the equity of the reorganized Company upon consummation of the restructuring contemplated by the Prepackaged Plan, excluding options to acquire Common Units to be issued to the Company's management. With respect to such issuances, the only difference between the Prepackaged Plan and the Consensual Restructuring Agreement is the class of persons to whom Common Units representing 50% of the fully diluted equity of the reorganized Company are distributed. The terms of the Prepackaged Plan provide that 25% of Common Units are to be distributed pro rata among the Holders of the Warrants and 25% are to be distributed to the Holders of Class 2 Claims, while the Consensual Restructuring Agreement contemplates that all 50% of such Common Units are to be distributed to the Senior Lenders. The Warrants were originally issued to the then existing Senior Lenders pursuant to the General Restructuring Agreement dated June 22, 1993 between Huntway, the General Partner, the Special Managing Partner, the then existing Senior Lenders and the Junior Lenders.

     This Proposal 2 seeks Unitholder approval, in accordance with the NYSE Rules, of the issuance of up to 13,786,404 Common Units (and the issuance of up to approximately 2,800,000 Common Units upon exercise of options granted to Company management) to be issued in connection with consummation of the Consensual Restructuring Agreement or another out-of-court restructuring on substantially similar terms. This Proposal 2 is not contingent on acceptance and confirmation of the Prepackaged Plan described in Proposal 1 of this Consent Solicitation Statement. Similarly, the confirmation and consummation of the Prepackaged Plan is not contingent on Unitholder approval of the issuance of additional Common Units sought by this Proposal 2. However, consummation of the out-of-court restructuring on the terms (or on substantially similar terms) as set forth in the Consensual Restructuring Agreement is contingent on Unitholder approval of this Proposal 2.

     The offering of Common Units to the Senior Lenders pursuant to the Consensual Restructuring Agreement was made without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemptions provided in Section 3(a)(9) of the Securities Act for certain exchanges of securities with existing securityholders and in Section 4(2) of the Securities Act for transactions not involving any public offering.

EFFECTS OF ISSUANCE


     The issuance of up to 13,786,404 Common Units (and the issuance of up to approximately 2,800,000 Common Units upon exercise of options granted to Company management) pursuant to the Consensual Restructuring Agreement (or other out-of-court restructuring agreement) will be dilutive to current Holders of Common Units and have certain other effects on the Company's results of operations. See HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS; see MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCING CONDITION; see THE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA; see THE CONDENSED PRO FORMA FINANCIAL INFORMATION.


REQUIRED VOTE

     The affirmative vote of the Holders of a majority of the combined voting power of all of the outstanding Common Units is required to approve Proposal 2.

     THE GENERAL PARTNER HAS APPROVED AND RECOMMENDS TO THE UNITHOLDERS THAT THEY CONSENT TO THIS PROPOSAL 2.

                                   PROPOSAL 3

                 ADOPTION OF THE HUNTWAY INCENTIVE OPTION PLAN

BACKGROUND AND PURPOSE OF THE HUNTWAY INCENTIVE OPTION PLAN


     Proposal 3 seeks Unitholder approval of the Huntway Incentive Option Plan which provides for the issuance of up to 4,000,000 Unit Options to eligible employees of the Company. The Huntway Incentive Option Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.



     Each of the Prepackaged Plan and the Consensual Restructuring Agreement provides for the issuance to the Company's management of Unit Options upon consummation of the related debt restructuring. In each case, such issuance would be pursuant to the Huntway Incentive Option Plan if approved. However, failure to obtain the requisite Unitholder approval of the Huntway Incentive Option Plan will not prevent the issuance of Unit Options in accordance with the Prepackaged Plan or the Consensual Restructuring Agreement or other restructuring agreement (as the case may be). Unitholder approval of the Huntway Incentive Option Plan is being sought (i) to enable the Unit Options granted under the Huntway Incentive Option Plan pursuant to the Prepackaged Plan to be qualified under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which rule exempts certain qualified transactions from the short-swing matching and recovery provisions of Section 16(b) of the Exchange Act, and (ii) to comply with NYSE Rule 312, which requires Unitholder approval of most plans or arrangements pursuant to which Common Units may be issued to management of the Company as a condition to the listing of such Common Units for trading on the NYSE.


     Consistent with the foregoing, upon consummation of either the Prepackaged Plan or the Consensual Restructuring Agreement (or any other out-of-court restructuring agreement on substantially identical terms to the foregoing), the Company currently estimates that options to purchase an aggregate of 2,815,850 Common Units will be issued to approximately 20 members of the Company's existing management employees. Of such total options, options to purchase an aggregate of 1,022,000 Common Units will be issued in replacement of the outstanding unit options to purchase the same number of Common Units currently held by such persons (which outstanding options will be canceled upon consummation of the debt restructuring). The newly-issued replacement options will have the same terms as the outstanding unit options, except that the newly-issued replacement options will all vest on August 22, 1998 and will have an exercise price of $0.50 per Common Unit (reduced from the $1.00 and $0.625 exercise prices per Common Unit for the outstanding unit options). Of such total options, options to purchase an aggregate of 1,793,850 Common Units will be issued with an exercise price of $0.50 per Common Unit, will have a term of 10 years and will vest on August 22, 1998. The issuance of such Unit Options will result in the Company's management holding, upon consummation of the debt restructuring, Unit Options which in the aggregate represent 10% of the fully diluted equity of the restructured Company. The terms of the Prepackaged Plan and the Consensual Restructuring Agreement also provide that the management employees to whom such Unit Options are issued are also entitled to receive additional options from time to time in the future, as necessary to prevent dilution to the fully-diluted equity ownership represented by such Unit Options through the issuance by the Company of Common Units to Holders of the Company's outstanding indebtedness, whether as payment of interest on such indebtedness or as anti-dilution protection granted to such debt holders.



     The Huntway Incentive Option Plan was adopted with the goal of providing meaningful incentive compensation to the Company's management in order to attract and retain high quality individuals in the Company's management. Salaries of management have been essentially flat since 1993, and members of management have received no bonuses since 1993. In connection with the debt restructuring and the negotiation of the Consensual Restructuring Agreement, the Company's senior lenders requested that appropriate incentive compensation arrangements be established for the Company's management and that the interest in the fully diluted equity represented by outstanding options not be diminished by the equity issuances pursuant to the terms of the Consensual Restructuring Agreement and the Prepackaged Plan. As part of the negotiations among the Company and its senior and junior lenders regarding the terms of the debt restructuring, it was determined that interest on the New Junior Notes would be payable only through the issuance of Common Units, and that any such issuances of Common Units should not be dilative to the equity interests of the senior lenders (including the equity interests received pursuant to the Prepackaged Plan by the holders of Warrants, which were initially issued to the Company's senior lenders), the junior lenders or management. Thus, the terms of the Prepackaged Plan provide for the issuance in the future of additional Unit Options to members of management, as described above. The exercise price of each such option shall be the market price of the Common Units used to determine the number of Common Units to be issued in payment of interest on the New Junior Notes, and such Unit Options will therefore cause dilution to the interests of other Common Unit holders at such time to any extent greater than the dilution caused by the issuance of options at market value or the sale of Common Units for the prevailing market price. Upon consummation of the Prepackaged Plan, options to purchase approximately 1,184,150 Common Units will be available for future grants under the Huntway Incentive Option Plan, including any such grants made to prevent dilution as described above.



     The additional Unit Options to be issued to members of management pursuant to this anti-dilution protection will have a term of ten years and will have an exercise price equal to the market price per Common Unit used to determine the number of Common Units to be issued in payment of accrued interest on the New Junior Notes.


     The following table sets forth the aggregate numbers of Unit Options anticipated to be granted to the officers of the Company upon consummation of the Prepackaged Plan or the Consensual Restructuring Agreement.

               NAME                                 POSITION                NUMBER OF UNIT OPTIONS
- -----------------------------------    -----------------------------------  ----------------------
Juan Y. Forster....................    President and Chief Executive
                                       Officer                                       563,750
Lucian A. Nawrocki.................    Executive Vice President, Asphalt
                                       Sales                                         272,500
Warren J. Nelson...................    Executive Vice President and Chief
                                       Financial Officer                             615,000
Terrance L. Stringer...............    Executive Vice President                      295,000
William G. Darnell.................    Vice President & General
                                       Manager/Benicia                               192,500


     Approval of the Huntway Incentive Option Plan is not contingent on acceptance and confirmation of the Prepackaged Plan as described in Proposal 1 of this Consent Solicitation Statement. Conversely, approval of the Huntway Incentive Option Plan pursuant to this Proposal 3 is not a prerequisite to either confirmation and consummation of the Prepackaged Plan or consummation of the Consensual Restructuring Agreement (or similar out-of-court restructuring agreement). Therefore, non-approval by Unitholders of the Huntway Incentive Option Plan will have little or no immediate impact on their investment.


     The following summary of the material terms of the proposed equity incentive plan is qualified in its entirety by reference to the Huntway Incentive Option Plan attached hereto as Appendix C.

TERM

     The Huntway Incentive Option Plan will terminate on December 31, 2006 unless sooner terminated by the General Partner in accordance with the Partnership Agreement. Termination of the Huntway Incentive Option Plan will not affect grants made prior to termination, but no grants will be made after termination.

ADMINISTRATION


     The Huntway Incentive Option Plan will be administered by the Operating Committee or by a committee of the Operating Committee (the "Option Committee") composed of two or more persons who meet the eligibility conditions provided in Rule 16b-3(b)(3) promulgated under the Exchange Act. Members of the Option Committee are appointed by the General Partner and serve until their earlier removal or resignation.


     Subject to the terms of the Huntway Incentive Option Plan, the Option Committee has authority to (i) select employees to participate in the Huntway Incentive Option Plan, (ii) determine the form and substance of grants and the conditions and restrictions, if any, subject to which grants will be made and become payable under the Huntway Incentive Option Plan, (iii) interpret the Huntway Incentive Option Plan, (iv) adopt, amend or rescind such rules and regulations for carrying out the Huntway Incentive Option Plan, and (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any right granted thereunder to the extent the Option Committee deems desirable to carry out the Plan or any right granted thereunder into effect.

ELIGIBILITY

     Officers and key employees of the Company and its subsidiaries selected by the Option Committee may participate in the Huntway Incentive Option Plan. Selection for participation with respect to one form of award under the Huntway Incentive Option Plan does not automatically result in selection for participation with respect to other forms of awards under the Huntway Incentive Option Plan. The Option Committee is responsible for determining which employees may participate in the Huntway Incentive Option Plan.

SECURITIES SUBJECT TO THE HUNTWAY INCENTIVE OPTION PLAN

     The Huntway Incentive Option Plan will permit awards relating to up to 4,000,000 Common Units. The Common Units to be delivered under the Huntway Incentive Option Plan may consist, in whole or in part, of authorized but unissued Common Units not reserved for any other purpose. If any grant made pursuant to the Huntway Incentive Option Plan terminates, expires or lapses for any reason, any Common Units subject to such grant shall be made available for grant. In the event of any changes in the Common Units or the capitalization of the Company, such as splits or similar events described in the Huntway Incentive Option Plan, the Option Committee may make appropriate adjustments in the number of Common Units subject to grants theretofore made to participants, in the exercise price per Common Unit of Unit Options theretofore granted to participants and in the number and kinds of units which may be distributed under the Huntway Incentive Option Plan.

EFFECT OF TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL ON GRANTS

     The rights of participants with respect to grants under the Huntway Incentive Option Plan following termination of employment for any reason or a "change in control" of the Company (as defined in the Huntway Incentive Option
Plan) shall be in accordance with the terms of the Huntway Incentive Option Plan and rules established by the Committee.

UNIT OPTIONS

     The Huntway Incentive Option Plan authorizes grants of Unit Options to participants from time to time as determined by the Option Committee. The Option Committee shall specify whether or not any Unit Option granted pursuant to the Huntway Incentive Option Plan is intended to be an incentive option as described in Section 422 of the Code. Options granted thereunder that are not incentive options are referred to as nonqualified options. All Unit Options granted pursuant to the Huntway Incentive Option Plan shall have an exercise price that is not less than the fair market value of the Common Unit at the time any such Unit Option is granted and none may be exercised more than 10 years from the date of grant. The Option Committee may establish dates on which installment portions of any Unit Option may be exercised during its terms. Payment for Common Units received upon exercise of an Unit Option granted pursuant to the Huntway Incentive Option Plan may be made in cash or, in the discretion of the Option Committee, in Common Units, in a combination of Common Units and cash, by delivery or the optionee's promissory note or in such other manner as determined by the Option Committee.

     Employees participating in the Huntway Incentive Option Plan will not pay any brokerage or similar commissions in connection with the exercise of options granted thereunder. Any right to purchase Common Units under the Huntway Incentive Option Plan may not be transferred and any such rights may be exercised during the lifetime of the person to whom they were granted only by such person and after death, by his or her legal representative.


AMENDMENT, TERMINATION AND ADJUSTMENT


     The Huntway Incentive Option Plan may be amended or terminated by the General Partner at any time. The Huntway Incentive Option Plan provides that in the event of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or other event causing a change in Huntway's capitalization, appropriate changes in the number or type of Common Units authorized by the Plan may be made by the Option Committee to prevent dilution or enlargement of rights.

NO EMPLOYMENT RIGHTS

     The Huntway Incentive Option Plan does not confer upon any employee the right to continued employment by Huntway, and the Huntway Incentive Option Plan does not affect Huntway's right to terminate the employment of, or performance of services by, any participant at any time and for any reason.

FEDERAL INCOME TAX CONSEQUENCES


     The following discussion is intended only as a brief summary of certain federal income tax consequences of the acquisition and exercise of the Unit Options and ownership of Common Units received upon exercise of the Unit Options. The Code provisions relating to such tax consequences are subject to varying interpretations. Such provisions and such interpretations are subject to change at any time and such a change could be retroactive and affect the validity of the following discussion. Moreover, the tax treatment of individual unit option holders may depend upon their specific situations; Huntway executive officers should in particular note that it is possible that the tax treatment for them may differ from the tax treatment described herein under the circumstances identified under "Short Swing Profit Liability Considerations" below.

     Holders of Existing Unit Options are urged to consult with, and must rely upon, their own tax advisors with respect to the tax consequences (including those under foreign, federal, state and local tax laws) associated with the acquisition, disposition or exercise of an Existing Unit Option and the ownership and disposition of Common Units received upon exercise of a Unit Option.

     The following discussion does not address foreign, state or local tax consequences and assumes that the option holder is a United States citizen and a United States resident. The following discussion also assumes that the exercise price to acquire Common Units according to the terms of the Unit Options will be paid solely in cash.

GRANT OF UNIT OPTIONS

     A Holder of an Existing Unit Option will not recognize taxable income, and Huntway will not be entitled to a deduction, as the result of the grant of a Unit Option.

EXERCISE OF OPTIONS

     If a Holder of a Unit Option exercises a Unit Option, then in the year of such exercise the option holder will recognize ordinary income equal to the amount of the excess, if any, of (a) the fair market value, determined as of the date of the exercise of the option and without regard to any restriction, of the Common Units acquired by such exercise over (b) the exercise price paid to acquire the Common Units. A Holder of a Unit Option will not be entitled to deduct the amount of the exercise price paid to acquire Common Units.

     Huntway should be entitled to a deduction equal to the amount of ordinary income recognized by the Holder of the Unit Option as a consequence of the exercise of such Option, provided that Huntway complies with applicable reporting requirements.


     There are at least two alternative approaches under which the IRS might argue that the exercise of a Unit Option by a Holder thereof should result in a simultaneous recognition of income to Huntway, but there is substantial uncertainty about whether such income recognition could be required and about the amount (if any) of such income which would be recognized. Under the first approach (a) Huntway would recognize income, which would probably be part ordinary income and part capital gain, in an amount equal to the excess of the value (measured at the time of exercise) of the Common Units received by the Holder of the Unit Option upon exercise of such Option over the portion of Huntway's aggregate tax basis in all of its properties allocable to such Common Units and (b) Huntway should be able to increase its basis in partnership assets by the amount of such income recognized. Under the second approach, Huntway's recognized income would equal the entire value (measured at the time of exercise) of the Common Units received by the Holder of the Unit Option upon exercise of such Option, on the ground that Huntway has no tax basis in its own Common Units. The collateral effects of the second approach (including the effect on the tax basis of partnership assets) are not clear. Whether exercise of a Unit Option causes a net increase or decrease in Huntway's taxable income depends upon whether the deduction resulting from such exercise (as described in the preceding paragraph) exceeds any income recognized by reason of such exercise (as described in this paragraph).


TAX CONSEQUENCES OF ANTI-DILUTION PROTECTION

     The federal income tax consequences of the receipt by Holders of Class 8 Equity Interests of certain contractual rights to antidilution protection are not clear. However, the receipt of such rights may be treated as a taxable receipt of property, in which case such Holders may be taxed on part or all of the value of such rights.

TAX CONSEQUENCES OF OWNERSHIP OF COMMON UNITS

     When a Holder of a Unit Option exercises a Unit Option, such Holder will be treated as the owner of, and a partner with respect to, the Common Units. The Holder's initial tax basis for the Common Units will equal the sum of (a) the exercise price paid to acquire the Common Units plus (b) the amount of any ordinary income recognized by the Holder as a consequence of the exercise. The Unit Option holder's holding period for the Common Units will start on the day after the exercise of the Unit Option.

SHORT SWING PROFIT LIABILITY CONSIDERATIONS


     Huntway's chairman, president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) and any other individual who performs similar policy making functions are subject to reporting requirements imposed by Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). In addition, such an individual (herein called an "executive officer") may be required by Section 16(b) of the Exchange Act to forfeit "short swing profits" if such individual purchases and sells within six months Huntway equity securities (including Common Units or options to acquire Common Units) in transactions that are not exempt from the matching provisions of Section 16(b).



     An executive officer may incur tax treatment somewhat different from that described above and accordingly should consult a tax advisor about the manner in which the tax treatment described above may be impacted by virtue of being an executive officer. In particular, an executive officer should consider whether to file an election under Section 83(b) of the Code within 30 days of the exercise of any Unit Option.



SECURITIES LAW RESTRICTIONS


     Each right to obtain Common Units upon exercise of Unit Options granted pursuant to the Huntway Incentive Option Plan is subject to the condition that if the Option Committee determines that the listing, registration or qualification of Common Units upon any securities exchange or under any federal or state securities or other law or regulation, or that the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to, or in connection with, the granting of such Unit Option or the issuance or purchase of Common Units thereunder, then no such Unit Option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free from any conditions not acceptable to the Option Committee, and the Holder of such Unit Option will supply Huntway with such certificates, representations and information as Huntway requests and shall otherwise cooperate with Huntway in obtaining such listing, registration, qualification, consent or approval.


REQUIRED VOTE


     The affirmative vote of the Holders of a majority of the combined voting power of all of the outstanding Common Units is required to approve Proposal 3.

     The General Partner has determined that it is in the best interests of the Company to establish an equity incentive plan which would be utilized in connection with consummation of either the Prepackaged Plan or the Consensual Restructuring Agreement or in the future to provide for equity based incentive compensation to employees of the Company.

     THE GENERAL PARTNER HAS APPROVED AND RECOMMENDS TO THE UNITHOLDERS THAT THEY CONSENT TO PROPOSAL 3.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


              (IN THOUSANDS, EXCEPT PER UNIT AND PER BARREL DATA)



     The following historical selected financial data as of and for each of the years in the five-year period ended December 31, 1995, are derived from the financial statements of Huntway Partners, L.P., which have been audited by Deloitte & Touche LLP, independent auditors, which financial statements and reports thereon (except for 1991 and 1992 and as to the balance sheet, 1993) are included elsewhere in this Consent Solicitation Statement. The selected financial data as of and for the six month periods ended June 30, 1996 and 1995 are derived from the unaudited financial statements of Huntway Partners, L.P. and (except as to the balance sheet as of June 30, 1995) are also included elsewhere in this Consent Solicitation Statement. All of the selected information should be read in conjunction with the financial statements and notes thereto.



                                                                  HUNTWAY PARTNERS, L.P.
                              -------------------------------------------------------------------------------------------------
                                                                                                         SIX MONTHS ENDED JUNE
                                                      YEAR ENDED DECEMBER 31,                                     30,
                              ---------------------------------------------------------------------      ----------------------
                                1991          1992          1993               1994          1995          1995          1996
                              --------      --------      --------           --------      --------      --------      --------
                                                                                                              (UNAUDITED)
OPERATING DATA
Revenues....................  $116,615      $105,463      $102,678           $ 79,139      $ 83,069      $ 33,339      $ 43,308
Materials, Processing,
  Selling and Administrative
  Cost and Expenses.........   101,888       106,577        94,249 (d)         74,803        80,462 (f)    35,290        40,624
Interest Expense............     8,706         8,632         7,280              4,984         5,177         2,555         2,605
Plant Closure and Write
  Down......................        --            --        16,013 (c)             --         9,492            --            --
Depreciation and
  Amortization..............     2,999         4,567         3,806 (e)          2,356         2,399         1,168         1,047
                              --------      --------      --------           --------      --------      --------       -------
Net Income (Loss)...........  $  3,022      $(14,313)     $(18,670)(c)(d)(e) $ (3,004)     $(14,461)     $ (5,674)     $   (968)
                              ========      ========      ========           ========      ========      ========       =======
Net Income (Loss) Per
  Unit(a)...................  $   0.26      $  (1.24)     $  (1.60)          $  (0.26)     $  (1.24)     $  (0.49)     $  (0.08)
                              ========      ========      ========           ========      ========      ========       =======
Barrels Sold................     6,113         5,825         5,466              4,584         4,400         1,887         2,044
Revenues Per Barrel.........  $  19.08      $  18.11      $  18.78           $  17.26      $  18.88      $  17.67      $  21.19
                              ========      ========      ========           ========      ========      ========       =======
BALANCE SHEET DATA
Working Capital.............  $(19,981)(b)  $(83,482)(b)  $  2,289 (b)       $  2,725 (b)  $(91,796)(b)  $ (2,530)(h)  $(93,276)(h)
Total Assets................   110,891 (b)   107,232 (b)    90,745 (b)         85,796 (b)    74,383 (b)    85,151        78,037
Long-term Obligations.......    51,667           742        89,570             91,312            --        90,833           350
Partners' Capital...........    19,934 (b)     5,621 (b)   (13,049)(b)(c)(d)  (16,053)(b)   (30,524)(b)   (21,727)      (31,482)
Cash Distributions..........        -- (g)        -- (g)        -- (g)             -- (g)        -- (g)        -- (g)        -- (g)


- ---------------


(a) Assumes that 11,556,250 units were outstanding in 1991 through 1995. The allocation to the general partners of their interest in net income (loss) has been deducted before computing net income (loss) per unit.



(b) After the cumulative LIFO reserve of $641, $1,220, $36, $1,203 and $1,170 in 1991, 1992, 1993, 1994 and 1995, respectively -- see Note 2 to the Consolidated Financial Statements included in Appendix F. Working Capital includes Current Portion of Long-term Obligations of ($78,299) and ($94,445) at December 31, 1992 and 1995, respectively.



(c) Non-recurring charges recorded in June 1993 relating to the Sunbelt refinery which was shut down in August 1993.



(d) Includes $2,078 of non-recurring charges relating to professional fees incurred relating to the restructuring of indebtedness completed in 1993.



(e) Includes $778 of non-recurring charges relating to amortization of loan acquisition costs.



(f) Write down of Sunbelt refinery assets to reflect expected operation as a crude or product terminal in the future rather than as a petroleum refinery.



(g) Cash distributions to holders of units were suspended effective November 1990 due to Huntway's operating and working capital needs, coupled with its bank principal and corporate expenditure requirements.



(h) After the cumulative LIFO reserve of $1,821 and $1,660 in the quarter ended June 30, 1995 and June 30, 1996, respectively. Working capital includes current portion of long-term obligations of $(94,345) at June 30, 1996.

                    CONDENSED PRO FORMA FINANCIAL STATEMENTS


                                  (UNAUDITED)



     The following unaudited condensed pro forma financial statements of the Company are derived from the historical financial statements of the Company and give effect to the transactions contemplated by the Prepackaged Plan and the Consensual Restructuring Agreement as if such transactions had occurred in (i) the case of the pro forma condensed statements of operations for the year ended December 31, 1995, as of January 1, 1995, (ii) the case of the pro forma condensed statement of operations for the six months ended June 30, 1996, as of January 1, 1995 and (iii) the case of the pro forma condensed balance sheet as of June 30, 1996.



                             HUNTWAY PARTNERS L.P.



                       PRO FORMA CONDENSED BALANCE SHEET


                                  (UNAUDITED)



                                                                         JUNE 30, 1996
                                                            ----------------------------------------
                                                                            PRO FORMA
                                                            HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                            ----------     -----------     ---------
                                                                        ($ IN THOUSANDS)
CURRENT ASSETS:
  Cash....................................................   $   2,735      $      --       $ 2,735
  Accounts Receivable.....................................       6,079             --         6,079
  Inventories.............................................       6,150             --         6,150
  Prepaid Expenses........................................         929             --           929
                                                              --------       --------       -------
     Total Current Assets.................................      15,893             --        15,893
                                                              --------       --------       -------
PROPERTY -- Net...........................................      59,279             --        59,279
OTHER ASSETS..............................................       1,078            604(a)      1,682
GOODWILL..................................................       1,787             --         1,787
                                                              --------       --------       -------
TOTAL ASSETS..............................................   $  78,037      $     604       $78,641
                                                              ========       ========       =======
CURRENT LIABILITIES:
  Accounts Payable........................................   $   8,815      $   1,000(b)    $ 9,815
  Current Portion of Long-Term Obligations................      94,345        (94,345)(c)         0
  Reserve for Plant Closure...............................         155             --           155
  Accrued Interest........................................       3,669         (3,640)(c)        29
  Other Accrued Liabilities...............................       2,185             --         2,185
                                                              --------       --------       -------
     Total Current Liabilities............................     109,169        (96,985)       12,184
                                                              --------       --------       -------
LONG-TERM OBLIGATIONS.....................................         350         25,570(d)     25,920
PARTNERS' CAPITAL:
  General Partners........................................        (315)           724           409
  Limited Partners........................................     (31,167)        70,591        39,424
                                                              --------       --------       -------
     Total Partner's Capital (Deficiency).................     (31,482)        71,315(e)     39,833
                                                              --------       --------       -------
TOTAL LIABILITIES AND PARTNERS' CAPITAL...................   $  78,037      $     604       $78,641
                                                              ========       ========       =======



                 See Note to Pro Forma Condensed Balance Sheet

                   NOTE TO PRO FORMA CONDENSED BALANCE SHEET



     The pro forma condensed balance sheet as of June 30, 1996 related to the historical condensed balance sheet as of June 30, 1996 reflect the following pro forma adjustments:



        (a) To reflect the accrual of deferred compensation related to the issuance of unit options with a strike price of $.50 and the application of costs incurred against capital contribution.



        (b) An increase in accounts payable of $1,000,000 to reflect costs to be incurred in connection with the restructuring.



        (c) A reduction in current portion of long-term debt and accrued interest of $97,985,000 in the aggregate to reflect the retirement of the existing notes payable and related obligations.



        (d) An increase in long-term obligations of $25,570,000 to reflect the issuance of new secured notes payable. The new senior secured debt will total $23,500,000 and will accrue interest at 12% effective January 1, 1996. The new senior secured debt will mature on December 31, 2005 and will amortize ratably over years three through ten of the agreement. No cash interest will be paid in 1996 unless cash net of required capital expenditures in 1996 exceeds $6,000,000. Cash in excess of $6,000,000 at December 31, 1996 net of funding capital expenditures (cost to exceed $4,150,000) will be paid to the lenders on January 15, 1997. Such payment will replace, dollar-for-dollar, required debt amortization in year three of the agreement. In 1997, the Partnership is obligated to pay cash interest and debt amortization based on 50% of excess cash flow as defined. Accordingly, assuming Huntway did not make any payments to its lenders on January 15, 1997, nor paid any excess cash flow as defined to its lenders in 1997, minimum future maturities for the next five years would be as follows:



            1996........................................................  $ --
            1997........................................................    --
            1998........................................................   3,290
            1999........................................................   3,290
            2000........................................................   3,290
                                                                          ------
            Total.......................................................  $9,870
                                                                          ======



     The $2,070,000 junior secured note also matures on December 31, 2005. However, the junior note has no minimum principal payment provision under its terms and no principal payments can be made on the note until the senior note is paid in full. Interest is paid at 12% in the form of interest units. Such interest units will be paid annually no later than March 31 of the subsequent year. In determining the amount of units earned each year, annual interest expense on the junior note will be divided by the average unit price of Huntway during the preceding year to be determined on the basis of the average closing price each trading day during the preceding year. These issuances of units will not be dilutive to the holders of units issued to creditors and warrant holders and unit options issued to management under the plan.



        (e) An increase in Partners' Capital of $71,315,000 reflecting the ordinary gain on the extinguishment of debt of $62,045,000 as well as the contribution to capital of $9,240,000 relating to the issuance of 13,786,000 new limited partnership common units at an estimated value of $.75 each (based on the current market Value of the units) net of an estimated $1,100,000 in associated costs.

                            SCHEDULE OF ADJUSTMENTS



          Capital Contribution........................................  $10,340,000
          Cost Associated with Capital Contribution...................   (1,100,000)
          Extinguishment of Debt......................................   62,075,000
                                                                        -----------
          Total Capital Adjustments...................................  $71,315,000
                                                                         ==========

                         PRO FORMA CONDENSED STATEMENT


                        OF PARTNERS CAPITAL (DEFICIENCY)


                                  (UNAUDITED)



                                                                         JUNE 30, 1996
                                                            ----------------------------------------
                                                                            PRO FORMA
                                                            HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                            ----------     -----------     ---------
                                                                        ($ IN THOUSANDS)
BALANCE BEFORE RESTRUCTURING..............................   $ (31,482)      $    --       $ (31,482)
  EXTRAORDINARY GAIN ON EXTINGUISHMENT
     OF DEBT..............................................          --        62,075(a)       62,075
CAPITAL CONTRIBUTIONS.....................................          --         9,240(b)        9,240
                                                              --------       -------        --------
BALANCE AFTER RESTRUCTURING...............................   $ (31,482)      $71,315       $  39,833
                                                              ========       =======        ========


- ---------------


(a) Reflects an increase in partners' capital relating to the extraordinary gain on the extinguishment of debt of $62,075,000.


(b) Reflects the issuance of 13,786,000 new limited partnership common units at an estimated value of $.75 each less estimated associated costs of $1,100,000.

                             HUNTWAY PARTNERS L.P.



                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS


                                  (UNAUDITED)



                                                             FOR THE YEAR ENDED DECEMBER 31, 1995
                                                         ---------------------------------------------
                                                                           PRO FORMA
                                                         HISTORICAL       ADJUSTMENTS        PRO FORMA
                                                         ----------     ----------------     ---------
                                                         ($ IN THOUSANDS)
SALES..................................................   $  83,069         $     --         $  83,069
                                                          ---------         --------         ---------
COSTS AND EXPENSES:
  Material and Processing Costs........................      76,643               --            76,643
  Selling and Administration Expenses..................       3,819              330(a)          4,149
  Plant Closure and Write Down.........................       9,492               --             9,492
  Interest Expense.....................................       5,117           (1,750)(b)         3,367
  Depreciation and Amortization........................       2,399               --             2,399
                                                          ---------         --------         ---------
Total Costs and Expenses...............................      97,530         $ (1,420)           96,050
                                                          ---------         --------         ---------
NET INCOME (LOSS)......................................   $ (14,461)        $ (1,420)        $ (12,981)
                                                          =========         ========         =========
NET INCOME (LOSS) PER UNIT.............................   $   (1.24)                         $   (0.51)
                                                          =========                          =========
LIMITED PARTNER EQUIVALENT UNITS OUTSTANDING...........      11,673                             25,599
                                                          =========                          =========


- ---------------


(a) Increase in selling and administrative expenses to amortize deferred compensation expense relating to the issuance of stock options at $.50 a unit.


(b) Adjustment to reflect pro forma interest reduction resulting from the reduction of debt from $93,280,000 to $25,570,000 at 12% effective January 1, 1995 and to reflect the amortization of estimated debt issuance costs of $400,000 over a ten-year period. In regard to pro forma interest expense, no assumptions were made as to any pro forma debt payments made in 1995 to the extent of "50% of excess cash, as defined" or the assumed tax-exempt interest rate and resulting effective interest rate on the new senior and junior notes. The interest rate will be fixed at the time of issuance. Finally, it is the intention of the Company to write off any issuance costs associated with the new debt at the time of consummation of the transaction.

                             HUNTWAY PARTNERS L.P.



                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS


                                  (UNAUDITED)



                                                             FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                                          ---------------------------------------------
                                                                            PRO FORMA
                                                          HISTORICAL       ADJUSTMENTS        PRO FORMA
                                                          ----------     ----------------     ---------
                                                          ($ IN THOUSANDS)
SALES...................................................   $ 43,308           $   --           $43,308
                                                           --------                            -------
COSTS AND EXPENSES:
  Material and Processing Costs.........................     38,834               --            38,834
  Selling and Administration Expenses...................      1,790              130(a)          1,920
  Interest Expense......................................      2,605             (639)(b)         1,966
  Depreciation and Amortization.........................      1,047               --             1,047
                                                           --------            -----           -------
Total Costs and Expenses................................     44,276             (509)           43,367
                                                           --------            -----           -------
NET INCOME (LOSS).......................................   $   (968)            (509)          $   (59)
                                                           ========            =====           =======
NET INCOME (LOSS) PER UNIT..............................   $   0.08                            $    --
                                                           ========                            =======
LIMITED PARTNER EQUIVALENT UNITS OUTSTANDING............     11,673                             25,599
                                                           ========                            =======


- ---------------


(a) Reflects an increase in selling and administrative expenses to amortize deferred compensation expense for the six months ended June 30, 1996 relating to the issuance of stock options at $.50 a unit.


(b) Reflects a pro forma interest expense adjustment to reflect reduction in secured debt to $25,570,000 at 12% as of January 1, 1995. Also includes amortization of debt issuance costs of $400,000 over a ten-year period beginning January 1, 1996, or $20,000 for the six month period ended June 30, 1996. In regard to pro forma interest expense, no assumptions were made as to any pro forma debt payments made in 1995 to the extent of "50% of excess cash, as defined" or the assumed tax-exempt interest rate and resulting effective interest rate on the new senior and junior notes. The interest rate will be fixed at the time of issuance. Finally, it is the intention of the Company to write off any issuance costs associated with the new debt at the time of consummation of the transaction.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION



     The following discussion should be read in conjunction with the financial Company's historical consolidated statements included in Appendix F to the Consent Solicitation Statement.



Results of Operations



     Huntway is principally engaged in the processing and sale of liquid asphalt products, as well as the production of other refined petroleum products such as gas oil, naphtha, kerosene distillate, diesel fuel, jet fuel and bunker fuel.



     Huntway's ability to generate income depends principally upon the margins between the prices for its refined petroleum products and the cost of crude oil, as well as upon demand for liquid asphalt, which affects both price and sales volume.



     Historically, refined petroleum product prices (including prices for liquid asphalt, although to a lesser degree than Huntway's other refined petroleum products) generally fluctuate with crude oil price levels. Accordingly, there has not been a relationship between total revenues and income due to the volatile commodity character of crude oil prices.



     Accordingly, income before interest, depreciation and amortization provides the most meaningful basis for comparing historical results of operations discussed below.



     A number of uncertainties exist that may affect Huntway's future operations including the possibility of further increases in crude costs that may not be able to be passed on to customers in the form of higher prices. Additionally, crude costs could rise to such an extent that Huntway may not have sufficient letter of credit availability to purchase all the crude it needs to sustain operations to capacity, especially during the summer season. If this occurred, Huntway would be forced to reduce crude purchases which could adversely impact results of operations. The Company's primary product is liquid asphalt. Most of Huntway's competitors produce liquid asphalt as a by-product and are of much greater size and have much larger financial resources than the Company. Accordingly, the Company has in the past, and may have in the future, difficulty raising prices in the face of increasing crude costs.



     The average interest rate and weighted average debt amount outstanding during each period discussed below is as follows:



                                                                   AVERAGE
                                                                   INTEREST   WEIGHTED AVERAGE
                                                                     RATE     DEBT OUTSTANDING
                                                                   --------   -----------------
    1993.........................................................    7.12%       $89,176,813
    1994.........................................................    5.07%        93,786,797
    1995.........................................................    5.04%        94,636,007
    Six months ended June 30, 1996...............................    5.20%        94,657,210



Six Months Ended June 30, 1996 Compared with the Six Months Ended June 30, 1995



     The 1996 first half net loss was $968,000, or $.08 per unit, versus a 1995 first half net loss of $5,674,000, or $.49 per unit.



     The improvement in results between quarters of $4,706,000 is principally attributable to significantly reduced rainfall in the first half of 1996 versus the first half of 1995. The first half of 1995 was characterized by unseasonably high rainfall which severely curtailed paving asphalt sales and forced the sale of significant amounts of low-margin fuel oil in order to maintain cash flow. Accordingly, sales of paving and other asphalts increased by 146,000 barrels, or 18%, to 955,000 barrels in the first half of 1996 from 809,000 barrels in the first half of 1995. Fuel oil sales fell in the current period by 209,000 barrels to 58,000 barrels from 267,000 barrels in the comparable period of 1995. Overall, sales of asphalt-based products decreased by 63,000 barrels, or 6%. Additionally, as previously discussed, light product margins were substantially improved in the second quarter of 1996.



     The following table sets forth the effects of changes in price and volume on sales and material and processing costs on the six months ended June 30, 1996 as compared to the six months ended June 30, 1995:



                                                                 MATERIAL AND                BARRELS
                                                      SALES       PROCESSING       NET        SOLD
                                                     -------     ------------     ------     -------
                                                                     (IN THOUSANDS)
Six months ended June 30, 1995...................    $33,339       $ 33,366       $  (27)      1,887
  Effect of changes in price.....................      7,195          2,692        4,503
  Effect of changes in volume....................      2,774          2,776           (2)        157
                                                     -------        -------       ------       -----
Six months ended June 30, 1996...................    $43,308       $ 38,834       $4,474       2,044
                                                     =======        =======       ======       =====



As reflected in the table, the net margin between sales and material and processing costs improved from a negative $.01 per barrel for the first half of 1995 to $2.19 per barrel for the first half of 1996. This improvement in net margin of $4,501,000 is primarily attributable to the Partnership's increased sales of higher margin products due to improved weather conditions in the first half of 1996 as compared to the first half of 1995 as discussed above. Sales prices averaged $21.19 per barrel for the first half of 1996 as compared to $17.67 per barrel for the comparable quarter of 1995, an increase of $3.52, or 20%. This increase in pricing was partially offset by increased material and processing costs which averaged $19.00 and $17.68 for the six months ended June 30, 1996 and 1995, respectively, an increase of $1.32, or 7%.



     Selling, general and administrative costs decreased $134,000 compared to the first half of 1995 primarily as a result of the recovery of a previously written-off accounts receivable.



     Depreciation and amortization fell to $1,047,000 in the first half of 1996 versus $1,168,000 in the comparable period of 1995 primarily as a result of reduced depreciation of the Sunbelt refinery subsequent to its write down in 1995. Interest expense was generally consistent with the prior year. Interest expense in the first half does not reflect the impact of the reduced debt level contemplated in the proposed financial restructuring described in Note 2, "Financial Arrangements". Had the restructuring been completed at the beginning of 1996, first half interest expense would have been $1,782,000 versus $2,605,000 incurred in the first half of 1996, a difference of $823,000, or $.07 per unit.



     Because of the foregoing, as well as other factors affecting the Partnership's operating results, past financial performance should not be considered to be a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.



1995 Compared with 1994



     Net loss for the year ended December 31, 1995 was $14,462,000, or $1.24 per unit, compared with a net loss of $3,004,000, or $.26 per unit in 1994.



     The increase in the net loss of $11,458,000 is due a $9,492,000, or $.77 per unit write down of the company's Sunbelt refinery in Arizona. As the company has determined that it is unlikely that Sunbelt will be operated as a full blown refinery in the future it has reduced the carrying value of the refinery in accordance with FASB 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be disposed of". Excluding the Sunbelt write down the increase in the loss of $1,966,000 is reflective of the impact of rising crude prices, increased competition and unusually heavy rainfall in the first half of the year. Through the first six months of 1995, the net loss exceeded 1994 by $3,641,000.



     In effect, Huntway experienced two completely distinct six month periods in 1995. The first half of 1995 was very depressed characterized by unusually high levels of rainfall which depressed asphalt sales, rising crude prices and increased competition. In the second half of 1995, crude prices fell as demand for crude declined as major refineries on the West Coast conducted major repair efforts. In addition, in the last six months of the year, the weather in California was dry which is conducive to asphalt sales, competition declined and, as expected, demand for asphalt was strong due in part to the backlog which had developed in the first half of the year as a result of the wet weather.

     Asphalt is not usually laid in rainy weather. Accordingly, through the first half of 1995 sales of paving asphalt was down 19% versus the same period a year ago. During this same period, crude prices rose an average of 29% in response to rising crude prices and increased demand for California heavy crude as refineries have begun to use more of this crude in their refinery process. This increased demand for heavy California crudes has been driven by the lower price of California crudes. Refineries have begun to realize that these crudes can be used in their refinery processes resulting in better margins between crude and finished product prices.



     The high levels of rainfall reduced asphalt demand which meant that asphalt prices could not be raised in response to rising crude costs. Moreover, West Coast refinery margins continued weak reaching near ten-year lows in the first half of the year due to rising crude costs and excess light-end inventories. This, in turn, caused margins for Huntway s light-end products to decline.



     In the second half of 1995, Huntway's operating performance improved. During this period, several large California refineries reduced production due to refinery problems. This decreased crude demand which lowered crude prices and increased light-end prices due to a lower level of finished product being refined.



     This increase in finished light-end prices due to reduced supply caused Huntways light-end prices to increase. In addition, in the second half of 1995 world crude prices fell due to increased production throughout the world and relatively flat demand. Meanwhile, asphalt prices and margins increased in California in the second half of 1995 due to the combination of reduced competition coupled with dry, warm weather throughout California during the last six months of the year. Also, crude prices declined as discussed above and demand for asphalt increased due to the backlog created from the heavy rainfall in the first half of the year.



     The following table sets forth the effects of change in price and volume on sales and crude and processing costs on the year ended December 31, 1995 as compared to the year ended December 31, 1994:



                                                       MATERIALS
                                                          AND             NET          BARRELS
                                         SALES        PROCESSING        MARGIN           SOLD
                                      -----------     -----------     -----------     ----------
    Year Ended December 31,
      1994........................    $79,139,000     $70,621,000     $ 8,518,000      4,584,000
    Effect of Changes in Price....      7,107,000       8,624,000      (1,517,000)            --
    Effect of Changes in Volume...     (3,177,000)     (2,835,000)       (342,000)      (184,000)
                                                      -----------     -----------     -----------
    Year Ended December 31,
      1995........................    $83,069,000     $76,410,000     $ 6,659,000     $4,400,000
                                                      ===========     ===========     ===========



     As reflected in the table above, the net margin fell $1,859,000, or 21%, between periods. Volume in terms of barrels sold fell 4% versus 1994 while material and processing costs rose 8% between periods. In 1995, average product prices were $18.88 a barrel versus $17.26 in 1994. Materials and processing costs averaged $15.41 a barrel in 1994 and $17.42 a barrel in 1995.



     The decrease in Huntway's net margin was caused by the poor first half performance as discussed earlier. Overall, for the year, revenues increased $3,930,000, or 4%, reflective of higher product prices, however, material and processing costs rose at an even higher 8%. This increase was due to rising crude oil prices on the world market due to a myriad of market factors coupled with increased demand for California heavy crude as refineries are increasingly using this crude in their refinery process.



     Asphalt sales to Mexico declined 64% in 1995 versus the prior year due to the impact of the decline in the Mexican peso relative to the U.S. dollar in late 1994 and through 1995. The decline in the peso relative to the dollar makes Huntway's refined petroleum products more expensive in Mexico. The Partnership cannot determine whether the peso will rise or fall relative to the dollar in 1996, however, if the peso remains at current levels relative to the dollar, it is reasonable to conclude that export sales to Mexico in 1996 may remain depressed.



     As discussed earlier, based on the Company's review of refinery assets it was determined that it is unlikely that the Sunbelt refinery will be operated in the future as a full blown refinery. This decision is primarily based on its belief that it may have great difficulty in selling its light-end products at a profit if the refinery were fully operational. The company may, however, operate the refinery as an asphalt terminal in the future.

Accordingly, the company has determined that in accordance with FASB 121 an impairment loss should be recognized and has recorded a $9,492,000 loss in the current results of operations for the year ended December 31, 1995.



     Processing costs in 1995 approximated 1994 on a per-barrel basis but was below prior year on an aggregate basis due to the 4% decline in barrels sold primarily due to the unusually wet weather experienced in the first half of the year which reduced sales levels.



     Selling, general and administrative expenses fell $363,000 in 1995 to $3,819,000 from 4,182,000 in 1994, or a decline of 9%. This decline resulted from a reduction in bonus expense of $278,000 and a reduction in insurance expense of $49,000. No management bonuses were paid in 1994 or 1995. Insurance expense continued to decline in 1995 due to efforts to contain costs.



     Interest expense increased $193,000, or 4%, from $4,984,000 in 1994 to $5,177,000 in 1995 due to higher debt levels.



     Depreciation and amortization approximated the prior year totaling $2,399,000 in 1995 versus $2,356,000 in 1994.



1994 Compared with 1993



     Net loss for the year ended December 31, 1994 was $3,004,000, or $.26 per unit, compared with a net loss of $18,670,000, or $1.60 per unit, during 1993.



     The decrease in the net loss is principally attributable to costs related to the closure and revaluation of the Sunbelt refinery in 1993. In 1993, the Partnership wrote down the carrying value of the Sunbelt refinery and related assets to their estimated fair values by recording a provision of $16,013,000 including a provision for net estimated closure and maintenance costs during the shut-down period. Additionally, net operating losses at Sunbelt in 1993 were $630,000. Absent these charges, the Partnership would have incurred a loss of $2,027,000 in 1993 versus a loss of $3,003,000 in 1994. The decrease in California results between years is primarily due to reduced operating margin partially offset by lower selling, general and administrative and lower interest and depreciation and amortization expense as explained below.



     The following table sets forth the effects of changes in price and volume on sales and crude oil processing costs on the year ended December 31, 1994 as compared to the year ended December 31, 1993:



                                                       MATERIALS
                                                          AND             NET          BARRELS
                                        SALES         PROCESSING        MARGIN          SOLD
                                     ------------     -----------     -----------     ---------
    Year Ended December 31,
      1993.......................    $102,678,000     $86,365,000     $16,313,000     5,414,000
    Less Sunbelt Contribution....     (18,522,000)    (19,152,000)        630,000      (979,000)
                                     ------------     -----------     -----------     ----------
      Subtotal...................      84,156,000      67,213,000      16,943,000     4,435,000
    Effect of Changes in Price...      (4,467,000)      3,847,000      (8,314,000)           --
    Effect of Changes in
      Volume.....................        (550,000)       (439,000)       (111,000)      (29,000)
                                     ------------     -----------     -----------     ----------
    Year Ended December 31,
      1994.......................    $ 79,139,000     $70,621,000     $ 8,518,000     4,406,000
                                     ============     ===========     ===========     ==========



     As reflected in the table above, the net margin fell $8,425,000, or 50%, between periods. Volume in terms of barrels sold fell less than 1% versus 1993 while crude and processing costs rose 3% versus prior year. However, product prices fell 9% between periods. In 1993, average product prices were $18.59 a barrel versus $17.11 in 1994. Meanwhile, materials and processing costs averaged $14.76 a barrel in 1993 versus $15.18 a barrel in 1994.



     Huntway's 1994 operating results (and specifically asphalt prices) were adversely impacted by the January 17, 1994 earthquake in Southern California. The earthquake reduced demand for asphalt in Southern California due to lack of funding and a lack of equipment and personnel. Transportation dollars (both State and Federal) were diverted from conventional asphalt road repair work to concrete, steel and engineering expenditures which are all necessary to repair freeways and bridges. In addition, road construction equipment and CALTRANS personnel were diverted to earthquake repair projects. This lack of demand for asphalt caused lower asphalt prices in Southern California. In Northern California, additional competition beginning in the summer of 1994 caused asphalt prices to decline in the second half of the year.



     Huntway's other refined petroleum products such as gas oil, naphtha and kerosene distillate also fell in price in 1994. The fall in price for these products reflect a number of factors including weak worldwide wholesale refinery margins as well as the effects of excess diesel and gasoline inventories on the West Coast of the United States coupled with the impact of clean fuel requirements mandated to begin January 1, 1995. Cleaner, reformulated fuels were mandated by the Environmental Protection Agency (EPA) and the California Air Resources Board. The production of the clean fuels in 1994 for sale in 1995 caused inventories to increase on the West Coast as demand remained flat and production increased. Inventories of fuels that did not meet clean fuel specifications and that could not be sold at retail effective January 1, 1995 were sold at reduced prices which, in turn, caused Huntway's light oil prices to decline.



     Major U.S. and European refineries experienced weak wholesale margins in 1994 due to a myriad of market factors (most notably, excess supply due to excess production); but for many of these refineries, their proprietary retail outlets were achieving strong margins which tended to mitigate their weak wholesale margins. Huntway does not operate any retail outlets and, accordingly, its margins for its other refined petroleum products were hurt by weak wholesale refinery margins.



     Despite the fact that average crude and processing costs in 1994 approximated 1993, crude costs rose throughout 1994 due to the January 1994 earthquake which destroyed one of the two pipelines which carried the heavy, lower-priced crude that Huntway purchases for its Southern California refinery. As a result, crude oil that could be delivered into the Los Angeles area was able to command higher premiums which also contributed to higher relative posted prices for all California crude oil.



     Selling, general and administrative expenses fell sharply in 1994 to $4,182,000 versus $7,884,000 in 1993, or a decline of 47%. This decline was primarily the result of a decline in professional fees to $514,000 in 1994 from $2,800,000 in 1993, which included $2,278,000 of fees relating to the 1993 debt restructuring and related matters. In addition, insurance expenses were reduced due to efforts installed to reduce costs and bad debt expense was reduced due to better collection experience.



     Interest expense declined $2,296,000, or 32%, due to the restructuring of the Partnerships indebtedness in 1993. The impact of the 1993 restructuring was to decrease interest expense by approximately $3,000,000 on an annual basis.



     Depreciation and amortization declined $1,450,000, or 38% due to write down of certain Sunbelt-related assets in 1993 as well as write off in 1993 of previously recorded loan origination fees.



Outlook and Factors That Affect Future Results



     A number of uncertainties exist that may affect Huntway's future operations including the possibility of further increases in crude costs that may not be able to be passed on to customers in the form of higher prices. Additionally, crude costs could rise to such an extent that Huntway may not have sufficient letter of credit availability to purchase all the crude it needs to sustain operations to capacity, especially during the summer season. If this occurred, Huntway would be forced to prepay for crude oil or reduce crude purchases, either of which could adversely impact results of operations. The Partnership's primary product is liquid asphalt. Several of Huntway's competitors produce liquid asphalt as a by-product and are of much greater size and have much larger financial resources than the Partnership. Accordingly, the Partnership has in the past, and may in the future, have difficulty raising prices in the face of increasing crude costs. As for several of Huntway's competitors, the margins they receive on asphalt is not as important to their operations as asphalt margins are to Huntway.



     Crude costs per barrel increased in 1995 as compared to 1994 on a per-barrel basis due to the combination of increased demand for California crudes as more refineries outside California use these crudes in their refinery process due to net lower costs and the general world crude oil trend of heavy crude oil being valued closer to lighter grades of crude oil. Additionally, Huntway purchased more expensive crudes in 1995 than 1994 in order to produce certain specialty asphalt products. In addition, world crude prices as measured by W.T.I. increased $1.77 a barrel between years due to a myriad of market factors including O.P.E.C.'s desire to increase crude prices.



     Crude costs increased in 1994 due to the effects of the January 17, 1994 Northridge earthquake and the curtailment of permits to tanker offshore California production to market. The earthquake destroyed one of the two primary pipelines bringing crude to the Wilmington refinery. It is estimated that 50,000 barrels per day of Los Angeles basin bound crude was curtailed as a result of the earthquake. Additionally, tankering permits expired for over 20,000 barrels per day of crude oil which was being tankered by marine vessel to Southern California. In July 1995, the remaining primary pipeline carrying crude to the Los Angeles basin completed the expansion of its capacity by 30,000 barrels a day. A new pipeline to supply over 100,000 barrels per day of crude oil to Los Angeles basin is currently under consideration and may be in place by 1997 or 1998. Both of Huntway's California refineries are vulnerable to disruption in operations and reduced operating results due to the possibility of additional earthquakes in California.



     Legislation was passed in 1995 to lift the ban on the export of ANS crude oil which could cause crude oil prices for all West Coast refiners to increase. Although the Company does not purchase a significant amount of ANS crude oil, prices of crude oil it does purchase could increase and such an increase would reduce the Company's margins and decrease profitability if product prices do not increase to offset such increased cost.



     Huntway's export business is vulnerable to fluctuation in the Mexican Peso as the vast majority of its export business is to Mexican end users. Huntway's export sales to Mexico declined in 1995 versus 1994 primarily due to the impact of the fall in the Mexican peso relative to the dollar and the general economic problems in Mexico.



     Huntway's asphalt sales are very dependent on public funding primarily at the state level. Long-term disruptions or declines in the level of public funding would adversely impact operating results.



     In June 1990, voters in the state of California passed a measure which increased state gasoline taxes from 9 cents per gallon to 14 cents per gallon effective August 1, 1990, and by an additional 1 cent per gallon on each January 1 thereafter through 1994. The additional sales available to the state are now estimated to be approximately $14 billion over the decade. However, in June 1994, California voters rejected a measure that would have provided an additional $2 billion to pay for damage to freeways and bridges resulting from the January 17, 1994 earthquake. Accordingly, state funding for earthquake repair projects was achieved by utilizing funds from the existing California transportation budget. Local governmental units, such as cities, counties and townships, provide additional funding for road and highway projects through various taxes and bond issues. On March 26, 1996, the California electorate approved the $2.0 billion Seismic Retrofit Proposition. Passage of Proposition will result in a net increase in, construction of new and repair of existing asphalt road projects in the state over that which would have occurred if Proposition 192 had not been approved as the Proposition raises $2 billion of new money to be used to seismic retrofit California's bridges, highways and overpasses.



     Uncertainty also exists due to the weather, as cold, wet weather is not conductive to asphalt road construction and repair. Accordingly, late 1994 and first half 1995 results were adversely impacted by the unusually heavy rainfall during this period. Second half 1995 results were positively impacted due to the backlog of road work that was created due to the first half rains and due to the unusually dry, warm weather experienced in California during the second half of the year.



     The Company is subject to Federal, state and local laws, regulations and ordinances that govern activities or operations that might have adverse environmental effects, and that impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals, or other releases of hazardous substances. Although Management believes that the Company's operations procedures and safety precautions are enforced stringently, there can be no assurance that environmental problems will not occur in the future.



     As a result of the factors described above, the outlook for the balance of the year is uncertain, as results will depend to a large extent on crude prices and public funding availability. The Partnership remains optimistic about export growth potential and growth in the sale of higher margin polymer based asphalt products. However, growth in these areas are also influenced by funding uncertainties. Recent heavy rainfall in

California has damaged asphalt roads throughout the State which will eventually lead to increased repair activity. Additionally, projected population growth in California and an improving economy bodes well for future public and private road construction activity.



     Because of the foregoing, as well as other factors affecting the Partnerships operating results, past financial performance should not be considered to be a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.



     Capital Resources And Liquidity



     The primary factors that affect the Partnership's cash requirements and liquidity position are fluctuations in the selling prices of our refined products caused by local market supply and demand factors, including public and private demand for road construction and improvement as well as demand for diesel fuel and gasoline, as well as fluctuations in the cost of crude oil which is impacted by a myriad of market factors, both foreign and domestic. In addition, capital expenditure requirements, including costs to maintain compliance with environmental regulations as well as debt service requirements, also impact the Partnership's cash needs.



     Cash declined $1,680,000 to $4,304,000 at December 31, 1995 from $5,984,000 at December 31, 1994. Capital expenditures totaled $447,000 in 1995 versus $669,000 in 1994. Principal payments on debt totaled $628,000 in 1995 versus $4,478,000 in 1994. Principal payments plus cash interest payments totaled $2,936,000 in 1995 versus $5,552,000 in 1994. Over the three year period 1992 to 1995, cash and cash equivalents increased by $4,160,000.



     In the first six months of 1996, operating activities provided $496,000 in cash. The period's net loss of $968,000 was offset by non-cash items of $1,047,000. Seasonal increases in accounts receivable and inventory of $4,042,000 were financed by a similar seasonal increase in accounts payable of $2,233,000. Prepaid expenses increased by $253,000 primarily due to turnaround costs. Accrued interest increased by $2,252,000 as interest continues to accrue under the existing debt agreement until the proposed debt restructuring is completed as described below. In comparison, during the first half of 1995, operating activities consumed $2,877,000 in cash primarily resulting from the period's net loss of $5,674,000 offset by non-cash items of $2,860,000. Seasonal increase in accounts receivable and inventories of $3,595,000 were financed by similar seasonal increases in accounts payable and accrued liabilities which increased by $3,608,000.



     Net cash used by operating activities in 1995 totaled $435,000. The net loss in 1995 of $14,461,000 was partially offset by the write down of the refinery assets at Sunbelt of $9,492,000 as discussed earlier and by depreciation and amortization of $2,399,000. Cash flow was generated in 1995 from accrued but unpaid interest on existing debt of $1,177,000 and accrued, but unpaid interest recorded as PIK (payment in kind) notes in 1995 of $1,692,000. Increased accounts receivable used cash flow of $2,310,000 as improved demand and excellent weather contributed to fourth quarter 1995 revenues exceeding the prior year by $3,303,000. Cash flow of $686,000 was generated from decreases in inventory as increased sales levels in the fourth quarter of 1995 reduced inventory. In addition, cash flow of $73,000 was generated from reductions in prepaid expenses due to lower insurance costs and reduced turnaround expenses as less repair work was conducted on the refineries in 1995 versus prior years due to timing. Cash flow of $598,000 was also generated from increases in accounts payable due to increased crude costs relative to the prior year. Other accrued liabilities increased, providing cash of $297,000 due to accrual of potential cleanup expenses relating to the buried drums discovered in May 1995 at the Wilmington refinery. Finally, cash flow of $78,000 was used due to reductions in the Sunbelt closure reserve which provided for maintenance costs during the shut-down period.



     In 1994, net cash provided by operating activities totaled $3,386,000 and included the net loss of $3,004,000 net of depreciation and amortization of $2,356,000. In 1994, cash flow of $3,899,000 was generated from conversion to debt of accrued interest to debt. Cash flow of $1,644,000 was also generated from reductions in accounts receivable due to reduced sales levels stemming from the unusually high levels of rainfall during the fourth quarter of 1994. Asphalt is not usually sold in wet, cold weather. Cash of $927,000 was generated due to increased accounts payable due to higher crude costs in late 1994. Decreases in inventory also contributed $132,000 to cash flow in 1994. Cash of $275,000 was used in 1994 due to increases in prepaid expenses caused by higher turnaround costs and the timing of insurance expenditures. December accrued liabilities used cash of $1,261,000 due to payments made against property tax accruals. Finally, the Sunbelt closure reserve declined $1,032,000 in 1994 to provide for closure and maintenance costs during the shut-down period.



     Operating cash flow determinants in 1993 include the net loss of $18,670,000 inclusive of non-cash charges of $13,413,000 relating to the write down of the Sunbelt refinery assets as well as depreciation and amortization of $3,806,000. Additionally, new debt of $6,538,000 was recorded due to conversion of accrued interest. Other components of cash flow from operating activities, which totaled $2,726,000 in 1993, include decreases in inventory of $3,184,000 and decreases in accounts receivable of $3,634,000 primarily due to the shutdown of the Partnership's Sunbelt refinery; increases in accrued liabilities of $852,000 primarily relating to provisions for property taxes, decreases in accounts payable of $6,352,000 relating to the shutdown of the Arizona refinery and decreases of $4,193,000 in accounts payable relating to Huntway as $3,871,000 of overdue crude obligations were paid off with new borrowings in early 1993.



     Investing activities consumed $1,965,000 during the first six months of 1996 primarily for refinery equipment including new polymer facilities and tankage for the Benicia refinery. During the first half of 1995, investing activities consumed $297,000 primarily for refinery equipment and deposits.



     Investing activities in 1993, 1994 and 1995 have primarily related to expenditures for required environmental compliance. Investing activities in 1995 totaled $617,000 and were less than anticipated as certain expenditures scheduled for 1995 were postponed due to discovery of several buried drums at the Wilmington refinery. This discovery has postponed until 1996 the completion of a waste water treatment facility at the Wilmington refinery. However, delays resulting from discovery of the buried drums could postpone completion of the waste water facility into 1997.



     The Partnership currently anticipates that in 1996 its capital expenditures will total approximately $4,000,000. These expenditures are anticipated to be used for plant expansion and to maintain compliance with environmental regulations. Capital expenditures in 1996 will be financed through a combination of cash on hand, operating cash flow and short-term borrowings. Cash flows of $170,000 was spent in 1995 on professional fees relating primarily to the debt restructuring and has been recorded in other assets.



     Financing activities consumed $100,000 in the first six months of 1996 pursuant to a 1993 settlement with the State of Arizona. In the first half of 1995, financing activities consumer $242,000 primarily for reduction in the capital lease obligation.



     Cash flow from financing activities used $628,000 in cash in 1995. These payments represented payments made on March 31, 1995 and September 30, 1995 under the debt agreement with its lenders as well as capital lease payments made in 1995 on refinery equipment. This lease obligation was paid in full in 1995. Cash flow from financing activities used $4,478,000 in cash in 1994 as the Partnership paid its scheduled indebtedness under its restructuring agreement with its lenders. In 1993, cash flow from financing activities provided $6,031,000 in cash. These borrowings were necessary as a result of reduced sales prices and reduced volume in late 1992 and early 1993 and were used to finance operations as well as to reduce accounts payable obligations.



     As a result of the negative impact of the January 1994 earthquake on 1994 and 1995 results, the increased levels of rainfall in late 1994 and early 1995 which adversely impacted operating results in the fourth quarter of 1994 and the final half of 1995 and the excessive levels of debt and required terminal debt service that currently exists, the Company believed it imperative that debt be restructured through a reduction of debt levels and required annual debt service. Accordingly in late 1995 the Company began discussions with its lenders and in April 1996 announced that it had reached an agreement with the holders of 86% of its senior debt and its junior noteholder to reduce total indebtedness by approximately $70 million as well as reducing annual interest expense by approximately $1.7 million. Additionally the agreement provided for no required debt service costs between October 1995 and March 31, 1997 which allows the Company to increase its levels of cash. Finally the new agreement provides that required annual debt service beginning in 1997 would be paid on the basis of 1/6 the first quarter, 1/6 the second quarter, 1/3 the third quarter and 1/3 the fourth quarter, which more closely reflects the seasonality of the Company's business. Consummation of the debt restructuring would significantly improve the Company's financial position and liquidity.

     The debt restructuring will reduce total indebtedness from $95.5 million at December 31, 1995 to $25.6 million effective January 1, 1996. Under the agreement, the new debt will carry an interest rate of 12%. The new debt will mature ten years from date of closing, or December 31, 2005, and will amortize ratably over years three through ten of the agreement. No cash interest will be paid in 1996 unless cash at December 31, 1996 exceeds $6,000,000. Cash in excess of $6,000,000 at December 31, 1996 net of funding capital expenditures (not to exceed $4,150,000) will be paid to the lenders on January 15, 1997. Such payment will replace, dollar for dollar, required debt amortization in year three of the agreement. In 1997, the Partnership is obligated to pay cash interest and debt amortization based on 50% of excess cash flow as defined. The agreement also specifies that Huntway can borrow up to an additional $4.2 million in 1996 for plan expansion, working capital and to finance inventory growth. Such short-term borrowings must be fully repaid by December 31, 1996. The Partnership is currently in the process of seeking to obtain this financing.



     The Partnership will issue approximately 13.8 million new units to its lenders, including approximately 1.1 million to its junior noteholders as part of this transaction. The Partnership currently has approximately 11.6 million units outstanding. Additionally, the Partnership will retire approximately 3.9 million warrants previously distributed to its lenders. After the transaction, approximately 1.1 million of new options will be outstanding at a price of $.50 a unit. The agreement also specifies that management will be issued options to acquire units representing 10% of the fully-diluted equity of the Partnership (inclusive of options already issued) at an exercise price of $.50 per unit.



     The Partnership has been unable to obtain the unanimous approval of its senior lenders to the consensual restructuring plan, and has determined to seek to implement the plan without unanimous approval through the filing of a "prepackaged" plan of reorganization under the U.S. Bankruptcy Code. In that regard, the senior lenders who have agreed to the consensual restructuring plan have said that they will vote for a prepackaged plan of reorganization that would implement the terms of the consensual restructuring plan, subject to compliance with required solicitation procedures. The prepackaged plan provides for the continuing and timely payment in full of all of the Partnership's obligations to suppliers, other creditors (including all trade creditors) and employees.



     The Prepackaged Plan will require substantial resources, both in terms of professional fees and management time, and could create additional uncertainty, which effects would adversely affect operating results.



     The Partnership's current debt agreement provides for a $17,500,000 letter of credit facility (LC). The facility provides for crude purchases, hedging and other activities. Fees for this facility are 2% on the face amount of any letter of credit issued up to an aggregate of $14,500,000 and 3% on the face amount of any letter of credit issued above that amount.



     The Partnership believes its current level of letter of credit facilities are sufficient to guarantee requirements for crude oil purchases, collateralization of other obligations and for hedging activities at current crude price levels. However, due to the volatility in the price of crude oil, there can be no assurance that these facilities are adequate. If crude oil prices continue to increase, the Partnership would be required to reduce its crude oil purchases which would adversely impact profitability.

                  HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS



                          INDEPENDENT AUDITORS' REPORT



Operating Committee and Partners


Huntway Partners, L.P.


(A Limited Partnership)



We have audited the accompanying consolidated balance sheets of Huntway Partners, L.P. (a limited partnership) and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of operations, partners' capital (deficiency) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of the Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Huntway Partners, L.P. and its subsidiary as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP


Woodland Hills, California


February 7, 1996 (April 4, 1996


as to Note 1)

                             HUNTWAY PARTNERS, L.P.



                          CONSOLIDATED BALANCE SHEETS



                           DECEMBER 31, 1995 AND 1994


                                 (IN THOUSANDS)



                                             ASSETS
                                                                   NOTES        1995        1994
                                                                 -------     -------     -------
Current Assets:
  Cash.........................................................              $ 4,304     $ 5,984
  Accounts Receivable..........................................     2, 3       4,820       2,485
  Inventories..................................................     2, 3       3,320       4,044
  Prepaid Expenses.............................................                  676         749
                                                                 -------     -------
Total Current Assets...........................................               13,120      13,262
Property - Net.................................................  2, 3, 5      58,677      69,857
Other Assets -- Net............................................        2         780         805
Goodwill.......................................................        2       1,816       1,872
                                                                 -------     -------
Total..........................................................              $74,393     $85,796
                                                                 =======     =======
                         LIABILITIES AND PARTNERS' CAPITAL (DEFICIENCY)
Current Liabilities:
  Accounts Payable...........................................              $  6,582     $  5,984
  Current Portion of Long-term Obligations...................     3, 4       94,445        2,418
  Reserve for Plant Closure..................................        5          164          242
  Accrued Interest...........................................                 1,417          241
  Other Accrued Liabilities..................................        2        1,949        1,652
                                                               -------
                                                                     -
                                                                           --------
Total Current Liabilities....................................               104,557       10,537
Long-term Debt...............................................        3                    90,862
Other Long-term Obligations..................................        4          350          450
Commitments & Contingencies..................................  4, 7, 8
                                                               -------
                                                                     -
                                                                           --------
Partners' Capital
  (Deficiency):..............................................  3, 6, 9
  General Partners...........................................                  (305)        (160)
  Limited Partners...........................................               (30,209)     (15,893)
                                                               -------
                                                                     -
                                                                           --------
Total Partners' Capital (Deficiency).........................               (30,514)     (16,053)
                                                               -------
                                                                     -
                                                                           --------
Total........................................................              $ 74,393     $ 85,796
                                                               ========    ========



          See accompanying notes to consolidated financial statements.

                             HUNTWAY PARTNERS, L.P.



                     CONSOLIDATED STATEMENTS OF OPERATIONS



              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                      (IN THOUSANDS, EXCEPT PER UNIT DATA)



                                                    NOTES       1995         1994         1993
                                                    -----     --------     --------     --------
Sales.............................................   10       $ 83,069     $ 79,139     $102,678
                                                              --------     --------     --------
Costs & Expenses:
  Material & Processing Costs.....................   2          76,643       70,621       86,365
  Selling and Administration Expenses.............               3,819        4,182        7,884
  Plant Closure and Write Down....................   5           9,492           --       16,013
  Interest Expense................................   3           5,177        4,984        7,280
  Depreciation and Amortization...................   2           2,399        2,356        3,806
                                                              --------     --------     --------
Total Costs and Expenses..........................              97,530       82,143      121,348
                                                              --------     --------     --------
Net Income (Loss).................................   2         (14,461)      (3,004)     (18,670)
                                                              ========     ========     ========
Net Income (Loss) Per Unit........................  2, 6      $  (1.24)    $  (0.26)    $  (1.60)
                                                              ========     ========     ========



           CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIENCY)



              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                 (IN THOUSANDS)



                                                               GENERAL      LIMITED
                                                               PARTNERS     PARTNERS      TOTALS
                                                               --------     --------     --------
Balance at December 31, 1992.................................       --         5,621        5,621
Net Loss for the Year Ended December 31, 1993................     (130)      (18,540)     (18,670)
                                                                 -----      --------     --------
Balance at December 31, 1993.................................     (130)      (12,919)     (13,049)
Net Loss for the Year Ended December 31, 1994................      (30)       (2,974)      (3,004)
Balance at December 31, 1994.................................     (160)      (15,893)     (16,053)
                                                                 -----      --------     --------
Net Loss for the Year Ended December 31, 1995................     (145)      (14,316)     (14,461)
                                                                 -----      --------     --------
Balance at December 31, 1995.................................   $ (305)     $(30,209)    $(30,514)
                                                                 =====      ========     ========



          See accompanying notes to consolidated financial statements.

                             HUNTWAY PARTNERS, L.P.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                                1995        1994         1993
                                                              --------     -------     --------
Cash Flows From Operating Activities:
  Net Income (Loss).........................................  $(14,461)    $(3,004)    $(18,670)
  Adjustments to Reconcile Net Income (Loss) to Net Cash
     Provided by Operations:
     Amortization of Loan Fees..............................        --          --        1,026
     Other Depreciation and Amortization....................     2,399       2,356        2,780
     Interest Expense Paid by the Issuance of...............     1,693       3,899        6,538
     Notes Plant Closure and Write Down.....................     9,492          --       13,413
  Changes in Operating Assets and Liabilities:
     Decrease (Increase) in Accts. Receivable...............    (2,335)      1,644        3,634
     Decrease in Inventories................................       711         132        3,184
     Decrease (Increase) in Prepaid Expenses................        73        (275)       1,207
     (Decrease) in Deferred Revenues........................        --          --       (1,967)
     Change in Reserve for Plant Closure....................       (78)     (1,032)       1,274
     Increase (Decrease) in Accounts Payable................       598         927      (10,545)
     Increase (Decrease) in Accrued Liabilities.............     1,473      (1,261)         852
                                                              --------     -------     --------
Net Cash Provided By (Used By) Operating Activities.........      (435)      3,386        2,726
                                                              --------     -------     --------
Cash Flows From Investing Activities:
  Additions to Property.....................................      (447)       (745)      (1,000)
  Additions to Other Assets.................................      (170)         76         (156)
                                                              --------     -------     --------
Net Cash Used By Investing Activities.......................      (617)       (669)      (1,156)
                                                              --------     -------     --------
Cash Flows From Financing Activities:
  Proceeds of Bank Notes Payable............................        --          --        5,872
  Proceeds of Other Notes Payable...........................        --          --          571
  Repayments of Long-term Obligations.......................      (628)     (4,478)        (412)
                                                              --------     -------     --------
Net Cash Provided by (Used by) Financing Activities.........      (628)     (4,478)       6,031
                                                              --------     -------     --------
Net Increase (Decrease) In Cash.............................    (1,680)     (1,761)       7,601
Cash Balance Beginning of Year..............................     5,984       7,745          144
                                                              --------     -------     --------
Cash Balance End of Year....................................  $  4,304     $ 5,984     $  7,745
                                                              ========     =======     ========
Supplemental Disclosures:
  Interest Paid During the Period...........................  $  2,308     $ 1,074     $  1,127
                                                              ========     =======     ========



          See accompanying notes to consolidated financial statements.

                             HUNTWAY PARTNERS, L.P.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1. BASIS OF PRESENTATION



     On October 3, 1995, Huntway Partners, L.P. made a $1,250,000 payment to its existing lenders. On December 4, 1995, the Partnership announced that it did not make its scheduled $1,000,000 debt payment due November 30, 1995 and was, therefore, in default under its indenture. At that time, the Partnership was verbally informed by substantially all of its senior lenders that they did not intend to pursue their remedies under the current indenture due to nonpayment while discussions regarding the potential restructuring of the Partnership s indebtedness was continuing. Discussions regarding the debt restructuring have continued from October 1995 through the present. The Partnership also stated that it would not be making any further payments under the current indenture which also provided for a $1,250,000 payment on December 31, 1995 and for a $5,000,000 payment in 1996 paid quarterly under a defined formula. As a result, at December 31, 1995, substantially all of the Partnership's outstanding indebtedness was classified as current.



     As described below, the Partnership has reached an agreement in principle with four of its five senior lenders representing 86% of its senior debt to restructure its indebtedness over a ten-year period. The Partnership has also reached agreement with the holders of its junior subordinated debt on the restructuring plan described below.



     On April 15, 1996, the Partnership announced that it had reached an agreement in principle to restructure its indebtedness with its current lenders. The agreement which is subject to final documentation and unitholder approval will reduce total indebtedness from $95.5 million at December 31, 1995 to $25.6 million effective January 1, 1996. Under the agreement, the new debt will carry an interest rate of 12%. The new debt will mature on December 31, 2005, and will amortize ratably over years three through ten of the agreement. No cash interest will be paid in 1996 unless cash net of required capital expenditures in 1996 exceeds $6,000,000. Cash in excess of $6,000,000 at December 31, 1996 net of funding capital expenditures (not to exceed $4,150,000) will be paid to the lenders on January 15, 1997. Such payment will replace, dollar for dollar, required debt amortization in year three of the agreement. In 1997, the Partnership is obligated to pay cash interest and debt amortization based on 50% of excess cash flow as defined. The agreement also specifies that Huntway can borrow up to an additional $4.2 million in 1996 for plan expansion, working capital and to finance inventory growth. Such short-term borrowings must be fully funded by December 31, 1996. The Partnership has been seeking to obtain this financing.



     The Partnership will issue approximately 13.8 million new units to its lenders, including approximately 1.1 million to its junior noteholders as part of this transaction. The Partnership currently has approximately 11.6 million units outstanding. Additionally, the Partnership will retire approximately 3.9 million warrants previously distributed to its lenders. After the transaction, approximately 1.1 million in new options will be outstanding at a price of $.50 a unit. The agreement also specifies that management will be issued options to acquire units representing 10% of the fully-diluted equity of the Partnership (inclusive of options already issued) at an exercise price of $.50 per unit.



     The Partnership has been seeking to negotiate with its other senior lender (representing 14% of the senior debt) to secure its agreement to the restructuring plan reached with the other senior lenders. Presently, the Partnership has been unable to secure this lenders approval of the restructuring plan. The Partnership has pursued and continues to pursue the agreement of this remaining senior lender to the consensual restructuring plan.



     However, if the Partnership is unable to obtain the unanimous approval of its senior lenders to the consensual restructuring plan, it will consider all alternatives available to achieve the goals of the current plan, which will include seeking to implement the plan without unanimous approval through the filing of a "prepackaged" plan of reorganization under the U.S. Bankruptcy Code. In that regard, the senior lenders who have agreed to the consensual restructuring plan have said that they will vote for a prepackaged plan of reorganization that would implement the terms of the consensual restructuring plan, subject to compliance

                             HUNTWAY PARTNERS, L.P.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



with required solicitation procedures. Any such prepackaged plan will provide for the continuing and timely payment in full of all of the Partnership's obligations to suppliers, other creditors (including all trade creditors) and employees.



     If the Partnership is forced to file a prepackaged plan of reorganization, it will seek the court's approval to implement terms of the consensual restructuring plan without unanimous senior lender approval. Under applicable bankruptcy law, a plan of reorganization must be approved by the affirmative vote of 2/3 in dollar amount and 1/2 in value of each class of security holders which is impaired under the plan. The senior debt and the common units will be the only classes of the Partnership's securities that will be impaired under the prepackaged plan. As described above, senior lenders representing 86% in dollar amount and 75% in number have said they would vote for the plan. Management of the Partnership believes that the terms of the prepackaged plan are favorable to the Partnership's existing common unit holders and expects that common unit holders will also approve the prepackaged plan, if required.



     At December 31, 1995, the cash position of the Partnership was $4.3 million. In the opinion of management, assuming completion of the debt restructuring (which provides for no principal and interest payments on indebtedness during 1996), cash on hand, together with anticipated cash flow in 1996, will be sufficient to meet Huntway's liquidity obligations for the next 12 to 24 months.



NOTE 2. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     General. Huntway Partners is engaged primarily in the operation of a 6,000 barrel-per-day oil refinery located in Southern California, a 9,000 barrel-per-day oil refinery located in Northern California and an 8,500 barrel-per-day refinery in Arizona (see Note 5, Plant Closure), which produce and sell refined petroleum products. Huntway Partners has adopted a calendar year fiscal period.



     The Partnership is subject to various environmental laws and regulations of the United States and the states of California and Arizona. As is the case with other companies engaged in similar industries, the Partnership faces exposure from potential claims and lawsuits involving environmental matters. These matters may involve alleged soil and water contamination and air pollution. The Partnership's policy is to accrue environmental and clean-up costs when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable.



     Total limited partnership units outstanding at December 31, 1995, 1994 and 1993 were 11,556,250. In addition, 3,886,816 warrants to purchase limited partnership units at $.875 per unit through December 31, 2008 were issued as part of the Partnership's June 23, 1993 restructuring.



     Principles of Consolidation. The consolidated financial statements include the accounts of Huntway Partners and its subsidiary, Sunbelt Refining Company, L.P. ("Sunbelt"). All significant inter-company items have been eliminated in consolidation.



     Exchange Transactions. In connection with its refinery activities, the Partnership engages from time to time in exchange transactions common to the industry where crude oil or refined product is exchanged with other unrelated entities for similar commodities. The accounting of such exchanges is based on the recorded value of the commodities relinquished. There were no exchange balances at December 31, 1995. Net exchange balances included in accounts receivable at December 31, 1994 were comprised of receivables of $3,403, offset by payables of $28,332. The gain or loss from such transactions has not been significant to Huntway Partners' consolidated financial statements.



     Environmental Costs. The Partnership expenses or capitalizes costs associated with environmental clean-up and other repairs and maintenance at its refineries in accordance with Emerging Issues Task Force Topic 90-8 and exhibits thereto.

                             HUNTWAY PARTNERS, L.P.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



     Turnaround Costs. Cost of turnarounds, which consist of complete shutdown and inspection of a refinery unit for repair and maintenance, are deferred and amortized over the estimated period of benefit which generally ranges from two to five years.



     Income Taxes. No provision has been made for income taxes in the accompanying consolidated financial statements. The taxable income or loss of the Partnership is allocated to each partner in accordance with the provisions of the Partnership agreement.



     The taxable income or loss allocated to the partners in any one year may vary from the amount of income or loss reported for financial statement purposes, due to differences between the time that certain income and expense items are recognized and the time when they are reported for financial statement purposes.



     The partnership agreement provides generally that income, loss and cash distributions be allocated 1 percent to the general partner and 99 percent to the limited partners. In turn, each partner's tax status will determine the appropriate income tax for that partner's allocated share of Huntway Partners' taxable income or loss.



     Inventories. Crude oil and finished product inventories are stated at cost determined by the last-in, first-out method (LIFO) , which is not in excess of market.



     Management believes the LIFO method of accounting for inventories is preferable because it more closely matches revenues and expenses and reflects the prevailing practice in the petroleum industry.



     The effect of LIFO was to decrease the net loss and net loss per limited partners in 1995 by approximately $33,000 and less than 1/2 cent and to increase the net loss and net loss per limited partner unit in 1994 by approximately $1,167,000 and 10 cents. In 1993, the effect of LIFO was to decrease the net loss and net loss per limited partner unit by approximately by $1,184,000 and 10 cents.



     Inventories at December 31, 1995 and 1994 were as follows:



                                                                 1995           1994
                                                              ----------     ----------
        Finished Products.................................    $2,295,000     $2,792,000
        Crude Oil and Supplies............................     2,195,000      2,455,000
                                                                             ----------
                                                               4,490,000      5,247,000
        Less LIFO Reserve.................................    (1,170,000)    (1,203,000)
                                                                             ----------
        Total.............................................    $3,320,000     $4,044,000
                                                                             ==========



     Property and Depreciation. Property is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Facilities which are temporarily closed are retained in the property accounts as idle facilities and are depreciated.



     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results would differ from these estimates. As discussed in Note 5, the Partnership has written down its investment in the Sunbelt Refinery based upon the best estimate of the outlook for the asphalt and light-end market in Arizona.

                             HUNTWAY PARTNERS, L.P.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



     Property at December 31, 1995 and 1994 consisted of:



                                             DEPRECIABLE
                                                 LIFE            1995             1994
                                             ------------    ------------     ------------
        Land...............................                  $  2,176,000     $  2,176,000
        Buildings..........................    40 yrs.            887,000          810,000
        Refineries and Related Equipment...    40 yrs.         66,730,000       66,510,000
        Other..............................  5 - 10 yrs.          999,000        1,032,000
        Construction in Progress...........                       444,000          261,000
        Idle Facilities, Less Accumulated
          Depreciation of $0 and $1,938,000
          as of December 31, 1995 and 1994,
          respectively (See Note 5)........                     1,227,000       11,041,000
                                                             ------------     ------------
                                                               72,463,000       81,830,000
        Less Accumulated Depreciation and
          Amortization.....................                   (13,786,000)     (11,973,000)
                                                             ------------     ------------
        Property - Net.....................                  $ 58,677,000     $ 69,857,000
                                                             ============     ============



     Other Assets. Other assets are stated at cost and amortized, where appropriate, using various methods over the useful lives of the assets.



     Other assets at December 31, 1995 and 1994 consisted of:



                                                                 1995           1994
                                                              ----------     ----------
        Computer Software...................................  $  604,000     $  564,000
        Deposits............................................     442,000        361,000
        Other...............................................     483,000        434,000
                                                              ----------     ----------
                                                               1,529,000      1,359,000
        Less Accumulated Amortization.......................    (749,000)      (554,000)
                                                              ----------     ----------
        Other Assets - Net..................................  $  780,000     $  805,000
                                                              ==========     ==========



     Goodwill. Goodwill is stated at cost and amortized using the straight-line method over a period of 40 years and relate to the Partnership s California refineries. Huntway Partners refineries are designed to produce asphalt and unfinished light-end products, and accordingly, are not prone to obsolescence to the same degree as more sophisticated refineries. The Partnership continually evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from projected, undiscounted net cash flows of the two refineries. The related accumulated amortization at December 31, 1995 and 1994 was $471,000 and $415,000, respectively.



     Interest Capitalization. Huntway Partners and Sunbelt capitalize interest incurred in connection with the construction of refinery facilities. No interest was capitalized in 1995, 1994, or 1993.



     Deferred Revenues. Deferred revenues are recorded as cash is collected on sales agreements which provide for future delivery of refined products. Revenues are recognized as the refined products are delivered.



     Other Accrued Liabilities. Included in other accrued liabilities are accrued property taxes of $611,000 and $497,000 at December 31, 1995 and 1994, respectively.



     Reclassifications. Certain items in the prior years financial statements have been reclassified to conform to the 1994 presentation.

                             HUNTWAY PARTNERS, L.P.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 3. FINANCING ARRANGEMENTS



     In 1995, the Partnership made payments to its lenders of $1,750,000. In 1995, a minimum of $4,000,000 was due to be paid to the senior lenders.



     On December 4, 1995, the Partnership announced that it did not make its scheduled $1,000,000 debt payment due November 30, 1995 and was in default under its current indenture. The Partnership also announced at that time that it would not be making any further payments under its current indenture. As a result, at December 31, 1995, substantially all of the Partnership's outstanding indebtedness was classified as current.



     On October 3, 1995, the Partnership made a $1,250,000 payment to its lenders and at that time was verbally informed by substantially all of its senior lenders that they did not intend to pursue remedies under the current indenture due to nonpayment while discussions regarding the potential restructuring of the Partnership's debt were continuing.



     On April 15, 1996, the Partnership announced that it had reached agreement with four of its five senior lenders representing 86% of its senior debt to restructure its indebtedness over a ten-year period.



     The agreement specifies, among other things, that total debt will be reduced from $95.5 million to $25.6 million effective January 1, 1996. The new debt will carry an interest rate of 12%.



     The agreement also specifies that no cash interest will be paid in 1996 unless cash net of required capital expenditures in 1996 exceeds $6,000,000. Cash in excess of $6,000,000 at December 31, 1996 net of funding capital expenditures (not to exceed $4,150,000) will be paid to the lenders on January 15, 1997. Such payment will replace, dollar for dollar, required debt amortization in year three and of the agreement. In 1997,the Partnership is obligated to pay cash interest and debt amortization based on 50% of excess cash flow as defined. The agreement also specifies that Huntway can borrow up to an additional $4.2 million in 1996 for plant expansion, working capital and to finance inventory growth. Such short-term borrowings must be fully funded by December 31, 1996. The Partnership is seeking to obtain this financing.



     The Partnership is seeking to obtain the approval of its remaining senior lender to the restructuring agreement. However, if the Partnership is unable to obtain unanimous approval of the agreement, it will consider all alternatives available including the filing of a "prepackaged" plan of reorganization under the U.S. Bankruptcy Code.



     The agreement provides for a $17,500,000 letter of credit facility through December 31, 2000. This facility provides for crude purchase, hedging and other activities. Fees for this facility are 2% on the face amount of any letter of credit issued up to an aggregate of $14,500,000 and 3% on any letter of credit issued above that amount.

                             HUNTWAY PARTNERS, L.P.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



     The Partnership's debt as of December 31, 1995 and December 31, 1994 consisted of the following:



                                                                        1995           1994
                                                                    ------------   ------------
8% Senior Secured Notes due December 31, 2000.....................  $ 24,904,000   $ 24,680,000
Subordinated Secured Notes due December 31, 2008 Bearing Interest
  at 4% Per Annum Until the Earliest of December 31, 2000 or the
  Retirement of the 8% Senior Secured Notes and Thereafter at
  12 1/4% Per Annum...............................................    53,254,000     52,205,000
Junior Subordinated Secured Debentures due December 31, 2020 and
  Bearing Interest at 4% Per Annum until the Retirement of the
  Senior Secured Notes and Thereafter at 12% Per Annum............     7,587,000      7,437,000
Series 1988 Variable Rate Demand Industrial Development Bonds due
  September 1, 2008, Interest Payable Monthly at Rates Determined
  Weekly Based on Market Rates for Comparable Interest (5.75% and
  3.5% at December 31, 1995 and 1994, respectively) and
  Collateralized by a Standby Letter of Credit Issued by a Bank...     8,600,000      8,600,000
Capital Lease Obligations.........................................            --        358,000
                                                                    ------------   ------------
Total.............................................................    94,345,000     93,280,000
Less Amount Classified as Current.................................   (94,345,000)     2,418,000
                                                                    ------------   ------------
Net Long-Term Debt................................................  $         --   $ 90,862,000
                                                                    ============   ============



     All of the Partnership's assets serve as collateral for these issues.



NOTE 4. CONTINGENCIES



     On May 19, 1995, during testing pursuant to the closure of a waste water treatment pond, the Partnership discovered that several drums of hazardous materials had been improperly disposed of at the site of the Wilmington refinery. Subsequent geophysical testing to date indicates that approximately 20 to 30 of such drums had been improperly disposed of at the site. The materials had been stored in drums and disposed of under the waste water treatment pond apparently at the time of its construction. Although the Partnership believes that it has claims against the former owners and operators of the site, as well as the entities involved in the construction of the pond and various insurance carriers which should substantially mitigate the ultimate costs, the Partnership has accrued $294,000 as of December 31, 1995 for remediation of the contamination. Management does not believe, based upon the information known at this time, that the remediation effort will have a material adverse effect on the Partnership's results of operations, financial position or net cash flows.



     The Partnership and its subsidiary, Sunbelt Refining Company, L.P., were charged by the State of Arizona with violations of certain environmental regulations and provisions of the Arizona refinery's installation permit. Sunbelt acknowledged that it had certain environmental compliance problems in the past, but believed that none of these resulted in any harm to public health or to the environment. While Huntway and Sunbelt have consistently denied that any criminal activity occurred, the parties agreed on December 21, 1993 to settle both the State's civil and criminal charges. As part of the settlement, Sunbelt has agreed to pay a penalty of $700,000 over a period of seven years without interest and to undertake certain environmental improvements at the Arizona refinery. Huntway has instituted new programs and procedures to ensure that it is operating in compliance with all environmental laws and regulations. As of December 31, 1995 $450,000 remains to be paid. Of this amount, $100,000 was paid in January of 1996 and is included in current portion of long-term debt.



     The Partnership is party to a number of additional lawsuits and other proceedings arising out of the ordinary course of its business. While the results of such lawsuits and proceedings cannot be predicted with certainty, management does not expect that the ultimate liability, if any, will have a material adverse effect on the consolidated financial position, results of operations or net cash flows of the Partnership.

                             HUNTWAY PARTNERS, L.P.

NOTE 5. PLANT CLOSURE



     In August 1993, the Partnership suspended operations at its Sunbelt refinery located in Coolidge, Arizona. The primary factors involved in this decision were poor margins at the facility, limited working capital availability and, to a lesser extent, the impact of an environmental lawsuit and investigation filed by the State of Arizona which was settled in 1993.



     Accordingly, at June 30, 1993, the Partnership wrote down the carrying value of the refinery and related assets to their then estimated fair values.



     The provision for plant closure consisted of the following:



        Provision for Closure and Maintenance Costs During the Shut-down
          Period Beginning July 1, 1993.................................  $ 2,600,000
        Write Off of Intangible Assets Associated with Ongoing Refining
          Operations....................................................    4,037,000
        Write Down of Refining Assets to Estimated Fair Value...........    9,376,000
                                                                          -----------
                  Total.................................................  $16,013,000
                                                                          ===========



     Subsequently, through December 31, 1995, approximately $2,436,000 of closure and maintenance costs have been charged against the reserve.



     At December 31, 1995, pursuant to an evaluation of the operating potential of the facility, the plant was further written down by $9,492,000 to $1,227,000. This write down considered, among other things, the outlook for the asphalt market in Arizona, the regulatory environment impacting both the plant operations as well as the formulation requirements of diesel and jet fuel in the markets the plant would serve, as well as the ability of the Partnership to market those products. This evaluation indicated and it is the opinion of management that the likelihood of operation as a petroleum refinery in the future is remote, but that the facility may be operated effectively as a crude or products terminal and storage facility at some time in the future.



NOTE 6. EARNINGS PER UNIT AND ALLOCATION OF INCOME AND LOSS



     Earnings per unit is calculated based upon the weighted average number of limited partner equivalent units outstanding. Limited partner equivalent units for the year ended December 31, 1995 and 1994 is calculated by adding to the 11,556,250 actual limited partnership units outstanding 116,730 additional units representing the general partners overall 1% interest.



     For the year ended December 31, 1995, 1994, and 1993, the effect of outstanding options and warrants is anti-dilutive and, accordingly, has been excluded from the calculation.



     Generally, partnership income and loss is allocated 1% to the general partners and 99% to the limited partners. In 1993 and 1992, because the general partners combined general and limited capital accounts had been fully depleted, 100% of the losses were allocated to the limited partners until their capital accounts had also been reduced to zero. Thereafter, losses were allocated 1% to the general partners and 99% to the limited partners. The Partnership reclassified in 1993 to general partners capital $979,000 of equity attributable to the general partners limited partnership interest previously classified as limited partners capital.



NOTE 7. LEASE COMMITMENTS



     The Partnership has entered into certain ground leases for its refinery facilities. Such leases range from five to 41 years in duration. All such leases are classified as operating leases.

                             HUNTWAY PARTNERS, L.P.

     Future minimum annual rental payments required under operating leases, which have non-cancelable lease terms in excess of one year, as of December 31, 1995 are:



                        1996.............................  $  300,000
                        1997.............................     300,000
                        1998.............................     300,000
                        1999.............................     300,000
                        2000 and Beyond..................   1,003,000
                                                           ----------
                                  Total..................  $2,213,000
                                                           ==========



     The Partnership also leases a deep water terminal facility in Benicia, California. Under terms of the lease agreement, the Partnership pay minimum annual lease payments of approximately $539,000 through the year 2031, subject to an escalation clause. This lease is cancelable upon one year's notice and accounted for as an operating lease.



     Rental expense for all operating leases (some of which have terms of less than a year) was $1,022,000, $1,259,000, and $1,524,000 for the years ended
December 31, 1995, 1994 and 1993, respectively.



NOTE 8. PROFIT SHARING AND TAX DEFERRED SAVINGS (401K) PLAN AND PENSION PLAN



     Huntway Partners has a profit sharing and tax deferred savings (401K) plan and a defined contribution pension plan. The Partnership' contributions to the plans generally vest to participants on the basis of length of employment. Beginning in 1994, the Partnership matches up to 2% of participants pre-tax contributions to the tax deferred savings (401K) plan.



     Profit sharing contributions by the Partnership will be made from profits in an amount up to 10 percent of the aggregate base compensation of all participants in the plan, not to exceed the Partnership' current net income. No contributions were made to the plan during the last three years.



     In addition, a minimum pension contribution equal to 4% (5% prior to December 31, 1994) of participants' base compensation must be made each year regardless of current profits or losses.



     The amount of the Partnership contributions to the plans charged to income for the years ended December 31, 1995, 1994 and 1993 were $214,000, $205,000 and $281,000, respectively.



NOTE 9. UNIT OPTION PLAN



     The Partnership maintains a 1989 Salaried Employee Partnership Unit Option Plan (the "Plan") adopted by the Operating Committee. The Plan is administered by a sub-committee (the "sub-committee") of the Operating Committee. The Plan authorizes the Partnership to grant to salaried officers and employees of the Partnership non qualified options to purchase Partnership Units. The Partnership has reserved 1,022,000 Partnership Units to be issued pursuant to the exercise of options granted under the Plan. The Plan will terminate on March 6, 1999. No person serving on the Operating Committee or the Plan Committee who is not an employee of Huntway is eligible to participate in the Plan.



     On September 15, 1993, the sub-committee repriced 39,600 options previously issued at prices from $3.50 per unit to $6.00 per unit to an exercise price of $1 per unit. Under the repricing agreement, 79,200 previously issued options were converted to 39,600 options (or 50%) at a new exercise price of $1 per unit. Additionally, 25,000 previously issued options were canceled. These newly priced options vest 50% on the second anniversary of the option grant date and 50% on the third anniversary of the option grant date, except in the case of (i) the optionees' death or disability; (ii) retirement in the event the employee has three years of service with the Partnership; or (iii) change in control of the Managing General Partner.

                             HUNTWAY PARTNERS, L.P.

     The sub-committee granted 400,000 new options on October 15, 1993 at an exercise price of $1 per unit. These options were granted to salaried officers and employees of the Partnership.



     These options generally do not vest until the third anniversary of the option grant date, except in the case of (i) the optionees' death or disability;
(ii) retirement in the event the employee has three years of service with the Partnership; or (iii) change in control of the Managing General Partner. All options granted or repriced were at prices not less than fair market value at dates of grant.



     During 1995, 6,850 previously issued options terminated. The sub-committee granted 589,250 new options on August 22, 1995 at an exercise price of $.625 per unit.



     The number of options outstanding and exercisable as of December 31, 1995 and 1994 were as follows:



                                                                         1995       1994
                                                                       ---------   -------
    Stock Options Outstanding at January 1 at $1 per unit............    439,600   439,600
    Granted at $.625 per unit........................................    589,250        --
    Exercised........................................................         --        --
    Forfeited at $1 per unit.........................................     (6,850)       --
                                                                       ---------   -------
    Stock Options Outstanding at December 31.........................  1,022,000   439,600
                                                                       =========   =======
    Exerciseable at $1 per unit......................................    103,133    84,258
                                                                       =========   =======



     All exerciseable options have a strike price of $1 a unit. No options were exercised in 1995, 1994 or 1993.



     As more fully explained in Note 1, the Partnership has reached an agreement with a majority of its senior lenders and with its junior note holders to restructure its debt. The agreement specifies that management will be issued options for 10% of the Partnership on a fully-diluted basis (inclusive of options already issued) at a strike price of $.50 a unit.



NOTE 10. SIGNIFICANT CUSTOMERS



     One customer accounted for approximately 17.1% in 1995, 16% of revenues in 1994 and 14% in 1993.

                             HUNTWAY PARTNERS, L.P.



                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                 (IN THOUSANDS)



                                                                       JUNE 30,       DECEMBER 31,
                                                                         1996             1995
                                                                      (UNAUDITED)      (AUDITED)
                                                                      -----------     ------------
CURRENT ASSETS:
  Cash............................................................     $   2,735        $  4,304
  Accounts Receivable.............................................         6,079           4,820
  Inventories.....................................................         6,150           3,320
  Prepaid Expenses................................................           929             676
                                                                       ---------        --------
     Total Current Assets.........................................        15,893          13,120
                                                                       ---------        --------
PROPERTY - Net....................................................        59,279          58,677
OTHER ASSETS......................................................         1,078             780
GOODWILL..........................................................         1,787           1,816
                                                                       ---------        --------
TOTAL ASSETS......................................................     $  78,037        $ 74,393
                                                                       =========        ========
CURRENT LIABILITIES:
  Accounts Payable................................................     $   8,815        $  6,582
  Current Portion of Long-Term Obligations........................        94,345          94,445
  Reserve for Plant Closure.......................................           155             164
  Accrued Interest................................................         3,669           1,417
  Other Accrued Liabilities.......................................         2,185           1,949
                                                                       ---------        --------
     Total Current Liabilities....................................       109,169         104,557
                                                                       ---------        --------
LONG-TERM OBLIGATIONS.............................................           350             350
PARTNERS' CAPITAL:
  General Partners................................................          (315)           (305)
  Limited Partners................................................       (31,167)        (30,209)
                                                                       ---------        --------
     Total Partners' Capital (Deficiency).........................       (31,482)        (30,514)
                                                                       ---------        --------
TOTAL LIABILITIES AND PARTNERS' CAPITAL...........................     $  78,037        $ 74,393
                                                                       =========        ========

                             HUNTWAY PARTNERS, L.P.



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                 (IN THOUSANDS)



                                                                       SIX MONTHS     SIX MONTHS
                                                                         ENDED          ENDED
                                                                        JUNE 30,       JUNE 30,
                                                                          1996           1995
                                                                       UNAUDITED      UNAUDITED
                                                                       ----------     ----------
SALES................................................................   $ 43,308       $ 33,339
                                                                         -------        -------
COSTS AND EXPENSES:
  Material and Processing Costs......................................     38,834         33,366
  Selling and Administration Expenses................................      1,790          1,924
  Interest Expense...................................................      2,605          2,555
  Depreciation and Amortization......................................      1,047          1,168
                                                                         -------        -------
Total Costs and Expenses.............................................     44,276         39,013
                                                                         -------        -------
NET LOSS.............................................................   $   (968)      $ (5,674)
                                                                         =======        =======
NET LOSS PER UNIT....................................................   $   0.08       $   0.49
                                                                         =======        =======
LIMITED PARTNER EQUIVALENT UNITS OUTSTANDING.........................     11,673         11,673
                                                                         =======        =======

                             HUNTWAY PARTNERS, L.P.



                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS


                                 (IN THOUSANDS)



                                                                                      SIX MONTHS
                                                                                        ENDED
                                                                                       JUNE 30,
                                                                                         1995
                                                                         SIX MONTHS   ----------
                                                                           ENDED
                                                                          JUNE 30,    (UNAUDITED)
                                                                            1996
                                                                         ----------
                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss.............................................................       (968)     (5,674)
  Adjustments to Reconcile Net Loss to Net Cash Provided by Operating
     Activities:
     Interest Expense Paid by the Issuance of Notes....................          0       1,692
     Depreciation and Amortization.....................................      1,047       1,168
     Changes in Operating Assets and Liabilities:
       Increase in Accounts Receivable.................................     (1,259)     (2,558)
       Increase in Inventories.........................................     (2,783)     (1,037)
       Increase in Prepaid Expenses....................................       (253)        (48)
       Decrease in Reserves for Plant Closure..........................         (9)        (28)
       Increase in Accounts Payable....................................      2,233       3,418
       Increase in Accrued Liabilities.................................      2,488         190
                                                                           -------     -------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES.......................        496      (2,877)
                                                                           -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to Property................................................     (1,570)       (150)
  Additions to Other Assets............................................       (395)       (147)
                                                                           -------     -------
NET CASH USED BY INVESTING ACTIVITIES..................................     (1,965)       (297)
                                                                           -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of Long-term Obligations...................................       (100)       (242)
                                                                           -------     -------
NET CASH USED BY FINANCING ACTIVITIES..................................       (100)       (242)
                                                                           -------     -------
NET DECREASE IN CASH...................................................     (1,569)     (3,416)
CASH BALANCE -- BEGINNING OF PERIOD....................................      4,304       5,984
                                                                           -------     -------
CASH BALANCE -- END OF PERIOD..........................................      2,735       2,568
                                                                           =======     =======
INTEREST PAID IN CASH DURING THE PERIOD................................        353         887
                                                                           =======     =======

                     HUNTWAY PARTNERS, L.P. AND SUBSIDIARY



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                       (ALL DOLLAR AMOUNTS IN THOUSANDS)



 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



     The accompanying condensed consolidated financial statements of Huntway Partners, L.P. and subsidiary as of June 30, 1996 and for the six month periods ended June 30, 1996 and 1995 are unaudited, but in the opinion of management, such condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial statements in accordance with generally accepted accounting principles. The results of operations for an interim period are not necessarily indicative of results for a full year. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Partnership's annual report for the year ended December 31, 1995.



     Crude oil and finished product inventories are stated at cost determined by the last-in, first-out method, which is not in excess of market. For the first half of 1996 and 1995, the effect of LIFO was to increase the net loss by $490,000 and $618,000, respectively.



     Inventories at June 30, 1996 and December 31, 1995 were as follows:



                                                                    1996        1995
                                                                   -------     -------
        Finished Products........................................  $ 4,379     $ 2,295
        Crude Oil and Supplies...................................    3,431       2,195
                                                                   -------     -------
                                                                     7,810       4,490
        Less LIFO Reserve........................................   (1,660)     (1,170)
                                                                   -------     -------
        Total....................................................  $ 6,150     $ 3,320
                                                                   =======     =======



 2. FINANCIAL ARRANGEMENTS



     On December 4, 1995, the Partnership announced that it did not make its scheduled $1,000,000 debt payment due November 30, 1995 and was, therefore, in default under its indenture. At that time, the Partnership was verbally informed by substantially all of its senior lenders that they did not intend to pursue their remedies under the current indenture due to nonpayment while discussions regarding the potential restructuring of the Partnership's indebtedness was continuing. The Partnership stated that it would not be making any further payments under the current indenture which provided for payment of $5,000,000 in 1996 paid quarterly under a defined formula. As a result, at December 31, 1995 and March 31, 1996, substantially all of the Partnership's outstanding indebtedness was classified as current. These discussions culminated in the April 15, 1996 announcement as described below regarding the potential restructuring of the Partnership's indebtedness. The amount of contractual interest not paid at June 30, 1996 was $2,173,000.



     On April 15, 1996, the Partnership announced that it had reached agreement with four of its five senior lenders, representing 86% of its senior debt, to restructure its indebtedness over a ten-year period.



     The agreement specifies, among other things, that total debt will be reduced from $95.5 million to $25.6 million effective January 1, 1996. The new debt will carry an interest rate of 12%.



     The agreement also specifies that no cash interest will be paid in 1996 unless cash at December 31, 1996 exceeds $6,000,000. Cash in excess of $6,000,000 at December 31, 1996, net of funding capital expenditures (not to exceed $4,150,000), will be paid to the lenders on January 15, 1997. Such payment will replace, dollar for dollar, required debt amortization in year three and of the agreement. In 1997, the Partnership is obligated to pay cash interest and debt amortization based on 50% of excess cash flow as defined.

                     HUNTWAY PARTNERS, L.P. AND SUBSIDIARY



        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       (ALL DOLLAR AMOUNTS IN THOUSANDS)



 3. CONTINGENCIES



     On May 19, 1995, during testing pursuant to the closure of a waste water treatment pond, the Partnership discovered that several drums of hazardous materials had been improperly disposed of at the site of the Wilmington refinery. Subsequent geophysical testing to date indicates that approximately 20 to 30 of such drums had been improperly disposed of at the site. The materials had been stored in drums and disposed of under the waste water treatment pond apparently at the time of its construction.



     The Partnership is party to a number of lawsuits and other proceedings arising out of the ordinary course of its business. While the results of such lawsuits and proceedings cannot be predicted with certainty, management does not expect that the ultimate liability, if any, will have a material adverse effect on the consolidated financial position or results of operations of the Partnership.

                      BENEFICIAL OWNERSHIP OF COMMON UNITS



     The following tables set forth information regarding the number of Common Units owned as of June 30, 1996 by each person known by Huntway to be the beneficial owner of more than five percent of all Common Units outstanding. Except as indicated below, to the knowledge of Huntway, each of the persons named in the table has sole voting and investment power with respect to the Common Units set forth opposite his or its name.



                         BENEFICIAL OWNER                               UNITS           INTEREST
- -------------------------------------------------------------------    --------         -----
Common Units:
First Capital Corporation of Chicago...............................    3,640,121(1)     31.5%
One First National Plaza
Chicago, IL 60670
Bankers Trust Company..............................................    1,975,522(2)     14.6%
280 Park Avenue
New York, NY 10017
Massachusetts Mutual Life Insurance Company........................    1,092,156(2)      8.6%
1295 State Street
Springfield, MA 01111
Mr. Andre Danesh...................................................    1,460,959(3)     11.2%
Allied Financial Corp.
1583 Beacon Street
Brookline, MA 02146
Goldman, Sachs Group, L.P. and Goldman, Sachs & Co.................     513,000(4)       4.3%
85 Broad Street
New York, NY 10904
Reprise Holdings, Inc. ............................................     653,286          5.7%
One First National Plaza
Chicago, IL 60670
All Officers and Operating Committee Members as a Group (12            1,810,927(5)(6)  15.7%
  Persons).........................................................


- ------------------


1) Includes 653,286 Common Units held by Reprise Holdings, Inc. First Capital Corporation of Chicago and Madison Dearborn Partners III own all of the outstanding common stock of Reprise Holdings, Inc., First Capital Corporation of Chicago and Madison Dearborn Partners III disclaim beneficial ownership of Common Units beneficially owned by Reprise Holdings, Inc.



2) All reported beneficial ownership of Common Units represents warrants to purchase Common Units at an exercise price of $.875 per Common Unit issued to Huntway's Senior Lenders under the June 23, 1993 restructuring agreement. See Note 3 to the Consolidated Financial Statements. Pursuant to the Prepackaged Plan, these warrants will be cancelled and the holders thereof will receive 25% of the Common Units outstanding immediately following Consummation.



3) Includes 378,300 Common Units held by Mr. Danesh; 243,700 Common Units held by Allied Financial Corporation's Profit Sharing Plan, of which Mr. Danesh is the trustee; 159,900 Common Units held by E & S Investments, of which Mr. Danesh is the general manager; and 133,000 Common Units held by Allied Financial Investments, of which Mr. Danesh is a general partner. Also includes 546,059 Common Units issuable upon the exercise of an option issued by Huntway to Mr. Danesh. The exercise price provided for in such option is $.50 per Common Unit. Does not include option to purchase 600,000 Common Units which Huntway has agreed to issue to Mr. Danesh in the event the restructuring is consummated. The exercise price provided for in such option will be $.50 per Common Unit.



4) Based on the Schedule 13D dated June 10, 1996 filed on behalf of Goldman, Sachs Group, L.P. and Goldman Sachs & Co.



5) Includes 62,500 and 341,958 Common Units held by Madison Dearborn Partners VI and Madison Dearborn Partners III, respectively. Samuel M. Mencoff and Justin S. Huscher, members of the Operating Committee, serve as general partners of such entities but disclaim beneficial ownership of Common Units held by such entities. Also includes 653,286 Common Units held by Reprise Holdings, Inc. Mr. Mencoff is the President ad sole director of Reprise Holdings, Inc. See also Note 1 above. Mr. Mencoff disclaims beneficial ownership of the Common Units held by Reprise Holding, Inc.



6)  Includes options to acquire 103,133 Common Units exercisable at $1 a unit.

                              CONSENT SOLICITATION

     The costs of this consent solicitation will be paid by the Company. Generally, consents will be solicited by mail of by facsimile, although officers and other employees of the Company may request the return of consents by telephone, telegram, facsimile or in person.

                                            By the Order of the General Partner

                                            Warren J. Nelson
                                            Executive Vice President

                                                                      APPENDIX A

                       PREPACKAGED PLAN OF REORGANIZATION

              IMPORTANT: A BANKRUPTCY CASE HAS NOT BEEN COMMENCED
              AS OF THE DATE OF THE DISTRIBUTION OF THIS DOCUMENT.

                         UNITED STATES BANKRUPTCY COURT
           DISTRICT OF

- -----------------------------------
IN RE:
HUNTWAY PARTNERS, L.P.                   CHAPTER 11
DEBTOR.                                  CASE NO.
- -----------------------------------

          PREPACKAGED PLAN OF REORGANIZATION OF HUNTWAY PARTNERS, L.P.
             UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

     Huntway Partners, L.P., a Delaware limited partnership, proposes the following Chapter 11 Prepackaged Plan pursuant to subsection 1121(a) of Title 11 of the United States Code:

                                       I.

                                  DEFINITIONS

A.  GENERAL PROVISIONS.

     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Prepackaged Plan. Such meanings shall be equally applicable to both the singular and plural forms of such terms. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Prepackaged Plan as a whole and not any particular section, subsection, or clause contained in the Prepackaged Plan, unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and the neuter gender. Any term used in capitalized form in the Prepackaged Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

B.  DEFINED TERMS

      1. ADMINISTRATIVE EXPENSE means any cost or expense of administration of the Prepackaged Chapter 11 Case under subsections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary expenses of preserving the Estate of Huntway, any actual and necessary expenses of operating the business of Huntway, all compensation or reimbursement of expenses to the extent approved by the Bankruptcy Court under Section 330 or
Section 503 of the Bankruptcy Code, including the fees and expenses incurred during the Prepackaged Chapter 11 Case by the trustees serving under the Old Collateralized Note Indenture, the Old Subordinated Note Indenture and the Old Junior Subordinated Note Indenture and any fees or charges assessed against the Estate of Huntway under Section 1930, Chapter 123 of Title 28 of the United States Code.

      2. AGREEMENT OF UNDERSTANDING means the Amended and Restated Agreement of Understanding dated as of July 15, 1996 among Huntway, Sunbelt, the Senior Lenders, the Junior Lenders, the General Partner, the Special Managing Partner and the other parties thereto, as such agreement may be amended from time to time.

      3. ALLOWED means with respect to any Claim, such claim, to the extent (i) proof or application for allowance of which was timely and properly filed or, if no proof of claim or application for allowance was properly filed, which has been or hereafter is listed by the Debtor on its Schedules, as liquidated in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been interposed on or before any applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective Holder or as to which any such objection has been settled by the parties thereto or (ii) such Claim is allowed pursuant to the Prepackaged Plan. Notwithstanding the foregoing, except for claimants under rejected executory contracts and unexpired leases who must file proofs of claim, Holders of Class 3 Claims and Class 4 Claims will be treated as if the Prepackaged Chapter 11 Case had not been filed (except as otherwise provided herein), and the determination of whether any Class 3 Claim or Class 4 Claim will be paid and/or the amount of any Class 3 Claim or Class 4 Claim (which, subject to Bankruptcy Court approval, shall not be listed on the Schedules, and as to which no proof of Claim need be filed) will be determined, resolved or adjudicated as if the Prepackaged Chapter 11 Case had not been commenced. Allowed means, with respect to Equity Interests, such Equity Interests that are listed on Huntway's transfer ledgers.

      4. BALLOTS means the ballots accompanying the Disclosure Statement, the Prepackaged Plan and the other Solicitation Materials upon which Impaired Creditors and Equity Holders shall have indicated their acceptance or rejection of the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions.

      5. BANKERS TRUST means Bankers Trust Company, a New York banking corporation.

      6. BANKRUPTCY CODE means Title I of the Bankruptcy Reform Act of 1978, as amended from time to time, set forth in Sections 101 et seq. of Title 11 of the United States Code and applicable portions of Titles 18 and 28 of the United States Code, as amended from time to time.

      7. BANKRUPTCY COURT means the United States District Court having jurisdiction over the Prepackaged Chapter 11 Case and, to the extent of any reference made pursuant to Section 157 of Title 28 of the United States Code, the unit of such District Court constituted pursuant to Section 151 of Title 28 of the United States Code.

      8. BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Prepackaged Chapter 11 Case, promulgated under 28 U.S.C. sec. 2075 and the general and local rules, if any, of the Bankruptcy Court.

      9. BOARD means the Board of Directors of Reprise Holdings, Inc., the sole general partner of the General Partner.

     10. BUSINESS DAY means any day on which commercial banks are required to be open for business in New York, New York.

     11. CASH means cash and cash equivalents.

     12. CLAIM means: (a) any right to payment from Huntway whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from Huntway whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     13. CLASS means a category of Holders of Claims or Equity Interests as set forth in Section II of the Prepackaged Plan.

     14. CLASS 2 CLAIM means a Class 2A Claim, a Class 2B Claim or a Class 2C Claim.

     15. COMMITTEE means a statutory official committee of unsecured creditors appointed in the Prepackaged Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code, if any.

     16. COMMON UNITS means the common limited partnership units of Huntway, of which 11,556,250 units were issued and outstanding as of June 30, 1996 prior to the Effective Date, and the 25,342,654 common limited partnership units of Reorganized Huntway which will be issued and outstanding on the Effective Date of the Prepackaged Plan.

     17. CONFIRMATION DATE means the date on which the Confirmation Order is entered within the meaning of Bankruptcy Rules 5003 and 9021.

     18. CONFIRMATION ORDER means the order of the Bankruptcy Court confirming the Prepackaged Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

     19. CONSUMMATION means the occurrence of the Effective Date.

     20. CREDITOR means any Holder of a Claim.

     21. DANESH OPTIONS means the options issued by Huntway to Andre Danesh pursuant to the Option Agreement dated March 13, 1996.

     22. DEBTOR means Huntway, as debtor and debtor-in-possession in the Prepackaged Chapter 11 Case.

     23. DIP LC AGREEMENT means the Postpetition Letter of Credit Agreement
dated as of        , 1996, between Huntway and Bankers Trust, as the
Postpetition Letter of Credit Bank.

     24. DISCLOSURE STATEMENT means the written Consent Solicitation and
Disclosure Statement dated                          , 1996 (and all Exhibits and
Schedules annexed thereto or referred to therein) that describes, among other things, the Prepackaged Plan, as it may have been amended or supplemented from time to time, that is prepared and distributed in accordance with Section 1125 or 1126(b), as applicable, and Section 1145 of the Bankruptcy Code and Bankruptcy Rule 3018(b).

     25. DISPUTED means with respect to a Claim, any Claim or portion thereof (other than a Class 2 Claim, Class 3 Claim (other than claimants under rejected executory contracts and unexpired leases), Class 4 Claim (other than claimants under rejected executory contracts and unexpired leases), or a Class 5 Claim):
(i) listed on the Schedules as unliquidated, disputed or contingent; or (ii) as to which the Debtor or any other party in interest has interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

     26. EFFECTIVE DATE means the date selected by Huntway which shall be no later than the thirtieth (30th) Business Day after the date on which all of the conditions specified in both Section VII.A. and VII.B. of the Prepackaged Plan have been (i) satisfied or (ii) waived pursuant to Section VII.C.

     27. EQUITY INTEREST means any equity interest in Huntway represented by the General Partner Interests, the Common Units, the Danesh Options, the Warrants and the Existing Unit Options.

     28. ESTATE means the estate of the Debtor created by Section 541 of the Bankruptcy Code upon the commencement of the Prepackaged Chapter 11 Case.

     29. EXISTING INTERCREDITOR AGREEMENT means that certain Intercreditor and Collateral Trust Agreement dated as of June 22, 1993, by and among Bankers Trust, as LOC Bank, the financial institutions named therein and United States Trust Company of New York, as Collateral Agent.

     30. EXISTING OPTION PLAN means the Partnership's option plan entitled "1989 Salaried Employee Partnership Unit Option Plan."

     31. EXISTING UNIT OPTIONS means the options to purchase Common Units of Huntway granted and outstanding under the Existing Option Plan.

     32. EXPIRATION DATE means 5:00 p.m., Los Angeles, California time on
                         , 1996, unless Huntway, in its sole discretion, extends
the period during which Ballots and Master Ballots will be accepted by Huntway, in which case Expiration Date shall mean the last time and date to which the solicitation of Ballots and Master Ballots is extended.

     33. FINAL DECREE means the decree contemplated under Bankruptcy Rule 3022.

     34. FINAL ORDER means an order of the Bankruptcy Court:

     (i) as to which the time to appeal, petition for certiorari, or motion for reargument, rehearing or new trial has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument, rehearing or new trial shall then be pending, or

     (ii) as to which any right to appeal, petition for certiorari, reargue, rehear or retry shall have been waived in writing in form and substance satisfactory to the Debtor, or

     (iii) in the event that an appeal, writ of certiorari, or reargument or rehearing or new trial has been sought, as to which (x) such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, (y) certiorari has been denied as to such order, or (z) reargument or rehearing or new trial from such order shall have been denied, and in each case, the time to take any further appeal, petition for certiorari or move for reargument, rehearing or new trial shall have expired.

     35. GENERAL PARTNER means Huntway Managing Partner, L.P., a Delaware limited partnership and Huntway's managing general partner.

     36. GENERAL PARTNER INTEREST means the general partner interests in Huntway held by the General Partner and the Special Managing Partner.

     37. HOLDER means any entity holding an Equity Interest or Claim, and with respect to a vote on the Prepackaged Plan, means the holder of the beneficial interest in such Claim or Equity Interest as of the Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

     38. HUNTWAY means Huntway Partners, L.P., a Delaware limited partnership.

     39. IMPAIRED CLAIM means a Claim classified in an Impaired Class.

     40. IMPAIRED CLASS means a Class that is impaired within the meaning of
Section 1124 of the Bankruptcy Code.


     41. INFORMATION AGENT means MacKenzie Partners, Inc.


     42. JUNIOR LENDER CLAIMS means the claims against Huntway held by the Junior Lenders under the Old Junior Subordinated Notes and Old Junior Subordinated Debenture Indenture.

     43. JUNIOR LENDERS means First Chicago Equity Corporation (f/k/a First Capital Corporation of Chicago) and Madison Dearborn Partners III, L.P.

     44. MASTER BALLOT means the master ballots accompanying the Disclosure Statement, Prepackaged Plan and the other Solicitation Materials upon which nominees for Holders of the beneficial interest of any Impaired Class of Claims or any Impaired Class of Equity Interests shall have indicated the acceptance or rejection of the Prepackaged Plan, in accordance with the Prepackaged Plan and the Voting Instructions.

     45. NEW COLLATERAL DOCUMENTS means the Amended and Restated Collateral Documents (as that term is defined in the New Intercreditor Agreement) dated as of the Effective Date, pursuant to which each of Reorganized Huntway, Sunbelt, the General Partner and the Special Managing Partner grants or pledges a security interest in its real and personal property or General Partner Interests, as the case may be, to secure their respective obligations under the New Collateralized Note Indenture, the New Senior Notes, the Post-Restructuring Letter of Credit Agreement and the New Guaranties.

     46. NEW COLLATERALIZED NOTE INDENTURE means an Indenture among Reorganized Huntway, Sunbelt, and IBJ Schroder Bank & Trust Company, as Trustee, respecting the New Senior Notes issued by Reorganized Huntway pursuant to the Prepackaged Plan. The New Collateralized Note Indenture shall be substantially as described
in the Disclosure Statement and substantially in the form of Exhibit    to the
Prepackaged Plan Supplement.

     47. NEW GUARANTIES means the Amended and Restated Guaranties (as such term is defined in the New Intercreditor Agreement) dated as of the Effective Date, pursuant to which each of Sunbelt, the General Partner and the Special Managing Partner guaranty the payment of Reorganized Huntway's obligations under the New Collateralized Note Indenture, the New Senior Notes and the Post-Restructuring Letter of Credit Agreement.

     48. NEW INTERCREDITOR AGREEMENT means that certain Amended and Restated Intercreditor and Collateral Trust Agreement dated as of the Effective Date by and among Reorganized Huntway, Bankers Trust, as LOC Bank, the Parties receiving New Senior Notes, and United States Trust Company of New York, as Collateral
Agent, substantially in the form of Exhibit    to the Prepackaged Plan
Supplement.

     49. NEW JUNIOR NOTES means Reorganized Huntway's Junior Subordinated Notes Due 2005, in the original aggregate principal amount of $2,070,000, to be issued in accordance with the provisions of the Prepackaged Plan and governed by the New Junior Subordinated Debenture Indenture. Each New Junior Note shall be
substantially in the form attached as Exhibit    to the New Junior Subordinated
Debenture Indenture.

     50. NEW JUNIOR SUBORDINATED DEBENTURE INDENTURE means an Indenture among Reorganized Huntway, Sunbelt and IBJ Schroder Bank & Trust Company, as Trustee, respecting the New Junior Notes issued by Reorganized Huntway pursuant to the Prepackaged Plan. The New Junior Subordinated Debenture Indenture shall be substantially as described in the Disclosure Statement and shall be
substantially in the form of Exhibit    to the Prepackaged Plan Supplement.

     51. NEW SENIOR NOTES means the New Senior Notes (Other) and the New Senior Notes (Sunbelt IDB).

     52. NEW SENIOR NOTES (OTHER) means Reorganized Huntway's 12% Senior Secured Notes (Other) due 2005 in the original aggregate principal amount of $14,400,000, to be issued in accordance with the provisions of the Prepackaged Plan and governed by the terms of the New Collateralized Note Indenture. Each New Senior Note (Other) shall be substantially in the form attached as Exhibit C to the New Collateralized Note Indenture.

     53. NEW SENIOR NOTES (SUNBELT IDB) means Reorganized Huntway's 12% Senior Secured Notes (Sunbelt IDB) due 2005 in the original aggregate principal amount of $9,100,000, to be issued in accordance with the provisions of the Prepackaged Plan and governed by the terms of the New Collateralized Note Indenture. Each New Senior Note (Sunbelt IDB) shall be substantially in the form attached as Exhibit B to the New Collateralized Note Indenture.

     54. NEW UNIT OPTION PLAN means the 1996 Huntway Partners, L.P. Employee Incentive Option Plan proposed to be implemented by Huntway.

     55. OLD COLLATERALIZED NOTE INDENTURE means the Collateralized Note Indenture, dated as of June 23, 1993, as amended, among Huntway, Sunbelt and Fleet National Bank of Massachusetts, formerly known as Shawmut Bank, N.A., as trustee.

     56. OLD COLLATERALIZED NOTES means the 8% Senior Secured Notes Due 2000, issued under the Old Collateralized Note Indenture, together with all interest earned thereon, including Secondary Securities issued with respect thereto.

     57. OLD JUNIOR SUBORDINATED DEBENTURE INDENTURE means the Junior Subordinated Debenture Indenture dated as of June 23, 1993, as amended, among Huntway, Sunbelt and IBJ Schroder Bank & Trust Company, as trustee.

     58. OLD JUNIOR SUBORDINATED NOTES means the Increasing Rate Junior Subordinated Debentures Due 2020 issued under the Old Junior Subordinated Note Indenture, together with all interest earned thereon, including Secondary Securities issued with respect thereto.

     59. OLD LETTER OF CREDIT AGREEMENT means the Letter of Credit and Reimbursement Agreement dated as of June 22, 1993 by and among Bankers Trust, Huntway and Sunbelt.

     60. OLD SUBORDINATED NOTE INDENTURE means the Subordinated Note Indenture dated as of June 23, 1993 among Huntway, Sunbelt and Fleet Bank National Association, a national banking association, formerly known as Shawmut Bank Connecticut National Association, as trustee.

     61. OLD SUBORDINATED NOTES means the Increasing Rate Subordinated Notes Due 2008 issued under the Old Subordinated Note Indenture, together with all interest earned thereon, including Secondary Securities issued with respect thereto.

     62. OPERATING COMMITTEE means the Special Operating Committee of the Huntway Division of Reprise Holding, Inc., a Texas corporation.

     63. OTHER PRIORITY CLAIMS means any Claims accorded a priority and right of payment under subsection 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense.

     64. OTHER SECURED CLAIM means any Secured Claim that is not a Senior Lender Claim.

     65. PETITION DATE means the date on which the Debtor's petition for relief commencing the Prepackaged Chapter 11 Case is filed.

     66. POST-RESTRUCTURING LETTER OF CREDIT AGREEMENT means either (i) a Letter of Credit Agreement to be entered into on the Effective Date between Bankers Trust and Reorganized Huntway or (ii) the Old Letter of Credit Agreement as amended by a First Amendment to Letter of Credit and Reimbursement Agreement to be entered into on the Effective Date by Bankers Trust, Reorganized Huntway, and Sunbelt.

     67. PREPACKAGED CHAPTER 11 CASE means the case under Chapter 11 of the Bankruptcy Code, commenced by the Debtor in the Bankruptcy Court, and styled "In re: Huntway Partners, L.P."

     68. PREPACKAGED PLAN means this Chapter 11 Prepackaged Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Prepackaged Plan, the Bankruptcy Code and the Bankruptcy Rules with the prior consent of the Senior Lenders as prescribed by, and to the extent required by, the Agreement of Understanding.

     69. PREPACKAGED PLAN SUPPLEMENT means the documents specified in Section I.C. hereof.

     70. PRIORITY TAX CLAIM means a Claim of a governmental unit of the kind specified in subsection 507(a)(8) of the Bankruptcy Code.

     71. PROFESSIONAL FEE CLAIM means those fees and expenses claimed by professionals retained through a Bankruptcy Court order, pursuant to Sections 330 and 331 of the Bankruptcy Code, and unpaid as of the Confirmation Date.

     72. RECORD DATE means the close of business on June 30, 1996.

     73. REORGANIZED HUNTWAY means Huntway or any successor thereto, by merger, consolidation or otherwise, on and after the Effective Date.

     74. SCHEDULES means the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs to be filed by the Debtor to the extent required by Section 521 of the Bankruptcy Code, the Official Bankruptcy Forms, the Bankruptcy Rules and the Bankruptcy Court.

     75. SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP means the Amended and Restated Agreement of Limited Partnership of Reorganized Huntway, as amended as described in Section V.F. of the Prepackaged Plan, which shall be substantially in the form set forth as Appendix A to the Disclosure Statement, and which Agreement, as so amended, is in compliance with Section 1123(a)(6) of the Bankruptcy Code.

     76. SECURED CLAIM means a Claim against Huntway held by any entity, including a judgment lien creditor of Huntway, to the extent of the value of any interest in property of the Estate securing such Claim.

     77. SENIOR LENDER CLAIMS means the Claims of the Senior Lenders arising under the Old Collateralized Note Indenture, the Old Subordinated Note Indenture, the Old Collateralized Notes and the Old Subordinated Notes.

     78. SENIOR LENDERS means collectively Bankers Trust, Massachusetts Mutual Life Insurance Company, Ryback Management Corporation, Oppenheimer & Co., Inc., for itself and as agent, and Mellon Bank, N.A., as Trustee for First Plaza Group Trust, as directed by Contrarian Capital Advisors, L.L.C., in each case, or their respective permitted successors, assigns and transferees.

     79. SOLICITATION MATERIALS means the Disclosure Statement, including the appendices thereto, the forms of Ballots and Master Ballots and the Voting Instructions.

     80. SPECIAL MANAGING PARTNER means Huntway Holdings, L.P., a Delaware limited partnership and Huntway's special managing general partner.

     81. SUNBELT means Sunbelt Refining Company, L.P., a Delaware limited partnership.

     82. UNITHOLDERS AGREEMENT means the Unitholders Agreement dated as of the Effective Date by and among Reorganized Huntway and the Holders of Allowed Class 2 Claims, Allowed Class 5 Claims and Allowed Class 6 Equity Interests, which provides for, inter alia, the issuance of additional units after the Effective Date to the Holders of Allowed Class 2 Claims and Allowed Class 6 Equity Interests and restricts the trading in all Common Units issued to Holders of Allowed Class 2 Claims, Allowed Class 5 Claims and Allowed Class 6 Equity Interests, as more fully described in the Disclosure Statement.

     83. UNIT OPTIONS mean the options to purchase Common Units of Reorganized Huntway granted under the New Unit Option Plan.

     84. UNIMPAIRED means a Claim in a Class that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

     85. UNIMPAIRED CLASS means a Class that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

     86. UNSECURED CLAIM means any Claim that is not an Other Secured Claim, a Senior Lender Claim, a Junior Lender Claim, an Administrative Expense, a Priority Tax Claim or an Other Priority Claim.


     87. VOTING AGENT means MacKenzie Partners, Inc.


     88. VOTING INSTRUCTIONS means the instructions for voting on the Prepackaged Plan contained in the section of the Disclosure Statement entitled "VOTING PROCEDURES" and in the Ballots and the Master Ballots.

     89. WARRANTS means the Warrants issued by Huntway on June 22, 1993 and any replacement thereof, to the extent such Warrants have not been surrendered and canceled prior to the Petition Date.

C.  PREPACKAGED PLAN SUPPLEMENT.

     The form of each of the New Collateralized Note Indenture, the New Junior Subordinated Debenture Indenture, the Post-Restructuring Letter of Credit Agreement, the Intercreditor Agreement, the Unitholders Agreement and the Second Amended and Restated Agreement of Limited Partnership are contained in the Prepackaged Plan Supplement filed with the Bankruptcy Court, a copy of which is available from the Information Agent upon request.

D.  EXHIBITS.

     All Exhibits to the Prepackaged Plan and the Plan Supplement are hereby incorporated into and made a part of this Prepackaged Plan as if set forth in full herein.

                                      II.

                     CLASSIFICATION AND TREATMENT OF CLAIMS
                              AND EQUITY INTERESTS

A.  SUMMARY.

     The categories of Claims and Equity Interests listed below classify Claims and Equity Interests of Huntway for all purposes, including voting, confirmation and distribution pursuant to the Prepackaged Plan.

                          CLASS                                           STATUS
- ----------------------------------------------------------   ---------------------------------
Class  1: Other Priority Claims                              Unimpaired--Not Entitled to Vote
Class  2: Senior Lender Claims                               Impaired--Entitled to Vote
Class  3: Other Secured Claims                               Unimpaired--Not Entitled to Vote
Class  4: Unsecured Claims                                   Unimpaired--Not Entitled to Vote
Class  5: Junior Lender Claims                               Impaired--Entitled to Vote
Class  6: Equity Interests of Holders of Warrants            Impaired--Entitled to Vote
Class  7: Equity Interests of Holders of Common Units        Impaired--Entitled to Vote
Class  8: Equity Interests of Holders of Existing Unit       Impaired--Entitled to Vote
  Options
Class  9: Equity Interests of Holders of Danesh Options      Unimpaired--Not Entitled to Vote
Class 10: Equity Interests of the General Partner and the    Impaired--Entitled to Vote
          Special Managing Partner

B.  ADMINISTRATIVE EXPENSES.

     Huntway shall pay each Professional Fee Claim, to the extent approved by the Bankruptcy Court, and each other Allowed Administrative Expense in full, in Cash, on the later of the Effective Date or the date such Administrative Expense becomes Allowed, except to the extent that the Holder of an Allowed Administrative Expense agrees to a different treatment; provided, however, that Allowed Administrative Expenses representing obligations incurred in the ordinary course of business or assumed pursuant to an order of the Bankruptcy Court by the Debtor shall be paid in full or be performed by Huntway in the ordinary course of business in accordance with the terms and conditions of the particular transaction and any agreements and instruments relating thereto.

C.  PRIORITY TAX CLAIMS.

     Huntway shall pay each Allowed Priority Tax Claim in full, in Cash, on the Effective Date or as soon thereafter as is practicable, except to the extent that the Holder of an Allowed Priority Tax Claim agrees to a different treatment; provided, however, at Huntway's option, Huntway may pay Allowed Priority Tax Claims plus interest accrued thereon (at amounts and a rate to be agreed upon between Huntway and the Holder of the Claim, or in the absence of such agreement, as determined by the Bankruptcy Court) over a period not exceeding six (6) years after the date of assessment of the Claims, as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code.

D.  CLASSIFICATION AND TREATMENT.

     CLASS 1: OTHER PRIORITY CLAIMS

     1. CLASSIFICATION: Class 1 consists of all Other Priority Claims against Huntway.

     2. TREATMENT: Huntway shall pay all Allowed Claims in Class 1 in full, in Cash, on the Effective Date or as soon thereafter as is practicable, except to the extent the Holder of an Allowed Claim in Class 1 agrees to a different treatment; provided, however, that Allowed Class 1 Claims representing obligations incurred in the ordinary course of business, shall be paid in full or performed by Huntway in the ordinary course of business in accordance with the terms and conditions of the particular transaction and any agreements and instruments relating thereto. Class 1 is not Impaired, and the Holders of Claims in Class 1 are not entitled to vote to accept or to reject the Prepackaged Plan.

     CLASS 2: SENIOR LENDER CLAIMS.

     1. CLASSIFICATION: Class 2A consists of all of the Senior Lender Claims of Bankers Trust. Class 2B consists of all Senior Lender Claims to the extent such Claims are Secured Claims (other than the Claims of Bankers Trust). Class 2C consists of the Senior Lender Claims to the extent such Claims are not Secured Claims (other than the Claims of Bankers Trust).


     2. TREATMENT: On the Effective Date, the Allowed Senior Lender Claims shall continue as obligations of Reorganized Huntway as provided and modified under the terms and conditions of the New Collateralized Note Indenture, the New Senior Notes (Other) and the New Senior Notes (Sunbelt IDB) and Reorganized Huntway's obligations with respect to the Senior Lenders shall be as provided thereunder. The Holder of Class 2A Claims shall receive on the Effective Date
(a) $9,100,000 in New Senior Notes (Sunbelt IDB), (b) $2,844,345 in New Senior Notes (Other) and (c) 3,220,227 Common Units, representing approximately 12.71% of the Common Units issued and outstanding on the Effective Date, (d) reimbursement of all fees and expenses of its counsel incurred in connection with the Old Collateralized Note Indenture, the Old Subordinated Note Indenture, the Prepackaged Chapter 11 Case, the Prepackaged Plan, and the transactions contemplated thereby, and (e) unless such Holder elects not to provide the release set forth in subsection V.I(ii), the release set forth in Section V.I(i). Each Holder of Class 2B and Class 2C Claims shall receive on the Effective Date (a) its pro rata share of $11,555,656 in New Senior Notes (Other), (b) its pro rata share of 3,115,436 Common Units, representing approximately 12.29% of the Common Units issued and outstanding on the Effective Date and (c) the release set forth in Section V.I(i), unless such Holder elects not to provide the release set forth in subsection V.I(ii). The Holders of Class 2A, 2B and Class 2C Claims will also receive such number of additional Common Units from time to time as are sufficient to prevent dilution caused by the issuance from time to time to Holders of (a) Class 5 Claims of Common Units as payment of accrued interest on the New Junior Notes and (b) Class 8 Equity Interests of additional Unit Options (or equivalent rights to receive Common Units) and Class 6 Equity Interests and Class 5 Claims of additional Common Units, in each case issued to prevent dilution to such Holders. The rights of the Holders of New Senior Notes will be subject to the New Intercreditor Agreement. The rights of the Holders of Common Units issued in respect of Class 2 Claims will be subject to the Unitholders Agreement. Class 2A, Class 2B and Class 2C are Impaired and the Holders of Allowed Class 2A Claims, 2B Claims and 2C Claims are entitled to vote on the Prepackaged Plan. With respect to each of Class 2A, 2B and 2C, approval of the Prepackaged Plan by Holders of at least two-thirds in dollar amount and more than one-half in number of Allowed Claims in such Class with respect to which votes are received is required to confirm the Prepackaged Plan.


     3. ALLOWANCE OF CLAIMS: The Claims of the Senior Lenders under the Old Collateralized Note Indenture and the Old Subordinated Note Indenture, including interest (at the rates set forth therein), fees, costs and expenses provided thereunder, including postpetition interest, fees, costs and expenses pursuant to Section 506(b) of the Bankruptcy Code constitute Allowed Claims. Confirmation of the Prepackaged Plan shall constitute a finding that the Allowed Senior Lender Claims and the liens securing such claims are fully valid, binding, enforceable, unavoidable obligations and, with respect to the liens, are properly and timely perfected.

     CLASS 3: OTHER SECURED CLAIMS.

     1.   CLASSIFICATION: Class 3 consists of Other Secured Claims against
Huntway.

     2. TREATMENT: Class 3 is Unimpaired and the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Prepackaged Plan. The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Prepackaged Plan and on the Effective Date, and subject to the requirements of Section 1124(2) of the Bankruptcy Code, the legal, equitable and contractual rights of the Holders of Class 3 Claims shall be reinstated in full, in accordance with the terms of the prepetition agreements, rights, or obligations of Huntway respecting such Class 3 Claims; provided, however, that the maturity date or dates of all Class 3 Claims shall be reinstated to the date or dates which existed prior to the date of any acceleration of such Class 3 Claims, subject to legal and equitable rights of the parties with respect to such Claims as they existed immediately prior to the filing of the Prepackaged Plan as if the Prepackaged Chapter 11 Case had not been filed. Huntway will make payments required by
Section 1124(2) of the Bankruptcy Code to Holders of Class 3 Claims on the Effective Date and will cure any defaults of such Class 3 Claims to the extent required by Section 1124(2)(A) of the Bankruptcy Code, and any defaults of such Class 3 Claims which existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date. Subject to the foregoing, and except for claimants under rejected executory contracts and unexpired leases, who must file proofs of claim, Holders of Class 3 Claims will be treated as if the Prepackaged Chapter 11 Case had not been filed (except as otherwise provided herein), and the determination of whether any Class 3 Claim will be paid and/or the amount of any Class 3 Claim (which, subject to Bankruptcy Court approval, shall not be listed on the Schedules, and as to which no proof of claim need be filed) will be determined, resolved or adjudicated as if the Prepackaged Chapter 11 Case had not been commenced. Notwithstanding the foregoing, Holders of Class 3 Claims under rejected executory contracts and unexpired leases must file proofs of claim, and will be subject to the provisions of the Bankruptcy Code.

     3. RESERVATION OF RIGHTS: Nothing in the Prepackaged Plan, the Confirmation Order or any order in aid of confirmation of the Prepackaged Plan, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense which Huntway had immediately prior to the commencement of the Prepackaged Chapter 11 Case, against or with respect to any Class 3 Claim. During the pendency of the Prepackaged Chapter 11 Case and upon confirmation thereof Huntway shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable rights respecting any Class 3 Claim which it had immediately prior to the commencement of the Prepackaged Chapter 11 Case to the same extent as if the Prepackaged Chapter 11 Case had not been commenced. No Class 3 Claim shall be deemed Allowed or not Allowed by virtue of the Prepackaged Plan or confirmation of the Prepackaged Plan.

     CLASS 4: UNSECURED CLAIMS.

     1.   CLASSIFICATION: Class 4 consists of Unsecured Claims against Huntway.

     2. TREATMENT: Class 4 is Unimpaired and the Holders of Claims in Class 4 are not entitled to vote to accept or to reject the Prepackaged Plan. The legal, equitable and contractual rights of the holders of Class 4 Claims are unaltered by the Prepackaged Plan and on the Effective Date, and subject to the requirements of Section 1124(2) of the Bankruptcy Code, the legal, equitable and contractual rights of the Holders of Class 4 Claims shall be reinstated in full, in accordance with the terms of prepetition agreements, rights or obligations of Huntway respecting such Class 4 Claims; provided, however, that the maturity date or dates of all Class 4 Claims shall be reinstated to the date or dates which existed prior to the date of any acceleration of such Class 4 Claims, subject to the legal and equitable rights of the parties with respect to such Class 4 Claims as they existed immediately prior to the filing of the Prepackaged Plan. Huntway will make payments required by Section 1124(2) of the Bankruptcy Code, together with any interest from the Petition Date required to be paid to maintain the Unimpaired status of Class 4, to Holders of Class 4 Claims on the Effective Date and will cure any defaults of such Class 4 Claims to the extent required by Section 1124(2)(A) of the Bankruptcy Code, and any defaults of such Class 4 Claims which existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date. Subject to the foregoing, and except for claimants under rejected executory contracts and unexpired leases, who must file proofs of claim, Holders of Class 4 Claims will be treated as if the Prepackaged Chapter 11 Case had not been filed (except as otherwise provided herein), and the determination of whether any Class 4 Claim will be paid and/or the amount of any Class 4 Claim (which, subject to Bankruptcy Court approval, shall not be listed on the Schedules, and as to which no proof of claim need be filed) will be determined, resolved or adjudicated as if the Prepackaged Chapter 11 Case had not been commenced. Notwithstanding the foregoing, Holders of Class 4 Claims under rejected executory contracts and unexpired leases must file proofs of claim, and will be subject to the provisions of the Bankruptcy Code.

     3. RESERVATION OF RIGHTS: Nothing in the Prepackaged Plan, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense which Huntway had immediately prior to the commencement of the Prepackaged Chapter 11 Case, against or with respect to any Class 4 Claim. During the pendency of the Prepackaged Chapter 11 Case and upon confirmation thereof Huntway shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which it had immediately prior to the commencement of the Prepackaged Chapter 11 Case fully as if the Prepackaged Chapter 11 Case had not been commenced. No Class 4 Claim shall be deemed Allowed or not Allowed by virtue of the Prepackaged Plan or confirmation of the Prepackaged Plan.

     CLASS 5: JUNIOR LENDER CLAIMS.

     1.   CLASSIFICATION: Class 5 consists of all Junior Lender Claims.


     2. TREATMENT: On the Effective Date, a Holder of an Allowed Class 5 Claim shall receive, in full and final satisfaction of such Holder's Allowed Class 5 Claim, its pro rata share of (a) $2,070,000 principal of New Junior Notes; and
(b) 1,115,077 Common Units, representing 4.4% of Reorganized Huntway's Common Units issued and outstanding on the Effective Date. The Holders of Class 5 Claims will also receive such number of additional Common Units from time to time as are sufficient to prevent dilution caused by the issuance from time to time to Holders of (a) Class 5 Claims of Common Units as payment of accrued interest on the New Junior Notes and (b) Class 8 Equity Interests of additional Unit Options (or equivalent rights to receive Common Units) and Class 2 and Class 6 Equity Interests of additional Common Units, in each case issued to prevent dilution to such Holders. The rights of the Holders of Common Units issued in respect of Class 5 Claims will be subject to the Unitholders Agreement. Class 5 is Impaired. Holders of Class 5 Claims are entitled to vote on the Prepackaged Plan. Approval of the Prepackaged Plan by Holders of at least two-thirds in dollar amount and more than one-half in number of Allowed Class 5 Claims with respect to which votes are received is required to confirm the Prepackaged Plan.


     3. ALLOWED CLAIMS: The Claims of the Junior Lenders under the Old Junior Subordinated Debenture Indenture constitute Allowed Claims. Confirmation of the Prepackaged Plan shall constitute a finding that the Allowed Class 5 Claims are fully valid.

     CLASS 6: WARRANTS

     1.   CLASSIFICATION: CLASS 6 CONSISTS OF ALL WARRANTS.


     2. TREATMENT: On the Effective Date, a Holder of an Allowed Class 6 Equity Interest shall receive such Holder's pro rata share of 6,335,663 of Reorganized Huntway's Common Units, representing approximately 25% of Reorganized Huntway's Common Units issued and outstanding on the Effective Date. The Holders of Class 6 Equity Interests will also receive such number of additional Common Units from time to time as are sufficient to prevent dilution caused by the issuance from time to time to Holders of (a) Class 5 Claims of Common Units as payment of accrued interest on the New Junior Notes and (b) Class 8 Equity Interests of additional Unit Options (or equivalent rights to receive additional Common Units) and Class 2 and 5 Claims of additional Common Units, in each case issued to prevent dilution to such Holders. The rights of the Holders of Common Units issued in respect of Class 6 Equity Interests will be subject to the Unitholders Agreement. Class 6 is Impaired. Approval of the Prepackaged Plan by Holders of at least two-thirds in amount of Allowed Class 6 Equity Interests with respect to which votes are received is required to confirm the Prepackaged Plan.


     CLASS 7: COMMON UNITS

     1.   CLASSIFICATION: Class 7 consists of the Common Units.

     2. TREATMENT: On the Effective Date, a Holder of an Allowed Equity Interest in Class 7 shall retain its Common Units. Class 7 is Impaired. Approval of the Prepackaged Plan by Holders of at least two-thirds in amount of Allowed Class 7 Equity Interests with respect to which votes are received is required to confirm the Prepackaged Plan.

     CLASS 8: EXISTING UNIT OPTIONS UNDER THE EXISTING OPTION PLAN

     1. CLASSIFICATION: Class 8 consists of the Existing Unit Options issued under the Existing Option Plan.


     2. TREATMENT: On the Effective Date, a Holder of an Allowed Equity Interest in Class 8 shall be issued such Holder's pro rata share of 1,022,000 Unit Options under the New Unit Option Plan, which Unit Options will have terms and conditions in all natural respects the same as the Existing Unit Options, except that they shall have an exercise price of $.50 per Common Unit. Holders of Class 8 Equity Interests will also receive additional Unit Options for the purchase of Common Units from time to time sufficient to prevent dilution caused by the issuance from time to time to Holders of (a) Class 5 Claims of Common Units as payment of accrued interest on the New Junior Notes and (b) Class 2 Claims, Class 5 Claims and Class 6 Equity Interests of Common Units issued to prevent dilution to such Holders. On the Effective Date, the Existing Option Plan shall be terminated and of no further force and effect. To the extent that any anti-dilution provisions in the Existing Option Plan may be interpreted to be triggered by consummation, confirmation of the Prepackaged Plan eliminates:
(i) the rights of Holders of Allowed Equity Interests evidenced by Existing Unit Options issued under the Existing Option Plan to receive any additional Common Units or to receive any other type of security pursuant to such anti-dilution provisions; and (ii) the authority (whether mandatory or discretionary) of any committee under the Existing Option Plan or the Board to make adjustments under the Existing Option Plan on account of the transaction implemented by the Prepackaged Plan. Class 8 is Impaired. Approval of the Prepackaged Plan by Holders of at least two-thirds in amount of Allowed Class 8 Equity Interests with respect to which votes are received is required to confirm the Prepackaged Plan.


     CLASS 9: DANESH OPTIONS

     1.   CLASSIFICATION: Class 9 consists of Danesh Options.


     2. TREATMENT: On the Effective Date, a Holder of an Allowed Equity Interest in Class 9 shall retain its Danesh Options. The Holder of all Danesh Options has agreed to the treatment of such Options under the Prepackaged Plan. Therefore, Class 9 is Unimpaired and the Holders of Equity Interests in Class 9 are not entitled to vote to accept or reject the Prepackaged Plan. The legal, equitable and contractual rights of the Holder of Class 9 Equity Interests, as agreed to by the Holder thereof, are unaltered by the Prepackaged Plan.


     CLASS 10: GENERAL PARTNER INTERESTS

     1.   CLASSIFICATION: Class 10 consists of the General Partner Interests.

     2. TREATMENT: On the Effective Date, the General Partner and the Special Managing Partner shall retain their respective General Partner Interests subject to the New Guaranty and the other New Collateral Documents to be executed by the General Partner and the Special Managing Partner as of the Effective Date. Class 10 is Impaired. Approval of the Prepackaged Plan by Holders of at least two-thirds in amount of Allowed Class 10 Equity Interests with respect to which votes are received is required to confirm the Prepackaged Plan.

                                      III.

                ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN

A.  VOTING BY IMPAIRED CLASSES.

     Each Holder of a Claim in Class 2 or Class 5 and each Holder of an Equity Interest in Class 6, Class 7, Class 8 or Class 10, in each case as of the Record Date, is entitled to vote either to accept or to reject the Prepackaged Plan. Only those votes cast by Holders of Allowed Claims and/or Allowed Equity Interests shall be counted in determining whether acceptances have been received sufficient in number and amount to confirm the Prepackaged Plan. Each Claim or Equity Interest, as applicable, in each of Class 2, Class 5, Class 6, Class 7, Class 8, Class 9 or Class 10 shall be deemed to be "Allowed" for purposes of voting on the Prepackaged Plan unless, prior to the confirmation hearing, the Debtor has filed an objection to any such Claim or Equity Interest with the Bankruptcy Court.

     Unless the Bankruptcy Court subsequently determines that Ballots and Master Ballots may be revoked, such Ballots and Master Ballots will remain in full force and effect until the Bankruptcy Court determines whether such Ballots and Master Ballots are deemed to constitute acceptances or rejections of the Prepackaged Plan.

     For each Holder of a Class 2 Claim who consents to the Prepackaged Plan and does not withhold releases in accordance with Section V.I(ii), the Prepackaged Plan (i) shall release and discharge such Holder and such Holder's parents, subsidiaries, affiliates, partners, directors, officers, attorneys, financial advisors, agents and employees past and present from claims of the Huntway Releasors (as defined in Section V.I(i)) to the extent set forth in subsection V.I(i) below, and (ii) shall release and discharge the Huntway Releasors and each Huntway Releasor's directors, officers, attorneys, financial advisors, agents and employees past and present from claims of such Holders to the extent set forth in subsection V.I(ii).

B.  ACCEPTANCE BY IMPAIRED CLASSES.

     Class 2A, Class 2B, Class 2C and Class 5 shall have accepted the Prepackaged Plan if (i) the Holders (other than any Holder designated under subsection 1126(e) of the Bankruptcy Code) of at least two-thirds in dollar amount of the Allowed Claims actually voting in each such Class have voted to accept the Prepackaged Plan and (ii) the Holders (other than any Holder designated under subsection 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in each such Class have voted to accept the Prepackaged Plan. An Impaired Class of Equity Interests shall have accepted the Prepackaged Plan if the Holders (other than any Holder designated under subsection 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of Allowed Equity Interests actually voting in such Class have voted to accept the Prepackaged Plan.

C.  PRESUMED ACCEPTANCE OF PREPACKAGED PLAN.

     Class 1, Class 3, Class 4 and Class 9 are Unimpaired under the Prepackaged Plan, and, therefore, are conclusively presumed to have accepted the Prepackaged Plan.

                                      IV.

               PROVISIONS FOR TREATMENT OF PROFESSIONAL FEES AND
                  DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

A.  RESOLUTION OF DISPUTED CLAIMS.

     Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, Huntway shall have the exclusive right to make and file objections to Claims (other than Class 2 Claims and Class 5 Claims), and shall serve a copy of each objection upon the Holder of the Disputed Claim to which the objection is made, as well as counsel for any Committee.

     Notwithstanding the foregoing, except as otherwise ordered by the Court, except for claimants under rejected executory contracts and unexpired leases, who must file proofs of claim and who will be subject to the provisions of the Bankruptcy Code, Holders of Class 3 Claims and Class 4 Claims need not and should not file proofs of claim with the Bankruptcy Court.

     Nothing in the Prepackaged Plan, the Confirmation Order or any order in aid of confirmation of the Prepackaged Plan, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense which Huntway had immediately prior to the commencement of the Prepackaged Chapter 11 Case, against or with respect to any Claim in Class 3 or Class 4. During the pendency of the Prepackaged Chapter 11 Case and upon confirmation thereof, the Debtor shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which it had immediately prior to the commencement of the Prepackaged Chapter 11 Case fully as if the Prepackaged Chapter 11 Case had not been commenced; and all of Huntway's legal and equitable rights respecting any Claim in Class 3 and Class 4 may be asserted after the Confirmation Date to the same extent as if the Prepackaged Chapter 11 Case had not been commenced.

                                       V.

                     IMPLEMENTATION OF THE PREPACKAGED PLAN

A.  ISSUANCE OF NEW SENIOR NOTES, NEW JUNIOR NOTES, COMMON UNITS AND UNIT
OPTIONS.

     The issuance of the New Senior Notes, New Junior Notes, Common Units and Unit Options by Reorganized Huntway is hereby authorized as follows or to the extent required by the provisions of the Prepackaged Plan:

        1. New Senior Notes which shall be issued on the Effective Date in an aggregate principal amount of $23,500,000 and distributed pursuant to the Prepackaged Plan.

        2. New Junior Notes, which shall be issued on the Effective Date in an aggregate principal amount of $2,070,000 and distributed pursuant to the Prepackaged Plan.

        3. Approximately 1,115,077 Common Units, which shall be issued on the Effective Date to Holder of Class 5 Claims.

        4. Approximately 6,335,663 Common Units, which shall be issued on the Effective Date to Holders of Class 2 Claims which Units shall be deliverable upon surrender and cancellation of the Old Collateralized Notes and Old Subordinated Notes and execution of the New Intercreditor Agreement and Unitholders Agreement.

        5. Approximately 6,335,664 Common Units, which shall be issued on the Effective Date to Holders of Class 6 Equity Interests which units shall be deliverable upon surrender and cancellation of the Warrants and execution of the Unitholders Agreement.

        6. Unit Options exercisable for up to 4,000,000 Common Units, 2,820,850 of which Unit Options shall be issued, and distributed pursuant to, the Prepackaged Plan on the Effective Date.

B.  RESTATEMENT OF OLD INDENTURES.

     On the Effective Date (i) the Old Collateralized Notes, the Old Subordinated Notes and the Old Junior Subordinated Notes shall be canceled, (ii) the Old Collateralized Note Indenture shall be amended, restated and superseded in its entirety by the New Collateralized Note Indenture, (iii) the Old Junior Subordinated Debenture Indenture shall be amended, restated and superseded in its entirety by the New Junior Subordinated Debenture Indenture, (iv) the obligations of the Debtor under the Old Subordinated Note Indenture shall be discharged, and (v) except to the extent that such obligations are continued under the New Collateralized Note Indenture and the New Junior Subordinated Debenture Indenture, the obligations of the Debtor under the Old Collateralized
Note Indenture and the Old Junior Subordinated Debenture Indenture shall be discharged. The Old Subordinated Note Indenture shall terminate on the Effective Date and Huntway shall pay on the Effective Date to the trustee thereunder any and all amounts due to the trustee.

C.  WAIVER OF SUBORDINATION.

     The distributions under the Prepackaged Plan take into account the relative priority of the Claims in each Class in connection with any contractual subordination provisions or other intercreditor agreements relating thereto. Accordingly, all distributions under the Prepackaged Plan (including, without limitation, the distributions to the Holders of Class 5 Claims) shall not be subject to levy, garnishment, attachment or other legal process by reason of claimed contractual subordination rights (including, without limitation, rights arising under the Old Subordinated Note Indenture, the Old Junior Subordinated Debenture Indenture and the Existing Intercreditor Agreement). On the Effective Date, all Creditors shall be deemed to have waived any and all contractual subordination rights which they may have had under the terms of the Old Subordinated Note Indenture and the Old Junior Subordinated Debenture Indenture with respect to such distribution, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Holders of Senior Indebtedness (as defined in each of the Old Collateralized Note Indenture and the Old Subordinated Note Indenture) from enforcing or attempting to enforce any such rights which existed prior to the entry of the Confirmation Order under the terms of the Old Subordinated Note Indenture, the Old Junior Subordinated Debenture Indenture and the Existing Intercreditor Agreement against any party with respect to distributions under the Prepackaged Plan. Notwithstanding anything else herein, the subordination provisions of the New Junior Subordinated Debenture Indenture shall be fully enforceable and nothing in the Prepackaged Plan or herein shall effect the enforceability thereof.

D.  EXECUTION OF OTHER NEW DOCUMENTS.

     On the Effective Date (i) Reorganized Huntway shall enter into the New Collateral Documents to which it is a party with United States Trust Company of New York, as Collateral Agent, (ii) Sunbelt, the General Partner and the Special Managing Partner shall enter into the New Guaranties and the New Collateral Documents to which they are a party with United States Trust Company of New York, as Collateral Agent, (iii) Reorganized Huntway, Sunbelt, Bankers Trust, as LOC Bank, the parties receiving New Senior Notes, and United States Trust Company of New York, as Collateral Agent shall enter into the New Intercreditor Agreement, (iv) Bankers Trust, as LOC Bank, Reorganized Huntway and Sunbelt shall enter into the Post-Restructuring Letter of Credit Agreement and (v) the Holders of the Allowed Class 2 Claims, Allowed Class 5 Claims and Allowed Class 6 Equity Interests and Reorganized Huntway shall execute the Unitholders Agreement.

E.  EXECUTION OF UNITHOLDERS AGREEMENT.

     No distribution of property shall be made to or on behalf of any Holder of an Allowed Class 2 Claim, an Allowed Class 5 Claim or an Allowed Class 6 Equity Interest unless such Holder executes the documents required under this Section
V. to be executed by such Holder. No Holder of an Allowed Class 10 Equity Interest shall be entitled to retain such Equity Interest unless such Holder executes the documents required under this Section V. to be executed by such Holder. Any Holder that fails to execute the documents required to be executed by such Holder under this Section V. within 30 days after the Effective Date shall be deemed to have forfeited all rights, Claims, Equity Interests and other interests in Huntway and Reorganized Huntway and shall not participate in any distributions hereunder and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Huntway.

F.  SURRENDER OF OLD NOTES AND WARRANTS.

     Holders of Allowed Senior Lender Claims shall surrender their Old Collateralized Notes and Old Subordinated Notes to Reorganized Huntway and Reorganized Huntway shall distribute or shall cause to be distributed to the Holders thereof the appropriate distribution of property hereunder. Holders of Allowed Junior Lender Claims shall surrender their Old Junior Subordinated Notes to Reorganized Huntway and Reorganized Huntway shall distribute or shall cause to be distributed to the Holders thereof the appropriate distribution of property hereunder. Holders of Allowed Class 6 Equity Interests shall surrender their Warrants to Reorganized Huntway and Reorganized Huntway shall distribute or shall cause to be distributed to the Holders thereof the appropriate distribution of property hereunder. No distribution of property hereunder shall be made to or on behalf of any such Holders unless and until such Old Notes or Warrants are received by Huntway or the unavailability of such Old Note or Warrant is reasonably established to the satisfaction of Reorganized Huntway. Any Holder that fails (i) to surrender or cause to be surrendered such Old Note or Warrant within five (5) years after the Effective Date or (ii) to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Huntway and, in the event that Huntway requests, fails to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to Huntway within five (5) years after the Effective Date, shall be deemed to have forfeited all rights, Claims, Equity Interests and any other interests and shall not participate in any distributions hereunder and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Huntway.

G.  AGREEMENT OF LIMITED PARTNERSHIP.

     The Agreement of Limited Partnership of Reorganized Huntway shall be amended by the Second Amended and Restated Agreement of Limited Partnership as of the Effective Date. The Amendment to the Amended and Restated Agreement of Limited Partnership shall be filed with the Secretary of State of Delaware. Huntway's Amended and Restated Agreement of Limited Partnership as proposed to be amended pursuant to the Prepackaged Plan is set forth in its entirety in Appendix C to the Disclosure Statement.

H.  MANAGEMENT OF THE DEBTOR.

     On the Effective Date, the operation of Reorganized Huntway shall continue to be the general responsibility of the General Partner, the Board and the Operating Committee, which shall, thereafter, have the responsibility for the management, control and operation of Reorganized Huntway as set forth in the Second Amended and Restated Agreement of Limited Partnership. The members of the Operating Committee upon the Effective Date shall be: Juan V. Forster, Justin S. Husher, Samuel M. Mencoff and Raymond M. O'Keefe. The officers of Reorganized Huntway upon the Effective Date shall consist of the individuals who are officers of Huntway as of the Petition Date. All such officers shall be deemed elected pursuant to the Confirmation Order.

I.   RELEASE OF CONSENTING SENIOR LENDERS.

     (i) Huntway, Reorganized Huntway (in each case whether as debtor, debtor-in-possession or on behalf of its creditors) and all persons and entities asserting claims or who may assert claims derivatively or otherwise through or on behalf of them, and their respective predecessors, successors and assigns, and the respective parents, subsidiaries, affiliates and partners of the foregoing entities (collectively, the "Huntway Releasors") hereby fully, absolutely and forever release and discharge each of the Senior Lenders (other than any Senior Lender who has elected not to provide the release set forth in subparagraph I (ii) below) and the parents, subsidiaries, partners, directors, officers, attorneys, financial advisors, agents and employees past and present, of such Senior Lenders and the foregoing entities from any and all manner of liabilities, accounts, reckonings, obligations, liens, suits, proceedings, controversies, debts, dues, counterclaims, cross claims, setoffs, demands and causes of action of whatever kind or nature, in law, equity or otherwise (including, without limitation, any causes of action under sections 502, 510, 544, 545, 547, 548, 549 or 550 of the Bankruptcy Code), whether now known or unknown and whether suspected or unsuspected, anticipated and unanticipated, and whether or not concealed or hidden, which now exist or heretofore have existed, which any Huntway Releasor or Huntway Releasors may now hold or has at any time heretofore owned or held, which are based upon or arise out of or in connection with any matter, cause or thing related to the Old Collateralized Notes, the Old Collateralized Note Indenture, the Old Subordinated Note Indenture, the Old Subordinated Notes, the Agreement of Understanding, the Old Letter of Credit Agreement, any transaction or agreement arising from or related thereto or entered into in connection therewith or otherwise relating to Huntway, whether existing at any time prior to the Effective Date or whether such matter, cause or thing was done, omitted or suffered to be done or omitted at any time prior to the Effective Date.

     (ii) Each Senior Lender (other than any Senior Lender who elects not to provide a release in accordance with the Voting Instructions and the Solicitation Materials), on behalf of itself and all persons and entities asserting claims or who may assert claims derivatively or otherwise through or on behalf of it and its respective predecessors, successors and assigns, and the respective parents, subsidiaries, affiliates and partners of the foregoing entities (collectively, the "Senior Lender Releasors") hereby fully, absolutely and forever release and discharge (except as set forth in subparagraph I (iii) below) each of the Huntway Releasors and the parents, subsidiaries, partners, directors, officers, attorneys, financial advisors, agents and employees, past and present, of the

        Huntway Releasors from any and all manner of claims, demands, actions, costs, expenses, damages, liabilities, accounts, reckonings, obligations, liens, suits, proceedings, controversies, debts, dues, counterclaims, cross claims, setoffs, demands and causes of action of whatever kind or nature, in law, equity or otherwise, whether now known or unknown and whether suspected or unsuspected, anticipated and unanticipated, and whether or not concealed or hidden, which now exist or heretofore have existed, which such Senior Lender Releasor or Senior Lender Releasors may now hold or has at any time heretofore owned or held, which are based upon or arise out of or in connection with any matter, cause or thing related to the Old Collateralized Notes, the Old Collateralized Note Indenture, the Old Subordinated Notes, the Old Subordinated Note Indenture, the Agreement of Understanding, the Old Letter of Credit Agreement or any transaction or agreement arising from or related thereto or entered into in connection therewith, whether existing at any time prior to the Effective Date or whether such matter, cause or thing was done, omitted or suffered to be done or omitted at any time prior to the Effective Date.

     (iii) Nothing in this Section V shall release any claim, right or cause of action held by the Senior Lenders based upon or arising out of the Prepackaged Plan or based upon or arising out of or in connection with the documents or instruments to be issued to or on behalf of the Senior Lenders pursuant to the Prepackaged Plan (including, but not limited to, the New Collateralized Note Indenture, the New Senior Notes, the New Intercreditor Agreement, the New Collateral Documents, the New Guaranties, the Common Units, the Unitholders Agreement, the Post-Restructuring Letter of Credit Agreement) or the documents securing the Senior Lender Claims and the Claims of Bankers Trust.

J.   METHOD OF DISTRIBUTION UNDER THE PREPACKAGED PLAN.

     1. IN GENERAL. All Cash distributions shall be made by the Debtor or Reorganized Huntway from available Cash. Except as otherwise set forth herein, the Debtor or Reorganized Huntway shall make all distributions of Cash and property pursuant to the Prepackaged Plan on the later of the Effective Date or on the date a Claim becomes Allowed or as soon thereafter as is practicable.

     2. MANNER OF PAYMENT UNDER THE PREPACKAGED PLAN. Any payment of Cash made by the Debtor or Reorganized Huntway pursuant to the Prepackaged Plan may be made either by check drawn on a domestic bank, by wire transfer, or by automated clearing house transfer from a domestic bank, at the option of the Debtor or Reorganized Huntway, as the case may be.

     3. DISTRIBUTION OF NEW SENIOR NOTES AND NEW JUNIOR NOTES. Distributions of New Senior Notes and New Junior Notes to be made in respect of the Claims in Classes 2 and 5 shall be made directly to the respective indenture trustee under the New Collateralized Note Indenture and the New Junior Subordinated Debenture Indenture, respectively. Such indenture trustees shall distribute the property to be received to the record holders of the Old Collateralized Notes and Old Junior Subordinated Notes, as the case may be, as soon after receipt as is practicable and permissible.


     4. DISTRIBUTION OF OPTION TO ANDRE DANESH. Distribution of the option to purchase 600,000 Common Units to Andre Danesh as a finder's fee shall be made as soon as practicable on or after the Effective Date.



     5. MANNER OF DISTRIBUTION OF OTHER PROPERTY. Any distribution under the Prepackaged Plan of property other than Cash shall be made by Reorganized Huntway or its designee in accordance with the terms of the Prepackaged Plan.



     6. SETOFFS. The Debtor may, but it shall not be required to, set off against any Claim (i) the payments and/or distribution of other property to be made pursuant to the Prepackaged Plan in respect of such Claim and (ii) any claims of any nature whatsoever the Debtor may have against the Holder of a Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim the Debtor may have against such Holder.



     7. DISTRIBUTION OF UNCLAIMED PROPERTY. Except as otherwise provided in the Prepackaged Plan, any distribution of property (Cash or otherwise) under the Prepackaged Plan which is unclaimed after five

(5) years following the Effective Date shall be forfeited and transferred to Reorganized Huntway together with all interest earned thereon and shall be the property of Reorganized Huntway.


     8. SATURDAY, SUNDAY OR LEGAL HOLIDAY. If any payment or act under the Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.


K.  REVESTING OF ASSETS.

     The property of the Estate of the Debtor shall revest in Reorganized Huntway on the Effective Date. Reorganized Huntway may operate its business, and may use, acquire, transfer and dispose of all of its property, including without limitation all property formerly part of the Estate, free of any restrictions of the Bankruptcy Code. As of the Effective Date, all property of the Debtor shall be free and clear of all Claims and interests of the Holders of Claims and Holders of Equity Interests, except for the liens of the Senior Lenders and Bankers Trust pursuant to the New Collateralized Indenture, the Collateral Documents (as defined in the New Intercreditor Agreement), the Post-Restructuring Letter of Credit Agreement and except as otherwise specifically provided in the Prepackaged Plan.

L.  PARTNERSHIP ACTION.

     Upon entry of the Confirmation Order by the Clerk of the Bankruptcy Court, the execution by the Debtor or Reorganized Huntway of the Second Amended and Restated Agreement of Limited Partnership shall be authorized and approved in all respects. On the Effective Date, the New Senior Notes, the New Junior Notes and the additional Common Units and the Unit Options shall be issued, the appointment and deemed election of Operating Committee members and officers, and the other matters provided under the Prepackaged Plan involving the partnership structure of the Debtor or Reorganized Huntway, or partnership action by the Debtor or Reorganized Huntway, shall be deemed to have occurred and the New Unit Option Plan shall be deemed approved (including approval of the issuance of (1) 1,022,000 Unit Options issued to Holders of Class 8 Equity Interests, (2) 1,793,850 additional Unit Options to be issued on the Effective Date to members of Huntway's management, and (3) such additional Unit Options to be issued from time to time as are necessary to prevent dilution to the Holders of Unit Options caused by the issuance from time to time of Common Units as accrued interest on the New Junior Notes and the issuance of Common Units to Holders of Class 2 Claims and Class 6 Equity Interests as anti-dilution protection granted to such Holders) and shall be in effect from and after the Effective Date pursuant to
Section 405 of the Delaware Revised Uniform Limited Partnership Act, as amended through the date hereof, without any requirement of further action by the partners of the Debtor or Reorganized Huntway.

M. FRACTIONAL NOTES.

     The New Senior Notes and New Junior Notes will be available only in registered form, without coupons. The New Senior Notes and New Junior Notes will be issued in denominations of $100 and integral multiples thereof. Each Holder otherwise entitled to an amount of New Senior Notes and New Junior Notes that is not an integral multiple of $100 will receive Cash in lieu of such fractional additional amount, promptly after the Effective Date, but in no event later than sixty (60) Business Days following the later of the Effective Date and receipt by Huntway of the surrendered Old Collateralized Note or Old Junior Subordinated Note, as the case may be, subject to the provisions of Section V.

N.   FRACTIONAL UNITS.

     No fractional shares of Common Units will be issued upon exchange of Old Collateralized Notes or Old Junior Subordinated Notes. Common Units will be issued to Holders of Old Collateralized Notes and Old Junior Subordinated Notes in whole Unit amounts (rounded to the nearest whole Unit when and as necessary). No separate payment will be made with respect to any fractional Common Unit.

O.  DE MINIMIS DISTRIBUTIONS.

     No Cash payment of less than five dollars ($5.00) shall be made by the Debtor in respect of any Allowed Claim unless a request therefor is made in writing to the Debtor.

                                      VI.

            EXECUTORY CONTRACTS, UNEXPIRED LEASES AND OTHER MATTERS

     A. EXECUTORY CONTRACTS AND UNEXPIRED LEASES. All executory contracts and unexpired leases that exist between the Debtor and any person are hereby specifically assumed under the Prepackaged Plan, effective as of the Effective Date, except for any executory contracts and unexpired leases which (i) are specifically rejected by the Debtor with the approval of the Bankruptcy Court, at or as of the Effective Date, (ii) are the subject of a motion to reject pending on the Effective Date or (iii) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code. Claims created by the rejection of executory contracts or unexpired leases and claims asserted to exist pursuant to Section 365(b)(1)(A) or Section 365(b)(1)(B) of the Bankruptcy Code with respect to assumed executory contracts must be filed with the Bankruptcy Court no later than twenty (20) days after (i) in the case of assumption, the Effective Date and (ii) in the case of rejection, the later of a Final Order authorizing such rejection or the Effective Date. Any Claims not filed within such time will be forever barred from assertion against the Debtor, its Estate, Reorganized Huntway and its property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be resolved in the Bankruptcy Court and shall be paid in full, in Cash, on the later of (i) the Effective Date or as soon thereafter as is practicable, and (ii) 30 days after such Claim is Allowed in the amount ordered by the Bankruptcy Court. No adequate assurance of future performance of any executory contract or unexpired leases shall be required pursuant to Section 365(b)(1)(C) of the Bankruptcy Code, other than Reorganized Huntway's promise to perform under the executory contracts, unless otherwise ordered by the Bankruptcy Court.

     B. INDEMNIFICATION OBLIGATIONS. For purposes of the Prepackaged Plan, the obligations of the Debtor as of the Petition Date to indemnify its present, and any individuals or entities who formerly were, partners, members of the Operating Committee or officers, respectively, against any obligations pursuant to the Amended and Restated Agreement of Limited Partnership of the Debtor, applicable state law or specific agreement, or any combination of the foregoing shall survive confirmation of the Prepackaged Plan, remain unaffected thereby, be assumed and not be discharged, irrespective of whether indemnification is owed in connection with an event occurring before, on, or after the Petition Date.

     The Debtor shall fully indemnify any person or entity by reason of the fact that he, she or it is or was a partner, member of the Operating Committee, officer, employee or agent of the Debtor, or is or was serving at the request of the Debtor as a member of the Operating Committee or director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorneys' fees), arising during the course of, or otherwise in connection with or any way related to, the preparation and consummation of the Prepackaged Plan and the transactions contemplated thereby.

     C. COMPENSATION AND BENEFIT PROGRAMS. All employment and severance policies, and all compensation and benefit plans, contracts, agreements, policies, undertakings and programs of the Debtor including, without limitation, all savings plans, retirement plans, key employee retention plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and disbursement insurance plans are treated as executory contracts under the Prepackaged Plan and are hereby assumed as of the Effective Date pursuant to subsection 365(a) of the Bankruptcy Code and Section VI.A. of the Prepackaged Plan. Notwithstanding the foregoing, the Existing Option Plan shall not be treated pursuant to this subsection, but rather pursuant to Section II.D. Class 8. On and after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, the Debtor will continue to pay all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1) or (g) of Section 1114 at any time prior to confirmation of the Prepackaged Plan, for the duration of the period the Debtor has obligated itself to provide such benefits.

                                      VII.

                              CONDITIONS PRECEDENT

     A.  CONDITIONS PRECEDENT TO CONFIRMATION.

     1. It is a condition to confirmation of the Prepackaged Plan that the Confirmation Order shall approve of all respects of the provisions, terms and conditions of the Prepackaged Plan; and

     2. It is a condition to confirmation of the Prepackaged Plan that the Confirmation Order is satisfactory to Huntway in form and substance.

     B.  CONDITIONS PRECEDENT TO CONSUMMATION.

     1. It is a condition to Consummation that the Confirmation Order shall have become a Final Order.

     2. It is a condition to Consummation that the Post-Restructuring Letter of Credit Agreement shall have been executed by the parties thereto.

     3. It is a condition to Consummation that the New Guaranties and the New Collateral Documents have been executed by the parties thereto.

     C. WAIVER OF CONDITIONS. The Debtor, with the consent of the Holders of a majority of the Senior Lender Claims, may waive any of the conditions to Consummation of the Prepackaged Plan set forth in Section VII.B. (other than VII.B.1) of the Prepackaged Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Prepackaged Plan.

                                     VIII.

                           RETENTION OF JURISDICTION

     Notwithstanding entry of the Confirmation Order or the Effective Date having occurred, or a Final Decree having been entered closing the Prepackaged Chapter 11 Case, the Bankruptcy Court shall, except to the extent it orders otherwise, have exclusive jurisdiction of all matters arising out of, and related to the Prepackaged Chapter 11 Case and the Prepackaged Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

     A. To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

     B. To determine any and all pending adversary proceedings, applications, and contested matters, including without limitation, proceedings relating to general and limited partners, directors, officers, and employees;

     C. To ensure that distributions to Holders of Allowed Administrative Expenses, Allowed Claims, and Allowed Equity Interests are accomplished as provided herein;

     D. To hear and determine any objections to Administrative Expenses, to proofs of claims or to Claims and Equity Interests filed, and/or asserted both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim, in whole or in part;

     E. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

     F. To issue such orders in aid of execution of the Prepackaged Plan as may be necessary and appropriate to the extent authorized by Section 105 and 1142 of the Bankruptcy Code;

     G. To consider any modifications of the Prepackaged Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     H. To hear and determine all applications for compensation and reimbursement of expenses of professionals under Sections 330, 331, and 503(b) of the Bankruptcy Code for services rendered and expenses incurred prior to the Confirmation Date;

     I. To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan;

     J. To recover all assets of the Debtor and property of the Estate, wherever located;

     K. To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 345, 505, and 1146 of the Bankruptcy Code;

     L. To hear any other matter not inconsistent with the Bankruptcy Code, the Prepackaged Plan and the Confirmation Order; and

     M. To enter a Final Decree closing the Prepackaged Chapter 11 Case.

                                      IX.

                            MISCELLANEOUS PROVISIONS

     A. POST-CONSUMMATION EFFECTIVENESS OF EVIDENCES OF CLAIMS. Old Collateralized Notes, Old Subordinated Notes and Old Junior Subordinated Notes shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Prepackaged Plan.

     B. TERM OF INJUNCTIONS OR STAYS. Without in any way limiting the effect of Section 524 or 1141, of the Bankruptcy Code, unless otherwise provided, all injunctions or stays provided for in the Prepackaged Chapter 11 Case pursuant to
Section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date; and, unless otherwise provided, shall expire on the Effective Date.

     C. MODIFICATION OF PREPACKAGED PLAN. The Debtor reserves the right, in accordance with the Bankruptcy Code and with the prior consent of the Senior Lenders as prescribed by, and to the extent required by, the Agreement of Understanding, to amend or modify the Prepackaged Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtor or Reorganized Huntway, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Prepackaged Plan, in accordance with Section 1127(b) of the Bankruptcy Code and with the prior consent of the Requisite Holders (as such term is defined in the New Collateralized Note Indenture), or remedy and defect or omission or reconcile any inconsistency in the Prepackaged Plan in such manner as may be necessary to carry out the purpose and intent of the Prepackaged Plan.

     D. WITHDRAWAL OF PREPACKAGED PLAN. Subject to any consent required under the Agreement of Understanding, the Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Prepackaged Plan. If the Debtor so revokes or withdraws the Prepackaged Plan, or if entry of the Confirmation Order does not occur, then, at the option of the Debtor, the Prepackaged Plan shall be deemed null and void. In that event, nothing contained in the Prepackaged Plan shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other person, or to prejudice in any manner the rights of the Debtor or any other person in any further proceedings involving the Debtor.

     E. AMENDMENT AND RESTATEMENT OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP. Subject to the provisions of the Second Amended and Restated Agreement of Limited Partnership of Huntway and the provisions of the Revised Uniform Limited Partnership Act, the power to amend, alter or repeal such Second Amended and Restated Agreement of Limited Partnership and to adopt a new Agreement of Limited Partnership may be exercised by the General Partner, the Special Managing Partner and/or the Unitholders of Reorganized Huntway.

     F. PAYMENT OF STATUTORY FEES. All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to Section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

     G. DISCHARGE OF DEBTOR. The rights afforded in the Prepackaged Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any accrued interest thereon and fees, charges, or other costs relating thereto, against the Estate, the Debtor, Reorganized Huntway or any of their assets or properties. Except as otherwise provided herein (i) the Prepackaged Plan shall bind all Holders of Claims and Equity Interests; (ii) on the Effective Date, all such Claims against, and Equity Interests in, the Debtor shall be satisfied, discharged, and released in full, and the Debtor's liability in respect thereof shall be extinguished completely, including without limitation, any liability of a kind specified under Section 502(g) of the Bankruptcy Code; and (iii) all persons shall be precluded from asserting against Reorganized Huntway, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Notwithstanding the foregoing, (i) Holders of Class 3 Claims and Class 4 Claims will be treated as if the Prepackaged Chapter 11 Case had not been filed (except as otherwise provided herein), and the determination of whether any Class 3 Claim or Class 4 Claim will be paid and/or the amount of any Class 3 Claim or Class 4 Claim (which, subject to Bankruptcy Court approval, shall not be listed on the Schedules, and as to which no proof of Claim need be filed) will be determined, resolved or adjudicated as if the Prepackaged Chapter 11 Case had not been commenced and (ii) confirmation of the Prepackaged Plan will not operate to discharge the Claims or liens of the Senior Lenders and Bankers Trust, which Claims and liens shall continue in full force, as provided under and modified by the New Collateralized Note Indenture, the Post-Restructuring Letter of Credit Agreement and the Collateral Documents (as such term is defined in the New Intercreditor Agreement), and the liens securing the Senior Lender Claims and the claims under the Post-Restructuring Letter of Credit Agreement shall continue in the property of Reorganized Huntway in full force and with the same priority.

     H. EXCULPATION. Neither Reorganized Huntway, its partners, the parties to the Agreement of Understanding, nor any of their respective officers, directors, employees, attorneys or agents shall have or incur any liability to any Holder of a Claim or Equity Interest for any liability of Huntway or Reorganized Huntway, except as set forth in the New Collateralized Indenture, the Post-Restructuring Letter of Credit Agreement, the New Collateral Documents, the New Guaranties, the New Senior Notes, the New Junior Notes and the New Junior Subordinated Debenture Indenture; or for any act or omission in connection with, or arising out of, the pursuit of confirmation of the Prepackaged Plan, the consummation of the Prepackaged Plan, the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan, and in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Prepackaged Plan.

     I. RIGHTS OF ACTION. Any rights or causes of action under any theory of law, including, without limitation, under the Bankruptcy Code accruing to the Debtor law. remain assets of the Estate of Reorganized Huntway. Reorganized Huntway may, in it sole discretion, pursue or may refrain from pursuing those rights or causes of action, as appropriate, in accordance with what is in the best interests, and for the benefit, of Reorganized Huntway. Nothing in this
Section IX.I, however, shall preserve any rights or causes of action that are released under Section V.I(i).

     J. COMMITTEES. The appointment of all statutory committees shall terminate on the Effective Date.

     K. FAILURE OF BANKRUPTCY COURT TO EXERCISE JURISDICTION. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Prepackaged Chapter 11 Case, including any of the matters set forth in the Prepackaged Plan, the

Prepackaged Plan shall not prohibit or limit the exercise of jurisdiction by any other court of competent jurisdiction with respect to such matter.

     L. GOVERNING LAW. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or an agreement, document or instrument provides otherwise, the internal laws of the State of New York shall govern the construction and implementation of the Prepackaged Plan and any agreement, documents and instruments executed in connection with the Prepackaged Plan, without regard to the conflict of laws provisions in the State of New York; provided, however, that all matters of partnership or corporate governance shall be governed by the laws of the State of Delaware.

     M. HEADINGS. The headings used in the Prepackaged Plan are inserted for convenience only and neither constitute a portion of the Prepackaged Plan nor in any manner shall affect the provisions of the Prepackaged Plan.

     N. TAX WITHHOLDING. Huntway and Reorganized Huntway shall withhold any and all taxes required to be withheld by such entities under applicable law.

     O. SUCCESSORS AND ASSIGNS. The rights, benefits and obligations of any person or entity named or referred to in the Prepackaged Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, successor or assign of such person or entity.

Dated:           , 1996

                                          HUNTWAY PARTNERS, L.P.

                                          By: Huntway Managing Partner, L.P.,
                                            its Managing General Partner

                                          By: The Huntway Division of Reprise
                                              Holdings, Inc.
                                            its Sole General Partner

                                          By:
                                            Name:
                                            Title:

                                          By: Huntway Holdings, L.P.,
                                          its Special General Partner

                                          By: The Huntway Division of Reprise
                                              Holdings, Inc.,
                                            its sole General Partner

                                          By:
                                            Name:
                                            Title:

                                                                      APPENDIX B

                       CONSENSUAL RESTRUCTURING AGREEMENT

                AMENDED AND RESTATED AGREEMENT OF UNDERSTANDING

     This AMENDED AND RESTATED AGREEMENT OF UNDERSTANDING (this "Agreement") is made and entered into as of July 15, 1996 by and among Huntway Partners, L.P., a Delaware limited partnership (the "Company"), Sunbelt Refining Company, L.P., a Delaware limited partnership ("Sunbelt"), Huntway Managing Partner, L.P. ("HMP"), Huntway Holdings, L.P. ("Holdings"), each of Bankers Trust Company ("Bankers Trust"), Massachusetts Mutual Life Insurance Company ("Mass Mutual"), Mellon Bank, N.A., as trustee for First Plaza Group Trust as directed by Contrarian Capital Advisors, L.C.C. and Oppenheimer & Co., Inc. for itself as agent for certain affiliates (individually, a "Senior Lender" and collectively, the "Senior Lenders") and each of Madison Dearborn Partners III, an Illinois general partnership and First Capital Corporation of Chicago (individually a "Junior Lender" and collectively, the "Junior Lenders"). Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the General Restructuring Agreement dated as of June 22, 1993 (the "Restructuring Agreement") among the Company, Bankers Trust, Mass Mutual, Crown Life Insurance Company, Century Life of America, Century Life Insurance Company, Phoenix Home Life Mutual Insurance Company, the Junior Lenders, Sunbelt, HMP and Holdings. The Senior Lenders and the Junior Lenders are collectively referred to herein as the "Lenders." The Company, the Lenders, Sunbelt, HMP and Holdings are collectively referred to herein as the "Parties" and individually as a "Party".

                                    RECITALS

     WHEREAS, the Lenders are the holders of all of the New Securities, except such New Securities as are owned or held by Ryback Management Corporation ("Ryback"), on behalf of itself and its nominee(s);

     WHEREAS, the Company and Sunbelt are obligated to the Lenders under the Restructuring Documents, including, without limitation, obligations with respect to the Collateralized Notes, the Subordinated Notes and the Junior Subordinated Notes (any and all such obligations collectively are referred to herein as the "Existing Obligations");

     WHEREAS, the Company is in default under certain covenants and provisions of the Restructuring Documents;

     WHEREAS, the Company and the Lenders have consented to a restructuring of the Existing Obligations in accordance with the terms and provisions set forth in the Term Sheet attached hereto as Exhibit A (the "Consensual Term Sheet");

     WHEREAS, the out-of-court restructuring of the Existing Obligations contemplated by the Consensual Term Sheet requires, among other things, the consent of Ryback, and Ryback has not given such consent;

     WHEREAS, as an alternative to the restructuring of the Existing Obligations pursuant to the Consensual Term Sheet, the Company and Lenders have negotiated the principal terms and provisions of a prepackaged plan of reorganization (the "Plan"), which are set forth in the Term Sheet attached hereto as Exhibit B (the "Plan Term Sheet");

     WHEREAS, the Company believes that it is in the best interest of the Company and its creditors for the Company to seek relief under chapter 11 of Title 11 of the U.S. Code (the "Bankruptcy Code") and, concurrently therewith, file a proposed plan of reorganization incorporating the terms of the Plan Term Sheet unless Ryback consents to the terms of the Consensual Term Sheet;

     WHEREAS, the parties hereto have heretofore entered into that certain Agreement of Understanding dated as of March 11, 1996 (the "Existing Agreement") pursuant to which the parties set forth their agreement regarding the preparation and delivery by the Company of consent solicitation materials and a plan of reorganization incorporating the terms set forth in the Plan Term Sheet;

     WHEREAS, the parties hereto desire to amend Agreement in it entirety in order to (i) revise the schedule set forth therein for the preparation, delivery, review and filing of the consent solicitation material and the plan of reorganization, (ii) revise certain terms of the Plan Term Sheet and (iii) make certain other changes as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the terms and conditions herein contained, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the Existing Agreement as follows:

     1. Preparation of the Plan and other Materials. Promptly upon execution of this Agreement, the Company shall instruct its counsel to prepare the following: (a) a petition (the "Petition") for relief under chapter 11 of the Bankruptcy Code; (b) a plan of reorganization incorporating the terms and provisions of the Plan Term Sheet (the "Plan"); (c) all schedules, motions, pleadings and other papers necessary or useful in connection with the filing of the Petition; and (d) a disclosure and solicitation statement describing the Company and the Plan and seeking the consent of each class of impaired claims and interests identified in the Plan Term Sheet (the "Disclosure and Solicitation Statement"). The Company's counsel shall coordinate with counsel for the Lenders in the preparation of such documents.

     2. Timetable for Plan, Disclosure and Solicitation and Filing. The Company shall use its reasonable best efforts to submit the Disclosure and Solicitation Statement to the Securities and Exchange Commission for review on or before July 22, 1996. The Company shall use its reasonable best efforts to obtain the approval of the Disclosure and Solicitation Statement by the Securities and Exchange Commission on or before September 2, 1996 (the date of such approval being referred to herein as the "SEC Approval Date"). Not later than three business days after the SEC Approval Date, the Company shall distribute the Disclosure and Solicitation Statement to all known members of each class of impaired claims or interests identified in the Plan Term Sheet and shall solicit the consent of each such class of claims and interests in compliance with Bankruptcy Code Section 1126(b) and Bankruptcy Rule 3018. The solicitation period shall remain open for 30 calendar days. If each such class of impaired claims or interests votes to accept the Plan in accordance with Bankruptcy Code Section 1126 and Bankruptcy Rule 3018, the Company shall file the Petition and the Plan not more than two business days after the close of the solicitation period (the date on which the Petition is filed being referred to herein as the "Petition Date"). The Company shall use its reasonable best efforts to notice a hearing to approve the compliance of the solicitation of consents to the Plan with Bankruptcy Code Section 1126, which hearing shall convene not more than 45 days after the Petition Date and shall conclude not more than 48 days after the Petition Date. The Company shall use its reasonable best efforts to notice a hearing on confirmation of the Plan, which hearing shall convene not more than 45 days after the Petition Date and shall conclude not more than 48 days after the Petition Date.

     3. Support of the Plan. Each Party will use its reasonable best efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code and the timetable set forth in Section 2. Each Party will take all necessary and appropriate actions to achieve confirmation including recommending to the holders of impaired claims and interests that the Plan be confirmed. No Party shall (a) object to confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Plan or any other reorganization documents containing terms and conditions consistent with those contained in the Plan Term Sheet (the "Plan Documents"), (b) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any chapter 11 or chapter 7 case commenced in respect of the Company, (c) directly or indirectly seek, solicit, support or encourage any other plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries that could reasonably be expected to prevent, delay or impede the successful restructuring of the Company as contemplated by the Plan Term Sheet, (d) object to the Disclosure and Solicitation Statement or the compliance of the solicitation of consents to the plan with Bankruptcy Code Section 1126 or (e) take any other action that is inconsistent with, or that would delay confirmation of the Plan; provided, however, that no Party shall be barred from (x) objecting to the compliance with Bankruptcy Code Section 1126 of the solicitation of the consent by such Party to the Plan if the Disclosure and Solicitation Statement received by such Party contains a material misstatement or omission or (y) taking any action with respect to any matter which action is not inconsistent with the Plan Term Sheet.

     4. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The Lenders' acceptances of the Plan will not be solicited until the Lenders have received the Disclosure and Solicitation Statement.

     5. Termination of Lenders' Obligations. Each Lender may terminate its obligations hereunder and rescind any vote on the Plan by such Lender (which vote shall be null and void and have no further force and effect) by giving written notice thereof to the Parties if the Plan provides or is modified to provide for a materially adverse distribution to such Lender than the distribution for such Lender described in the Plan Term Sheet. Senior Lenders (including at least one Senior Lender other than Bankers Trust Company) holding a majority of the Restructured Obligations may terminate the Senior Lenders' obligations hereunder and rescind any vote on the Plan by the Lenders (which votes shall be null and void and have no further force and effect) by giving written notice thereof to the Parties if any of the following occur: (a) the Plan or the Plan Documents provide or are modified to provide or the Company moves to modify the Plan to provide for distributions to holders of claims or interests that differ in any material respect from the distributions to such holders described in the Plan Term Sheet without the consent in writing by each of the Parties that is adversely affected thereby, it being understood that any improvement in the distribution to any Party under the Plan shall be deemed to be materially adverse to all Parties; (b) the Company violates any covenant in Section 1 or Section 2 (it being understood that certain obligations in Section 2 require only the Company's best reasonable efforts); (c) the Company fails to obtain consent of each impaired class of claims or interests on or before October 16, 1996 or the Company fails to file the Petition and the Plan on or before October 18, 1996 or the Plan fails to be confirmed on or before December 2, 1996; (d) after the filing of the Plan the Company submits a second plan of reorganization that does not incorporate the terms and provisions of the Plan Term Sheet or moves to withdraw the Plan; or (e) the Company, the Lenders and Ryback execute the Consensual Term Sheet on or before the earlier of August 30, 1996 and the Petition Date.

     6. Agreement not a Waiver. Nothing in this Agreement constitutes a modification or waiver of any of the Lenders' rights under the Restructuring Documents, at law or otherwise.

     7. Representations and Warranties. Each Lender represents and warrants to the other Parties that (a) such Lender is the legal and beneficial owner of the New Securities set forth opposite the name of such Lender on Schedule I annexed hereto, and (b) such Lender has sole voting and dispositive power with respect to the New Securities issued to such Lender and has full power and authority to enter into this Agreement and perform its obligations hereunder, and has not entered into any participation or other agreement with any person with respect to any of the New Securities held by such Lender or otherwise granted any person any authority over the voting or disposition of such New Securities (other than any such participation or other agreement that does not in any way limit or restrict the undersigned Lender's ability to satisfy its obligation hereunder with respect to all of the New Securities held by such Lender). Each Party represents and warrants to the other Parties that this Agreement is the legally valid and binding agreement of such Party, enforceable against such Party in accordance with its terms.

     8.    Miscellaneous.

        (a) This Agreement, together with the Exhibits hereto, constitute the complete agreement of the Parties with respect to the subject matters referred to herein and supersede all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto, all of which have become merged and finally integrated into this Agreement. This Agreement cannot be amended, modified or supplemented except by an instrument in writing executed by the Parties.

        (b) The Company agrees, at its cost and expense, to execute and deliver, or to cause to be executed and delivered, all such instruments and to take all such action as the Lenders may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of this Agreement. The Lenders agree, at the cost and expense of the Company, to execute and deliver, or to cause to be executed and delivered, all such instruments and to take all such action as the Company may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of this Agreement.

        (c) It is acknowledged and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach, and each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

        (d) Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        (e) This Agreement shall become effective upon the execution and delivery of counterparts hereof by each of the parties listed on the signature pages hereof. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of any assignee or transferee of the New Securities, and in the event of such transfer or assignment, the rights, obligations and privileges herein conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Each Lender agrees not to transfer, assign or participate any interest in or control or authority over all or any part of the New Securities in any manner without the express written assumption by such transferee of the transferors' obligations hereunder. If the transferor has cast a ballot or ballots in favor of the Plan prior to such transfer, the transferee shall simultaneously with such transfer, assignment or participation execute and deliver to the Company an affirmation of such of the ballots as have been previously been delivered by such transferor or a new ballot by such transferee in favor of the Plan. The rights and obligations of the Company, Sunbelt, HMP and Holdings hereunder cannot be assigned without the written consent of all Lenders.

        (f) This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF.

     IN WITNESS WHEREOF, the due execution hereof by the respective duly authorized general partner or officer of the undersigned as of the date first written above.

                                          HUNTWAY PARTNERS, L.P.

                                          By: HUNTWAY MANAGING PARTNERS, L.P.,
                                            its Managing General Partner

                                          By: The Huntway Division of Reprise
                                              Holdings, Inc.,
                                            its sole General Partner

                                          By:
                                            Name:
                                            Title:

                                          By: HUNTWAY HOLDINGS, L.P.,
                                            its Special General Partner

                                          By: The Huntway Division of Reprise
                                              Holdings, Inc.,
                                            its sole General Partner

                                          By:
                                            Name:
                                            Title:

                                          SUNBELT REFINING COMPANY, L.P.

                                          By: HUNTWAY PARTNERS, L.P.,
                                            its sole General Partner

                                          By: HUNTWAY MANAGING PARTNER, L.P.,
                                            its Managing General Partner

                                          By: The Huntway Division of Reprise
                                              Holdings, Inc.,
                                            its sole General Partner

                                          By:
                                            Name:
                                            Title:

                                          By: HUNTWAY HOLDINGS, L.P.,
                                            its Special General Partner

                                          By: The Huntway Division of Reprise
                                              Holdings, Inc.,
                                            its sole General Partner

                                          By:
                                            Name:
                                            Title:

                                          BANKERS TRUST COMPANY

                                          By:
                                            Name:
                                            Title:

                                          MASSACHUSETTS MUTUAL LIFE
                                          INSURANCE COMPANY

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          MADISON DEARBORN PARTNERS III

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          HUNTWAY MANAGING PARTNER, L.P.,

                                          By: The Huntway Division of Reprise
                                              Holdings, Inc.,
                                            its sole General Partner

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                          HUNTWAY HOLDINGS, L.P.,

                                          By: The Huntway Division of Reprise
                                              Holdings, Inc.,
                                            its sole General Partner

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                          FIRST CAPITAL CORPORATION OF CHICAGO

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          MELLON BANK, N.A.,
                                          AS TRUSTEE FOR FIRST PLAZA GROUP
                                          TRUST,
                                          AS DIRECTED BY CONTRARIAN CAPITAL
                                          ADVISORS, L.L.C.

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          OPPENHEIMER & CO, INC.,
                                          FOR ITSELF AND AS AGENT FOR CERTAIN
                                          AFFILIATED ENTITIES.

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                   SCHEDULE I

                              SECURITIES HOLDINGS

                                                                   ORIGINAL
                                                                   PRINCIPAL           PIK
          NEW SECURITIES                     HOLDER(S)              AMOUNT          SECURITIES
- -----------------------------------  -------------------------   -------------     ------------
Senior Notes ($22,170,000.00         Bankers                     $11,268,345.90    $1,139,714.11
  original plus $2,242,339.91        Massachusetts Mutual          6,229,548.30       630,075.09
  PIK).............................  Ryback                        3,114,663.30       315,026.33
                                     Oppenheimer & Co., Inc.         778,721.25        78,762.19
                                     First Plaza Group Trust         778,721.25        78,762.19
Subordinated Notes (Other)           Bankers                     $20,499,772.33    $1,717,853.78
  ($49,135,724.16                    Massachusetts Mutual         16,363,369.37     1,371,228.69
  plus $4,117,508.62 PIK)..........  Ryback                        8,181,795.54       685,623.63
                                     Oppenheimer & Co., Inc.       2,045,393.46       171,401.26
                                     First Plaza Group Trust       2,045,393.46       171,401.26
Subordinated Note (Sunbelt IDB)      Bankers                     $ 9,099,726.00
  $9,099,726.00....................
Junior Subordinated Debentures       FCCC                        $ 6,300,000.00    $  665,244.01
  ($7,000,000.00 original plus       MDP                             700,000.00        73,916.00
  $739,160.01 PIK).................
Warrants 3,340,757.................  Bankers                          1,975,552
                                     Massachusetts Mutual             1,092,156
                                     Oppenheimer & Co., Inc.            136,524
                                     First Plaza Group Trust            136,525

                                                                       EXHIBIT A

                             HUNTWAY PARTNERS, L.P.
                               25129 THE OLD ROAD
                                   SUITE 322
                               NEWHALL, CA 91381

                                January 8, 1996

Bankers Trust Company
Massachusetts Mutual Life Insurance Company
Crown Life Insurance Company
Century Life of America
Century Life Insurance Company
Ryback Management Corporation
Madison Dearborn Partners III
First Capital Corporation of Chicago

     Re: Restructuring of Obligations under Collateralized Note Indenture,
         Subordinated Note Indenture and Junior Subordinated Debenture Indenture, each dated as of June 22, 1993 (collectively, the "Indentures").

     This term sheet, when fully executed by the parties hereto, shall constitute the agreement in principle by such parties to restructure the obligations (including any warrants) of Huntway Partners, L.P. (the "Company") and Sunbelt Refining Company, L.P. to the addressees listed above in accordance with the following terms and conditions:

1.   Senior Notes       Holders of obligations under the Collateralized Note
                        Indenture and the Subordinated Note Indenture (the
                        "Existing Lenders") will convert their debt into $23,500,000 of Senior Secured Notes (the "Senior Secured
                        Notes") to be comprised of $14,400,000 of funded debt and $9,100,000 of a Bankers Trust Industrial Development
                        Bond Letter of Credit (the "IDB L/C"). Funded debt to be allocated pro rata to existing lenders after giving effect to the retention by Bankers Trust of the IDB L/C.

                        The Company will replace the existing $17,500,000 letter of credit facility (the "Crude L/C") with a new letter of credit facility (the "New Crude L/C") within one year from the date of closing.

2.   Interest Rate      12% per year, payable 1/6 first quarter, 1/6 second
                        quarter, 1/3 third quarter and 1/3 fourth quarter. All interest payments due in 1996 will be payable in-kind with additional Senior Secured Notes with the first cash interest payment on the Senior Secured Notes due March
                        31, 1997. Interest on the IDB L/C portion of the debt to be paid at 12% less costs relating to the Pinal County
                        Notes.

3.   Maturity           Ten (10) years from date of closing.

4.   Option Redemption  The Senior Secured Notes will be redeemable at the
                        Company's option in whole or in part, upon not less that 30 nor more that 60 days notice, at the redemption prices (expressed as percentages of aggregate principal amount) set forth below plus accrued and unpaid interest thereon to the applicable date of redemption, if redeemed during the 12 month period beginning on the periods indicated below:

                        Callable at declining premium according to the following schedule:

                                         Year 1       112
                                         Year 2       109.6
                                         Year 3       107.2
                                         Year 4       104.8
                                         Year 5       102.4
                                         Year 6       Par

5.  Mandatory
    Redemption          A. The Company will pay lenders all cash in excess of
                           $6,000,000 on December 31, 1996 by January 15, 1997.
                           Such cash balance will be net of funding required for 1996 capital expenditure projects including equipment outlined in point 7, Equipment Financing. Such capital expenditures in total will not exceed $4,150,000. Any payment made to lenders on January 15, 1997 will reduce required 1998 sinking fund described in point C below.

                        B. Beginning in 1997, based on fiscal 1997 cash flow,
                           the Company will pay to the lenders 50% of excess CDSA (as defined under the present indenture) using the same procedures for payment as addressed under the current Indentures. In the event the Company converts to corporate status, the CDSA definition shall be changed to reflect CDSA net of corporate income taxes.

                        C. Commencing in year 3, the company shall make annual
                           sinking fund payments on the Senior Secured Notes in the amount of $2,937,500, with 40% of such amount to be paid on or before September 30 and 60% of such amount to be paid on or before December 31 of each applicable year. The sinking fund payments in years 3 through 10 shall be increased by an amount necessary to fully amortize any outstanding paid-in-kind Senior Secured Notes over that eight-year period.

6.  Collateral          Collateral for the IDB L/C and the Senior Secured Notes
                        will remain as it currently is in the existing loan and security documents. Existing lenders will allow all current assets to collateralize the New Crude LC when that facility is obtained.

7.  Equipment Financing Existing lenders will allow the Company to borrow funds to build a 92,000 barrel asphalt tank, extend the storage capacity of two existing asphalt storage tanks by a combined 18,000-19,000 barrels, and build two 5,000 barrel polymer asphalt tanks plus associated hardware at Benicia in 1996 and 1997. Collateral for the financing of these new capital expenditures will be only these new assets themselves.

                        The equipment financing to build the two 5,000 barrel polymer asphalt tanks plus associated hardware will be repaid by December 31, 1996. Any amounts not repaid by December 31, 1996 on the 92,000 barrel asphalt tank, or the two asphalt extensions or any other component of the planned 1996 capital expenditures of $4,150,000 will be deposited in a separate account at Bankers Trust to be withdrawn in 1997 only for the purpose of paying off any remaining amounts due on these 1996 capital projects.

8.  Existing Junior
    Subordinated Note   The existing Junior Subordinated Notes will be exchanged
                        for New Subordinated Notes (the "New Subordinated
                        Notes") in a principal amount of $2,070,000. The New
                        Subordinated Notes will mature 10 years from the date of closing. No principal payments or prepayments will be made on the New Subordinated Notes until the Senior
                        Secured Notes are paid in full. The New

                        Subordinated Notes will pay interest at a rate of 12% only in units valued at the then current market price (mechanics to be discussed). Any units issued under this provision will not be dilutive to equity as described under number 10, Equity, below.

9.   Covenants          The Company will incorporate as much of the current
                        indenture as possible except that financial covenant
                        415b will be eliminated, covenant 422 (Liquidity reserve) will be eliminated and the Company and its lenders will agree on an appropriate covenant 418
                        (capital expenditure) for future years.

                        Lenders will allow an unsecured loan in 1996 not to exceed $2,000,000. Such loan must be repaid in full by December 31, 1996.

10. Equity              50% of the equity of the reorganized Huntway on a
                        fully-diluted basis. The equity to consist of units at no cost (or shares if the Company converts to corporate status). Existing warrants held by existing lenders to be retired.

                        The New Subordinated Noteholders to receive 4.4% of the equity of the reorganized Huntway on a fully-diluted basis.

                        Operating Management of the Company to own 10% (including the 1,022,000 options already issued) of the equity of the reorganized Huntway on a fully-diluted basis. The holders of the Senior Secured Notes shall not sell or otherwise transfer the equity securities issued to them at closing for 180 days following the closing; provided that the holders of the New Subordinated Notes, the Company's management and Andre Danesh (with respect only to his 600,000 unit finder's fee) shall have agreed not to sell or otherwise transfer their equity securities in the Company for such 180-day period; provided further that on or before the expiration of the 180-day period, the equity securities issued at the closing contemplated hereby shall be registered.

11. Tax Matters         All aspects of the tax consequences of the exchange
                        offer, including the tax treatment relating to the cancellation of indebtedness and the issuance of the Senior Secured Notes and the limited partnership interests, as such consequences relate to both the Company and the Existing Lenders (both as to the old debt converted and the new debt and equity received) shall be satisfactory to the Company and the Existing
                        Lenders. The limited partnership agreement amendments and the allocations and capital account balances made in connection with the consummation of the exchange offer shall also be satisfactory to the Existing Lenders. The parties agree that the Company may convert to corporate status following the closing subject to the Existing
                        Lenders' prior written consent.

12. Information and
    Other
    Rights The Limited Partnership Agreement shall be amended as to provide the limited partners (subject to the execution of appropriate confidentiality agreements) with rights to information concerning the Company and its operations requested by the holders of at least 25% of the limited partnership interests and to be consulted as to certain matters specified in the Restructuring Documents. In addition, the members of the Operating Committee shall be satisfactory to the Existing Lenders (so long as the Existing Lenders hold at least 25% of the limited partnership interests); it being understood that the current members of the Operating Committee (who are identified on Exhibit A hereto) are hereby deemed satisfactory to the Existing Lenders. The parties hereto further agree to permit Huntway Managing Partner, L.P., following the closing, to transfer its general partnership interests in the Company to an entity to be formed by the Company's management and will consent to such transfer, provided that such transfer would not result in the loss of limited liability of any limited partner, cause the Company to be treated as a corporation for federal income tax purposes or otherwise cause adverse tax consequences to the Existing Lenders.

13. Mutual Release      In consideration of the consummation of the transactions
                        contemplated hereby, the parties hereto and their respective partners and other affiliates shall receive at closing a full release of all pre-closing obligations, liabilities, agreements and claims relating to the Company and its partners and other affiliates.

     The parties to this Term Sheet agree to use their good faith efforts to consummate the transactions contemplated hereby. This Term Sheet is subject to the preparation and execution of definitive documentation satisfactory to the Existing Lenders, the holders of the Junior Subordinated Notes and the Company, containing terms and conditions consistent with the terms and conditions set forth above (the "Restructuring Documents"). This Term Sheet is intended merely as an outline of certain of the material terms of such Restructuring Documents. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to the debt and equity securities and instruments described herein and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein.

                                 *  *  *  *  *

     IN WITNESS WHEREOF, the due execution hereof by the respective duly authorized officer of the undersigned as of the date first written above.

                                          HUNTWAY PARTNERS, L.P.

                                          By: HUNTWAY MANAGING PARTNERS, L.P.,
                                              its Managing General Partner

                                              By: The Huntway Division of
                                                  Reprise Holdings, Inc.,
                                                  its sole General Partner

                                                  By:
                                                     --------------------------
                                                     Name:
                                                     Title:

                                          By: HUNTWAY HOLDINGS, L.P.,
                                            its Special General Partner

                                            By: The Huntway Division of Reprise
                                                Holdings, Inc.,
                                                its sole General Partner

                                                By:
                                                   ----------------------------
                                                   Name:
                                                   Title:

     IN WITNESS WHEREOF, the due execution hereof by the respective duly authorized officer of the undersigned as of the date first written above.

                                      SUNBELT PARTNERS, L.P.

                                      By: HUNTWAY PARTNERS, L.P.,
                                          its sole General Partner

                                          By: HUNTWAY MANAGING PARTNER, L.P.
                                          its Managing General Partner

                                          By: The Huntway Division of Reprise
                                              Holdings, Inc.,
                                              its sole General Partner

                                              By:
                                                 ------------------------------
                                                 Name:
                                                 Title:

                                      By: HUNTWAY HOLDINGS, L.P.,
                                          its Special General Partner

                                          By: The Huntway Division of Reprise
                                              Holdings, Inc.,
                                              its sole General Partner

                                              By:
                                                 ------------------------------
                                                 Name:
                                                 Title:

                                      BANKERS TRUST COMPANY
                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

     IN WITNESS WHEREOF, the due execution hereof by the respective duly authorized officer of the undersigned as of the date first written above.

                                          MASSACHUSETTS MUTUAL LIFE
                                          INSURANCE COMPANY

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          CROWN LIFE INSURANCE COMPANY

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          CENTURY LIFE OF AMERICA

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          CENTURY LIFE INSURANCE COMPANY

                                          By: Century Investment Management Co.

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

     IN WITNESS WHEREOF, the due execution hereof by the respective duly authorized officer of the undersigned as of the date first written above.

                                          RYBACK MANAGEMENT CORPORATION,
                                          ON BEHALF OF ITSELF AND ITS
                                          NOMINEE(S).

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          MADISON DEARBORN PARTNERS III

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          FIRST CAPITAL CORPORATION OF CHICAGO

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

     IN WITNESS WHEREOF, the due execution hereof by the respective duly authorized officer of the undersigned as of the date first written above.

                                          MELLON BANK, N.A.,
                                          AS TRUSTEE FOR FIRST PLAZA GROUP
                                          TRUST, AS DIRECTED BY CONTRARIAN
                                          CAPITAL ADVISORS, L.L.C.

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          OPENHEIMER & CO., INC.,
                                          FOR ITSELF AND AS AGENT FOR CERTAIN
                                          AFFILIATED ENTITIES

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT A

                             HUNTWAY PARTNERS, L.P.
                      CURRENT OPERATING COMMITTEE MEMBERS

                                JUAN Y. FORSTER

                               SAMUEL M. MENCOFF

                               JUSTIN S. HUSCHER

                               RAYMOND M. O'KEEFE

                                                                       EXHIBIT B

                             HUNTWAY PARTNERS, L.P.

                                 TERM SHEET FOR
                       PREPACKAGED PLAN OF REORGANIZATION

Classification and Treatment of Claims
and Equity Interests Under the Prepackaged Plan:

ADMINISTRATIVE EXPENSES: Allowed administrative expenses under section 503(b) and 507(a)(1) of the Bankruptcy Code are to be paid in full, in cash, on the dates of the Effective Date or the date on which such administrative expenses become allowed, except to the extent the holder agrees to a different treatment; provided, however, that obligations incurred in the ordinary cause of business shall be paid in full or be performed by Huntway in the ordinary course of business according to the terms of the obligations.

PRIORITY TAX CLAIMS: Allowed Priority Tax Claims (claims of governmental units entitled to priority under Section 507(a)(8) of the Bankruptcy Code) are to be paid in full, in cash, on the effective date or as soon thereafter as practicable; provided, however, that at Huntway's option, Huntway may pay such allowed claims plus interest over a period not exceeding six years after date of assessment thereof.

CLASS 1 -- OTHER PRIORITY CLAIMS: Class 1 consists of claims which are entitled to a priority under 507(a) of the Bankruptcy Code (other than Administrative Expenses or Priority Tax Claims), for example unsecured claims for accrued employee compensation and benefits (not to exceed $4,000 per employee). Allowed Class 1 claims will be paid in full, in cash, or on the effective date or as soon thereafter as practicable, except to the extent that the claimholder in such class agrees to a different treatment; provided, however, that Other Priority Claims representing obligations incurred in the ordinary course of business shall be paid in full or be performed by Huntway in the ordinary course of business according to the terms of the obligations. Claims in Class 1 are unimpaired and holders of such claims are deemed to have accepted the Prepackaged Plan.

CLASS 2 -- SENIOR LENDERS: Class 2 consists of all of the Claims of the Senior Lenders arising under the Collateralized Note Indenture and Subordinated Note Indenture, including interest, fees, costs and expenses provided thereunder, including post-petition interest, fees, costs and expenses pursuant to Section 506(b) of the Bankruptcy Code (the "Senior Lenders Claims"). On the effective date, allowed Class 2 Senior Lender claims will be continuing obligations of Huntway as amended and modified under the Post-Restructuring Indenture containing principal terms and conditions set forth on Exhibit A annexed hereto (the "Consensual Term Sheet"). Class 2 Claims shall be separated into three subclasses. Class 2A Claims shall consist of all of the Senior Lenders Claims of Bankers Trust Company (including with respect to the Subordinated Notes). Class 2A will also receive reimbursement for the fees and expenses of its counsel incurred in connection with the restructuring and the Plan. Class 2B Claims shall consist of all of the Senior Lender Claims (other than those of Bankers Trust Company), to the extent such Claims are allowed secured claims.

Class 2C Claims shall consist of the unsecured portion of all Senior Lender Claims (i.e., the allowed amount of such claims that exceeds the value of the collateral securing Huntway's obligations therefor) other than those of Bankers Trust Company. The holder of Class 2A claims shall receive $9,100,000 in unfunded Senior Secured Notes in respect of the IDB L/C, $2,844,344 in funded Senior Secured Notes described in Section 1 of the Consensual Term Sheet and 3,220,227 Common Units. The holders of Class 2B and Class 2C claims will receive their pro rata share of $11,555,656 in funded Senior Secured Notes described in
Section 1 of the Consensual Term Sheet and 3,115,437 Common Units. Claims in Classes 2A, 2B and 2C are each impaired by the Prepackaged Plan and holders of claims in such classes are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions contained therein (the "Voting Instructions").

CLASS 3 -- OTHER SECURED CLAIMS: Class 3 consists of secured claims, other than Senior Lender Claims, against Huntway (the "Other Secured Claims") held by an entity, including a creditor holding a judgment with respect to which a lien has been perfected against Huntway, to the extent of the value, pursuant to subsection 506(a) of the Bankruptcy Code, of any interest in property of the estate securing such allowed claim. The legal, equitable and contractual rights of the holders of Class 3 claims are unaltered by the Prepackaged Plan and on the effective date, and subject to the requirements of Section 1124(2) of the Bankruptcy Code, the legal, equitable and contractual rights of the holders of Class 3 claims shall be reinstated in full, in accordance with the terms of the prepetition agreements, rights or obligations of Huntway respecting such Class 3 claims; provided however, that the maturity date or dates of all Other Secured Claims shall be reinstated to the date or dates which existed prior to the date of any acceleration of such Class 3 claims, subject to the legal and equitable rights of the parties with respect to such claims as they existed immediately prior to the filing of the Prepackaged Plan. Class 3 is unimpaired and the holders of claims in Class 3 are not entitled to vote to accept or reject the Prepackaged Plan. No Class 3 claim shall be deemed allowed or not allowed by virtue of the Prepackaged Plan or confirmation of the Prepackaged Plan. Claims in Class 3 are unimpaired and holders of such Claims are deemed to have accepted the Prepackaged Plan.

CLASS 4 -- UNSECURED CLAIMS: Class 4 consists of all claims that are not Administrative Expenses, Priority Tax Claims, Other Priority Claims (Class 1), Senior Lender Claims (Class 2), Other Secured Claims (Class 3) or Claims of Holders of Junior Subordinated Notes (Class 5). Unsecured Claims ordinarily consist of trade claims, claims for breach of contract and damage claims. Huntway intends to seek the approval of the Bankruptcy Court, as soon as is practicable after commencement of the Prepackaged Chapter 11 Case, to pay all trade claims and certain undisputed Class 4 Claims in the ordinary course of business. The legal, equitable and contractual rights of the holders of Class 4 Claims are unaltered by the Prepackaged Plan and on the effective date, and subject to the requirements of Section 1124(2) of the Bankruptcy Code, the legal, equitable and contractual rights of the holders of Class 4 claims shall be reinstated in full in accordance with the terms of the prepetition agreements, rights or obligations of Huntway respecting such Class 4 claims; provided, however that the maturity date or dates of all Unsecured claims shall be reinstated to the date or dates which existed prior to the date of any acceleration of such Class 4 claims, subject to the legal and equitable rights of the parties with respect to such Class 4 claims as they existed immediately prior to the filing of the Prepackaged Plan. No Class 4 claim shall be deemed allowed or not allowed by virtue of the Prepackaged Plan or confirmation of the Prepackaged Plan. Claims in Class 4 are unimpaired and holders of such Claims are deemed to have accepted the Prepackaged Plan.

CLASS 5 -- CLAIMS OF HOLDERS OF JUNIOR SUBORDINATED NOTES: Class 5 consists of all claims of holders of each of the Junior Subordinated Notes. The outstanding aggregate principal amount of the Junior Subordinated Notes was $7,586,668 as of December 31, 1995. On the effective date or as soon thereafter as is practicable, a holder of an allowed claim evidenced by a Junior Subordinated Note shall receive, in full and final satisfaction of such holder's Allowed Class 5 claim its pro rated portion of (a) $2,070,000 principal of new Junior Subordinated Notes with terms and conditions described in Section 8 of the Consensual Term Sheet, except that interest on the New Junior Notes will be paid in cash after payment in full of the New Senior Notes; and (b) 4.4% of Huntway's post-reorganization partnership units on a fully-diluted basis, subject to the exercise of the post-reorganization options issued to Huntway employees in accordance with the Prepackaged Plan. On the effective date, all Junior Subordinated Notes will be canceled, and the obligations of Huntway represented by such instruments will be completely discharged. Upon receipt by Huntway of a holder's Junior Subordinated Notes, such holder will receive the consideration provided for in the Prepackaged Plan. Claims in Class 5 are impaired under the Prepackaged Plan and holders of allowed Class 5 claims are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions.

CLASS 6 -- EQUITY INTERESTS OF HOLDERS OF WARRANTS: Class 6 consists of all equity interests of holders of Warrants for the purchase of Huntway's partnership units. The Prepackaged Plan provides that each holder of an allowed equity interest in Class 6 will receive on the effective date such holder's pro rata share of 25% of the Huntway Partnership units on a fully-diluted basis, subject to the exercise of the post-reorganization options issued to Huntway employees in accordance with the Prepackaged Plan. Equity interests in Class 6 are impaired and holders of allowed Class 6 equity interests are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions.

CLASS 7 -- EQUITY INTERESTS OF HOLDERS OF PARTNERSHIP UNITS: Class 7 consists of all Equity Interests of holders of Partnership Units. The Prepackaged Plan provides that each holder of an allowed equity interest in Class 7 will retain such holder's units from and after the effective date. However, as a result of the issuance to holders of Class 5 Claims of approximately 1,115,077 additional units and of the issuance to holders of Class 2 Claims and Class 6 Equity Interests of 12,671,327 additional units in the aggregate deliverable as of the effective date, the ownership interest in Huntway represented by holders of these units outstanding immediately prior to the effective date will be reduced to approximately 45.6 percent, based on units outstanding as of the date of filing of the Prepackaged Plan. Equity interests in Class 7 are impaired and holders of allowed Class 7 equity interests are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions.

CLASS 8 -- EQUITY INTERESTS OF HOLDERS OF UNIT OPTIONS: Class 8 consists of all equity interests of holders of Unit Options. The Prepackaged Plan provides that each holder of an allowed Equity Interest in Class 8 will receive an equal amount of Unit Options from and after the effective date on terms and conditions set forth in the Prepackaged Plan. In addition, in connection with the consummation of the Prepackaged Plan, Huntway will implement a management incentive option plan, pursuant to which Huntway will agree to grant such number of options, which when added to the Unit Options issued to Huntway employees pursuant to the Prepackaged Plan, will result in Huntway employees' ownership immediately after the effective date of 10% of the post-reorganization units on a fully-diluted basis assuming the exercise of all outstanding options. However, as a result of the issuance to Holders of Class 5 Claims of approximately 1,115,077 additional units and of the issuance to the holders of Class 2 Claims and Class 6 Equity Interests of 12,671,327 additional units in the aggregate, the ownership interest in Huntway that would be represented by units receivable upon exercise of the Unit Options would be reduced. Equity interests in Class 8 are impaired and holders of allowed Class 8 equity Interests are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions.

CLASS 9 -- EQUITY INTEREST OF HOLDERS OF DANESH OPTIONS: Class 9 consists of all equity interests of holders of Danesh Options. The Danesh Options consist of options to purchase 546,059 common units of Huntway. The Prepackaged Plan provides that the holder of the Danesh Option will retain such option from and after the effective date. The legal, equitable and contractual rights of the holder of Class 9 equity interests are unaltered by the Prepackaged Plan. Equity interests in Class 9 are unimpaired and the holders of such equity interests are deemed to have accepted the Prepackaged Plan.

CLASS 10 -- EQUITY INTEREST OF HOLDERS OF GENERAL PARTNERSHIP INTERESTS: Class 10 consists of all equity interests of holders of general partnership interests in Huntway. The Prepackaged Plan provides that the holders of such partnership interests shall retain their interests in Huntway after the Effective Date provided that the holders of such interests execute new guaranty and security documents securing the obligations of Huntway under the New Senior Notes. Equity interests in Class 10 are impaired under the Prepackaged Plan and holders of allowed Class 10 equity interests are entitled to vote on the Prepackaged Plan in accordance with the Prepackaged Plan and the Voting Instructions.

EXECUTORY CONTRACTS, UNEXPIRED LEASES AND OTHER OBLIGATIONS

Executory Contracts and Unexpired Leases

     The Prepackaged Plan provides that all executory contracts and unexpired leases that exist between Huntway and any person will be assumed. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court will constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code. No adequate assurance of future performance (other than promise to perform under the executory contracts and unexpired leases) shall be required pursuant to
Section 365(b)(1)(C) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court.

Employment and Compensation Agreements, Plans and Policies

     The Prepackaged Plan provides that all employment and severance agreements and policies, and all employee compensation and benefit plans, contracts, agreements, policies, undertakings and programs of Huntway, including, without limitation, savings plans, key employee retention plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans are, except as otherwise provided herein, treated as executory contracts under the Prepackaged Plan and are assumed by Huntway for all purposes.

Retiree Benefits

     On and after the effective date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, Huntway will continue to pay all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of Section 1114, at any time prior to confirmation of the Prepackaged Plan, for the duration of the period Huntway has obligated itself to provide such benefits.

Collective Bargaining Agreements

     Pursuant to Section 1113 of the Bankruptcy Code Huntway will continue to honor its obligations under its collective bargaining agreements after the Prepackaged Case is commenced. The Prepackaged Plan will not affect or modify Huntway's obligations under those agreements.

                                                                      APPENDIX C

                  1996 HUNTWAY EMPLOYEE INCENTIVE OPTION PLAN

                             HUNTWAY PARTNERS, L.P.

                  1996 HUNTWAY EMPLOYEE INCENTIVE OPTION PLAN

                                   ARTICLE 1

                          IDENTIFICATION OF THIS PLAN

     1.1 Title. This plan shall be known as the 1996 Huntway Employee Incentive Option Plan (as amended, supplemented or restated from time to time, the "Plan"). This Plan is maintained by Huntway Partners, L.P., a Delaware limited partnership (the "Company"), and any of its subsidiaries that may adopt this Plan from time to time in accordance with the procedures set forth in Section
10.2 hereof with the Company's consent (each such adopting subsidiary shall be referred to herein as a "Covered Entity").

     1.2 Purpose. The Company recognizes the valuable services which have been provided to the Company by its employees and is desirous of encouraging its employees to increase their equity ownership in the Company. This Plan sets forth a method by which the Company may issue to key employees options ("Unit Options") to purchase the Company's common partnership units ("Common Units"). The purpose of this Plan is (i) to promote the Company's growth and development to the mutual benefit of both the employees and the Company and (ii) to provide an incentive which the Company may use to induce able persons to enter into or remain in the employment of the Company or any Covered Entity.

     1.3 Effective Date. This Plan was initially approved by the operating committee (the "Operating Committee") of Huntway Managing Partner, L.P., a Delaware limited partnership and the managing general partner of the Company (the "Managing General Partner"). This Plan shall become effective immediately upon its approval by the Unitholders and no Unit Option granted under this Plan shall become exercisable until such time.

     1.4 Defined Terms. Certain capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in Section 10.3 hereof.

                                   ARTICLE 2

                          ADMINISTRATION OF THIS PLAN


     2.1 Plan Committee's Powers. This Plan shall be administered by the Operating Committee or by a committee (the "Plan Committee") composed of persons appointed by the Operating Committee in accordance with Section 2.2. The Plan Committee shall have full power and authority to:


    (a) prescribe, amend and rescind rules and procedures governing the administration of this Plan, including, without limitation, any rules or regulations which may be necessary, advisable or desirable to govern the participation of officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in this Plan in order to exempt transactions under this Plan from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act;

    (b) to interpret the provisions of this Plan and to establish and interpret rules and procedures with respect to this Plan;

    (c) to determine the requirements imposed by or rights of any person under this Plan and the rules and procedures established by the Plan Committee relating to such rights;

    (d) to determine the eligibility of employees to participate in this Plan in accordance with the standards set forth in Article 3 and Section 4.3 hereof; and

    (e) to delegate certain of the duties of the Plan Committee to one or more agents to facilitate the purchase and transfer of Unit Options and to otherwise assist in the administration of this Plan.

Each action of the Plan Committee which is within the scope of the authority delegated to the Plan Committee by the Operating Committee shall be binding on all persons.


     2.2 Plan Committee Membership. The Operating Committee shall have the power to determine the number of members which the Plan Committee shall have and to change the number of membership positions on the Plan Committee from time to time, provided that the Plan Committee shall not have fewer than three members. The Operating Committee shall appoint all members of the Plan Committee. The Operating Committee may from time to time appoint members to the Plan Committee in substitution for, or in addition to, members previously appointed and may fill vacancies, however caused, on the Plan Committee. Any member of the Plan Committee may be removed from the Plan Committee by the Operating Committee at any time without cause. No person may be appointed to the Plan Committee who is not a member of the Operating Committee at the time of such appointment or who shall not meet the requirements set forth in Rule 16b-3(b)(3) under the Exchange Act to qualify as a "Non-Employee Director" at the time of such appointment. A person's membership on the Plan Committee shall automatically cease when such person ceases to be a member of the Operating Committee or ceases to meet the requirements set forth in Rule 16b-3(b)(3) under the Exchange Act to qualify as a "Non-Employee Director".


     2.3 Committee Procedures. The Plan Committee shall hold its meetings at such times and places as it may determine. The Plan Committee may make such rules and regulations for the conduct of its business as it shall deem advisable. Unless the Operating Committee shall expressly decide to the contrary, a majority of the members of the Plan Committee shall constitute a quorum and any action taken by a majority of the Plan Committee members at a meeting at which a quorum of Plan Committee members shall be present shall be deemed an act of the Plan Committee. All actions taken by the Plan Committee (or the Operating Committee) under this Plan shall be conclusive and binding on all persons interested in this Plan.

     2.4 Indemnification. No member of the Plan Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his or her service on the Plan Committee relating to this Plan. Service on the Plan Committee shall constitute service as a director of the general partner of the Managing General Partner, and members of the Plan Committee shall be Indemnities (as defined in the Amended and Restated Agreement of Limited Partnership of the Company), so that the members of the Plan Committee shall be entitled to indemnification and reimbursement as directors of the general partner of the Managing General Partner for any action or any failure to act in connection with service on the Plan Committee to the full extent at any time provided for or permitted by the Certificate of Incorporation or By-Laws of the general partner of the Managing General Partner, by the Amended and Restated Agreement of Limited Partnership or By-Laws of the Company, or by the agreement of limited partnership or bylaws of the Managing General Partner or any Covered Entity or by any insurance policy or other agreement intended for the benefit of any director of the general partner of the Managing General Partner or by any applicable law.

                                   ARTICLE 3

                      PERSONS ELIGIBLE TO RECEIVE OPTIONS

     A person shall be eligible to be granted a Unit Option under this Plan only if on the Granting Date for such Unit Option or at some time between the Granting Date of such Unit Option and the exercise of such Unit Option, such person is a key employee. In addition, Unit Options may be granted from time to time under this Plan to persons who receive Initial Option Grants, in such amounts as the Plan Committee determines are necessary to prevent dilution to the equity interests in the Company represented by the Initial Option Grants which would otherwise occur on the issuance of certain Common Units as interest (or as anti-dilution protection) to lenders of the Company on or after the date of the Initial Option Grants. A key employee is a person who meets the following standards: (a) such person is employed either by the Company, the Managing General Partner, the Special General Partner, or a Covered Entity, (b) such person has managerial, supervisory or similar responsibilities, and (c) such person is not covered by any collective bargaining agreement binding on such person's employer. A member of the Operating Committee who is not also such an employee of the Company, the Managing General Partner, the Special General Partner, or a Covered Entity shall not be eligible to receive Unit Options under this Plan. Unit Options may not be granted to any person under this Plan at a time when such person is serving as a member of the Plan Committee.

                                   ARTICLE 4

                                    OPTIONS

     4.1 Power to Grant Options. The Plan Committee shall have the right and the power to grant at any time to any key employee a Unit Option, subject to the terms and conditions of this Plan as may be established by the Plan Committee on or prior to the Granting Date for such Unit Option.

     4.2 Purchase Price. The exercise price of each Unit Option shall be determined by the Plan Committee; provided that the exercise price shall not be less than 50% of the per Common Unit market value on the Granting Date for such Unit Option, subject to Article 8.

     4.3 Option Terms. The Plan Committee shall have the power to determine the key employees (and other persons specified in Article 3) to whom Unit Options may be granted under this Plan, the number of Common Units to be subject to each Unit Option granted under this Plan, the number of Unit Options to be awarded to each key employee (or other person specified in Article 3) and the time at which each Unit Option under this Plan shall be granted. Except as otherwise expressly provided in this Plan, the Plan Committee shall also have the power to determine, at the time of the grant of each Unit Option, all terms and conditions governing the rights and obligations of the holder with respect to such Unit Option, including but not limited to: (i) the exercise price per Common Unit or the method by which the exercise price per Common Unit shall be determined; (ii) the length of the period during which the Unit Option may be exercised and any limitations on the number of Common Units purchasable with the Unit Option at any given time during such period; (iii) the times at which the Unit Option may be exercised; (iv) any conditions precedent to be satisfied before the Unit Option may be exercised; (v) any restrictions on resale of any Common Units purchased upon exercise of the Unit Option; and (vi) whether the Company will retain a right to repurchase Common Units sold upon exercise of such Unit Option and if so, the terms governing such repurchase right.

                                   ARTICLE 5

            TERMS APPLICABLE TO ALL OPTIONS GRANTED UNDER THIS PLAN

     5.1 Plan Provisions Control Unit Option Items. The terms of this Plan shall govern all Unit Options granted under this Plan, and in no event shall the Plan Committee have the power to grant any Unit Option under this Plan which is contrary to any of the provisions of this Plan. In the event any provision of any Unit Option granted under this Plan shall conflict with any term in this Plan as constituted on the Granting Date (as defined in Section 5.2) of such Unit Option, the term in this Plan as constituted on the Granting Date of such Unit Option shall control. Except as provided in Article 8 and Section 6.6 of this Plan, the terms of any Unit Option granted under this Plan may not be changed after the Granting Date of such Unit Option so as to adversely affect the holder of a Unit Option, without the express approval of the option holder.

     5.2 Granting Date. A Unit Option shall be deemed to have been granted under this Plan on the date (herein called the "Granting Date") designated by the Plan Committee at the time it shall approve such Unit Option as the Granting Date of such Unit Option; provided that the Plan Committee may not designate a Granting Date with respect to any Unit Option which shall be earlier than the date on which the granting of such Unit Option shall have been approved by the Plan Committee.

     5.3 Option Agreement. No person shall have any rights under any Unit Option granted under this Plan unless and until the Company and the person to whom such Unit Option shall have been granted shall have executed and delivered an agreement expressly granting the Unit Option to such person and containing provisions setting forth the terms of the Unit Option.

     5.4 Ten Year Maximum Term. No Unit Option may be granted under this Plan which may be exercised more than ten years after the Granting Date of such Unit Option.

     5.5 Modification of Option per Grant. Each Unit Option granted under this Plan may be modified after the date of its grant by express agreement between the Company and its holder provided that any such Change (i) shall not be inconsistent with the terms of this Plan and (ii) shall be approved by the Plan Committee.

     5.6 Limitations on Transfer. No Unit Option granted under this Plan shall be transferable otherwise than by will or the laws of descent and distribution, and any Unit Option granted under this Plan may be exercised during the lifetime of the person to whom the Unit Option shall initially have been granted only by such person or by such person's guardian or legal representative.

     5.7 Taxes. The Company shall be entitled, if the Operating Committee or the Plan Committee deems it necessary or desirable, to withhold for secure payment from the Unit Option holder in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable and/or Common Units issuable under such holder's Unit Option, and the Company may defer such payment or issuance unless indemnified to its satisfaction against any liability for any such tax.

     5.8 No Right to Employment Conferred. Nothing in this Plan or (in the absence of any express provision to the contrary) in any Unit Option granted pursuant to this Plan, shall confer on any person any right to continue in the employment of the Company or any subsidiary or interfere in any way with the right of the Company, the Managing General Partner, the Special General Partner, or any Covered Entity to terminate such person's employment at any time.

                                   ARTICLE 6

                   PROVISIONS GOVERNING UNIT OPTION EXERCISE

     6.1 Normal Unit Option Term. Except as otherwise provided in Section 6.3 or Section 6.5, the right to exercise any Unit Option granted under this Plan shall terminate at whichever of the following times shall earlier occur: (i) the date which shall occur three months after the employment termination date of the holder of the Unit Option, or (ii) the expiration date of the Unit Option.

     6.2 Acceleration of Exercise Time. The Plan Committee in its sole discretion shall have the right (but shall not in any case be obligated) to permit the purchase of Common Units under any Unit Option prior to the time such Common Units shall be purchasable under the terms of the agreement granting such Unit Option.

     6.3 Extension of Exercise Time. The Plan Committee in its sole discretion shall have the right (but shall not in any case be obligated) to permit any Unit Option granted under this Plan to be exercised more than three months after the employment termination of the holder of such Unit Option, provided that the Plan Committee shall not have the right to permit exercise of any Unit Option after its expiration date.

     6.4 Exercise Procedures. Each Unit Option granted pursuant to this Plan shall be exercised by written notice to the Company. A Unit Option holder shall not have any rights with respect to Common Units issuable under any Unit Option granted pursuant to this Plan or be deemed to be a limited partner in the Company by reason of such Unit Option until the exercise of that Unit Option with respect to those Common Units. The purchase price of Common Units purchased upon the exercise of a Unit Option granted pursuant to this Plan shall be paid in full by the Unit Option holder simultaneously with the delivery of such notice and may be, in the sole discretion of the Plan Committee, payable (i) in cash (including check, bank draft or money order), (ii) by delivery of Common Units to the Company (valued at the per Common Unit market value on the date of exercise), (iii) by delivery of the Unit Option holder's promissory note, or
(iv) by delivery of any combination of the foregoing. The cash paid to the Company upon the exercise of any Unit Option granted under this Plan shall be added to the general funds of the Company and be used for any proper business purpose.

     6.5 Termination of Employment. Any Unit Option shall be exercisable only during the holder's employment by the Company or a Covered Entity, except that in the Plan Committee's sole discretion a Unit Option may be exercisable for a period of up to one year after retirement, disability or death while an employee of the Company or a Covered Entity, and up to three months after the termination of such employment for any other reason. A Unit Option may be exercised after the termination of a holder's employment with the Company or a Covered Entity
(i) only to the extent the holder was entitled to do so on the date of termination (except that the Plan Committee in its sole discretion may include in any option agreement an acceleration of the Unit Option covered thereby in the event of the holder's death, disability or retirement), and (ii) only to the extent that the Unit Option would not have expired had the holder continued to be employed by the Company or a Covered Entity (except that the Plan Committee, in its sole discretion, may permit a Unit Option to be exercisable within one year after a holder's retirement, death or disability where the holder died or became totally disabled, as determined by the Plan Committee in its sole discretion, prior to its expiration). The Plan Committee, in its sole discretion, may determine that an authorized leave of absence shall be deemed to satisfy this Plan's employment requirements.

     6.6 Listing, Registration and Compliance with Laws and Regulations.

    (a) Each Unit Option shall be subject to the requirement that if at any time the Plan Committee shall determine, in its sole discretion, that the listing, registration, or qualification of the Common Units subject to each Unit Option upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such Unit Option or the issue or purchase of Common Units thereunder, no such Unit Option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Plan Committee, and the holder of such Unit Option will supply the Company with such certificates, representations, and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. In the case of officers and other persons subject to Section 16(b) of the Exchange Act, the Plan Committee may at any time impose any limitations upon the exercise of a Unit Option which, in the Plan Committee's sole discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder. If the Company as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Unit Option may be exercised, the Plan Committee may, in its sole discretion and without the holder's consent, so reduce such period on not less than 60 days written notice to the holder thereof.

    (b) Notwithstanding the terms of this Section 6.6, no holder of any Unit Option shall have the right to require the Company to register, list or qualify said Unit Option or any of the Common Units underlying such Unit Option.

    (c) In the event Common Units are publicly traded at the time any holder exercises any Unit Option covered hereby, the Company may, in the sole discretion of the Plan Committee, purchase publicly traded Common Units in the open market and deliver such Common Units to such holder upon exercise of his or her Unit Option.

                                   ARTICLE 7

                       COMMON UNITS SUBJECT TO THIS PLAN

     Except as otherwise provided in Article 8, the Unit Options granted under this Plan shall be limited so that at any particular time the sum of (i) all Common Units which shall have been purchased at or prior to the particular time upon the exercise of Unit Options granted at any time under the Plan, plus (ii) all Unit Options which may be purchased after the particular time under Unit Options granted under this Plan shall never exceed 4,000,000 Common Units. The Common Units sold by the Company under this Plan may be either unissued Common Units or treasury Common Units.

                                   ARTICLE 8

                     ADJUSTMENTS TO REFLECT CAPITAL CHANGES

     8.1 Stock Splits. The number of Common Units subject to outstanding Unit Options, the number of Common Units which subsequently become available for purchase under any vesting provisions in Unit Options outstanding under this Plan, the exercise price for which Common Units may be purchased upon the exercise of outstanding Unit Options, and the number of Common Units available for Unit Options subsequently granted under this Plan shall be appropriately adjusted to reflect any change in the Common Units analogous to a stock dividend, stock split, consolidation or other reclassification.

     8.2 Changes in Capitalization. In the event of any reorganization, recapitalization, reclassification, merger, consolidation or sale of all or substantially all of the Company's assets followed by liquidation or other transaction which is effected in such a way that holders of Common Units are entitled to receive securities or other assets with respect to or in exchange for Common Units (a "Capital Change"), the Plan Committee shall make appropriate changes to assure that each outstanding Unit Option thereafter represents the right to acquire, in lieu of or in addition to the Common Units subject to such Unit Option, such securities or assets which the holder of such Unit Option would have received if all Common Units subject to such Unit Option had been owned by such holder at the record date for such Capital Change by reason of such ownership. The Plan Committee shall have the right to make such changes in the kind of securities or other property available for Unit Options granted under this Plan as the Plan Committee deems appropriate to reflect such Capital Change. Unless the Plan Committee shall otherwise determine, a cash distribution of the Company's Common Units shall not constitute a Capital Change for purposes of this Plan.

     8.3 Final Determinations. The determination of the Plan Committee as to the nature of the adjustment to be made in response to any event contemplated by this Article 8 shall be binding upon all persons concerned.

                                   ARTICLE 9

                     AMENDMENT AND TERMINATION OF THIS PLAN

     9.1 Amendment. Except as provided in the following sentence, subject to the provisions of Rule 16b-3 under the Exchange Act, the Operating Committee shall have complete power and authority to amend this Plan at any time and in any respect, and no approval by the Unitholders or by any other person, committee or other entity of any kind shall be required to make effective any amendment approved by the Operating Committee. Notwithstanding the foregoing sentence, the Operating Committee shall not do any of the following without the affirmative approval of the Unitholders: (i) increase the maximum number of Common Units available for Unit Options granted under this Plan except as provided in Article 8; or (ii) lower the minimum purchase price permitted by this Plan for any Unit Option granted under this Plan; or (iii) amend the requirements of this Plan as to the class of persons eligible to receive Unit Options. No termination or amendment of this Plan may, without the consent of the individual to whom any Unit Option shall have been granted under this Plan, adversely affect the rights of such individual under such Unit Option.

     9.2 Termination. The Operating Committee shall have the right and the power to terminate this Plan at any time. If this Plan is not earlier terminated, this Plan shall terminate on June 30, 2006. No Unit Options shall be granted under this Plan after termination of this Plan, but the termination of this Plan shall not have any other effect and any Unit Option outstanding at the time of the termination of this Plan may be exercised after termination of this Plan at any time prior to the expiration date of such Unit Option to the same extent such Unit Option would have been exercisable had this Plan not terminated.

                                   ARTICLE 10

                                 MISCELLANEOUS

     10.1 Limitation on Sale of Unit Options. No Unit Options shall be granted under this Plan to any employee residing or employed in any jurisdiction where the grant of such Unit Options is not permitted under applicable law.

     10.2 Adoption by Subsidiaries. Any Subsidiary of the Company may adopt this Plan on behalf of its employees either unilaterally or by collective bargaining by filing with the Company (i) a certified copy of a resolution of the Board (or other appropriate authorization satisfactory to the Secretary of the Company) of such Subsidiary providing for such Subsidiary's adoption of this Plan and (ii) a certified copy of a resolution of the Operating Committee consenting to such adoption.

     10.3 Definitions.  The following terms have the meaning indicated in this
Section 10 whenever such terms are used in this Plan:

     Company -- The term "Company" as applied as of any given time means Huntway Partners, L.P. except that if prior to the given time any corporation or other entity shall have acquired (directly or by means of a subsidiary) all or a substantial part of the assets of the "Company" (as herein defined), and shall have agreed to assume the obligations of the "Company" under this Plan, then such corporation or other entity shall be deemed to be the "Company" at the given time.

     Employment Termination Date -- The term "employment termination date" as applied to the holder of any Unit Option means the first date on which such Unit Option holder shall not be employed by either the Company, the Managing General Partner, the Special General Partner, or any other subsidiary nor any reason (including but not limited to voluntary termination of employment, involuntary termination of employment, retirement, disability or death). The Plan Committee may specify in the original terms of any Unit Option or if not so specified, shall determine whether an authorized leave of absence or absence on military or government service or absence for any other reason shall constitute a termination of employment for the purposes of this Plan.

     Exercise Price -- The term "exercise price" as applied to any Unit Option means the price at which Common Units may be purchased upon exercise of such Unit Option established as prescribed in this Plan.

     Expiration Date -- The term "expiration date" as applied to any Unit Option means the date specified in the option agreement between the Company and the holder as the expiration date of such Unit Option. If no expiration date shall be specified in the option agreement relating to any Unit Option, then the expiration date of such Unit Option shall be the day prior to the tenth anniversary of the Granting Date of such Unit Option.

     Holder -- The term "holder" means the person to whom a Unit Option was originally granted, any person to whom a Unit Option is transferred pursuant to a will or by the laws of intestacy, or a guardian or personal representative of any of the foregoing.

     Initial Option Grants -- The term "Initial Option Grants" means the grants of Unit Options to acquire approximately 2,815,000 Common Units expected to be made to approximately 25 key employees of the Company during 1996 in connection with the consummation of a restructuring by the Company of substantially all of its indebtedness.

     Managing General Partner -- The term "Managing General Partner" means Huntway Managing Partner, L.P. provided that if Huntway Managing Partner, L.P. shall ever be replaced as the Company's Managing General Partner then the term "Managing General Partner" as applied as of any time after such replacement means the corporation authorized to act as the Managing General Partner at that time.

     Per Common Unit Market Value -- The term "per Common Unit market value" on any given date shall be the fair market value of one Common on the given date determined in such manner as shall be prescribed by the Plan Committee, provided that in the absence of any specific instructions from the Plan Committee to the contrary, the "per Common Unit market value" on any given date shall be equal to the last per Common Unit sales price reported for the Common Units for the given date in the Wall Street Journal (if sales for the

Common Units shall be reported for the given date in the Wall Street Journal) or (if no sales of the Common Units shall be reported for the given date in the Wall Street Journal) for the first date prior to the given date for which sales of the Common Units shall be reported in the Wall Street Journal. If the Common Units are not publicly traded at the time of repurchase of the Common Units, the participant and the Plan Committee will use best efforts to promptly agree upon the fair value of such Option Units. If such agreement is not reached within a reasonable period of time, fair value will be determined by a written appraisal performed by a nationally recognized investment banking firm, which determination will be binding on the participant and the Partnership. The participant and the Company shall each bear one half of the fees and expenses incurred in connection with obtaining such appraisal.

     "Special General Partner" means Huntway Holdings, Inc., a Delaware limited partnership provided that if Huntway Holdings, L.P. shall ever be replaced as the Company's Special General Partner, then the term "Special General Partner" as applied at any time after such replacement means the corporation authorized to act as such Special General Partner.

     "Securities Act" at any given time shall consist of: (i) the Securities Act of 1933 as constituted at such time; (ii) any other law or laws promulgated prior to such time by the United States Government which are in effect at such time and which regulate or govern any matters at any time regulated or governed by the Securities Act of 1933; (iii) all regulations, rules, registration forms and other governmental pronouncements issued under the laws specified in clauses
(i) and (ii) of this sentence which are in effect at such time; and (iv) all interpretations by any governmental agency or authority of the items specified in clause (i), (ii) or (iii) of this sentence which are in effect at such time. Whenever any provision of this Plan requires that any action be taken in compliance with any provision of the Securities Act, such provision shall be deemed to require compliance with the Securities Act as constituted at the time such action takes place.

     "Subsidiary" means any corporation designated by the Operating Committee, in its sole discretion, of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock and which constitutes a "subsidiary" of the Company, within the meaning of the Code Section 424(f).

     Unitholder -- The term "Unitholder" when used in relationship to the Company means a person who owns Common Units.

     10.4 Headings. Section headings used in this Plan are for convenience only, do not constitute a part of this Plan and shall not be deemed to limit, characterize or affect in any way any provision of this Plan. All provisions in this Plan shall be construed as if no headings had been used in this Plan.

     10.5 Severability. Whenever possible, each provision in this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of this Plan shall remain in full force and effect.

     10.6 No Strict Construction. No rule of strict construction shall be applied against the Company, the Managing General Partner, the Plan Committee or any other person in the interpretation of any term of this Plan or any rule or procedure established by the Committee.

     10.7 Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS PLAN SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     10.8 Committee's Interpretations Conclusive. The Plan Committee shall have full power and authority to interpret the terms of this Plan, the terms of Unit Options granted under this Plan, and the rules and procedures established by the Plan Committee. Any determination made by the Plan Committee as to the meaning of or requirements imposed by or rights of any persons under this Plan, any Unit Option granted under this Plan, or any rule or procedure established by the Plan Committee shall be binding upon all persons concerned.

                                                                      APPENDIX D

                        PROJECTED FINANCIAL INFORMATION

                        PROJECTED FINANCIAL INFORMATION

     The information included in this Appendix J represents the Company's projections at March 31, 1996, of certain Company financial and operating data for the year ended December 31, 1996 and the years ending December 31, 1997 through 2000, assuming a reduction of existing debt to $25.6 million in accordance with the terms of the Consensual Restructuring Agreement with substantially all of the Company's senior lenders and the Prepackaged Plan (the "Projections"). The Projections and the assumptions underlying the Projections have been prepared and reviewed by the Company's Management, but were not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants or generally accepted accounting principles. The significant accounting policies used in the Projections are consistent with the significant accounting policies of the Company. In addition, the Company's independent accountants have neither examined, reviewed, nor complied the Projections and, accordingly, do not express an opinion or any other form of assurance with respect to the Projections. The Projections should be read together with the information contained in Appendix F (Historical Consolidated Financial Statements), Appendix G (Management's Discussion and Analysis of Financial Condition and Results of Operations) and Appendix H (Selected Historical Consolidated Financial Data).

     The Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company, and based upon assumptions with respect to future business decisions which are subject to change. The degree of uncertainty inherent in the Projections increases significantly with each year covered by the Projections. Accordingly, the Projections are only an estimate, and actual results will vary from the Projections, and these variations may be material. Consequently, the inclusion of the Projections herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the projected results will be achieved. Projections are necessarily speculative in nature, and some of the assumptions in the Projections inevitably will not materialize and unanticipated events may occur that affect the Company's results.

     The Projections assume the success of the Company's business strategy of purchasing the lowest cost crude oil and converting it to higher margin specialty asphalt products as well as commodity asphalt and light-end products. The success of the strategy is subject to uncertainties and contingencies beyond the Company's control, and no assurance can be given that the strategy will be effective or that the anticipated benefits from the strategy will be realized during the years for which the Projections have been prepared. The assumptions described herein are those that the Company believes are significant to the Projections; however, not all assumptions used in preparing the Projections are set forth herein. The Company does not intend to update or otherwise revise the Projections to reflect circumstances existing after March 31, 1996 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Further, the Company does not intend to update or revise the Projections to reflect changes in general economic or industry conditions. The Company's future financial statements filed with the Securities and Exchange Commission shall be deemed to supersede the Projections.

PROJECTED FINANCIAL DATA:

                                                      PROJECTED YEAR ENDING DECEMBER 31,
                                            ------------------------------------------------------
                                             1996        1997        1998        1999        2000
                                            ------      ------      ------      ------      ------
                                             (DOLLARS AND BARRELS IN MILLIONS, EXCEPT PER BARREL
                                                                    DATA)
Operating Data:
Sales.....................................  $ 94.1      $ 99.8      $101.6      $104.9      $108.2
Crude oil and processing costs............    83.5        87.8        88.8        90.6        92.4
                                            ------      ------      ------      ------      ------
  Operating margin (1)....................    10.6        12.0        12.8        14.3        15.8
Selling and administrative expenses.......     4.3         4.3         4.3         4.3         4.3
Net sales from resold products............    (0.1)       (0.1)       (0.1)       (0.1)       (0.1)
                                            ------      ------      ------      ------      ------
  EBIDA (2)...............................     6.4         7.8         8.6        10.1        11.6
Interest expense, net (3).................     3.4         3.3         3.0         2.2         1.5
Depreciation and amortization.............     2.2         2.2         2.2         2.2         2.2
                                            ------      ------      ------      ------      ------
  Net income (loss).......................  $  0.8      $  2.3      $  3.4      $  5.7      $  7.9
                                            ======      ======      ======      ======      ======
Other Data:
Barrels sold..............................     4.8bbls.    5.0bbls.    5.0bbls.    5.1bbls.    5.1bbls.
Capital expenditures......................  $  3.0      $  2.5      $  1.2      $  1.3      $  1.3
Free cash flow (4)........................     3.4         5.3         7.4         8.8        10.3
Cash interest expense (5).................     0.8         3.3         3.0         2.2         1.5
EBIDA margin (6)..........................     6.7%        7.8%        8.5%        9.7%       10.7%
Free cash flow margin (7).................     3.6         5.3         7.3         8.5         9.5
EBIDA to cash interest expense (9)........     8.0x        2.4x        2.9x        4.6x        7.7x
Free cash flow to cash interest expense...     4.3         1.6         2.5         4.0         6.9
Total debt to EBIDA.......................     4.2x        3.2x        2.4x        1.4x        0.5x
Total debt to free cash flow..............     7.9         4.7         2.7         1.6         0.5
Per Barrel Data:
Sales.....................................  $19.67      $20.01      $20.35      $20.76      $21.22
Asphalt gross margin (8)..................    4.65        5.00        5.25        5.75        6.25
Light-end product gross margin (8)........    5.25        5.50        5.75        6.00        6.25
Operating margin (1)......................    2.20        2.41        2.56        2.84        3.10
EBIDA (2).................................    1.32        1.57        1.73        2.01        2.27
Free cash flow (4)........................    0.71        1.07        1.49        1.75        2.01

                                                                 DECEMBER 31,
                                            ------------------------------------------------------
                                             1996        1997        1998        1999        2000
                                            ------      ------      ------      ------      ------
                                                            (DOLLARS IN MILLIONS)
Balance Sheet Data:
Cash and cash equivalents.................  $  6.0      $  6.0      $  6.0      $  6.0      $  6.0
Property and equipment, net...............    59.5        59.4        57.9        57.0        56.1
Total assets..............................    76.1        76.0        75.0        74.1        73.2
Total debt................................    26.8        24.8        20.4        14.2         5.4
Partners' capital.........................    38.1        40.4        43.8        49.5        57.4

- ---------------

(1) Operating margin is defined as sales less crude oil and processing costs.

(2) EBIDA represents earnings before interest, depreciation and amortization.

(3) Interest expense, net, is defined as total interest expense less interest income.

(4) Free cash flow is defined as EBIDA less capital expenditures.

(5) Cash interest expense is defined as total interest expense less non-cash interest expense.

(6) EBIDA margin is defined as EBIDA divided by sales.

(7) Free cash flow margin is defined as free cash flow divided by sales.

(8) Gross margin is defined as sales less crude oil costs.

(9) EBIDA and free cash flow for the projected year ended December 31, 1996 through 2000 divided by cash interest expense for the projected year ended December 31, 1996 through 2000.

ASSUMPTIONS UNDERLYING THE PROJECTIONS

     Sales and Gross Margins. Sales are projected to increase from $94.1 million, or $19.67 per barrel, for the year ended December 31, 1996 to $108.2 million, or $21.22 per barrel, in the year 2000. During the same period, operating margins are anticipated to grow from $10.6 million, or $2.20 per barrel, to $15.8 million, or $3.10 per barrel. This operating growth is based upon (i) increased public and private sector product sales primarily as a result of continued improvement in the California economy, (ii) growth in market share commensurate with reduced compensation, (iii) a trend favoring higher quality, higher margin products such as polymer-modified asphalt, and (iv) growth in higher margin sales to Mexico due in part to the effects of the North American Free Trade Agreement.

     Management believes that they will benefit from increased public and private sector product sales primarily as a result of continued improvement in the California market. Economic growth is anticipated to fuel additional public sector funding for road construction and repair, and accordingly benefit asphalt sales. Improvements in the economy are anticipated to increase state and Federal funding in 1996 through 2000. In addition, an expected inflow of up to $15.0 million of Federal funds to help repair damage caused by recent flooding and the introduction of new vehicle taxes in the next few years are expected to increase overall state funding for road construction and maintenance. This increase in funding is evidenced by the March 26, 1996 approval of Proposition 192 by the California electorate. Proposition 192 was a $2.0 billion bond measure to fund seismic retrofit work throughout the state. Passage of the bond will free up funds in the existing transportation budget that were previously earmarked for seismic retrofit projects. As 85.0% of liquid asphalt sales are typically funded by the government, increased funding from the Federal Aid Highway Program, which provides funding to the states for urban and rural highway systems, is expected to benefit asphalt sales. National studies reflect a $13 billion shortfall in highway funding and a $212 billion backlog of road projects not currently funded. In addition, greater private sector demand for asphalt is anticipated to evidence itself primarily in the form of increased housing starts and new commercial construction as the economy continues to improve.

     The Projections also assume growth in market share commensurate with reduced competition. Management anticipates that the total number of barrels sold will increase from 4.8 million in 1996 to 5.1 million in the year 2000. Management assumes that this increase will be driven largely by clean fuels requirements that necessitate substantial capital expenditures to ensure compliance for many of the Company's competitors. Depending on the size of the refinery, these expenditures typically range from $100 million to $1 billion and generally results in additional coking capacity and less asphalt yield. As a result, may of the Company's competitors are incentivized to provide higher margin petrochemical products as opposed to asphalt. As Chevron exited the California asphalt market in December 1993, Management expects a substantial reduction in Shell's asphalt production once its coker is fully operational in 1996. Currently, Shell provides 15,000 barrels per day, or approximately 60% of all asphalt to the Northern California region. In addition, it should be noted that it is unlikely that new asphalt refineries will be built in California as permits are difficult to obtain. Existing refineries can produce asphalt but without clean fuel production, they cannot produce asphalt profitably as existing refineries have greater operating costs and are not designed to produce asphalt and have to run more expensive crude oils. In addition, Management anticipates that SHRP specifications will reduce competition for many road projects.

     Management expects the trend towards higher quality, higher margin products, such as polymer-modified asphalt, to continue. The Company's sales of polymer-modified asphalt has grown by over 11 fold over the past three years and SHRP requirements will mandate more polymer-based asphalt sales in California. As demonstrated by nearby states, such as Nevada, Colorado and Wyoming, in which at least 75% of all state asphalt purchases are polymer-based, demand has grown largely due to their longevity and durability.

Huntway is expected to be a major recipient of such an increase due to its ability to produce polymer-modified asphalt at the Benicia Refinery. In addition, after a scheduled capital investment of $0.5 million at Wilmington in 1997, the Company believes that it will be able to supply polymer-modified asphalt to the Southern Market in 1998 and beyond. Any increase in demand for polymer-modified asphalt is likely to improve the Company's profitability because polymer-modified asphalt can currently be sold at approximately two to three times regular asphalt margins. In addition, in April 1995, the Company signed a seven-year licensing agreement with Polyphalt Commercial Corporation ("Polyphalt"), a Toronto-based company. Polyphalt has developed a proprietary technology that will lower Huntway's polymer costs as well as develop new products using crumb rubber and polyethelenes. These new products involve recycled tires and plastics.

     As a result of the passage of the North American Free Trade Agreement, the Company has good prospects for both near-term and long-term market growth in Mexico, especially in Baja, California. This growth should continue well into the next decade as Mexico continues to emphasize expansion of their infrastructure. Sales to Mexico increased 235% from 80,000 barrels in 1993, to 268,000 barrels in 1994, representing approximately 25% of total asphalt sales volume sold from the Wilmington Refinery. Sales volume fell to 95,000 barrels in 1995 due to currency fluctuations between the Mexican peso and U.S. dollar. The Company supplies asphalt to a subsidiary of a multinational corporation that has been operating in Mexico for over 60 years and is paid in U.S. dollars. In addition, despite recent fluctuations between the U.S. dollar and the Mexican peso, prospective estimated annual volumes continue to exceed 75,000 tons, or approximately 420,000 barrels, per year. Huntway estimates that it will satisfy 30,000 to 50,000 tons per year of that demand and that the majority of these sales will be shipped by barge.

     The following table sets forth the Company's sales by product for the projected period:

                                                         PROJECTED YEAR ENDING DECEMBER 31,
                                                  ------------------------------------------------
                                                  1996      1997       1998       1999       2000
                                                  -----     -----     ------     ------     ------
                                                  (DOLLARS IN MILLIONS)
PRODUCT:
AR grade asphalt..............................    $34.6     $35.2     $ 32.5     $ 30.9     $ 29.3
Cutback asphalt...............................      4.1       4.4        4.2        4.3        4.3
Light-end products............................     45.8      48.5       49.4       50.6       51.8
Polymer-modified asphalt and other............      9.6      11.7       15.5       19.1       22.8
                                                  -----     -----      -----     ------     ------
  Total sales.................................    $94.1     $99.8     $101.6     $104.9     $108.2
                                                  -----     -----      -----     ------     ------

     Management believes it has made conservative assumptions regarding operating growth in light of the Company's historical performance during periods of strong demand. Gross margins have been as high as $21.9 million and $27.4 million in 1991 and 1993, respectively. The Projections reflect the sales of existing company products and do not include additional specialty asphalt products that the Company intends to develop over the next few years. Although Management anticipates that asphalt sales to Mexico will increase substantially over the next few years, the Projections reflect only modest sales to Mexico. Furthermore, the Projections reflect only a limited margin contribution from the Company's hedging arrangements, reflect consistent oil supply due to completion of expansion of a pipeline in Los Angeles last year and due to a planned new pipeline into Los Angeles in 1997 or 1988. Finally, the Projection does not assume resumed tankering of crude oil in the future.

     The Projections assume that asphalt and light-end gross margins improve in large part due to stable crude oil prices. Management believes crude oil supplies will remain available over the next five years and beyond. Although Alaska North Slope production is expected to decline, the impact of this reduction is likely to be greater for refineries in the Gulf Coast as opposed to the West Coast where production is expected to be more than sufficient. In addition, Management believes that eventually Iraq will resume exports of up to
3.0 million barrels per day to the world markets. As discussed above, the pipeline disrupted from the earthquake was repaired in 1995 and a new pipeline to Southern California is expected to be operational in 1997 or 1998. The net effect of these two actions should increase supply by over 100,000 barrels per day.

     Operating Margins. Cash processing costs per barrel are anticipated to remain flat or fall as sales improve. The Projections assume that (i) Huntway does not have extensive environmental expenditures in the future, (ii) cash processing costs increase with the rate of inflation, and (iii) gross margin should exceed inflation with growth in polymer-modified and higher margins blends. In addition, less competition, projected growth in California demand, and potential from increased Mexican sales are anticipated to increase production and reduce cash processing costs per barrel.

     Selling and Administrative Expenses. The Company projects that selling and administrative expenses will remain relatively flat as the Company will continue its aggressive cost cutting programs. For instance, insurance expenses, property taxes, investor relations fees and health costs have all been substantially reduced and are not scheduled to be increased over the next five years. In addition, professional fees have already been substantially reduced and potential exists for further reductions in insurance costs. In the future, Management will continue its aggressive approach to cost reduction.

     Net Sales From Resold Products. As demand dictates, the Company typically purchases asphalt products for resale. The Company intends to generate approximately $0.1 million of net cash flow per year from 1996 to 2000 through the sale of third party asphalt products.

     Interest Expense, Net. The projected coverages assume an interest rate of 12.00% on the Senior Secured Notes. Excess cash is assumed to earn interest income at a rate of 4.0%. The letter of credit facility is assumed to cost an average of $0.3 million per year.

     Capital Expenditures. The refineries are generally not capital intensive and forecast capital expenditures is believed to be conservative. In 1996 and 1997, the Company intends to construct a water treatment facility at Wilmington and increase capacity and storage facilities for polymer-based asphalt and storage facilities for conventional asphalt. These Projections assume the Company invests $0.4 million in capital expenditures in 1997 for a rail site and tankage hook-up so that the Arizona refinery can operate as a terminal and generate positive cash flow in 1998, 1999 and 2000.

     Working Capital. Accounts receivable and inventory are forecast to remain constant as a percentage of revenues. Accounts payable have been adjusted to reflect the full utilization of payment periods. As a result, working capital needs are anticipated to be negligible from end of year to year. Cash at any yearend in excess of $6.0 million is assumed to be used to retire debt at December 31.

                                                                      APPENDIX E


                       AMENDMENT TO PARTNERSHIP AGREEMENT

                  AMENDMENT TO AMENDED AND RESTATED AGREEMENT
                             OF LIMITED PARTNERSHIP
                                       OF
                             HUNTWAY PARTNERS, L.P.

     THIS AMENDMENT (this "Amendment"), is made as of               , 1996, by
and among Huntway Managing Partner, L.P., a Delaware limited partnership, as Managing General Partner (the "Managing General Partner"), Huntway Holdings, L.P., a Delaware limited partnership, as Special General Partner (the "Special General Partner"), and all Persons who are Limited Partners of Huntway Partners, L.P., a Delaware limited partnership (the "Partnership") as of such date, together with the Persons who become Partners as provided in the Agreement.

     The Managing General Partner, the Special General Partner and the Limited Partners are parties to an Amended and Restated Agreement of Limited Partnership dated as of November 9, 1988 (the "Agreement"). Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

     The Partnership has filed the Prepackaged Plan of Reorganization of Huntway Partner, L.P. under Chapter 11 of the United States Bankruptcy Code (as amended and modified, the "Prepackaged Plan"). The parties hereby agree as follows:

     1. PROHIBITION ON ISSUANCE OF NONVOTING UNITS. The Agreement is hereby amended by inserting the following Section 4.4(e):

        "(e) Notwithstanding anything to the contrary contained in this Agreement, as of the effective date of the Prepackaged Plan, in accordance with 11 U.S.C. sec.1123(a)(6), the Managing General Partner is not authorized to cause the Partnership to issue (and the Partnership shall be prohibited from issuing) nonvoting Units."

     2. OPERATING COMMITTEE. The Agreement is hereby amended by inserting the following sentence at the end of Section 6.14:

             "So long as the holders of the New Senior Notes on the effective date of the Prepackaged Plan hold at least 25% of the then outstanding Common Units, the members of the Operating Committee will at all times be satisfactory to such holders of the New Senior Notes; provided that the members of the Operating Committee on the date hereof are deemed satisfactory to such holders."

     3. THE EXCHANGE. The Agreement is hereby amended by inserting the following Article 20:

                                   ARTICLE 20

                   EXCHANGE PURSUANT TO THE PREPACKAGED PLAN

     20.1 Definitions. The following definitions shall be applied for all purposes to the terms used in this Agreement:

     "Exchange" shall mean the transactions contemplated by the Prepackaged Plan pursuant to which (i) holders of the Partnership's Old Collateralized Notes and Old Subordinated Notes exchanged such notes for New Senior Notes and Common Units; (ii) holders of the Partnership's Old Junior Subordinated Notes exchanged such notes for New Junior Notes and Common Units; and (iii) holders of the Partnership's Warrants exchanged such Warrants for Common Units.

     "New Junior Notes" shall mean the Junior Subordinated Notes Due 2005 in the original aggregate principal amount of $2,070,000 to be issued in accordance with the Prepackaged Plan.

     "New Senior Notes" shall mean (a) the 12% Senior Secured Notes (Other) due 2005 in the original aggregate principal amount of $14,400,000 to be issued in accordance with the Prepackaged Plan; and (b) the 12% Senior Secured Note (Sunbelt IDB) due 2005 in the original principal amount of $9,100,000 to be issued in accordance with the Prepackaged Plan.

     "Old Collateralized Notes" shall mean the 8% Senior Secured Notes Due 2000 issued by the Partnership on June 22, 1993, together with all securities of the same class issued by the Partnership from time to time in payment of accrued interest thereon, and any and all notes issued in replacement therefor.

     "Old Junior Subordinated Notes" shall mean the Increasing Rate Junior Subordinated Debentures Due 2020 issued by the Partnership on June 22, 1993, together with all securities of the same class issued by the Partnership from time to time in payment of accrued interest thereon.

     "Old Subordinated Notes" shall mean the Increasing Rate Subordinated Notes Due 2008 issued by the Partnership on June 22, 1993, together with all securities of the same class issued by the Partnership from time to time in payment of accrued interest thereon, and any and all notes issued in replacement therefor.

     "Prepackaged Plan" shall mean the Partnership's Prepackaged Plan of
Reorganization filed on      , 1996 with the United States Bankruptcy Court for
the District of Delaware.

     "Warrants" shall mean the outstanding Warrants for the purchase of Common Units issued by the Partnership on June 22, 1993, and any and all Warrants issued in replacement therefor.

     20.2 Consequences of the Exchange. Notwithstanding anything to the contrary contained in Articles 1 through 19 of this Agreement, inclusive:

     (a) Immediately prior to the Exchange, the Capital Accounts of all Partners will be adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) to reflect Unrealized Gain or Unrealized Loss with respect to Partnership property as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of such property for its fair market value and allocated to the Capital Accounts of the Partners under Section 5.1. For this purpose, the fair market value of the Partnership's property in aggregate shall be deemed to be equal to the amount of the Partnership's debt remaining after the Exchange plus the value of its outstanding Units based on the trading price of such Units. The Managing General Partner shall allocate such aggregate fair market value among all of the Partnership's assets.

     (b) An amount equal to the excess of the Partnership's indebtedness prior to the Exchange over the sum of (i) the Partnership's indebtedness after the Exchange and (ii) the fair market value of Units (based on the trading price of such Units) issued to the holders of Old Collateralized Notes and the Warrants pursuant to the Exchange shall be credited to the Capital Accounts of the Partners immediately prior to the Exchange (but after the adjustments described in Section 20.2(a)).

     (c) Following the allocations in Sections 20.2(a) and 20.2(b), the Capital Accounts of the Partners immediately after the Exchange shall on a per-Unit basis be equal to the fair market value of the Units (based on the trading price of such Units).

     (d) The Partnership shall allocate income, gain, loss and expense for federal income tax purposes for the taxable year in which the Exchange occurs to Partners who are Partners before the Exchange and Partners who are Partners after the Exchange based on closing its books as of the end of the date on which the Exchange occurs. The General Partner shall be entitled to adopt reasonable conventions in connection with such allocation as provided by Section 5.2(f) of this Agreement; provided however, that all items of income, gain, loss or deduction resulting from the Exchange (including cancellation of indebtedness income, if any) shall be allocated to the period ending on the date of the Exchange and thus to the Partners who are Partners before the Exchange.

     (e) In the event that, in connection with the Exchange, the Partnership is deemed to recognize any cancellation of indebtedness income for federal income tax purposes with respect to recourse indebtedness of the Partnership, such income shall be allocated to the General Partners.

     (f) To the extent that the Partnership is deemed to recognize any gain under Code Section 357(c) for federal income tax purposes with respect to recourse indebtedness of the Partnership, such gain shall be allocated to the General Partners.

     (g) Except to the extent that depreciation and amortization deductions with respect to Partnership property constitute partner nonrecourse deductions within the meaning of Treasury Regulations Section 1.704-2(i)(2) or items attributable to Contributed Property within the meaning of Section 5.2(b)(i)(1) (other than any notes or indebtedness contributed to the Partnership in the Exchange), such deductions shall be allocated to Partners in the same manner and the same proportions for tax purposes as for purposes of determining Capital Accounts pursuant to
        Section 5.1. In particular, no special allocations shall be made to eliminate any Book-Tax Disparity resulting from the adjustments set forth in Section 20.2(a) or the Exchange.

     (h) Any partner nonrecourse deductions as defined in Treasury Regulations sec.1.704-2(i)(2) will be allocated as provided in Treasury Regulations sec.1.704-2.

     (i) This Article 20 cannot be amended in any way that is adverse to any holder of Common Units issued in the Exchange without the prior written consent of the holders of 66 2/3% of such Common Units on the effective date of the Prepackaged Plan.

     4. SECTION 5.2. Section 5.2 of the Agreement is hereby deemed to be amended to the extent necessary to be consistent with the substance and intention of Section 20.2(g).

     5. EFFECTIVENESS. This Amendment shall be effective as of the effective date of the Prepackaged Plan. This Amendment may be executed in one or more counterparts each of which shall be deemed an original and all of which shall together constitute one and the same Amendment. Except as modified by this Amendment, the Agreement is hereby ratified and affirmed in all respects.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of the date first written above.

                                          MANAGING GENERAL PARTNER:

                                          HUNTWAY MANAGING PARTNER, L.P.

                                          By Reprise Holdings, Inc.
                                          Its General Partner

                                          By
                                            ----------------------------------
                                          Its
                                             ---------------------------------

                                          SPECIAL GENERAL PARTNER:

                                          HUNTWAY HOLDINGS, L.P.

                                          By Reprise Holdings, Inc.
                                          Its General Partner

                                          By
                                            ----------------------------------
                                          Its
                                             ---------------------------------

                                          LIMITED PARTNERS:

                                          All Limited Partners now and hereafter
                                          admitted as limited partners of the
                                          Partnership, pursuant to Powers of
                                          Attorney now and hereafter executed in
                                          favor of, and delivered to, the
                                          Managing General Partner.

                                          By Huntway Managing Partner, L.P.

                                          By Reprise Holdings, Inc.
                                          Its General Partner

                                          By
                                            ----------------------------------
                                          Its
                                             ---------------------------------

                       [Form of Front of Consent Card]

             CONSENT TO ACTION OF UNITHOLDERS WITHOUT A MEETING
                   REVOCABLE CONSENT SOLICITED ON BEHALF OF
                            HUNTWAY PARTNERS, L.P.

The undersigned, a holder of common partnership units ("Common
Units") of Huntway Partners, L.P. ("Huntway"), acting with respect to all of the common partnership units of Huntway held by the undersigned on _____ __, 1996 (the "Record Date"), hereby consents, withholds consent or abstains as specified on the reverse side with respect to the taking of actions without a meeting pursuant to Section
302(c) of the Delaware Revised Uniform Limited Partnership Act. All
capitalized terms used but not defined herein shall have the meanings     C
ascribed to such terms in the Consent Solicitation Statement furnished
herewith to holders of certain securities of Huntway.                     O

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED            N
TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF
A VOTE AGAINST THE ACTIONS DESCRIBED ON THE REVERSE SIDE OF THIS CARD.    S
                                                                          E
Holders of Common Units wishing to approve any or all of the
actions set forth herein should mark the appropriate "Consent" box on     N
the reverse side of this consent card.  Those opposing any such action
should register their position by marking the appropriate "Withhold       T
Consent" or "Abstain" box on the reverse side of this consent card or by not returning this consent card. Unless you otherwise indicate on this consent card, this consent card will be voted as set forth on the reverse side with respect to all shares of all class of Common Stock held by the undersigned on the Record Date. By executing this card the undersigned hereby revokes any and all prior consents and hereby affirms that, as of the Record Date, the undersigned had the power to deliver a consent for the number of shares represented by this Consent.

SIGNED BUT UNMARKED CARDS WILL BE DEEMED TO GIVE CONSENT TO EACH
OF THE ACTIONS SET FORTH ON THE REVERSE SIDE OF THIS CARD.

Acceptance of the "prepackaged" plan of reorganization of
Huntway is conditioned upon receiving the consent of the beneficial owners of 66-2/3% of the outstanding Common Units ("Common Units") submitting this Consent Card. Approval of the issuance, in accordance with the New York Stock Exchange listing rules, of Common limits and warrants to purchase Common Units in connection with an out-of-court restructuring on terms substantially similar to those set forth in the "prepackaged" plan of reorganization of Huntway will require the consent of the holders of a majority of the outstanding Common Units. Approval of the 1996 Huntway Employee Incentive Option Plan will require the consent of the holders of a majority of the outstanding Common Units. Unless previously revoked, this consent will be
effective when and if delivered along with   consents representing the
percentages of units indicated in the three immediately preceding sentences to Huntway.


                     PLEASE SIGN AND DATE ON REVERSE SIDE

                       [Form of Reverse of Consent Card]

    PLEASE MARK
/X/ VOTES AS IN THIS
    EXAMPLE

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A
VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTIONS DESCRIBED BELOW.

HUNTWAY MANAGING PARTNER, L.P., THE GENERAL PARTNER OF HUNTWAY, RECOMMENDS UNITHOLDERS CONSENT TO PROPOSALS 1, 2, AND 3 BELOW.

1.  ACCEPTANCE OF HUNTWAY'S "PREPACKAGED"                                                 Withhold
    PLAN OF REORGANIZATION.                                                     Consent   Consent   Abstain
                                                                                  / /       / /       / /

2.  APPROVAL, IN ACCORDANCE WITH NEW YORK STOCK
    EXCHANGE LISTING RULES, OF THE ISSUANCE OF COMMON
    UNITS AND WARRANTS IN CONNECTION WITH AN OUT OF COURT
    RESTRUCTURING ON TERMS SUBSTANTIALLY SIMILAR TO THE                                   Withhold
    PROPOSED "PREPACKAGED" PLAN OF REORGANIZATION.                              Consent   Consent   Abstain
                                                                                  / /       / /       / /

3.  APPROVAL OF THE 1996 HUNTWAY EMPLOYEE INCENTIVE                                       Withhold
    OPTION PLAN.                                                                Consent   Consent   Abstain
                                                                                  / /       / /       / /

                                                 When units are held by joint tenants, both must sign.  When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such.  If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature_________________________Signature, if held jointly__________________________ Title____________________ Date______________

IN ORDER FOR THIS CONSENT CARD TO VE VALID, IT MUST BE DATED.  PLEASE DATE AND SIGN THIS CARD EXACTLY AS YOUR NAME APPEARS
HEREON, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                              [KIRKLAND & ELLIS LETTERHEAD]


                              September 20, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                    Re:  Huntway Partners, L.P. (File No. 1-10091)

Ladies and Gentlemen:

        On behalf of Huntway Partners, L.P., a Delaware limited partnership (the "Company"), enclosed for filing with the Securities and Exchange Commission (the "Commission"), pursuant to Rule 14a-6 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are revised copies, marked to show changes from an earlier version of the Company's Letter to Unitholders, Consent Solicitation and Disclosure Statement and Form of Consent Card relating to a solicitation of consents from the holders of the Company's Common Units, in each case in preliminary form, and a copy of the cover page set forth in Schedule 14A relating thereto.

        The filing fee in the amount of $125 has been previously paid.

        If you have any questions or comments regarding this filing, please contact the undersigned at (312) 861-2035, or Wendy Chronister of our firm at
(312) 861-2441.


                                        Sincerely,

                                        /s/ Alan G. Berkshire

                                        Alan G. Berkshire

AGB:epf
Enclosures
cc:    Roger Schwall
       Andrew Gerber
       Jeanne Sizoo-Bennett
       Warren J. Nelson